           AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 11, 1998
                                                Registration No. 333-___________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        --------------------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        --------------------------------

                         BOWMAR INSTRUMENT CORPORATION

             (Exact name of Registrant as specified in its charter)

                    INDIANA                                      3674                                       35-0905052

        (State or other jurisdiction of         (Primary Standard Industrial Classification      (I.R.S. Employer Identification
        incorporation or organization)                         Code Number)                                  Number)

                            3601 E. UNIVERSITY DRIVE
                            PHOENIX, ARIZONA  85034
                                 (602) 437-1520

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                        --------------------------------

                             JOSEPH G. WARREN, JR.
                      VICE PRESIDENT FINANCE AND SECRETARY
                         BOWMAR INSTRUMENT CORPORATION
                            3601 E. UNIVERSITY DRIVE
                            PHOENIX, ARIZONA  85034
                                 (602) 437-1520

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                         LADAWN NAEGLE, ESQ.                                                THOMAS P. STORER, P.C.
                           BRYAN CAVE LLP                                                 GOODWIN, PROCTER & HOAR LLP
                  700 13TH STREET, N.W., SUITE 700                                              EXCHANGE PLACE
                       WASHINGTON, D.C.  20005                                                 BOSTON, MA  02109
                           (202) 508-6046                                                       (617) 570-1145

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective and all other conditions to the merger (the "Merger") of a subsidiary of the Registrant with and into Electronic Designs, Inc., a Delaware corporation ("EDI") pursuant to the Agreement and Plan of Merger described in the enclosed Joint Proxy Statement/Prospectus have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General
Instruction G, check the following box.     [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.     [ ]
                                                     ---------------

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.     [ ]
                              ---------------

                                                              PRELIMINARY COPIES


                                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                           PROPOSED MAXIMUM     PROPOSED MAXIMUM       AMOUNT OF
       TITLE OF EACH CLASS OF            AMOUNT TO        OFFERING PRICE PER   AGGREGATE OFFERING     REGISTRATION
   SECURITIES TO BE REGISTERED(1)      BE REGISTERED             UNIT                 PRICE               FEE
--------------------------------------------------------------------------------------------------------------------
 Common Stock                           10,000,000       $2.0625(3)            $15,000,000(3)       $4,425.00
--------------------------------------------------------------------------------------------------------------------
 Common Stock Purchase Rights(2)            N/A            N/A
--------------------------------------------------------------------------------------------------------------------
 Common Stock Purchase Warrants          1,600,000       $2.0625(3)            $ 3,300,000(3)       $  973.50
--------------------------------------------------------------------------------------------------------------------
 Total                                                                                              $5,398.50
====================================================================================================================



(1) This Registration Statement relates to (i) the offer and sale of common stock, stated value $.10 per share (the "Common Stock"), of the Registrant issuable to holders of common stock, par value $.01 per share, of EDI (the "EDI Common Stock") in the proposed Merger; (ii) the issuance of Common Stock purchase warrants of the Registrant ("New Warrants") to holders of EDI Common Stock purchase warrants in substitution therefor pursuant to the proposed Merger and the offer of the Common Stock of the Registrant underlying the New Warrants; (iii) the offer and sale from time to time after the Merger of the Common Stock of the Registrant underlying the New Warrants upon exercise thereof; and (iv) the offer and sale from time to time after the Merger of Common Stock of the Registrant issued to certain EDI affiliates.

(2) Pursuant to the Rights Agreement (the "Bowmar Rights Agreement") between the Registrant and American Stock Transfer and Trust Company, as Rights Agent, dated as of December 6, 1996, and as amended May 3, 1998, Common Stock purchase rights (the "Common Stock Purchase Rights") are attached to and trade with the Common Stock. Value attributable to such Common Stock Purchase Rights, if any, is reflected in the market price of the Common Stock.

(3)  Estimated solely for purposes of calculating the registration fee.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                                                              PRELIMINARY COPIES


                         BOWMAR INSTRUMENT CORPORATION
                            3601 E. UNIVERSITY DRIVE
                            PHOENIX, ARIZONA  85034
                                 (602) 437-1520


                                                                   JUNE __, 1998

Dear Stockholder:

         You are cordially invited to attend a Special Meeting of Stockholders of Bowmar Instrument Corporation ("Bowmar") to be held on ___________, 1998, at the offices of Bowmar, 3601 E. University Drive, Phoenix, Arizona 85034. The meeting will start at 9:00 a.m. local time.

         At this important meeting, you will be asked to approve three specific proposals relating to the proposed merger (the "Merger") with Electronic Designs, Inc. ("EDI"). Pursuant to the Agreement and Plan of Merger dated May 3, 1998, as amended, by and among Bowmar, EDI and Bowmar's wholly owned subsidiary corporation (the "Merger Agreement"), if the Merger is approved by the stockholders of EDI and Bowmar, EDI will become a wholly owned subsidiary of Bowmar and Bowmar's name will be changed to "_________________". EDI stockholders will receive 1.375 shares of the common stock of Bowmar (referred to in the attached document as "Combined Company Common Stock" after the Merger) for each share of the common stock of EDI held by them. The full text of the Merger Agreement is included at the back of this document as Appendix I.

         We expect the stockholders of EDI will receive approximately 59% of the total outstanding shares of the combined company after the Merger.

         Your Board has received a written opinion from Needham & Company, Inc., its financial advisor, dated as of May 3, 1998, to the effect that, as of such date and based upon and subject to certain matters stated therein, the exchange ratio of 1.375 shares of the common stock of Bowmar for each share of the common stock of EDI was fair from a financial point of view to the stockholders of Bowmar. A copy of this opinion is attached as Appendix II to this document.

         Your Board unanimously approved the Merger Agreement and believes that the Merger with EDI is in the best interests of Bowmar and its stockholders. The Board unanimously recommends that you approve the Merger Agreement and the transactions contemplated thereby, including the issuance of the Combined Company Common Stock and other securities in the Merger pursuant to the Merger Agreement, and that you approve amendments to Bowmar's Articles of Incorporation to increase the authorized common stock to accommodate the Merger and to change Bowmar's name to "___________________".

         WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE TAKE THE TIME TO VOTE BY COMPLETING AND RETURNING THE ENCLOSED PROXY CARD TO US. A POSTAGE PAID RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. IF YOU SIGN, DATE AND RETURN YOUR PROXY CARD WITHOUT INDICATING HOW YOU WANT TO VOTE, YOUR PROXY WILL BE COUNTED AS A VOTE IN FAVOR OF THE PROPOSALS. IF YOU FAIL TO RETURN A PROXY CARD, OR FAIL TO VOTE AT THE MEETING OR ABSTAIN, THIS WILL HAVE THE EFFECT OF A VOTE AGAINST THE MERGER. EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND RETURN YOUR PROXY.

         This document provides you with detailed information about the proposed Merger and related stock issuances. We urge you to read it carefully.


                                 Sincerely,


                                 HAMID R. SHOKRGOZAR
                                 President and Chief Executive Officer

                                                              PRELIMINARY COPIES


                         BOWMAR INSTRUMENT CORPORATION
                            3601 E. UNIVERSITY DRIVE
                            PHOENIX, ARIZONA  85034
                                 (602) 437-1520

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON __________, 1998


To The Stockholders of
Bowmar Instrument Corporation:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Bowmar Instrument Corporation ("Bowmar") will be held at the offices of Bowmar, 3601
E. University Drive, Phoenix, Arizona 85034 on ________ __, 1998 at 9:00 a.m., local time, for the following purposes:

(1) To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of May 3, 1998, as amended (the "Merger Agreement"), by and among Bowmar, Electronic Designs, Inc. ("EDI") and Bravo Acquisition Subsidiary, Inc., a wholly owned subsidiary of Bowmar ("Acquisition Subsidiary") and the transactions contemplated by the Merger Agreement, including the issuance of the common stock of Bowmar (referred to in the attached document as "Combined Company Common Stock" after the Merger) and other securities in the Merger pursuant to the Merger Agreement. Pursuant to the Merger Agreement, Acquisition Subsidiary will merge with and into EDI in a transaction which will result in the survival of EDI as a wholly owned subsidiary of Bowmar (the "Merger"). As a result of the Merger, each share of the common stock of EDI will be converted into the right to receive 1.375 shares of the common stock of Bowmar, together with the associated common stock purchase rights issued under the Rights Agreement dated December 6, 1996, between Bowmar and American Stock Transfer and Trust Company, as Rights Agent.

(2) To consider and to vote upon a proposal to amend Bowmar's Articles of Incorporation (the "Articles") to increase the number of authorized shares of common stock of Bowmar from 15,000,000 to 60,000,000.

(3) To consider and to vote upon a proposal to amend the Articles to change the name of Bowmar after the Merger to "________________".

(4) To transact such other business as may properly come before the Special Meeting (including adjournment of the Special Meeting) or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on __________ __, 1998 as the record date for determining the stockholders entitled to receive notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof. Each share of the common stock of Bowmar and each share of Bowmar's preferred stock, par value $1.00 per share, will entitle the holder to one vote at the Special Meeting.

     The Joint Proxy Statement/Prospectus sets forth information, including financial data, relating to Bowmar and EDI and describes the terms and conditions of the proposed Merger. Please carefully review these materials before completing the enclosed proxy card. The Joint Proxy Statement/Prospectus forms a part of this Notice.

     YOUR BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF BOWMAR VOTE "FOR" THE ABOVE PROPOSALS SO THAT THE MERGER MAY BE COMPLETED.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTE AT THE SPECIAL MEETING BY FOLLOWING THE PROCEDURES SET FORTH IN THE JOINT PROXY STATEMENT/PROSPECTUS.

                                              BY ORDER OF THE BOARD OF DIRECTORS

Phoenix, Arizona                              JOSEPH G. WARREN, JR.
________ __, 1998                             Secretary

                                                              PRELIMINARY COPIES



                            ELECTRONIC DESIGNS, INC.
                               ONE RESEARCH DRIVE
                             WESTBOROUGH, MA  01581
                                 (508) 366-5151


                                                               [______ __], 1998

Dear Stockholder:

         You are cordially invited to attend the Special Meeting of Stockholders of Electronic Designs, Inc. (the "Company") to be held at _________, local time, on __________, 1998, at the Westin Hotel, located at 70 Third Avenue, Waltham, Massachusetts. At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of May 3, 1998, as amended, by and among Bowmar Instrument Corporation, Bravo Acquisition Subsidiary and the Company (the "Merger Agreement"), and the transactions contemplated thereby (the "Merger").

         Pursuant to the Merger, Bravo Acquisition Subsidiary will merge with and into the Company with the Company being the surviving corporation and a wholly owned subsidiary of Bowmar. In connection with the Merger, each share of common stock of the Company will be converted into 1.375 shares of common stock of Bowmar (the "Exchange Ratio"). In connection with the Merger, Bowmar's name will be changed to "_________________." Approval of the Merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of the Company's Common Stock.

         The Board of Directors of the Company believes that the Merger and the transactions contemplated thereby are fair to, and in the best interests of, the Company and its stockholders. In connection with the Merger, the investment banking firm of Alliant Partners has rendered its opinion to the Board of Directors of the Company to the effect that, as of the date of such opinion, and subject to the considerations and limitations set forth in such opinion, the Exchange Ratio was fair, from a financial point of view, to the stockholders of the Company. A copy of this opinion is attached as Appendix III to the accompanying Joint Proxy Statement/Prospectus. The Board of Directors of the Company has approved the Merger and the transactions contemplated thereby and recommends that you vote in favor of the Merger and the transactions contemplated thereby at the Special Meeting.

         The accompanying Joint Proxy Statement/Prospectus provides detailed information concerning the proposed Merger and the transactions contemplated thereby, the reasons for the Board of Directors' recommendation of the Merger and certain additional information, including, without limitation, the information set forth under the heading "Risk Factors." We urge you to carefully consider all of the information in the Joint Proxy Statement/Prospectus.

         IT IS IMPORTANT THAT YOUR SHARES OF COMMON STOCK OF THE COMPANY BE REPRESENTED AT THE SPECIAL MEETING, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. THEREFORE, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. ALL STOCKHOLDERS ARE URGED TO VOTE TO APPROVE THE MERGER BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD.

         We look forward to the successful combination of the Company and Bowmar and to your continued support as a stockholder.

                                        Sincerely,


                                        DONALD F. MCGUINNESS
                                        Chairman and Chief Executive Officer

                                                              PRELIMINARY COPIES


                            ELECTRONIC DESIGNS, INC.
                               ONE RESEARCH DRIVE
                             WESTBOROUGH, MA  01581
                                 (508) 366-5151

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON [___________ __], 1998

To The Stockholders of
Electronic Designs, Inc.:

         Notice is hereby given that a Special Meeting of Stockholders of Electronic Designs, Inc., a Delaware corporation (the "Company"), will be held at the Westin Hotel, located at 70 Third Avenue, Waltham, Massachusetts on ______________, 1998 at _____, local time (together with all adjournments and postponements thereof, the "Special Meeting"), for the following purposes:

         (1) To consider and vote upon a proposal (the "Merger Proposal") to approve the Agreement and Plan of Merger, dated as of May 3, 1998, as amended, (the "Merger Agreement"), by and among Bowmar Instrument Corporation, an Indiana corporation ("Bowmar"), Bravo Acquisition Subsidiary, a Delaware corporation and wholly owned subsidiary of Bowmar, and the Company, and the transactions contemplated thereby, including without limitation, the merger of Bravo Acquisition Subsidiary with and into the Company (the "Merger"), with the Company being the surviving corporation and a wholly owned subsidiary of Bowmar.

         (2) To consider and act upon such other business and matters or proposals as may properly come before the Special Meeting.

         The Merger and the transactions contemplated thereby are described more fully in the attached Joint Proxy Statement/Prospectus, which includes a copy of the Merger Agreement as Appendix I.

         The Board of Directors of the Company has fixed the close of business on __________, 1998 as the record date for determining the stockholders of the Company entitled to notice of and to vote at the Special Meeting. Only holders of record of common stock of the Company at the close of business on that date will be entitled to notice of and to vote at the Special Meeting. A list of stockholders entitled to notice of and to vote at the Special Meeting will be available during ordinary business hours at the Company's executive office, One Research Drive, Westborough, Massachusetts 01581, for ten days prior to the Special Meeting for examination by any stockholder for purposes related to the Special Meeting.

         THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE "FOR" THE MERGER PROPOSAL.

         YOU ARE REQUESTED TO FILL IN AND SIGN THE ENCLOSED PROXY CARD, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND TO MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. ANY PROXY DELIVERED BY A HOLDER OF COMMON STOCK OF THE COMPANY MAY BE REVOKED PRIOR TO THE SPECIAL MEETING BY A WRITING DELIVERED TO THE COMPANY STATING THAT THE PROXY IS REVOKED OR BY DELIVERY OF A LATER DATED PROXY. HOLDERS OF RECORD OF COMMON STOCK OF
THE COMPANY WHO ATTEND THE SPECIAL MEETING MAY VOTE IN PERSON, EVEN IF THEY
HAVE PREVIOUSLY DELIVERED A SIGNED PROXY.

                                  By Order of the Board of Directors of
                                  ELECTRONIC DESIGNS, INC.


                                  FRANK D. EDWARDS
                                  Secretary

Westborough, Massachusetts
_______________, 1998

                                                              PRELIMINARY COPIES



                         BOWMAR INSTRUMENT CORPORATION
                            ELECTRONIC DESIGNS, INC.

                           JOINT PROXY STATEMENT FOR
                        SPECIAL MEETINGS OF STOCKHOLDERS
                     TO BE HELD ON __________________, 1998

                 ----------------------------------------------

                         BOWMAR INSTRUMENT CORPORATION

                                   PROSPECTUS

                    10,000,000 SHARES OF BOWMAR COMMON STOCK
                1,600,000 BOWMAR COMMON STOCK PURCHASE WARRANTS


     This Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus") is being furnished to the holders of common stock, par value $.01 per share, of Electronic Designs, Inc., a Delaware corporation ("EDI"), in connection with the solicitation of proxies by the Board of Directors of EDI (the "EDI Board") for use at the Special Meeting of Stockholders of EDI to be held at the Westin Hotel, located at 70 Third Avenue, Waltham, Massachusetts, on ______________, 1998, at ________ a.m., local time, and at any and all adjournments or postponements thereof (the "EDI Special Meeting").

     This Joint Proxy Statement/Prospectus is also being furnished to the holders of common stock, stated value $.10 per share, and preferred stock, par value $1.00 per share, of Bowmar Instrument Corporation, an Indiana corporation ("Bowmar"), in connection with the solicitation of proxies by the Board of Directors of Bowmar (the "Bowmar Board") for use at the Special Meeting of Stockholders of Bowmar to be held at the offices of Bowmar, 3601 E. University Drive, Phoenix, Arizona 85034 on ____________, 1998, at ________ a.m. local time, and at any and all adjournments or postponements thereof (the "Bowmar Special Meeting").

     The approximate date on which this Joint Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of Bowmar and the stockholders of EDI is [_________ __], 1998.

     This Joint Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of Bravo Acquisition Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Bowmar ("Acquisition Subsidiary"), with and into EDI pursuant to an Agreement and Plan of Merger, dated as of May 3, 1998, as amended, by and among Bowmar, EDI and Acquisition Subsidiary (the "Merger Agreement"). Upon consummation of the Merger, Acquisition Subsidiary will be merged with and into EDI, and EDI will be the surviving corporation (the "Surviving Corporation") and a wholly owned subsidiary of Bowmar. See "The Merger--General Description of the Merger." In connection with the Merger, Bowmar's name will be changed to "__________________" (the "Combined Company").

     Upon consummation of the Merger, each issued and outstanding share of common stock, par value $.01 per share of EDI ("EDI Common Stock"), will be converted into the right to receive 1.375 shares (the "Exchange Ratio") of common stock, stated value $.10 per share, of Bowmar ("Bowmar Common Stock" and, after the Merger, "Combined Company Common Stock"), together with the associated Common Stock Purchase Rights (as defined herein) issued under the Bowmar Rights Agreement (as defined herein), subject to payment of cash in lieu of any fractional share as hereinafter provided (the "Merger Consideration"). The Exchange Ratio is subject to adjustment in the event of a stock split, stock dividend or recapitalization after the date of the Merger Agreement and prior to the Effective Time (as defined herein) applicable to shares of Bowmar Common Stock or EDI Common Stock, or in the event of any issuance of Bowmar Common Stock or other securities of Bowmar after the date of the Merger

                                                              PRELIMINARY COPIES


Agreement and prior to the Effective Time resulting from the operation of the Bowmar Rights Agreement. See "The Merger--Merger Consideration". The outstanding and unexercised options (the "EDI Options") and warrants (the "EDI Warrants") exercisable for shares of EDI Common Stock will be converted into options ("Combined Company Options") or warrants ("Combined Company Warrants"), respectively, exercisable for shares of Combined Company Common Stock having substantially the same terms and conditions except that the exercise price and the number of shares issuable upon exercise will be divided and multiplied, respectively, by the Exchange Ratio. See "The Merger--General Description of the Merger--EDI Options and EDI Warrants."

     The Merger is intended to qualify as a reorganization under the Internal Revenue Code of 1986, as amended. No gain or loss will be recognized by EDI stockholders on the exchange of their shares of EDI Common Stock for shares of Combined Company Common Stock except to the extent of cash payments received in lieu of fractional shares of Combined Company Common Stock. See "Certain Federal Income Tax Consequences."

     Bowmar Common Stock is traded on the American Stock Exchange under the symbol "BOM." EDI Common Stock is traded on the Nasdaq SmallCap Market under the symbol "EDIX". On [_______, 1998], the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus, the closing prices of Bowmar Common Stock, as reported by the American Stock Exchange, and EDI Common Stock, as reported by the Nasdaq SmallCap Market, were [$____] and [$_____] per share, respectively.

     This Joint Proxy Statement/Prospectus is provided (i) for use at the EDI Special Meeting to approve and adopt the Merger Agreement and the transactions contemplated thereby (the "EDI Merger Proposal"), (ii) for use at the Bowmar Special Meeting to approve (a) amendments of Bowmar's Amended and Restated Articles of Incorporation (the "Bowmar Articles") to increase the number of authorized shares of Bowmar Common Stock and to change the name of Bowmar to "______________" (the "Bowmar Amendment Proposals"), and (b) the Merger Agreement and the transactions contemplated thereby, including the issuance of approximately 10,000,000 shares of Combined Company Common Stock as consideration in the Merger, such number of shares of Combined Company Common Stock being referred to as the "Merger Shares," to holders of EDI Common Stock as of the Effective Time pursuant to the Merger Agreement, the issuance of approximately 1,600,000 Combined Company Warrants and the issuances of other Combined Company securities as contemplated thereby (the "Bowmar Merger Proposal"), and (iii) as part of a Registration Statement filed with the Securities and Exchange Commission (the "Commission") with respect to the Merger Shares, the Combined Company Warrants, Combined Company Common Stock underlying the Combined Company Warrants (in connection with both the issuance of the Combined Company Warrants and the issuance from time to time following the Merger of such underlying Combined Company Common Stock) and certain resales of Merger Shares by certain affiliates of EDI.

     Consummation of the Merger is conditioned upon, among other things, approval of the EDI Merger Proposal by the requisite vote of the holders of EDI Common Stock and approval of the Bowmar Merger Proposal and each of the Bowmar Amendment Proposals by the requisite vote of the holders of Bowmar Common Stock and the holders of Bowmar's $3.00 senior voting cumulative convertible preferred stock, par value $1.00 per share (the "$3.00 Preferred Stock"), voting together as a single class. Certain stockholders of Bowmar and EDI, representing approximately 22% and 9% of the outstanding shares of Bowmar Common Stock and EDI Common Stock, respectively, as of June 9, 1998, have entered into Voting Agreements pursuant to which they have agreed to vote their shares in favor of the Bowmar Merger Proposal and Bowmar Amendment Proposals, in the case of the Bowmar stockholder, and in favor of the EDI Merger Proposal, in the case of the EDI stockholder.

     The Board of Directors of each of EDI and Bowmar have approved the Merger and have recommended to their respective stockholders a vote to approve the matters being submitted to a vote of the stockholders. Each of Bowmar and EDI has engaged a professional proxy solicitor to aid in the solicitation of proxies. Bowmar has retained [_________________] and EDI has retained [__________] for this purpose.

   SEE "RISK FACTORS" ON PAGES 16 - 25 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE EVALUATED IN CONNECTION WITH THE MERGER.

                                                              PRELIMINARY COPIES


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                          ACCURACY OR ADEQUACY OF THIS
          JOINT PROXY STATEMENT/PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                            -----------------------

     NO PERSON HAS BEEN AUTHORIZED BY BOWMAR OR EDI TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/ PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BOWMAR OR EDI. ALL INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS RELATING TO EDI HAS BEEN SUPPLIED BY EDI AND ALL INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS RELATING TO BOWMAR AND ACQUISITION SUBSIDIARY HAS BEEN SUPPLIED BY BOWMAR. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO DO SO. THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF EDI OR BOWMAR SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            -----------------------

      The date of this Joint Proxy Statement/Prospectus is June ___, 1998.

                                                              PRELIMINARY COPIES


                             AVAILABLE INFORMATION



      Bowmar and EDI are both subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, each files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by Bowmar and EDI with the Commission can be inspected and copied at the Public Reference Facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. This Web site can be accessed at http://www.sec.gov.


      The Bowmar Common Stock and $3.00 Preferred Stock are traded on the American Stock Exchange under the symbols "BOM" and "BOM.PR," respectively. The EDI Common Stock is traded on the Nasdaq SmallCap Market under the symbol "EDIX." Reports, proxy statements and other information regarding Bowmar and EDI may be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, NY 10006-1881 and Nasdaq, 1735 K Street, NW, Washington, DC 20006, respectively. This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 and exhibits relating thereto, including any amendments (the "Registration Statement"), of which this Joint Proxy Statement/Prospectus is a part, and which Bowmar has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to such Registration Statement for further information with respect to Bowmar and the securities of Bowmar offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission or attached as an appendix hereto.


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                                                              PRELIMINARY COPIES



                               TABLE OF CONTENTS

                                                                                                    PAGE
                                                                                                    ----
SUMMARY INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . .   15

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS . . . . . . . . . . . . . . . . . . . . .   16

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
   General Description of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
      Merger Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
      EDI Options and EDI Warrants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
      Surrender and Exchange of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
   Management of the Combined Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
   Background of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
   Recommendation of the Bowmar Board; Reasons for the Merger . . . . . . . . . . . . . . . . . . .   36
   Recommendation of the EDI Board; Reasons for the Merger  . . . . . . . . . . . . . . . . . . . .   38
   Opinion of Bowmar's Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
   Opinion of EDI's Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
   Interests of Certain Persons in the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
   Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
   Resale Restrictions of Securities Issued in the Merger . . . . . . . . . . . . . . . . . . . . .   48
   Affiliates' Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
   Public Trading Market  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
   Appraisal Rights of Dissenting Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . .   49

CERTAIN PROVISIONS OF MERGER AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
   Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
   Certain Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
   Conditions of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
   Termination of the Merger Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
   Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58

OTHER AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
   Voting Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
   Assumption of Severance Agreements and Employment Agreement  . . . . . . . . . . . . . . . . . .   60
   Assumption of Registration Rights Agreements   . . . . . . . . . . . . . . . . . . . . . . . . .   60

CERTAIN FEDERAL INCOME TAX CONSEQUENCES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61

THE BOWMAR SPECIAL MEETING                                                                            63
   General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
   The Bowmar Merger Proposal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
   Proposal to Approve Amendment to Bowmar Articles to Increase Authorized Common Stock . . . . . .   64
   Proposal to Amend Bowmar Articles to Change the Corporation's Name . . . . . . . . . . . . . . .   64
   Voting Securities and Principal Holders  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
   Vote Required; Voting and Revocation of Proxies  . . . . . . . . . . . . . . . . . . . . . . . .   66

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
THE EDI SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
   General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
   The EDI Merger Proposal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
   Voting Securities and Principal Holders  . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
   Vote Required; Voting and Revocation of Proxies  . . . . . . . . . . . . . . . . . . . . . . .   70

INFORMATION ABOUT BOWMAR  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
   General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
   Narrative Description of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
   Electromechanical and Mechanical Equipment and Components  . . . . . . . . . . . . . . . . . .   73
   Principal Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   74
   Research, Engineering and Development  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   74
   Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   74
      Government Contracting Regulation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   74
      Environmental Protection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   75
   Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   75
   Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   75
   Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   75
   Market Price of and Dividends on Common Equity and Related Stockholder Matters . . . . . . . .   76
   Information Regarding Directors and Executive Officers . . . . . . . . . . . . . . . . . . . .   77
      Biographical Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   77
      Executive Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   77
      Employment Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   78
      Option Grants in 1997 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   80
      Report of the Bowmar Compensation Committee on Option Repricing . . . . . . . . . . . . . .   80
      Option Exercises and Fiscal Year-End Values . . . . . . . . . . . . . . . . . . . . . . . .   81
      Report of the Bowmar Compensation Committee . . . . . . . . . . . . . . . . . . . . . . . .   81
      Director Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   82
      Common Stock Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   82
   Management's Discussion and Analysis of Financial Condition and Results of Operations  . . . .   84

INFORMATION ABOUT EDI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   88
   General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   88
   Narrative Description of the Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   88
   Production and Manufacturing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   89
   Marketing and Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   89
   Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   89
   Suppliers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   89
   Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   90
   Patents and Proprietary Technology . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   90
   Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   91
   Description of Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   91
   Market Price of and Dividends on Common Equity and Related Stockholder Matters . . . . . . . .   91
   Information Regarding Directors and Executive Officers . . . . . . . . . . . . . . . . . . . .   92
      Biographical Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   92
      Director Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   93
      Executive Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   93
      Option Grants in Fiscal Year 1997 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   94
      Option Exercises and Year-End Holdings  . . . . . . . . . . . . . . . . . . . . . . . . . .   94
      Employment and Severance Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . .   95
      Certain Relationships and Related Transactions  . . . . . . . . . . . . . . . . . . . . . .   96
      Report of the Compensation Committee of the EDI Board on Executive Compensation . . . . . .   96
      Compensation Committee Interlocks and Insider Participation . . . . . . . . . . . . . . . .   98
      Stockholder Return Performance Graph  . . . . . . . . . . . . . . . . . . . . . . . . . . .   99


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
   Management's Discussion and Analysis of Financial Condition and Results of Operations  . . . .  101

THE COMBINED COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  107

COMPARATIVE RIGHTS OF STOCKHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  108
   Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  108
      Election of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  108
      Removal of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  109
   Amendments to Articles of Incorporation  . . . . . . . . . . . . . . . . . . . . . . . . . . .  109
   Amendments of Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  110
   Shares and Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  110
      Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  110
      Outstanding Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  110
      Appraisal Rights of Dissenting Stockholders . . . . . . . . . . . . . . . . . . . . . . . .  111
      Preemptive Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  111
      Cumulative Voting Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  111
   Stockholder Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  112
      Notice of Stockholder Proposals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  112
      Stockholder Action by Written Consent . . . . . . . . . . . . . . . . . . . . . . . . . . .  112
   Anti-Takeover Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  112
   State Anti-Takeover Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  113
   Limitation of Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  115
   Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  115

SELLING STOCKHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  117
   Table of Selling Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  117
   Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  117

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  119

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  119

STOCKHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  119

FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  121

APPENDICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  122
   I. Merger Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  122
   II. Opinion of Bowmar's Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . .  122
   III. Opinion of EDI's Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . . .  122
   IV. Delaware General Corporation Law Section 262 . . . . . . . . . . . . . . . . . . . . . . .  122


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                                                              PRELIMINARY COPIES


                    SUMMARY INFORMATION SUMMARY INFORMATION

     The following is a summary of certain important terms of the proposed Merger and related information discussed elsewhere in this Joint Proxy Statement/Prospectus. This summary does not purport to be complete and is qualified in its entirety by reference to the more detailed information included in this Joint Proxy Statement/Prospectus and the appendices hereto, including, but not limited to, the Merger Agreement set forth as Appendix I hereto. Special meetings (the "Special Meetings") of the respective stockholders of Bowmar and EDI have been called for _________ __, 1998 for the purpose of voting on, in the case of Bowmar, (i) the Bowmar Merger Proposal (as defined below) and (ii) the Bowmar Amendment Proposals (as defined below), and in the case of EDI, the EDI Merger Proposal (as defined below). See "The Bowmar Special Meeting" and "The EDI Special Meeting." Stockholders of each of Bowmar and EDI are urged to read this Joint Proxy Statement/Prospectus and the appendices hereto in their entirety and to consider carefully the information set forth under the headings, "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors."


THE COMPANIES

   Bowmar. Bowmar is an Indiana corporation, organized in 1951, with its principal executive offices located at 3601 E. University Drive, Phoenix, Arizona 85034, (602) 437-1520. Bowmar's principal business is the design, manufacture and sale of microelectronic and semiconductor memory products for commercial, industrial and military markets, particularly for telecommunications and data communications equipment and the design, manufacture and sale of electromechanical and mechanical equipment and components, including electromechanical display devices, components and packages and turnkey interface systems. See "Information about Bowmar--General" and "--Narrative Description of Business."

   EDI. EDI is a Delaware corporation, organized in 1984, with its principal executive offices located at One Research Drive, Westborough, Massachusetts 01581, (508) 366-5151. EDI designs, manufactures and markets high performance memory solutions and Active Matrix Liquid Crystal Displays ("AMLCDs") for original equipment manufacturers ("OEMs") in the global commercial, industrial and military markets, particularly telecommunications, data communications and avionics. See "Information About EDI--General" and "--Narrative Description of Business."

   COMBINED COMPANY. The combination allows the Combined Company to concentrate its resources in each location by product lines that are specifically targeted at the military and commercial memory module markets. The combination eliminates duplication of the product creation, manufacture and marketing at EDI's and Bowmar's current locations. Because these multiple product lines use many of the same chips and raw materials (a large percentage of product cost), it affords each business the advantage of purchasing leverage through much larger volume buying. In addition, EDI and Bowmar believe that there may be synergies between the electronic display business of EDI and the electromechanical display keyboard business in Bowmar's Ft. Wayne facility as the avionic customer base is the same in these two areas.

SUMMARY OF THE MERGER AND MERGER AGREEMENT

   Subject to the satisfaction of the terms and conditions set forth in the Merger Agreement described below, Acquisition Subsidiary, a wholly owned subsidiary of Bowmar, will merge with and into EDI. Upon consummation of the Merger, Acquisition Subsidiary's corporate existence will terminate and EDI will continue as the surviving corporation, wholly owned by Bowmar. In connection with the Merger,

                                                              PRELIMINARY COPIES



Bowmar's name will be changed to "_____________________." See "The Merger--General Description of the Merger."

   As a result of the Merger, each issued and outstanding share of EDI Common Stock will be converted into the right to receive 1.375 shares of Combined Company Common Stock, together with the associated common stock purchase rights (the "Common Stock Purchase Rights") issued under the Rights Agreement between Bowmar and American Stock Transfer and Trust Company, as Rights Agent, dated as of December 6, 1996, and as amended as of May 3, 1998 (the "Bowmar Rights Agreement"). No fractional shares of Combined Company Common Stock will be issued; instead, EDI stockholders who otherwise would be entitled to fractional shares of Combined Company Common Stock will receive cash in lieu thereof. See "The Merger--General Description of the Merger--Merger Consideration."

   Based on the capitalization of Bowmar and EDI as of May 27, 1998, the stockholders of EDI immediately prior to the consummation of the Merger will own securities representing approximately 59% of the outstanding Combined Company Common Stock following consummation of the Merger.

   As a result of the Merger, EDI Options will be converted into Combined Company Options having substantially the same terms and conditions as the EDI Options, and the EDI Warrants will be converted into Combined Company Warrants having substantially the same terms and conditions as the EDI Warrants, except that the exercise price and number of shares of Combined Company Common Stock issuable upon exercise of the Combined Company Options and the Combined Company Warrants will be divided and multiplied, respectively, by the Exchange Ratio. See "The Merger--General Description of the Merger--EDI Options and EDI Warrants."

EFFECTIVE TIME OF THE MERGER

   The Merger will become effective upon the filing of a duly executed Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time"). It is anticipated that the Effective Time will occur as promptly as practicable after the requisite stockholder approvals have been obtained and all other conditions to the Merger set forth in the Merger Agreement have been satisfied or waived. See "The Merger--General Description of Merger."

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

   The Boards of Directors of Bowmar and EDI believe that the terms of the Merger are fair to and in the best interests of their respective stockholders and have by the vote of the directors of each respective company approved the Merger Agreement and the related transactions. The Bowmar Board unanimously recommends that its stockholders approve (i) the Bowmar Amendment Proposals (defined below in "--The Special Meetings") and (ii) the Bowmar Merger Proposal (defined below in --"The Special Meetings"). The EDI Board recommends that its stockholders approve the EDI Merger Proposal (defined below in "--The Special Meetings"). See "The Merger--Background of the Merger," "--Recommendation of the Bowmar Board; Reasons for the Merger," "--Recommendation of the EDI Board; Reasons for the Merger" and "--Interests of Certain Persons in the Merger."

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                                                              PRELIMINARY COPIES



OPINIONS OF FINANCIAL ADVISORS

   BOWMAR.   Needham & Company, Inc. ("Needham") has delivered its written opinion to the Bowmar Board to the effect that, as of May 3, 1998, and based upon and subject to certain matters stated in its opinion, the Exchange Ratio is fair, from a financial point of view, to the stockholders of Bowmar. The full text of the written opinion of Needham, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix II and is incorporated herein by reference. BOWMAR STOCKHOLDERS ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "The Merger--Opinion of Bowmar's Financial Advisor."

   EDI. Alliant Partners ("Alliant") has delivered its written opinion to the EDI Board to the effect that, as of May 29, 1998, and based upon and subject to certain matters stated in its opinion, the Exchange Ratio is fair, from a financial point of view, to EDI's stockholders. The full text of the written opinion of Alliant, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix III and is incorporated herein by reference. HOLDERS OF EDI COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "The Merger--Opinion of EDI's Financial Advisor."

THE SPECIAL MEETINGS

   The Bowmar Special Meeting will be held at the Bowmar offices at 3601 E. University Drive, Phoenix, Arizona 85034, on ______, 1998 at 9:00 a.m., local time. At that meeting the stockholders of Bowmar will be asked to vote on (i) a proposal to approve the Merger Agreement and the transactions contemplated thereby, including the issuance of Combined Company Common Stock, Combined Company Warrants and other Combined Company securities pursuant to the Merger Agreement (the "Bowmar Merger Proposal"); (ii) a proposal to amend the Bowmar Articles to increase the number of shares of authorized Bowmar Common Stock from 15,000,000 to 60,000,000; (iii) a proposal to amend the Bowmar Articles to change the name of Bowmar to "____________" (together with the proposal to increase the authorized Common Stock, the "Bowmar Amendment Proposals"); and (iv) the transaction of such other business as may properly come before the meeting (including adjournments thereof). The Bowmar Board has established _________, 1998 (the "Bowmar Record Date") as the record date for determining all stockholders entitled to notice of and to vote at the Bowmar Special Meeting. See "The Bowmar Special Meeting."

   The EDI Special Meeting will be held at _________________, on _______, 1998 at ______, local time. At that meeting the stockholders of EDI will be asked to vote on a proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Merger (the "EDI Merger Proposal"), and the transaction of such other business as may properly come before the meeting (including adjournments thereof). The EDI Board has established ________, 1998 (the "EDI Record Date") as the record date for determining all stockholders entitled to notice of and to vote at the EDI Special Meeting. See "The EDI Special Meeting."

   The presence in person or by properly executed proxy of holders of a majority of issued and outstanding shares of the Bowmar Common Stock and $3.00 Preferred Stock entitled to vote as of the Bowmar Record Date, and of EDI Common Stock entitled to vote as of EDI Record Date, is necessary to constitute a quorum at the Special Meeting for each of Bowmar and EDI, respectively. The approval and adoption of the EDI Merger Proposal requires the affirmative vote of the holders of a majority of the votes entitled to be cast in respect of all outstanding shares of EDI Common Stock. The approval of the Bowmar Amendment Proposals and the Bowmar Merger Proposal each require the affirmative vote of the holders of a majority of the votes entitled to be cast in respect of all

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outstanding shares of Bowmar Common Stock and $3.00 Preferred Stock, voting together as a single class. See "The Bowmar Special Meeting--Record Date; Vote Required" and "The EDI Special Meeting--Record Date; Vote Required."

   As of the Bowmar Record Date, directors and executive officers of Bowmar and their affiliates (as a group) were entitled to vote an aggregate of 1,533,866 shares of Bowmar Common Stock, or approximately 22.6% of the outstanding votes entitled to be cast at the Bowmar Special Meeting (which shares include all of those shares subject to the voting agreement described below). All such directors and executive officers and their affiliates have indicated their intention to vote their shares for the approval of the Bowmar Merger Proposal and for the approval of the Bowmar Amendment Proposals. See "The Bowmar Special Meeting--Record Date; Vote Required."

   As of the EDI Record Date, the directors and executive officers of EDI as a group beneficially owned 762,585 shares of EDI Common Stock representing in the aggregate approximately 10.8% of outstanding votes at that date (which shares include all of those shares subject to the voting agreement described below). All such directors and executive officers and their affiliates have indicated their intention to vote their shares for the approval of the Merger Agreement and the transactions contemplated thereby. See "The EDI Special Meeting--Record Date; Vote Required."


   Certain stockholders of Bowmar and EDI holding in the aggregate approximately 22% and approximately 9% of the outstanding Bowmar Common Stock and EDI Common Stock, respectively, have entered into Voting Agreements whereby such stockholders have agreed to vote, in the case of the EDI stockholder, to approve the EDI Merger Proposal, and in the case of the Bowmar stockholder, to approve the Bowmar Merger Proposal and the Bowmar Amendment Proposals. See "Other Agreements--Voting Agreements."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

   In considering the recommendation of the EDI Board with respect to the EDI Merger Proposal, EDI stockholders should be aware that certain members of EDI's management and the EDI Board have certain interests in the Merger that are in addition to, or different from, the interests of stockholders of EDI generally. These interests arise from, among other things, certain indemnification and insurance arrangements and other matters which the Combined Company will assume or has agreed to provide after the Merger. In addition, it is a condition to the Merger that subject to the consummation of the Merger, the Bowmar Board shall appoint Donald F. McGuinness (Chief Executive Officer of EDI and Chairman of the EDI Board), Norman T. Hall (a director of EDI) and Thomas J. Toy (a director of EDI) to the Board of Directors of the Combined Company (the "Combined Company Board"). Further, it is a condition to the Merger that subject to the consummation of the Merger, the Combined Company Board shall appoint Donald F. McGuinness as Chairman of the Combined Company Board and Frank D. Edwards (Chief Financial Officer and a director of EDI) to the office of Executive Vice President of the Combined Company. See "The Merger--Interests of Certain Persons in the Merger."

   In considering the recommendation of the Bowmar Board with respect to the Bowmar Merger Proposal and the Bowmar Amendment Proposals, Bowmar stockholders should be aware that certain members of Bowmar's management and the Bowmar Board have certain interests in the Merger that are in addition to, or different from, the interests of stockholders of Bowmar generally. These interests arise from, among other things, certain indemnification and insurance arrangements and other matters which the Combined Company will provide after the Merger. In addition, it is a condition to the Merger that subject to the consummation of the Merger, the Combined Company Board shall consist of three persons currently on the Bowmar Board, which persons will be Hamid R. Shokrgozar, Edward A. White and Thomas M. Reahard, and that the Combined Company Board shall appoint Hamid R.

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Shokrgozar (President and Chief Executive Officer of Bowmar and a director of
Bowmar) to the office of President and Chief Executive Officer of the Combined Company and Joseph G. Warren, Jr. (Vice President Finance, Chief Financial Officer and Secretary of Bowmar) to the office of Vice President and Chief Financial Officer of the Combined Company. See "The Merger--Interests of Certain Persons in the Merger."

CONDITIONS TO CONSUMMATION OF THE MERGER

   Consummation of the Merger is dependent upon the completion or waiver of certain conditions including: (i) obtaining the approvals by both EDI stockholders and Bowmar stockholders of each of their respective proposals;
(ii) no government order which would prevent the consummation of the Merger has been issued; (iii) all required consents have been obtained; (iv) the Registration Statement has been declared effective and no stop order has issued; (v) Bowmar has received all state securities law authorizations necessary to consummate the Merger; (vi) Bowmar and EDI have received their respective tax counsel opinions; (vii) the shares of the Combined Company Common Stock to be issued in connection with the Merger Consideration shall have been approved for listing on the American Stock Exchange; (viii) each of Bowmar's and EDI's representations and warranties made in the Merger Agreement are true and correct as of the Effective Time; (ix) each of Bowmar and EDI shall have performed and complied with all covenants and agreements in the Merger Agreement in all material respects; (x) there has not occurred any event that has had or reasonably could be expected to have a material adverse effect on the business or condition of either Bowmar or EDI; and (xi) Bowmar has taken all action necessary to cause EDI's director and officer nominees to become directors and officers of Bowmar in accordance with the provisions of the Merger Agreement. See "Certain Provisions of Merger Agreement--Conditions of the Merger."

NO SOLICITATION

   Pursuant to the Merger Agreement, subject to the fiduciary duties of their respective directors under applicable law as so advised after consultation with outside counsel, EDI and Bowmar have agreed not, nor to authorize or permit its officers, directors, employees, representatives and agents, directly or indirectly, (i) to solicit, initiate or encourage, or make any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or would reasonably be expected to lead to a "Takeover Proposal" (as defined below), or (ii) to participate in any discussions or negotiations regarding any Takeover Proposal from any person. A "Takeover Proposal" is defined with respect to each of Bowmar and EDI, as any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 15% or more of the assets of such party and its subsidiaries or any class of equity securities of such party or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of such party or any of its subsidiaries, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving such party, other than transactions contemplated by the Merger Agreement. See "Certain Provisions of Merger Agreement--Certain Covenants--Agreement Not To Solicit Other Offers."

AMENDMENT AND TERMINATION

   The Merger Agreement may be amended at any time prior to the Effective Time by the mutual written consent of the parties, provided that if stockholder approval has been obtained, no amendment may be made which by law requires further approval by stockholders without obtaining such further approval. See "Certain Provisions of Merger Agreement--Termination of the Merger Agreement."

                                                              PRELIMINARY COPIES



   On June 9, 1998, the Merger Agreement was amended by and among Bowmar, EDI and Acquisition Subsidiary to facilitate the accounting treatment of the Merger as a "pooling of interests" and to make certain other changes. The full text of the Amendment to the Agreement and Plan of Merger is attached hereto with the Merger Agreement at Appendix I.

   The Merger Agreement may be terminated (i) at any time prior to the Effective Time by the mutual consent of the parties, or (ii) by either party if the Effective Time has not occurred on or before November 1, 1998, or (iii) by either party if the requisite approvals of the respective stockholders of either Bowmar or EDI are not obtained at the Special Meetings, or (iv) in certain other circumstances. Termination by Bowmar or EDI under certain circumstances will require the payment of a $500,000 termination fee. See "Certain Provisions of Merger Agreement--Termination of the Merger Agreement."

MANAGEMENT OF THE COMBINED COMPANY

   Pursuant to the Merger Agreement, the Combined Company Board will consist of seven persons, three of whom will be selected by Bowmar from among the members of the Bowmar Board, three of whom will be selected by EDI from among the members of the EDI Board and one of whom will be selected by the six as chosen. The Combined Company Board members selected by Bowmar are Hamid R. Shokrgozar, Edward A. White and Thomas M. Reahard. The Combined Company Board members selected by EDI are Donald F. McGuinness, Norman T. Hall and Thomas J. Toy. In addition, after consummation of the Merger, Hamid R. Shokrgozar will serve as the President and Chief Executive Officer, Donald F. McGuinness will serve as Chairman of the Board, Joseph G. Warren, Jr. will serve as the Vice President and Chief Financial Officer and Frank D. Edwards will serve as the Executive Vice President of the Combined Company. See "The Merger--Management of the Combined Company."

DISSENTER'S RIGHTS

   Holders of EDI Common Stock are entitled to appraisal rights under
Section 262 of the Delaware General Corporation Law (the "DGCL") in connection with the approval of the EDI Merger Proposal. A complete copy of Section 262 of the DGCL is attached hereto as Appendix IV. See "The Merger--Appraisal Rights of Dissenting Stockholders" and "Comparative Rights of Stockholders--Shares and Stockholders--Appraisal Rights of Dissenting Stockholders."

   Holders of Bowmar Common Stock are not entitled to appraisal rights in connection with the approval of the Bowmar Merger Proposal or the Bowmar Amendment Proposals. See "Comparative Rights of Stockholders--Shares and Stockholders--Appraisal Rights of Dissenting Stockholders."

RESTRICTIONS ON RESALE OF SECURITIES ISSUED IN THE MERGER

   Shares of Combined Company Common Stock issued in the Merger will be freely transferable, except for shares issued to persons who may be deemed "affiliates" of EDI and Bowmar, which will be subject to certain restrictions on resale pursuant to certain "Affiliate Agreements" and, in the case of EDI affiliates, under Rule 145 promulgated under the Securities Act. See "The Merger--Affiliates' Agreements," "--Accounting Treatment" and "--Resale Restrictions of Securities Issued in the Merger." Bowmar has agreed to file and keep effective a shelf registration statement covering the shares of Combined Company Common Stock to be held by certain affiliates of EDI who currently hold shares of EDI Common Stock that are subject to resale under a registration statement on Form S-3 of EDI, which will permit such affiliates to sell certain of their shares without regard to the requirements of Rule 145 in open-market or similar transactions.
See "The Merger--Resale Restrictions of Securities Issued in the Merger" and "Selling Stockholders."

                                                              PRELIMINARY COPIES



VOTING AGREEMENTS

   Certain stockholders of Bowmar and EDI, who as of June 9, 1998 held in the aggregate approximately 22% and approximately 9% of the outstanding Bowmar Common Stock and EDI Common Stock, respectively, have entered into Voting Agreements, providing among other things, to vote such shares in the case of EDI, in favor of the EDI Merger Proposal and, in the case of Bowmar, in favor of the Bowmar Merger Proposal and the Bowmar Amendment Proposals. See "Other Agreements--Voting Agreements."

ASSUMPTION OF AGREEMENTS

   Concurrent with the execution and delivery of the Merger Agreement, EDI and Bowmar executed an Agreement To Be Bound By Severance Agreements and Employment Agreement and an Agreement To Be Bound by Registration Rights Agreement, pursuant to which Bowmar agreed, among other things, to be bound by and perform EDI's obligations under the agreements referred to therein. See "Other Agreements--Assumption of Severance Agreements and Employment Agreement" and "--Assumption of Registration Rights Agreement."

COMPARATIVE RIGHTS OF STOCKHOLDERS

   After completion of the Merger, the rights of the former holders of EDI Common Stock will differ in certain important respects as a result of the organizational documents of Bowmar and the fact that Bowmar is an Indiana corporation. For example, the former holders of EDI Common Stock will become subject to the rights and preferences of the holders of $3.00 Preferred Stock, which has priority over the Bowmar Common Stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. In addition, the former holders of EDI Common Stock will receive Common Stock Purchase Rights under the Bowmar Rights Agreement. See "Comparative Rights of Stockholders."

RISK FACTORS

   In considering whether to approve the proposals presented at the respective Special Meetings of Bowmar and EDI, stockholders of Bowmar and stockholders of EDI should carefully consider, among other things, the following: (i) uncertainties in integrating the businesses of Bowmar and EDI in an efficient manner and achieving cost savings, (ii) the potential effect of stock price fluctuations on the Merger Consideration, (iii) possible substantial fluctuations in the market price of the Combined Company Common Stock, (iv) interests of certain persons in the Merger, (v) potential material adverse effects on operating results of the Combined Company, (vi) risks of rapid technological change and dependence on product development, (vii) dependence upon key management and technical personnel,
(viii) risks in managing the combined operations of Bowmar and EDI, (ix) dependence on defense industries, (x) dependence on international sales and purchases, (xi) the cyclical nature of the semiconductor industry, (xii) dependence on growth of end markets, (xiii) product price fluctuations,
(xiv) risks of competition, (xv) risks of international business, (xvi) absence of contractually assured access to supply sources, (xvii) regulation risks, and (xviii) risks associated with Year 2000 issue. See "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors."

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ACCOUNTING TREATMENT

   The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes under generally accepted accounting principles ("GAAP"). Under this method, the historical basis of the assets and liabilities of Bowmar and EDI are combined on a consolidated basis. See "The Merger--Accounting Treatment." In connection therewith, certain stockholders of Bowmar and EDI will enter into Affiliates' Agreements whereby such stockholders agree not to sell or otherwise dispose of any shares of Combined Company Common Stock until Combined Company has publicly released statements of combined financial results covering at least 30 days of operations after the Effective Time. See "The Merger--Affiliates' Agreements" and "--Resale Restrictions of Securities Issued in the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

   It is intended that the Merger will qualify as a tax-free reorganization for federal income tax purposes. If the Merger qualifies as a tax-free reorganization, no gain or loss will be recognized for federal income tax purposes by Bowmar, EDI, or their stockholders (except for any gain or loss recognized by EDI stockholders with respect to cash payments received in lieu of fractional shares of Combined Company Common Stock). The Merger is conditioned upon the receipt by EDI and Bowmar of opinions from their respective counsel that the Merger will qualify to be treated as a tax-free reorganization for federal income tax purposes. No ruling has been sought or will be obtained from the Internal Revenue Service (the "IRS") regarding the federal income tax consequences of the Merger. See "Certain Federal Income Tax Consequences." HOLDERS OF EDI COMMON STOCK, EDI OPTIONS, AND EDI WARRANTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

PUBLIC TRADING MARKET

   Bowmar and EDI anticipate that the shares of Combined Company Common Stock to be issued in connection with the Merger will be approved for listing on the American Stock Exchange, and such approval is a condition precedent to the effectiveness of the Merger. See "Certain Provisions of Merger Agreement--Conditions of the Merger--Mutual Conditions" and "The Merger--Public Trading Market."

                                                              PRELIMINARY COPIES



COMPARATIVE MARKET PRICES FOR BOWMAR AND EDI

   The Bowmar Common Stock and $3.00 Preferred Stock are traded on the American Stock Exchange under the symbols BOM and BOM.PR, respectively.

   The EDI Common Stock was traded on the Nasdaq SmallCap Market under the symbol "CRYS" from March 23, 1994 to July 5, 1995 and under the symbol "EDIX" from March 12, 1996 until the present time. The EDI Common Stock was also traded on the Pacific Stock Exchange under the symbol "CYL" from March 23, 1994 to August 10, 1995. On July 5, 1995 and August 10, 1995,
respectively, the EDI Common Stock was delisted from the Nasdaq SmallCap Market and the Pacific Stock Exchange due to a deficiency with respect to the net tangible asset maintenance requirements. During the interim period that it was delisted from the Nasdaq SmallCap Market, the EDI Common Stock was quoted on Nasdaq's Bulletin Board.

   The following table sets forth the closing prices for each of the Bowmar Common Stock, $3.00 Preferred Stock and EDI Common Stock on May 1, 1998 (the last trading day prior to the date that the Merger was publicly announced), May 4, 1998 (the date that the Merger was publicly announced), and _________, 1998 (the most recent practicable date):

                               Bowmar                  $3.00                    EDI
    Date                    Common Stock          Preferred Stock          Common Stock
    ----                    ------------          ---------------          ------------
 May 1, 1998                   $2.25                    $34.00                  $3.00

 May 4, 1998                    2.31                     35.50                   3.00

 ______, 1998                  _____                     _____                  _____

                                                              PRELIMINARY COPIES


MARKET PRICES FOR BOWMAR

   The following table sets forth the high and low sales price for each of the Bowmar Common Stock and $3.00 Preferred Stock for the periods indicated:

                                                   BOWMAR
              FISCAL QUARTER                    COMMON STOCK        $3.00 PREFERRED STOCK
                  ENDING                       HIGH        LOW        HIGH         LOW
                  ------                       ----        ---        ----         ---
 FISCAL 1998
 -----------
 As of May 27                              $ 2.44        $2.125     $35.50     $32.00
 April 4                                     2.94         2.25       39.00      34.25
 December 29                                 2.94         1.75       41.00      30.25

 FISCAL 1997
 -----------

 September 27                              $ 2.81       $ 2.25      $39.50     $37.00
 June 28                                     2.94         1.81       40.00      31.50
 March 29                                    2.19         1.63       34.00      30.50
 December 30                                 1.75         1.75       32.00      28.63

 FISCAL 1996
 -----------

 September 28                              $ 2.06       $ 1.50    $  33.50     $28.63
 June 29                                     2.69         1.88       36.50      30.00
 March 30                                    2.94         2.19       37.75      34.00
 December 30                                 3.00         2.25       41.00      33.00

                                                              PRELIMINARY COPIES


MARKET PRICES FOR EDI

     The following table sets forth the high and low closing sales prices per share for the period the EDI Common Stock was listed on the Nasdaq SmallCap Market and the high and low bid quotations per share for the period the EDI Common Stock was quoted on the Nasdaq Bulletin Board. The over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.


                                                          EDI
                                                     COMMON STOCK
                                                    HIGH        LOW
                                                    ----        ---
 FISCAL 1998
 -----------

 Third Quarter                                   $3.000         $2.219
 (through May 27, 1998)
 Second Quarter                                   4.188          2.250
 First Quarter                                    5.688          3.156

 FISCAL 1997
 -----------

 Fourth Quarter                                  $5.563         $2.938
 Third Quarter                                    4.063          2.625
 Second Quarter                                   4.500          2.875
 First Quarter                                    5.750          3.000

 FISCAL 1996
 -----------

 Fourth Quarter                                  $6.000         $3.500
 Third Quarter                                    6.875          3.500
 Second Quarter (1)                               5.750          2.563
 First Quarter (1)                                4.125          3.375

--------------------
 (1) Reflects the high and low closing sales prices and high and low bid quotations of the Nasdaq SmallCap Market and Bulletin Board, respectively, on a combined basis.

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               COMPARATIVE HISTORICAL AND COMBINED PER SHARE DATA

     The following tables set forth certain share data for Bowmar and EDI on both a historical and pro forma combined basis after giving effect to the Merger as a pooling of interests as though it occurred on October 1, 1994. The equivalent pro forma loss per share and stockholders' equity (deficit) is based upon an Exchange Ratio of 1.375 provided by the Merger Agreement as discussed in the footnotes below. The comparative historical and combined per share data are not necessarily indicative of the results that actually would have occurred if the Merger had been completed on October 1, 1994, or which may be expected in the future. The combined financial information should be read in conjunction with the historical consolidated financial statements of Bowmar and EDI and in conjunction with the Unaudited Pro Forma Combined Financial Statements of Bowmar and EDI included elsewhere herein. Neither Bowmar nor EDI has ever paid cash dividends to holders of Bowmar Common Stock or EDI Common Stock, respectively. It is anticipated that Bowmar will retain all earnings, when attained, for use in the expansion of its business and therefore it does not anticipate paying any cash dividends on Combined Company Common Stock in the foreseeable future. Estimated direct costs of the Merger and other costs of consolidation have not been determined and are not included in pro forma combined net income (loss) per share for the periods presented. Book value per share was calculated assuming the redemption of all shares of $3.00 Preferred Stock at their redemption price as a reduction to shareholders' equity. This adjusted shareholders' equity was divided by the shares of outstanding Common Stock at the end of the period to arrive at book value per share.

Bowmar Historical

                                                                                              At and
                                               At and for the year ended             for the six months ended
                                           Sept. 30,    Sept. 28,   Sept. 27,                April 4,
                                           ----------------------------------        -----------------------
Per Share Data:                                1995     1996          1997                    1998
                                               ----     ----          ----                    ----
Book Value                                     $0.74    $0.90         $0.94                   $1.03
Cash dividend, common stock                      --       --            --                      --
Income (loss) from continuing operations:
  Basic                                        $0.55    $0.14         $0.14                   $0.05
  Diluted (Note 1)                             $0.48

EDI Historical

                                                                                             At and
                                               At and for the year ended             for the six months ended
                                                     September 30,                          March 29,
                                       -----------------------------------------     -----------------------
Per Share Data:                                1995     1996          1997                    1998
                                               ----     ----          ----                    ----
Book Value                                     $(0.81)  $1.13         $1.80                   $1.65
Cash dividend, common stock                      --       --            --                      --
Income (loss) from continuing operations: (Note 2)
  Basic                                          --     $0.82         $0.74                   $(0.13)
  Diluted                                               $0.60         $0.68

EDI Historical Equivalent (Using the Exchange Ratio of 1.375)

                                                                                              At and
                                               At and for the year ended             for the six months ended
                                                      September 30,                         March 29,
                                              -----------------------------          ------------------------
Per Share Data:                                1995     1996          1997                    1998
                                               ----     ----          ----                    ----
Book Value                                     $(0.59)  $0.82         $1.31                   $1.20
Cash dividend, common stock                      --       --            --                      --
Income (loss) from continuing operations: (Note 2)
  Basic                                          --     $0.60         $0.54                   $(0.09)
  Diluted                                               $0.44         $0.49

                                                              PRELIMINARY COPIES



Pro Forma Combined (Using the Exchange Ratio of 1.375)

                                                                                              At and
                                               At and for the year ended             for the six months ended
                                                      September 30,                          April 4,
                                              -----------------------------          ------------------------
Per Share Data:                                1995     1996          1997                    1998
                                               ----     ----          ----                    ----
Book Value                                     $0.16    $0.85         $1.16                   $1.13
Cash dividend, common stock                      --       --            --                      --
Income (loss) from continuing operations:
  Basic                                        $0.33    $0.39         $0.38                   $(0.03)
  Diluted                                      $0.30    $0.31         $0.34

Note 1 - Bowmar Historical earnings per share assumes dilution is the same as earnings per share basic and thus is not shown separately.

Note 2 - On May 13, 1997, EDI announced its intention to divest its Crystallume Diamond Products Division ("Crystallume"). This divestiture was completed in October 1997. Accordingly, EDI had no results from continuing operations prior to fiscal 1996. See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                                                              PRELIMINARY COPIES





SELECTED CONSOLIDATED FINANCIAL DATA

            The selected consolidated financial data set forth below related to Bowmar as of September 28, 1996 and September 27, 1997 and for the years ended September 30, 1995, September 28, 1996 and September 27, 1997 have been derived from Bowmar's financial statements, which have been audited by Coopers and Lybrand, L.L.P., independent accountants, and are included elsewhere herein. The selected historical financial data set forth below related to EDI as of September 30, 1996 and 1997 and for the years ended September 30, 1995, 1996 and 1997 have been derived from EDI's financial statements, which have been audited by Price Waterhouse LLP, independent accountants, and are included elsewhere herein. The selected consolidated financial data as set forth below related to Bowmar as of and for the years ended September 27, 1993 and October 1, 1994 and related to EDI as of and for the years ended September 30, 1993 and 1994 have been derived from Bowmar's and EDI's audited financial statements, respectively, which are not included in this Prospectus.

            The selected consolidated financial information for the six months ended March 29, 1997 and April 4, 1998 for Bowmar and March 30, 1997 and March 29, 1998 for EDI has been derived from unaudited consolidated financial statements which are included elsewhere herein. The unaudited financial statements have been prepared by Bowmar and EDI on a basis consistent with Bowmar's and EDI's audited financial statements and, in the opinion of each respective company's management, include all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of their results of operations and financial conditions for such periods. The results of operations for those interim periods are not necessarily indicative of the results to be expected for the entire year.

            The selected consolidated financial data set forth below should be read in conjunction with "Management Discussion and Analysis of Financial Condition and Results of Operations" for each company and the companies' respective Consolidated Financial Statements and Notes thereto included elsewhere herein.

                          BOWMAR INSTRUMENT CORPORATION
                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             Fiscal years                                    Six months ended
                                                                                                               (Unaudited)
                                  -------------------------------------------------------------------  ----------------------------
                                     1993           1994           1995           1996           1997  Mar. 29, 1997   Apr. 4, 1998
                                  -------------------------------------------------------------------  ----------------------------
CONSOLIDATED STATEMENTS OF
OPERATIONS DATA:

Net revenues                      $20,101        $27,821        $26,869        $25,317        $27,820        $13,186        $15,798

Gross profit                       $5,990         $9,776         $9,564         $9,530        $10,702         $5,187         $5,370

Income from
continuing operations                $755         $2,175         $3,903         $1,290         $1,302           $827           $503

Net income/(loss)                    $755         $2,175         $3,903         $1,290           $522           $827           $765

Income from continuing
operations per common
share
   Basic                            $0.06          $0.28          $0.55          $0.14          $0.14          $0.10          $0.05
   Diluted                          $0.06          $0.27          $0.48          $0.14          $0.14          $0.10          $0.05

Net income/(loss)
per share
   Basic                            $0.06          $0.28          $0.55          $0.14          $0.02          $0.10          $0.09
   Diluted                          $0.06          $0.27          $0.48          $0.14          $0.02          $0.10          $0.09

Weighted average number of
common shares outstanding
   Basic                            6,122          6,390          6,426          6,462          6,641          6,611          6,674
   Diluted                          7,953          8,154          8,178          8,179          8,285          8,220          8,369

CONSOLIDATED BALANCE SHEET
DATA:

Cash and Cash Equivalents            $136           $147           $739           $108         $1,218            $71            $11

Working Capital                    $3,847         $5,209         $6,889         $8,502         $9,822         $9,573        $11,961

Total assets                      $10,910        $13,783        $17,432        $16,538        $21,509        $17,365        $20,711

Long-term debt                     $5,078         $4,617         $3,992         $3,675         $4,546         $3,480         $5,765

Shareholders' equity               $2,019         $4,050         $7,795         $8,813         $9,273         $9,698         $9,859


1) In December 1997, Bowmar decided to sell the Technologies Division. As a result of this decision, Bowmar recorded, in fiscal 1997, a reserve of $1,300,000 for estimated future losses relating to the Technologies Division. This reserve accrual resulted in a loss of $780,000 after taxes. Subsequently, because of pooling of interests rules, Bowmar determined to retain the Technologies Division. As required by EITF 90-16, the above financial information has been reclassified to reflect the results of the Technologies Division in continuing operations. For the six months ended April 4, 1998, this reclassification resulted in a decrease to income from continuing operations after tax of $262,000, which was offset by a $262,000 credit to the loss on disposition of discontinued operations, which represents a true-up of the reserve for loss on disposition.

                            ELECTRONIC DESIGNS, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                                                            YEAR ENDED SEPTEMBER 30,                        MARCH 30,   MARCH 29,
                                          --------------------------------------------------------------    ---------------------
                                           1993(1)      1994(1)      1995(1)      1996(1)         1997      1997 (1)      1998
                                           -------      -------      -------      -------         ----      --------      ----
CONSOLIDATED STATEMENT
     OF OPERATIONS DATA:

     Revenues                             $      -     $      -     $      -     $ 57,478       $ 42,104    $ 20,589    $ 17,310
     Gross profit                                -            -            -       16,834(2)      15,494       8,340       4,353
     Income (loss) from continuing
      operations                                 -            -            -        4,549          5,148       2,848        (920)
     Net income (loss)                      (3,242)      (4,034)      (4,158)       2,808          3,776       2,338        (920)
     Income (loss) from continuing
      operations per share:
       - Basic                            $      -     $      -     $      -     $   0.82       $   0.74    $   0.42    $  (0.13)
       - Diluted                          $      -     $      -     $      -     $   0.60       $   0.68    $   0.34    $  (0.13)
     Net income (loss) per share:
       - Basic                            $  (1.87)    $  (1.62)    $  (1.29)    $   0.51       $   0.54    $   0.37    $  (0.13)
       - Diluted                          $  (1.87)    $  (1.62)    $  (1.29)    $   0.37       $   0.50    $   0.30    $  (0.13)
     Weighted average number of shares
       - Basic                               1,733        2,489        3,226        5,546          6,948       6,852       7,070
       - Diluted(3)                          1,733        2,489        3,226        7,603          7,579       7,674       7,070


                                                                  SEPTEMBER 30,                                         MARCH 29,
                                          --------------------------------------------------------------                ---------
                                            1993         1994         1995         1996           1997                    1998
                                            ----         ----         ----         ----           ----                    ----
CONSOLIDATED BALANCE SHEET DATA:

     Cash and cash equivalents            $    213     $  2,962     $  2,045     $  3,290       $  4,212                $  3,547
     Working capital                          (248)       1,791         (283)       6,425         11,723                   9,479
     Total assets                            1,273        5,945        6,334       21,063         25,137                  19,633
     Long-term debt                          2,221        2,165        1,683        2,939          2,208                   1,793
     Shareholders' equity                   (1,776)       2,080        1,464        9,147         12,837                  11,647

(1) On May 13, 1997, EDI announced its intention to divest its Crystallume Diamond Products Division. Data related to the 1993, 1994, 1995,
    1996 and the six months ended March 30, 1997 statements of operations have been restated to reflect this decision. See Note 4 of the Notes to EDI Consolidated Financial Statements.

(2) Net of non-cash charge of $1,100,000, relating to the revaluation of inventories acquired from EDI-MA, to their estimated fair value, which was included in cost of revenues in the first quarter of fiscal 1996.

(3) The effect of common stock equivalents in fiscal 1993, 1994, 1995 and for the six months ended March 29, 1998 are not reflected in the diluted loss per share calculation as their inclusion would be anti-dilutive.

                                                              PRELIMINARY COPIES

              UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION



            The unaudited pro forma combined condensed balance sheets give effect to the Merger as if it had occurred on the dates presented. The unaudited pro forma combined condensed statements of income (loss) from continuing operations give effect to the Merger as if it had occurred at the beginning of the earliest period presented. The pro forma financial information does not purport to represent what Bowmar's financial position or results of operations would have actually been had the Merger occurred at the beginning of the earliest period presented or to project Bowmar's financial position or results of operations for any future date or period. In addition, it does not incorporate any benefits from anticipated cost savings or synergies of operations of the combined companies. Estimated direct costs of the Merger and other costs of consolidation have not been determined and are not included in pro forma combined income (loss) from continuing operations per share for the periods presented.

                  BOWMAR INSTRUMENT CORPORATION AND SUBSIDIARY
                       PRO FORMA COMBINED BALANCE SHEETS
                              AS OF APRIL 4, 1998
                                  (UNAUDITED)
                           (In thousands of dollars)

                                                                     HISTORICAL       HISTORICAL
                                                                       BOWMAR         ELECTRONIC        PRO FORMA        PRO FORMA
                                                                     INSTRUMENT        DESIGNS         ADJUSTMENTS       COMBINED
                                                                                       (NOTE 1)
                                                                     ----------       ----------       -----------       ---------
                                     ASSETS

Current Assets
   Cash                                                               $     11         $  3,547                          $  3,558
   Accounts receivable, less allowance for doubtful accounts             5,760            4,750                            10,510
   Inventories                                                           7,718            6,012                            13,730
   Prepaid expenses                                                        438              413                               851
   Assets of discontinued operations                                         -                -                                 -
   Deferred income taxes                                                 2,782              950                             3,732
                                                                     ----------       ----------       -----------       ---------
   Total Current Assets                                                 16,709           15,672                            32,381

Property, Plant and Equipment, net                                       2,636            2,102                             4,738
Deferred Income Taxes                                                      138              250                               388
Other Assets, net                                                        1,228            1,609                             2,837
                                                                     ----------       ----------       -----------       ---------
      Total Assets                                                    $ 20,711         $ 19,633         $      -         $ 40,344
                                                                     ==========       ==========       ===========       =========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
   Current portion of long-term debt                                  $    884         $  1,075                             1,959
   Accounts payable                                                      1,453            2,862                             4,315
   Accrued expenses                                                      1,541            2,087                             3,628
   Reserve for loss on discontinued operations                             870              169                             1,039
                                                                     ----------       ----------       -----------       ---------
      Total Current Liabilities                                          4,748            6,193                -           10,941
Long term Debt                                                           5,765            1,793                             7,558
Other Long term Liabilities                                                339                -                               339
                                                                     ----------       ----------       -----------       ---------
   Total Liabilities                                                    10,852            7,986                -           18,838

Shareholders' Equity
   Preferred stock                                                         120                -                               120
   Common stock                                                            672               72              911            1,655
   Treasury stock                                                           (4)            (386)             386               (4)
Additional paid-in captial                                               6,609           26,965           (1,297)          32,277
Retained earnings (deficit)                                              2,462          (15,004)                          (12,542)
                                                                     ----------       ----------       -----------       ---------
   Total Shareholders' Equity                                            9,859           11,647                -           21,506
                                                                     ----------       ----------       -----------       ---------
      Total Liabilities and Shareholders' Equity                      $ 20,711         $ 19,633         $      -         $ 40,344
                                                                     ==========       ==========       ===========       =========

Note 1: As of March 29, 1998
See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                  BOWMAR INSTRUMENT CORPORATION AND SUBSIDIARY
                 PRO FORMA COMBINED STATEMENTS OF INCOME (LOSS)
                           FROM CONTINUING OPERATIONS
                     FOR THE SIX MONTHS ENDED APRIL 4, 1998
                                   (UNAUDITED)
                  (In thousands of dollars, except share data)

==================================================================================================================================
                                                                   HISTORICAL       HISTORICAL
                                                                     BOWMAR         ELECTRONIC        PRO FORMA       PRO FORMA
                                                                   INSTRUMENT         DESIGNS        ADJUSTMENTS      COMBINED
                                                                                     (NOTE 1)
----------------------------------------------------------------------------------------------------------------------------------
Net Sales                                                          $   15,798       $   17,310                       $    33,108
Cost of sales                                                          10,428           12,957                            23,385
----------------------------------------------------------------------------------------------------------------------------------
Gross Margin                                                            5,370            4,353                             9,723
----------------------------------------------------------------------------------------------------------------------------------
Expenses:
   Selling, general and administrative                                  3,985            3,692                             7,677
   Product development                                                    418            1,288                             1,706
   Interest expense                                                       304               60                               364
   Other expense (income), net                                           (161)             233                                72
----------------------------------------------------------------------------------------------------------------------------------
   Total expenses                                                       4,546            5,273                             9,819
----------------------------------------------------------------------------------------------------------------------------------
Income/(loss) from continuing operations before income taxes              824             (920)                              (96)
Income tax expense                                                        321                -                               321
----------------------------------------------------------------------------------------------------------------------------------
INCOME/(LOSS) AFTER TAX FROM CONTINUING OPERATIONS                 $      503       $     (920)                      $      (417)
----------------------------------------------------------------------------------------------------------------------------------
Earnings per common share from continuing operations:
   Basic                                                           $     0.05       $    (0.13)                      $     (0.04)
   Diluted (Note 2)
----------------------------------------------------------------------------------------------------------------------------------
Weighted average number of common shares and equivalents:
   Basic                                                            6,674,495        7,070,000        2,651,250       16,395,745
   Diluted
==================================================================================================================================

Note 1: For the Six Months Ended March 29, 1998
Note 2: Earnings per share assumes dilution is the same as earnings per share basic and thus is not shown separately.
See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                  BOWMAR INSTRUMENT CORPORATION AND SUBSIDIARY
                 PRO FORMA COMBINED STATEMENTS OF INCOME (LOSS)
                           FROM CONTINUING OPERATIONS
                     FOR THE SIX MONTHS ENDED MARCH 29, 1997
                                   (UNAUDITED)


                  (In thousands of dollars, except share data)

==================================================================================================================================
                                                                   HISTORICAL       HISTORICAL
                                                                     BOWMAR         ELECTRONIC       PRO FORMA        PRO FORMA
                                                                   INSTRUMENT         DESIGNS        ADJUSTMENTS       COMBINED
                                                                                     (NOTE 1)
----------------------------------------------------------------------------------------------------------------------------------
Net Sales                                                          $   13,186       $   20,589                       $    33,775
Cost of sales                                                           7,999           12,249                            20,248
----------------------------------------------------------------------------------------------------------------------------------
Gross Margin                                                            5,187            8,340                            13,527
----------------------------------------------------------------------------------------------------------------------------------
Expenses:
   Selling, general and administrative                                  3,607            3,914                             7,521
   Product development                                                    278              978                             1,256
   Interest expense                                                       203               50                               253
   Other expense (income), net                                           (278)             233                               (45)
----------------------------------------------------------------------------------------------------------------------------------
   Total expenses                                                       3,810            5,175                             8,985
----------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before income taxes                   1,377            3,165                             4,542
Income tax expense                                                        550              317                               867
----------------------------------------------------------------------------------------------------------------------------------
INCOME AFTER TAX FROM CONTINUING OPERATIONS                        $      827       $    2,848                       $     3,675
----------------------------------------------------------------------------------------------------------------------------------
Earnings per common share from continuing operations:
   Basic                                                           $     0.10       $     0.42                       $      0.22
   Diluted (Note 2)                                                                 $     0.37                       $      0.20
----------------------------------------------------------------------------------------------------------------------------------
Weighted average number of common
  shares and equivalents:
   Basic                                                            6,610,843        6,852,000        2,569,500       16,032,343
   Diluted                                                                           7,674,000       11,097,290       18,771,290
==================================================================================================================================

Note 1: For the Six Months Ended March 30, 1997
Note 2: Earnings per share for historical Bowmar assumes dilution is the same as earnings per share basic and thus is not shown separately.
See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                  BOWMAR INSTRUMENT CORPORATION AND SUBSIDIARY
                 PRO FORMA COMBINED STATEMENTS OF INCOME (LOSS)
                           FROM CONTINUING OPERATIONS
                      FOR THE YEAR ENDED SEPTEMBER 27, 1997
                                   (UNAUDITED)

                  (In thousands of dollars, except share data)

==================================================================================================================================
                                                                   HISTORICAL       HISTORICAL
                                                                     BOWMAR         ELECTRONIC        PRO FORMA       PRO FORMA
                                                                   INSTRUMENT         DESIGNS        ADJUSTMENTS      COMBINED
                                                                                     (NOTE 1)
----------------------------------------------------------------------------------------------------------------------------------
Net Sales                                                          $   27,820       $   42,104                       $    69,924
Cost of sales                                                          17,118           26,610                            43,728
----------------------------------------------------------------------------------------------------------------------------------
Gross Margin                                                           10,702           15,494                            26,196
----------------------------------------------------------------------------------------------------------------------------------
Expenses:
   Selling, general and administrative                                  7,470            7,487                            14,957
   Product development                                                    610            2,135                             2,745
   Interest expense                                                       417              109                               526
   Other expense, net                                                     137              466                               603
----------------------------------------------------------------------------------------------------------------------------------
   Total expenses                                                       8,634           10,197                            18,831
----------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before income taxes                   2,068            5,297                             7,365
Income tax expense                                                        766              149                               915
----------------------------------------------------------------------------------------------------------------------------------
INCOME AFTER TAX FROM CONTINUING OPERATIONS                        $    1,302       $    5,148                       $     6,450
----------------------------------------------------------------------------------------------------------------------------------
Earnings per common share from continuing operations:
----------------------------------------------------------------------------------------------------------------------------------
   Basic                                                           $     0.14       $     0.74                       $      0.38
   Diluted (Note 2)                                                                 $     0.68                       $      0.34
----------------------------------------------------------------------------------------------------------------------------------
Weighted average number of common
  shares and equivalents:
   Basic                                                            6,640,772        6,948,000        2,605,500       16,194,272
   Diluted                                                                           7,579,000       11,126,904       18,705,904
==================================================================================================================================

Note 1: For the Year Ended September 30, 1997
Note 2: Earnings per share for historical Bowmar assumes dilution is the same as earnings per share basic and thus is not shown separately.
See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                  BOWMAR INSTRUMENT CORPORATION AND SUBSIDIARY
                 PRO FORMA COMBINED STATEMENTS OF INCOME (LOSS)
                           FROM CONTINUING OPERATIONS
                      FOR THE YEAR ENDED SEPTEMBER 28, 1996
                                   (UNAUDITED)

                  (In thousands of dollars, except share data)

==================================================================================================================================
                                                                   HISTORICAL       HISTORICAL
                                                                     BOWMAR         ELECTRONIC       PRO FORMA        PRO FORMA
                                                                   INSTRUMENT         DESIGNS        ADJUSTMENTS      COMBINED
                                                                                     (NOTE 1)
----------------------------------------------------------------------------------------------------------------------------------
Net Sales                                                          $   25,317       $   57,478                       $    82,795
Cost of sales                                                          15,787           40,644                            56,431
----------------------------------------------------------------------------------------------------------------------------------
Gross Margin                                                            9,530           16,834                            26,364
----------------------------------------------------------------------------------------------------------------------------------
Expenses:
   Selling, general and administrative                                  6,878            8,561                            15,439
   Product development                                                    580            1,846                             2,426
   Interest expense                                                       522              707                             1,229
   Other expense (income), net                                           (536)             469                               (67)
----------------------------------------------------------------------------------------------------------------------------------
   Total expenses                                                       7,444           11,583                            19,027
----------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before income taxes                   2,086            5,251                             7,337
Income tax expense                                                        796              702                             1,498
----------------------------------------------------------------------------------------------------------------------------------
INCOME AFTER TAX FROM CONTINUING OPERATIONS                        $    1,290       $    4,549                       $     5,839
----------------------------------------------------------------------------------------------------------------------------------
Earnings per common share from continuing operations:
   Basic                                                           $     0.14       $     0.82                       $      0.39
   Diluted (Note 2)                                                                 $     0.60                       $      0.31
----------------------------------------------------------------------------------------------------------------------------------
Weighted average number of common
  shares and equivalents:
   Basic                                                            6,462,077        5,546,000        2,079,750       14,087,827
   Diluted                                                                           7,603,000       11,030,501       18,633,501
==================================================================================================================================

Note 1: For the Year Ended September 30, 1996
Note 2: Earnings per share for historical Bowmar assumes dilution is the same as earnings per share basic and thus is not shown separately.
See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                  BOWMAR INSTRUMENT CORPORATION AND SUBSIDIARY
                 PRO FORMA COMBINED STATEMENTS OF INCOME (LOSS)
                           FROM CONTINUING OPERATIONS
                      FOR THE YEAR ENDED SEPTEMBER 30, 1995

                  (In thousands of dollars, except share data)

==================================================================================================================================
                                                                   HISTORICAL       HISTORICAL
                                                                     BOWMAR         ELECTRONIC       PRO FORMA        PRO FORMA
                                                                   INSTRUMENT         DESIGNS        ADJUSTMENTS      COMBINED
                                                                                     (NOTE 1)
----------------------------------------------------------------------------------------------------------------------------------
Net Sales                                                          $   26,869       $        -                       $    26,869
Cost of sales                                                          17,305                -                            17,305
----------------------------------------------------------------------------------------------------------------------------------
Gross Margin                                                            9,564                -                             9,564
----------------------------------------------------------------------------------------------------------------------------------
Expenses:
   Selling, general and administrative                                  7,676                -                             7,676
   Product development                                                    812                -                               812
   Interest expense                                                       723                -                               723
   Other expense (income), net                                           (224)               -                              (224)
----------------------------------------------------------------------------------------------------------------------------------
   Total expenses                                                       8,987                -                             8,987
----------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before income taxes                     577                -                               577
Income tax expense (benefit)                                           (3,326)               -                            (3,326)
----------------------------------------------------------------------------------------------------------------------------------
INCOME AFTER TAX FROM CONTINUING OPERATIONS                        $    3,903       $        -                       $     3,903
----------------------------------------------------------------------------------------------------------------------------------
Earnings per common share from continuing operations:
   Basic                                                           $     0.55       $        -                       $      0.33
   Diluted                                                         $     0.48       $        -                       $      0.30
----------------------------------------------------------------------------------------------------------------------------------
Weighted average number of common
  shares and equivalents:
   Basic                                                            6,426,378        3,226,000        1,209,750      10,862,128
   Diluted                                                          8,177,646        3,590,000        1,346,250      13,113,896
==================================================================================================================================

Note 1: On May 13, 1997, EDI announced its decision to divest its Crystallume Diamond Products division. As a consequence, the results of Crystallume have been classified as discontinued operations, and there were no results from continuing operations in 1995 for EDI.
See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                          BOWMAR INSTRUMENT CORPORATION

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTE 1 - EXCHANGE RATIO

         Under the Merger Agreement, each outstanding share of EDI Common Stock will be converted into 1.375 shares of Bowmar Common Stock. This exchange ratio was used in computing share and per share amounts in the accompanying unaudited pro forma combined financial statements.

NOTE 2 - PRO FORMA ADJUSTMENTS

   (a) Pro forma adjustments have been made to reflect the issuance of shares in the exchange ratio stated in Note 1 above, the cancellation of EDI treasury stock, and the change in the par value of shares of EDI Common Stock to Bowmar Common Stock, in accordance with the Merger Agreement.

   (b) For purposes of computing earnings per share, the basic and diluted shares were adjusted using the 1.375 exchange ratio.

NOTE 3 - EXCLUSION OF DISCONTINUED OPERATIONS

         The historical financial data of Bowmar and EDI shown on the unaudited pro forma financials excludes discontinued operations.

NOTE 4 - DISCONTINUED OPERATIONS

         In December 1997, the Bowmar Board decided to sell the Technologies Division. On May 3, 1998, Bowmar reached a definitive agreement to merge with Electronic Designs Inc. (EDI). One division of EDI manufactures active matrix liquid crystal displays (AMLCD).

         To account for the Merger as a pooling of interests, the Bowmar Board has decided not to sell the Technologies Division. Instead, Bowmar will combine the Technologies Division with the EDI division to improve the performance of their products lines based on the complementary products of each. As required by EITF 90-16, the Pro Forma Combined Financial Statements have been reclassified to reflect the results of the Technologies Division in continuing operations.

                                                             PRELIMINARY COPIES


           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements contained in this Joint Proxy Statement/Prospectus, including statements regarding the development of or current state of Bowmar's and EDI's businesses, the markets for Bowmar's and EDI's services and products, anticipated capital expenditures and the effects of the Merger, and other statements contained herein regarding matters that are not historical facts, are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements include, among other things, statements regarding the intent, belief or expectations of EDI and Bowmar and their directors and officers with respect to (i) the consummation of the Merger and the transactions contemplated thereby, (ii) expected revenues from the sale of products by the Combined Company, including international sales, (iii) future results from operations of the Combined Company, (iv) selling prices of the Combined Company's products and costs associated with raw materials, (v) competition and product development, (vi) fluctuation of orders for the Combined Company's products, and (vii) vendor relationships. Stockholders are cautioned that, while forward-looking statements reflect the respective companies good faith beliefs, they are not guarantees of future performance and involve known and unknown risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. The accompanying information in this section, as well as information contained elsewhere in this Joint Proxy Statement/Prospectus, identify certain factors that could cause such differences.

                                  RISK FACTORS

         Holders of EDI Common Stock and holders of Bowmar Common Stock and $3.00 Preferred Stock should consider carefully all of the information contained in this Joint Proxy Statement/Prospectus, including the following factors:

RISKS RELATED TO THE MERGER AND THE COMBINED COMPANY

         INTEGRATION OF THE COMPANIES

         Bowmar and EDI have entered into the Merger Agreement with the expectation that the Merger will result in certain benefits. Achieving the benefits of the Merger will depend in part upon the integration of the businesses of Bowmar and EDI in an efficient manner, and there can be no assurance that this will occur. The successful combination of companies in a rapidly changing high technology industry may be more difficult to accomplish than in other industries. The combination of the two companies will require, among other things, integration of the companies' respective product offerings and coordination of their sales and marketing and research and development efforts. There can be no assurance that such integration will be accomplished smoothly or successfully. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations and addressing possible differences in corporate cultures and management philosophies. The transition to a combined company will require substantial attention from management. The diversion of management attention and any difficulties encountered in the transition process could have an adverse effect on the revenues and operating results of the Combined Company. In addition, the process of combining the two organizations could cause the interruption of, or a disruption in, the activities of any or all of the companies' businesses, which could have a material adverse effect on their combined operations. There can be no assurance that the Combined Company will realize any of the anticipated benefits of the Merger.

         SUBSTANTIAL DILUTION OF OWNERSHIP INTEREST OF BOWMAR STOCKHOLDERS

         The current stockholders of Bowmar will own approximately 41% of the outstanding shares of Combined Company Common Stock following consummation of the Merger. This represents substantial dilution of the ownership interest in Bowmar of the current Bowmar stockholders.

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         EFFECT OF STOCK PRICE FLUCTUATIONS ON THE CONSIDERATION TO BE RECEIVED
BY THE HOLDERS OF EDI COMMON STOCK IN THE MERGER

         The relative stock prices of the EDI Common Stock and the Bowmar Common Stock at the Effective Date may vary significantly from the prices as of the date of execution of the Merger Agreement or the date hereof or the date on which stockholders vote on the Merger and the transactions contemplated thereby. These variances may be due to changes in the business, operations and prospects of EDI or Bowmar, market assessments of the likelihood that the Merger will be consummated and the timing thereof, general market and economic conditions, and other factors. The Exchange Ratio is fixed and will not be adjusted based on changes in the relative stock prices of the Bowmar Common Stock and the EDI Common Stock. Thus, the dollar value of the Bowmar Common Stock to be received by the holders of EDI Common Stock will not be determined until the Effective Time, and may be substantially more or less than the value of the Bowmar Common Stock as of the date of execution of the Merger Agreement, the date hereof or the date on which stockholders vote on the Merger and the transactions contemplated thereby. See "The Merger--General Description of the Merger--Merger Consideration." The closing price of Bowmar's Common Stock was $2.25 on May 1, 1998 (the last trading day prior to the date that the Merger was publicly announced) and was $2.25 on May 27, 1998. The closing price of EDI's Common Stock was $3.00 on May 1, 1998 (the last trading day prior to the date that the Merger was publicly announced) and was $2.219 on May 27, 1998. See "Information about Bowmar--Market Price of and Dividends on Common Equity and Related Stockholder Matters" and "Information about EDI--Market Price of and Dividends on Common Equity."

         SHARES ELIGIBLE FOR FUTURE SALE; POSSIBLE VOLATILITY OF STOCK PRICE

         After the Merger and assuming the conversion of the 7,047,380 shares of EDI Common Stock outstanding on the EDI Record Date to shares of Combined Company Common Stock, approximately 9,690,147 of the shares of Combined Company Common Stock issued to EDI stockholders will be freely tradable. In addition, on the EDI Record Date, there were [1,998,909] and [1,127,293] outstanding EDI Options and EDI Warrants, respectively. It is anticipated that at the time of the Merger, substantially all shares of outstanding Combined Company Common Stock will be eligible for sale on the public market subject in certain cases to volume and other limitations. An additional 672,500 shares of Bowmar Common Stock subject to outstanding options to purchase Bowmar Common Stock have been registered for sale under the Securities Act. As a result, substantial sales of Combined Company Common Stock could occur after the Merger. Sales of a substantial number of such shares of Combined Company Common Stock could adversely affect or cause substantial fluctuations in the market price of Combined Company Common Stock and impair the Combined Company's ability to raise additional capital through the sale of its equity securities.

         The market prices for the Bowmar Common Stock and the EDI Common Stock are subject to significant fluctuations in response to a number of factors, including variations in Bowmar's and EDI's quarterly operating results, changes in estimates of Bowmar's and EDI's results of operations, perceptions about market conditions in the microelectronics industry and the effect of general economic conditions, many of which are unrelated to Bowmar's and EDI's operating performance. In addition, the stock market generally has experienced significant price and volume fluctuations. These market fluctuations could have a material adverse effect on the market price or liquidity of the Combined Company Common Stock following the Merger.

         INTERESTS OF CERTAIN PERSONS IN THE MERGER

         In considering the recommendation of the Merger by the Bowmar Board and EDI Board, the stockholders of each of Bowmar and EDI should be aware that certain members of management and certain directors of Bowmar and EDI have certain interests in the Merger that are different from, or in addition to, those of the stockholders of Bowmar and EDI generally. Such interests, together with other relevant factors, were considered by the respective Board of Directors when it considered and approved the Merger Agreement and determined to recommend its approval to its stockholders. See "The Merger--Interests of Certain Persons in the Merger."





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         RISK THAT MERGER IS NOT CONSUMMATED

         No assurance can be given that the Merger will be consummated. The Merger Agreement provides for the payment by each of Bowmar and EDI to the other of a termination fee of $500,000 if the Merger Agreement is terminated under certain circumstances. Such payment obligations may preclude a future pooling of interests between EDI and Bowmar in the event that this Merger is not consummated and may have an adverse impact on the financial condition of the company paying the fee. See "Certain Provisions of Merger Agreement-- Termination of the Merger Agreement."

         RISKS TO EDI STOCKHOLDERS

         Upon completion of the Merger, the rights of the former holders of EDI Common Stock will be different in certain important respects as holders of Combined Company Common Stock. The former holders of EDI Common Stock will become subject to the rights and preferences of the holders of $3.00 Preferred Stock, which will have priority over the Combined Company Common Stock. In addition, the Bowmar Rights Agreement will continue in effect which may have a deterrent effect with respect to takeover offers of the Combined Company. See "Comparative Rights of Stockholders--Shares and Stockholders" and "--Anti-Takeover Provisions."

         POOLING OF INTERESTS ACCOUNTING TREATMENT

         Bowmar and EDI expect that the Merger will be accounted for as a pooling of interests, although the companies have not made such a condition to consummation of the Merger. Bowmar has received from Coopers & Lybrand, L.L.P. ("Coopers & Lybrand"), Bowmar's independent public accountants, a letter in which Coopers & Lybrand concurs with management's conclusion that, as of the date of the letter, June 9, 1998, no conditions exist that would preclude accounting for the Merger of Bowmar and EDI as pooling of interests.

RISKS RELATED TO BOWMAR, EDI AND THE COMBINED COMPANY

         OPERATING RESULTS

         General. Bowmar's and EDI's quarterly and annual results of operations are affected by a variety of factors that could materially and adversely affect revenues, gross profit and income from operations of the Combined Company. These factors include, among others, the cyclicability of the semiconductor market; demand for products; changes in product mix; competitive pricing pressure; fluctuations in manufacturing yields; cost and availability of raw materials and components; unanticipated delays or problems in the introduction or performance of new products; the ability to introduce new products that meet customer requirements; market acceptance of products; product introduction by competitors; patterns of spending by customers; the shift in military purchase to commercial off-the-shelf ("COTS") products; any loss of principal customers or delays, cancellations or reschedulings of orders, particularly commercial orders, due to customer financial difficulties, product inventory accumulation by the customer or other events; availability and extent of utilization of manufacturing capacity; product obsolescence; the ability to develop and implement new technologies; the timing of expenditures in anticipation of increased sales; and the level of expenditures for research and development and sales, general and administrative functions. Any one or more of these factors could result in the Combined Company failing to achieve its expectations as to future revenues, gross profit and income from operations. The Combined Company's operating results could also be affected in any given period by business interruptions or costs associated with an earthquake, fire, theft or other similar events outside the control of the Combined Company, which events may not be fully covered by applicable insurance coverages.

         Gross Margins. The Combined Company's gross margins may vary in the future as a result of declining selling prices. Each of Bowmar and EDI has recently experienced some reductions in gross margins of their memory products as a result of lower selling prices necessitated by intense competition for the military memory business. See "--Dependence on Defense Industries." In addition, the selling prices of Bowmar's and EDI's existing products are generally expected to decline over time. In particular, sales of commercial memory





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products toward the end of a product's life cycle are typically characterized by steep declines in sales and pricing, the precise timing of which may be difficult to predict. The Combined Company could experience unexpected reductions in sales of products as customers anticipate new product purchases. See "--Risk of Technology Change and Development of New Products." These factors could give rise to obsolete or excess inventory, returns of products by distributors, or substantial price protection credits or discounts. To the extent that the Combined Company is unsuccessful in managing product transitions, its business, financial condition and results of operations could be materially adversely affected.

         Bowmar and EDI expect the Combined Company will continue to experience reduced gross margins in the foreseeable future. The Combined Company's ability to maintain or increase net revenue will be highly dependent upon its ability to increase unit sales volumes of existing products and to introduce and sell new products in quantities sufficient to compensate for the anticipated declines in selling prices.

         Capital Expenditures, R&D and Other Costs. The need for continued significant expenditures for capital equipment purchases, research and development and ongoing customer service and support, among other factors, will make it difficult for the Combined Company to reduce its operating expenses in a particular period if the Combined Company's net sales for a period are not met because a substantial component of the operating expenses are fixed costs. Accordingly, there can be no assurance that the Combined Company will be able to be profitable or that it will not sustain losses in future periods. Due to the foregoing factors, it is likely that in some future quarter the Combined Company's operating results will be below the expectations of public market analysts and investors. In such an event, the price of the Combined Company Common Stock may be materially adversely affected.

         Semiconductor Business. In connection with Bowmar's and EDI's semiconductor memory business and EDI's flat panel display operations, a wide array of factors could cause the Combined Company's results of operations and gross margins to fluctuate in the future from period to period. The primary factors that might affect the Combined Company's results of operations in this regard include the cyclicability of the semiconductor market; any loss of a principal customer or any short term loss of a customer due to product inventory accumulation by the customer; any inability to procure required components; any adverse changes in the mix of products sold by the Combined Company; and the recent softening of the semiconductor market which could cause a decline in selling unit prices, diminished inventory value, and less demand for commercial memory products as customers restrict inventory levels. See "--Cyclical Nature of Semiconductor Industry."

         Reduction in Inventory Values. Reduction in value of the Combined Company's inventories due to unexpected price declines, as has occurred in the past in connection with a softening of the semiconductor industry, could adversely affect the Combined Company's results of operations. Such declines in inventory valuation have had an adverse effect on EDI's financial condition and results of operations in the past and could have an adverse effect on the Combined Company's financial condition and results of operations in future periods. Although none of these factors, with the exception of inventory obsolescence for EDI, have had a material adverse effect on Bowmar's or EDI's results of operations to date, there can be no assurance that such factors will not have a material adverse effect on the Combined Company's future results of operations.

         RISKS OF TECHNOLOGY CHANGE AND DEVELOPMENT OF NEW PRODUCTS

         The Combined Company's future results of operations will be dependent upon its ability to improve and market its existing products and to successfully develop, manufacture and market new products. There can be no assurance that the Combined Company will be able to continue to improve and market its existing products or develop and market new products, or that technological developments will not cause the Combined Company's products or technology to become obsolete or noncompetitive.

         The semiconductor packaging industry is characterized by rapid technological change and is highly competitive with respect to timely product innovation. Memory products typically have a product life of only three to five years and Bowmar's and EDI's current memory products represent all stages of the life cycle, as





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the companies introduce new products each year in response to the evolving market. The Combined Company's product line will include more than ____ different memory products.

         Although the majority of EDI's revenues and profits historically have been derived from its memory product business, EDI allocates a disproportionate amount of its research and development budget to display products. This allocation reflects the relative mature state of the memory product business. This research and development strategy could potentially have a materially adverse effect on the Combined Company's future performance.

         EDI's display products have been developed exclusively based on AMLCD products procured from Sharp Electronics Corporation ("Sharp"). EDI's competitors in the flat panel display business are investing substantial resources in the development and manufacture of flat panel displays using a number of alternative technologies. In the event these efforts result in the development of products that offer significant advantages over Sharp's and the Combined Company's products, and the Combined Company is unable to improve its technology or develop or acquire alternative technology that is more competitive, the Combined Company's business and results of operations will be adversely affected. The Combined Company's success and growth in future periods may also depend in part upon the Combined Company's ability to successfully develop and market technology to improve display performance (i.e., operating in varying environmental conditions, brightness, contrast and viewing angle). There can be no assurance that the Combined Company will be able to improve its technology or develop products intended to keep the Combined Company competitive.

         EDI and Bowmar believe that the future success of the Combined Company depends in part on its ability to rapidly achieve market acceptance of new products and new programs and thereafter to develop new products or product enhancements to keep up with technological advances and to meet customer needs. Bowmar and EDI have each experienced, and the Combined Company in the future will experience, delays from time to time in development and introduction of new products. There can be no assurance that the Combined Company will be successful in developing and introducing new products in a timely manner, that new products will gain market acceptance, that the new process technologies can be successfully implemented, or that the Combined Company will have adequate financial or technical resources for future product development and promotion.

         DEPENDENCE ON KEY PERSONNEL

         The Combined Company's future operating results will depend in part upon the contributions of the persons who will serve in senior management positions after the Merger and the continued contributions of key technical personnel of both of Bowmar and EDI, some of whom would be difficult to replace. See "The Merger--Management of the Combined Company." In addition, the Combined Company's future success will depend in part upon its ability to attract and retain highly qualified personnel, particularly product design engineers. Each of Bowmar and EDI competes for such personnel with other companies, academic institutions, government entities and other organizations. There can be no assurance that the Combined Company will be successful in hiring or retaining qualified personnel, or that any of Bowmar's or EDI's personnel will remain after the Merger. Any loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on the Combined Company's business, financial condition and results of operations.

         Pursuant to the employment agreement of Mr. McGuinness, Chairman, Chief Executive Officer and President of EDI, Mr. McGuinness may terminate his employment at any time and receive his base salary and fringe benefits for a period of 18 months. Pursuant to the Agreement to be Bound by Severance Agreements and Employment Agreement, the Combined Company will assume the foregoing obligations of EDI. Mr. McGuinness also has a severance agreement that will be assumed by the Combined Company, but he will not be entitled to any change of control benefits under such agreement as a result of the Merger. In addition, Mr. Edwards, the Chief Financial Officer and Senior Vice President of Finance of EDI, has a severance agreement with EDI that will be assumed by the Combined Company. Pursuant to his severance agreement, if Mr. Edwards' employment is terminated (whether by Mr. Edwards or the Combined Company), including by reason of a significant change in the nature or scope of his responsibilities or duties, Mr. Edwards





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will receive a lump-sum equal to his highest annual base salary received during any calendar year and twelve months of continued life insurance and health and medical benefits. Accordingly, if Mr. Edwards' employment is terminated following the Merger (including by reason of his resignation), Mr. Edwards would receive the foregoing payment and benefits. See "Other Agreements -- Assumption of Severance Agreements and Employment Agreement" and "Information About EDI -- Information Regarding Directors and Executive Officers -- Employment and Severance Agreements."

         RISK OF MANAGING GROWTH AND EXPANSION OF OPERATIONS

         The Combined Company will represent a significantly expanded operation. The Combined Company initially will continue to market all products and services currently marketed by Bowmar and EDI independently. The ability to manage the combined operations may depend upon an expansion of the accounting and other internal management systems of the Combined Company and the implementation of a variety of procedures and controls. There can be no assurance that significant problems in these areas will not occur. Any failure to expand these systems and implement such procedures and controls in an efficient manner could have a material adverse effect on the Combined Company's business, financial condition and results of operations.

         DEPENDENCE ON DEFENSE INDUSTRIES

         With respect to the products of both Bowmar and EDI, current contracts with defense related companies and revenues generated therefrom in the aggregate account for a material portion of each company's overall revenues. The defense contracts tend to require memory products to be manufactured as compliant to military specifications. Military capital expenditure levels have been declining for some years now and depend on factors that are outside the control of Bowmar and EDI. In addition, the U.S. defense industry has been moving toward the purchase of COTS products rather than those manufactured as compliant to specified military standards. In fiscal 1996 and 1997, military sales accounted for approximately 37% and 39%, respectively, of EDI's overall sales. Bowmar's sales to the military industry have increased over the last three years. In fiscal 1997, military related sales accounted for approximately 89% of Bowmar's overall sales. Changes in military spending and the shift in military demand for avionic-microelectronics and COTS products have had an adverse effect on the sales and profit of EDI and Bowmar. Continued reductions in military spending could adversely affect the sales and profits of the Combined Company.

         DEPENDENCE ON INTERNATIONAL SALES AND PURCHASES

         International sales, primarily in EDI's memory products accounted for approximately 30% of EDI's net sales in 1997. Bowmar's international sales represented approximately 27% of Bowmar's net sales in 1997. Bowmar and EDI anticipate that international sales will continue to account for a substantial portion of the net sales for the Combined Company. In addition, the majority of the components used by Bowmar and EDI in connection with products for military applications are acquired from foreign manufacturers worldwide, particularly countries located in Southeast Asia. As a result, a significant portion of Bowmar's and EDI's sales and purchases are subject to the risks of international business, including fluctuations in foreign currencies, especially Asian markets, trade disputes, changes in regulatory requirements, tariffs and other barriers, the possibility of quotas, duties, taxes or other changes or restrictions upon the importation or exportation of the products being implemented by the United States, timing and availability of export licenses and the general economies of these countries in which Bowmar and EDI's transact business. Foreign suppliers of semiconductor related materials are regularly threatened with, or involved in, pending trade disputes and sanctions which, if realized, could materially adversely effect the Combined Company by closing off critical sources of supply for the raw materials used to produce its products. Bookings of both of EDI and Bowmar are currently below prior years' bookings, largely because of the current Asian economic crisis, which EDI and Bowmar expect will continue through calendar year 1998.

         The Combined Company will be subject to these risks and others involved in doing business abroad, including political and economic instability; difficulties in accounts receivable collections; difficulties in obtaining governmental approvals for telecommunications and other products; risks associated with the





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potential imposition of requirements relating to the import or export of high technology products; difficulties in managing distributors; potentially adverse tax consequences; the burden of complying with a wide variety of complex treaties and foreign laws, and accepting customer purchase orders governed by foreign laws which may differ significantly from United States laws and limit its ability to enforce its rights under such agreements and to collect damages, if awarded. Foreign exchange risks also exist as fluctuations in currency exchange rates could cause the products of the Combined Company to become relatively more expensive to customers in a particular country or cause raw materials and manufacturing services acquired from foreign sources to become more expensive to the Combined Company, leading to a reduction in sales or profitability. Although both Bowmar and EDI denominate foreign sales and purchases in U.S. dollars, future international activity may result in foreign currency denominated sales and purchases.

         Bowmar and EDI also are subject to the risks associated with the imposition of legislation and regulations relating to the import and export of high technology products. Specifically, the Combined Company could be adversely affected if the United States should under any circumstances choose to impose sanctions or tariffs on Japanese or South Korean companies, given the large quantity of Bowmar's and EDI's products acquired from Japanese and South Korean suppliers.

         Some of these factors, particularly the effects of the current Asian market situation, have already had an adverse impact on Bowmar and EDI. There can be no assurance that the current situation will resolve favorably to Bowmar or EDI or that any of these factors will not have a future material adverse effect on the business, financial condition or results of operations of the Combined Company.

         LIMITED PROTECTION OF PROPRIETARY TECHNOLOGY

         Neither Bowmar nor EDI relies on patents. Both Bowmar and EDI rely upon trade secrets and other non-patent proprietary information in the conduct of their respective businesses. Employees of Bowmar and EDI are generally required to enter into agreements providing for confidentiality and the assignment of rights to inventions made by them during their employment, and each of Bowmar and EDI routinely enters into nondisclosure agreements that are intended to maintain the secrecy of its confidential information delivered to third parties for research and other purposes. There can be no assurance that disputes will not arise as to ownership of portions of the Combined Company's technology or that the existing confidentiality, assignment and nondisclosure agreements will provide the necessary protection for the Combined Company.

         VARIABLE ORDER FLOW

         Neither Bowmar nor EDI has firm long-term volume commitments for product sales from its customers, and each of Bowmar and EDI generally enters into individual purchase orders with its customers. Each company has experienced cancellations of orders and fluctuations in order levels from period to period, and it is expected that the Combined Company will continue to experience such cancellations and fluctuations in the future. In addition, in most instances customer purchase orders may be canceled and order volume levels can be changed, canceled or delayed with limited or no penalties. The replacement of reduced, canceled or delayed purchase orders with new business cannot be assured.

         CYCLICAL NATURE OF SEMICONDUCTOR INDUSTRY

         The semiconductor industry has historically been characterized by wide fluctuations in product supply and demand. From time to time, the industry has also experienced significant downturns, often in connection with, or in anticipation of, maturing product cycles and declines in general economic conditions. These downturns have been characterized by diminished product demand, production over-capacity and subsequent accelerated erosion of average selling prices. In most cases, such downturns lasted as much as two years.
EDI and Bowmar are currently within the second year of a current downturn. These downturns can have a significant adverse effect on the Combined Company.





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         Certain developments over the last several years and trends, including price erosion in semiconductor memories and the decline of the book to bill ratio to below parity, have created considerable uncertainty for Bowmar and EDI with respect to anticipated demand for integrated circuits ("ICs") in the near future. These developments have resulted in declines in the average selling prices of some of Bowmar's and EDI's memory products and increased availability of most memory devices which Bowmar and EDI purchase for incorporation in their respective products. The decline in the average selling prices of Bowmar's and EDI's products generally have been offset by declines in raw material costs and have not had a significant effect on gross profit. The increased availability of memory devices has caused an increase in competition and allowed shorter lead times to EDI and Bowmar customers. The Combined Company may be unable to offset future declines in selling prices with decreases in costs of raw materials and increases in its volumes to maintain its current revenue levels. As a result of the increased availability of commercial memory products, there can be no assurance that new competitors will not enter the Combined Company's markets, or that existing competitors, particularly those who manufacture their own semiconductor devices, will not cause the selling prices of some of the Combined Company products to decline to a level at which the Combined Company cannot economically compete. See "--Operating Results." Any such market developments could have a material adverse effect on the Combined Company semiconductor packaging business.

         DEPENDENCE ON GROWTH OF END MARKETS

         The success of the Combined Company will depend in large part on the continued growth of various electronics industries that use semiconductors, including data communications and telecommunications equipment, computers and computer related peripherals, automotive electronics, industrial controls, customer electronics equipment and military equipment, and the Combined Company's ability to capture a significant portion of this commercial market. Any decline in the demand for networking applications, mass storage, telecommunications, cellular base stations, cellular handsets and other personal communication devices which incorporate the Combined Company's products could adversely affect its business, financial condition and operating results. Certain of the Combined Company's products, are incorporated into computer and computer-related products, which have historically been characterized by significant fluctuations in demand. Any decline in the demand for advanced microprocessors which utilize these products could materially and adversely affect the Combined Company's operating results. Further, any slowdown in the computer and related peripherals markets could also materially and adversely affect the Combined Company's operating results. There can be no assurance that the Combined Company will not be materially and adversely affected by slower growth in the markets serviced by its products.

         PRODUCT PRICE FLUCTUATIONS

         The average selling prices of each of Bowmar's and EDI's products historically have decreased over the products' lives and are expected to continue to do so. To offset such decreases, each of Bowmar and EDI has relied primarily on reduced costs of raw materials, cost reductions in the manufacture of such products, increased unit demand to absorb fixed costs and the introduction of new, higher priced products that incorporate advanced features. To the extent that such cost reductions, increased unit demand or new product introductions do not occur in a timely manner or newly introduced products do not gain market acceptance, the business, financial condition and results of operations of the Combined Company could be materially and adversely affected.





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         COMPETITION

         The principal competitors of Bowmar and EDI in the commercial market are companies which are larger than each of EDI and Bowmar and are larger than the Combined Company, have substantially greater financial, technical, marketing, distribution and other resources, and have a much greater presence in the overall market. These companies manufacture memory products in monolithic form and supply modules which incorporate these devices in products that compete with the products of Bowmar and EDI. Each of Bowmar and EDI, on the other hand, generally purchases memory devices from third parties and competes based on the value that it adds to the memory devices. Each of Bowmar and EDI competes with a number of other semiconductor companies who manufacture memory modules. Bowmar and EDI compete in this market on the basis of many factors, including access to advanced semiconductor products at competitive prices, successful and timely product introduction, design capability, lead times, quality, product specification, pricing and customer service. There is the risk that slower demand for semiconductor devices will cause the Combined Company's larger competitors to compete more aggressively in the SRAM module market to sell the memory devices they manufacture.

         There are a few competitors for the military memory market business of Bowmar and EDI. Companies compete for this business on the basis of many factors, including cost and quality systems, which allow for compliance with U.S. and foreign military standards, longer term access to advanced semiconductor products in die and wafer form, successful and timely product introduction, inclusion of their products on standard military drawings, design capabilities, lead times, product specification, pricing and customer service.

         In addition to the foregoing, Bowmar has recently experienced increased price competition for the memory business. Some competitors in the industry have competed for and won contracts bidding at or below cost. There can be no assurance that such price competition will not continue or that the Combined Company can compete successfully based on price alone.

         The principal bases of competition among non-PC flat panel display suppliers are display performance (e.g. brightness, color capabilities, contrast and viewing angle), size and weight, design flexibility, power usage, durability and ruggedness. The primary competition for EDI's flat panel displays currently is encountered from cathode ray tube displays ("CRTs"), which currently dominate the information display market but are large, heavy, fragile and require substantial amounts of power to operate. In the industrial, military, and avionics markets, EDI's products also compete with other flat panel displays including gas plasma and electroluminescent displays. Two other competitive pressures EDI faces are its customers' ability to make the display products on their own and new and existing companies following EDI's strategy of purchasing and enhancing flat panel displays manufactured by third parties. Because of display performance and the significant investments previously and currently being made by a number of Japanese and Korean companies, EDI believes that flat panel displays will displace CRTs as a leader in the avionics display market and eventually in all display markets as the demand grows for high performance, flat, lightweight and power efficient displays capable of delivering high volumes of information. Bowmar's electromechanical business faces competition from larger companies that have greater financial resources, and that may have more advanced technology products. This competition may make it more difficult for the Combined Company to compete for this business.

         There can be no assurance that the Combined Company will be able to compete successfully in the future against existing or potential competitors or that the operating results of the Combined Company will not be adversely affected by increased price competition.





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         ABSENCE OF CONTRACTUALLY ASSURED SOURCES OF SUPPLY/GENERAL LIMITATIONS
         ON SUPPLY

         The most significant raw materials that Bowmar and EDI purchase in their operations are memory devices in wafer, die and component forms and active matrix liquid crystal display ("AMLCD") panels. In a time of strong demand for memory integrated circuits and other products, sources of supply of wafers, die and other components may be constrained and subject to shortages, and the ability of Bowmar or EDI to compete is heavily dependent on its ability to maintain access to steady sources of supply. Neither Bowmar nor EDI has specific long-term contractual arrangements with its vendors, although each believes it has good relationships with its vendors. No assurance can be given that existing access to the current sources of supply of Bowmar and EDI may not be impaired in the future. Any such impairment could have a material adverse effect on the Combined Company.

         ENVIRONMENTAL REGULATIONS

         Each of Bowmar and EDI is subject to a variety of federal, state and local governmental regulations related to the storage, use, discharge and disposal of toxic, volatile or otherwise hazardous chemicals used in its manufacturing process. Increasing public attention has been focused on the environmental impact of microelectronic manufacturing operations. While the use of toxic, volatile or otherwise hazardous substances by Bowmar and EDI is small, there can be no assurance that changes in environmental regulations will not impose the need for additional capital equipment or other requirements.
Any failure by Bowmar or EDI to control the use of, or to adequately restrict the discharge of, hazardous substances under present or future regulations could subject the Combined Company to substantial liability or could cause its manufacturing operations to be suspended. Such liability or suspension of manufacturing operations could have a material adverse effect on the Combined Company's business, financial conditions and results of operations.

         RISKS RELATING TO YEAR 2000 COMPLIANCE

         Many existing computer software programs and operating systems were designed such that the year 1999 is the maximum date that many computer systems will be able to process. Each of EDI and Bowmar has undertaken an assessment of its vulnerability to the so-called "Year 2000 issue" with respect to its computer systems. EDI has in recent years relied almost entirely on purchased off-the-shelf software packages for both business and engineering purposes, and has not materially customized these packages for its purposes. The assessment was based upon formal and informal communications with the software vendors, literature supplied with the software, literature received in connection with maintenance contracts, and test evaluations of the software. In addition, EDI expects to upgrade its major systems software which will have the effect of bringing such systems into Year 2000 compliance. As a result of the assessment and expected upgrades, EDI believes that all of its major systems software is or will prior to the Effective Time be Year 2000 compliant and that the Year 2000 issue is not likely to have a material impact on its operations. Bowmar has surveyed its supporting systems and has implemented a plan to make its systems Year 2000 compliant by March 1999. All Bowmar products are now Year 2000 compliant. Bowmar has also been in contact with major suppliers and vendors which are either Year 2000 compliant, or are completing system upgrades to become compliant. Bowmar does not expect any major disruption of purchases or supplies because of the Year 2000 problem. Bowmar is also responding to customer inquiries with respect to the Year 2000 issue. If modifications and conversions to deal with the Year 2000 issue are not completed on a timely basis or are not fully effective, the Year 2000 issue may have a material adverse effect on the Combined Company's results of operations.





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                                   THE MERGER

         The following is a summary of the material terms and conditions of the Merger Agreement, a copy of which is attached as Appendix I to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. The information regarding the Merger Agreement in this Joint Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement.

GENERAL DESCRIPTION OF THE MERGER

         Pursuant to the Merger Agreement, at the Effective Time, Acquisition Subsidiary will merge with and into EDI with EDI being the surviving corporation and a wholly owned subsidiary of Bowmar. If the Bowmar Merger Proposal and Bowmar Amendment Proposals are approved by the stockholders of Bowmar and the EDI Merger Proposal is approved by the stockholders of EDI, and if the other conditions to the Merger are satisfied or waived, the Merger will become effective upon the filing by the Surviving Corporation with the Secretary of State of the State of Delaware of a duly executed Certificate of Merger or at such later time as may be specified in the Certificate of Merger. In addition, at the Effective Time, Bowmar's name will be changed to "____________." See "The Bowmar Special Meeting," "The EDI Special Meeting" and "Certain Provisions of Merger Agreement--Conditions of Merger."

         MERGER CONSIDERATION

         At the Effective Time, each of the issued and outstanding shares of EDI Common Stock will be converted into the right to receive, and there shall be paid and issued, in exchange for each of the EDI Shares, 1.375 shares of Combined Company Common Stock, together with the associated Common Stock Purchase Rights issued under the Bowmar Rights Agreement, subject to payment of cash in lieu of any fractional share. The Exchange Ratio is subject to appropriate adjustment in the event of a stock split, stock dividend or recapitalization prior to the Effective Time applicable to shares of the Bowmar Common Stock or the EDI Common Stock, or in the event of any issuance of Bowmar Common Stock or other securities of Bowmar prior to the Effective Time resulting from the operation of the Bowmar Rights Agreement. The shares of Combined Company Common Stock to be issued pursuant to the Merger will be freely transferable except by certain stockholders of EDI and Bowmar who are deemed to be "affiliates" of EDI and Bowmar. The transferability of shares of Combined Company Common Stock issued to such affiliates will be restricted in accordance with the requirements related to pooling of interests and the rules and regulations promulgated by the Commission. See "--Resale Restrictions of Securities Issued in the Merger" and "--Affiliates Agreements."

         As of the Effective Time, by virtue of the Merger, each issued and outstanding share of the capital stock of Acquisition Subsidiary will be converted into and become one fully paid and nonassessable share of EDI Common Stock.

         No fractional shares of Combined Company Common Stock will be issued pursuant to the Merger nor will any fractional share interest involved entitle the holder thereof to vote, to receive dividends or to exercise any other rights of a stockholder of the Combined Company. In lieu thereof, any person who would otherwise be entitled to a fractional share of Combined Company Common Stock by virtue of the Merger shall receive an amount in cash equal to the value of such fractional share (rounded to the nearest cent). The value of such fractional share shall be the product of such fraction multiplied by an amount equal to the average closing price of Bowmar Common Stock on the American Stock Exchange for the ten trading days immediately prior to the third trading day preceding the date on which the Effective Time occurs.

         Each share of EDI Common Stock held in the treasury of EDI or by a wholly owned subsidiary of EDI will be canceled as of the Effective Time and no Merger Consideration will be payable with respect thereto.





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         Based on the capitalization of Bowmar and EDI as of May 27, 1998, the stockholders of EDI immediately prior to the consummation of the Merger will own securities representing approximately 59% of the outstanding Combined Company Common Stock following consummation of the Merger.

         EDI OPTIONS AND EDI WARRANTS

         At the Effective Time of the Merger, each holder of a then-outstanding and unexercised EDI Option or EDI Warrant shall receive, by virtue of the Merger and without any action on the part of the holder thereof, Combined Company Options or Combined Company Warrants, respectively, exercisable for shares of Combined Company Common Stock having the same terms and conditions as the EDI Options and EDI Warrants, including such terms and conditions as may be incorporated by reference into the agreements evidencing the EDI Options and EDI Warrants, except that the exercise price and the number of shares issuable upon exercise shall be divided and multiplied, respectively, by the Exchange Ratio. See "--Merger Consideration."

         Bowmar has agreed to use all reasonable efforts to ensure that the EDI Options which qualified as incentive stock options under Section 422 of the Code prior to the Effective Time continue to so qualify thereafter. Promptly after the Effective Time, the Combined Company will file or cause to be filed all registration statements on the appropriate form as may be necessary in connection with the purchase and sale of Combined Company Common Stock contemplated by the EDI Options subsequent to the Effective Time and shall maintain the effectiveness of such registration statements for so long as any of the options registered thereunder remain outstanding.

         In addition, Bowmar has agreed to register with this Registration Statement the offer and sale (the "Resale Shelf") from time to time after the Effective Time of shares of Combined Company Common Stock issued to those persons (i) whose shares of EDI Common Stock currently are subject to resale pursuant to the EDI Registration Statement on Form S-3 (No. 333-3328) and (ii) who currently are "affiliates" (as such term is defined in the Securities Exchange Act) of EDI. See "Selling Stockholders." The obligations of the Combined Company with respect to the Resale Shelf are governed by the terms and conditions of the Third Amended and Restated Registration Rights Agreement dated April 30, 1995 by and among EDI (as successor to Crystallume) and the persons identified on Exhibit A thereto, as amended from time to time thereafter, and the Agreement Respecting TFI Registration Rights dated October 10, 1995 by and between EDI (as successor to Crystallume) and Technology Funding Partners III, L.P. In addition, the Combined Company will use its reasonable best efforts to maintain an effective registration statement for the Combined Company Common Stock issuable upon exercise of the Combined Company Warrants for so long as the Combined Company Warrants are exercisable.

         As soon as practicable after the Effective Time, the Combined Company will deliver to the holders of the EDI Options and EDI Warrants appropriate notices setting forth each such holder's rights pursuant to such holder's EDI Options and/or EDI Warrants.

         SURRENDER AND EXCHANGE OF SHARES

         Following the Effective Time, each stockholder of EDI will be required to surrender the certificates which had represented shares of EDI Common Stock to American Stock Transfer and Trust Company (the "Exchange Agent"), together with a duly completed and executed transmittal letter provided by the Exchange Agent. As soon as practicable after the Effective Time, the Exchange Agent will mail to each holder of EDI Common Stock notification of the consummation of the Merger and instructions as to the procedure for the surrender of the stock certificates. If any certificates are claimed to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Combined Company shall issue or pay or cause the issuance or payment, as applicable, of the Merger Consideration in exchange for such certificate. The Board of Directors of the Combined Company may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the person claiming to be the owner of such lost, stolen or destroyed certificate to give to the Combined Company an indemnity against any claim that may be made against the Combined Company with respect to the certificate, and to provide such other assurances and execute such other instruments as the Exchange Agent may reasonably require. Each holder of EDI Common





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Stock, upon surrender of a stock certificate or certificates representing such stock, together with the transmittal letter provided by the Exchange Agent duly completed and executed by such holder, will be entitled to receive a stock certificate or certificates representing the number of the whole shares of Combined Company Common Stock (together with cash in lieu of fractional shares of Combined Company Common Stock) to which such holder is entitled.

MANAGEMENT OF THE COMBINED COMPANY

         Pursuant to the Merger Agreement, the Combined Company Board will consist of seven persons, three of whom will be selected by Bowmar from among the members of the Bowmar Board, three of whom will be selected by EDI from among the members of the EDI Board and one of whom will be selected by the six so chosen. The Combined Company Board members selected by Bowmar are Hamid R. Shokrgozar, Edward A. White and Thomas M. Reahard. The Combined Company Board members selected by EDI are Donald F. McGuinness, Norman T. Hall and Thomas J. Toy. In addition, after consummation of the Merger, Hamid R. Shokrgozar will serve as the President and Chief Executive Officer, Donald F. McGuinness will serve as Chairman of the Board, Joseph G. Warren, Jr. will serve as the Vice President and Chief Financial Officer and Frank D. Edwards will serve as the Executive Vice President of the Combined Company. See "--Interests of Certain Persons in the Merger."

BACKGROUND OF THE MERGER

         Management of EDI and Bowmar were generally familiar with each other's businesses because each company competes in the memory markets. From time to time, each of the companies has considered strategic transactions or alliances within the industries in which they operate their businesses. Accordingly, from time to time, EDI had considered whether it was desirable to explore a potential strategic transaction with Bowmar. On December 15, 1996, EDI engaged Alliant (formerly Bentley Hall Von Gehr International) to provide financial advisory services in the event that EDI were to initiate discussions with Bowmar concerning a potential strategic transaction. Shortly after Alliant's engagement, Norman T. Hall, a partner with Alliant and a director of EDI, had several conversations with Edward A. White, the founder and a director of Bowmar, to determine whether Bowmar might have an interest in considering a strategic transaction with EDI.

         Further contacts between Bowmar's management and Mr. Hall took place in February 1997. On or about February 8, 1997, Thomas K. Lanin, former President and Chief Executive Officer of Bowmar, received a telephone call from Mr. Hall, in which Mr. Hall expressed interest in exploring the possibility of a business combination between Bowmar and EDI. Mr. Lanin spoke with Mr. Hall several times in February by telephone to discuss the possible structure and financial parameters of such a business combination. On February 26, 1997, at a regular meeting of the EDI Board, Mr. Hall and Mr. McGuinness informed the EDI Board of Mr. Hall's initial discussions with Bowmar concerning the possible business combination transaction.

         On March 5, 1997, Joseph G. Warren, Jr., Bowmar's Chief Financial Officer, and Fred Gerard, formerly a Director of Bowmar and of Counsel with Bowmar's outside law firm, Bryan Cave LLP, met with Mr. Hall in California to discuss a potential business combination between Bowmar and EDI and the strategic benefits to both companies that could be achieved by such a transaction.

         On March 10, 1997 and April 24, 1997, Bowmar and EDI, respectively, executed nondisclosure agreements which provided in pertinent part that there would be an exchange of confidential information between the parties for the sole purpose of evaluating the merits of a business combination between Bowmar and EDI. Each of Bowmar and EDI agreed to maintain as confidential and proprietary the business information provided by the other party, and to maintain as confidential the facts that the parties had executed the confidentiality agreement and that discussions were occurring with respect to a possible transaction.

         On May 2, 1997, the Bowmar Board held a regular board meeting during which Messrs. Lanin and Warren made a presentation to the Bowmar Board on their discussions with Mr. Hall. Messrs. Lanin and Warren explained the potential benefits of a combination with EDI, including those relating to marketing,





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product diversification and potential cost savings.  After discussion, the
Bowmar Board authorized Messrs. Lanin and Warren to proceed in their discussions with EDI with respect to a possible merger.

         On May 7, 1997, the EDI Board held a regular meeting at which Mr. Hall made a presentation to the EDI Board concerning the results of their discussions with Bowmar's management. Following a discussion of the potential benefits that could be achieved by a business combination transaction involving EDI and Bowmar, the EDI Board authorized management of EDI, together with Mr. Hall, to continue discussions with Bowmar. Immediately following the EDI Board meeting, Messrs. Hall, McGuinness and Edwards had a conference call with Messrs. Lanin and Warren to discuss further matters related to a possible business combination. Thereafter, on May 29, 1997, Mr. McGuinness and Daniel
R. Doyle, Vice President and General Manager for Display Products for EDI, visited Bowmar's Ft. Wayne, Indiana facility.

         On June 12, 1997, Messrs. Warren and Lanin met with Mr. McGuinness and Frank Edwards, Chief Financial Officer for EDI, at EDI's corporate headquarters to discuss the possible merger of EDI and Bowmar. The group discussed possible structures for such a merger and, in particular, who the acquiring company would be and what the resulting ownership of the EDI and Bowmar stockholders would be. The group also discussed potential strategic benefits of a business combination, including anticipated cost savings, anticipated market share increases, market capitalization increase, cash flow for commercial market growth, and greater size and market recognition for the combined company.

         On June 17, 1997, Mr. Lanin spoke with Mr. McGuinness to report that the management of Bowmar believed that the potential strategic benefits and synergies that might result from a combination of EDI and Bowmar were compelling, but that the parties were in disagreement over the appropriate valuations of the companies.

         On July 3, 1997, Mr. McGuinness provided the EDI Board with an update of the discussions to date with Bowmar and the terms of a proposal that EDI planned to make to Bowmar.

         On July 17, 1997, Bowmar received a proposal from EDI to structure a transaction in which EDI would merge with Bowmar by exchanging all of EDI's outstanding common stock for a total of 16,540,000 shares of Bowmar Common Stock. The proposal also provided, among other things, that the merger would be structured as a tax-free reorganization under the federal income tax laws, that all options and warrants of EDI would be exchanged for options and warrants of Bowmar, that each of the parties would provide the other with access to information prior to the signing of definitive documents so that each party could perform necessary due diligence on the other, and that the parties would work in good faith towards signing a definitive agreement by August 29, 1997.

         On July 18, 1997, a regular meeting of the Bowmar Board was held. At that meeting, the Bowmar Board discussed the need to engage a financial advisor to provide the Bowmar Board with a financial analysis of the EDI proposal and to advise Bowmar in respect of strategic transactions. The Bowmar Board authorized Messrs. Warren and Lanin to search for and negotiate terms with an investment banker. On August 22, 1997, Bowmar engaged Needham as its investment banker and financial advisor.

         On July 30, 1997, Messrs. Lanin and White visited the EDI facility in Westborough, meeting at some length with Messrs. McGuinness and Edwards to discuss generally the potential benefits of a combination.

         On August 14, 1997, the EDI Board held a regular meeting which included a review of the status of discussions between EDI and Bowmar. At this meeting, Mr. McGuinness reported on the status of the proposal that EDI had made to Bowmar concerning a merger of the two companies. He indicated that Bowmar was favorable to a potential transaction and was going to hire an investment banker to assist them in their review of the proposal.

         On October 1, 1997, the Bowmar Board held a special meeting and invited representatives of Bowmar's outside legal counsel, Bryan Cave LLP ("Bryan Cave"), and Bowmar's financial advisor, Needham,





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to attend the meeting and to make presentations to the Bowmar Board.  The Bryan
Cave representative outlined legal issues arising in connection with corporate transactions and the duties and responsibilities of the Board in connection with such matters. Needham presented a financial analysis of the proposed merger.

         On October 6, 1997, at a special meeting of the Bowmar Board, Needham presented the Bowmar Board with additional information concerning the proposed merger. The Bowmar Board authorized Mr. Lanin to take all actions and to incur such other expenditures as he deemed necessary to further proceed with the potential merger with EDI.

         On October 9, 1997, the Bowmar Board convened and reviewed additional issues relating to the proposed merger, including pricing matters and structure. The Bowmar Board also approved annual employment contracts for Mr. Lanin, Mr. Warren and Hamid Shokrgozar, then President of White
Microelectronics, a division of Bowmar.

         On October 9, 1997, following the Bowmar Board meeting, EDI received a counterproposal from Bowmar pursuant to which EDI stockholders would receive significantly fewer shares of Bowmar Common Stock than the 16,540,000 shares contemplated by EDI's July 17, 1997 proposal. Shortly thereafter, Mr. Hall conveyed to Mr. Lanin EDI's view that Bowmar's counterproposal was inadequate because of Bowmar's relative valuation of the two companies. During the remainder of October 1997 and through November 1997, EDI and Bowmar continued to analyze valuation and pricing matters, although no meaningful progress was made toward agreement with respect to such matters.

         On October 24, 1997, the Bowmar Board convened a regular meeting during which Mr. Lanin presented the Bowmar Board with an update on his continuing discussions with EDI. Mr. Lanin advised the Board that based on the then recent discussions, a revised offer from EDI may be forthcoming.

         On November 12, 1997, the EDI Board held a regular meeting at which the EDI Board discussed the then current status of the discussions between EDI and Bowmar. At this meeting, the EDI Board considered alternative structures for a proposed merger pursuant to which EDI or Bowmar would be the acquiring company. Following a report by management of its evaluation of Bowmar's business, operations and financial condition, the EDI Board concluded that EDI should make another proposal to Bowmar pursuant to which Bowmar would merge with EDI by exchanging all of the outstanding shares of Bowmar Common Stock for an aggregate of 4,200,000 shares of EDI Common Stock. On December 2, 1997, Bowmar received a written proposal from EDI.

         Two days later, on December 4, 1997, the Bowmar Board convened a special meeting at which Mr. Lanin reported on the new proposal from EDI. Mr. Lanin then discussed with the Bowmar Board Needham's financial analysis of EDI's proposal. The Bowmar Board discussed EDI's proposal. The Bowmar Board decided to reject EDI's proposal and instructed Needham to communicate such rejection to EDI.

         At the Bowmar Board meeting on December 4, 1997, Mr. Warren also reported to the Bowmar Board that Bowmar's Technologies division in Ft. Wayne, Indiana (the "Technologies Division") was expected to incur a $400,000 loss for the first quarter of 1998. After some discussion, based on Mr. Lanin's recommendations, the Bowmar Board decided to take the following actions in an effort to reduce costs and expenses: (i) divest the Technologies Division,
(ii) consolidate the corporate office at 5080 N. 40th Street, Suite 475, Phoenix, Arizona, with the new office and manufacturing facility of the White Microelectronics division located at 3601 E. University Drive, Phoenix, Arizona, and (iii) eliminate the full-time position and related salary for Bowmar's Chairman of the Board. In addition, Mr. Lanin resigned as President and Chief Executive Officer effective January 2, 1998, and the Bowmar Board determined to appoint Hamid Shokrgozar, then President of the White Microelectronics division, as President and Chief Executive Officer of Bowmar effective upon Mr. Lanin's termination.

         On December 9, 1997, Needham informed Mr. Hall of Bowmar's rejection of EDI's December 2, 1997 proposal and that Bowmar had elected to discontinue discussions with regard to a potential business





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combination transaction with EDI to pursue other opportunities. In its letter to Mr. Hall, Needham stated that the terms of EDI's revised proposal were inadequate in that they did not reflect a premium to market price and that such a premium was appropriate for a transaction of this nature. On December 10, 1997, at a special meeting convened by the Bowmar Board, Mr. Lanin reported that, as instructed, Needham had communicated to EDI Bowmar's rejection of EDI's revised proposal. Mr. Warren then reported to the Bowmar Board that, in fiscal year 1997, Bowmar would record a $1,300,000 reserve to account for the "discontinued operation" of the Technologies Division. Bowmar then set about to identify a purchaser for the Technologies Division, utilizing the services of Needham in connection with the potential sale. On December 18, 1997, Bowmar announced its plans to seek such a purchaser.

         On December 20, 1997, EDI entered into a new agreement with Alliant to render financial advisory services to EDI in connection with a possible merger, acquisition transaction or sale of EDI. The purpose of this agreement was to broaden the scope of Alliant's engagement to provide financial advisory services to EDI in connection with EDI's evaluation of any strategic alternative available to it.

         Discussions between EDI and Bowmar resumed on or about January 8, 1998 after Mr. McGuinness contacted Mr. Shokrgozar. The parties determined that they were in general agreement that the synergies that could result from a combination of the two companies were compelling, and discussions between management of EDI and Bowmar focused again on pricing. The parties agreed to meet at the offices of Alliant on January 21, 1998 to further discuss the proposed transaction and, in particular, pricing.

         On January 20, 1998, Mr. McGuinness visited the White Microelectronics facility in Phoenix, Arizona and met with Messrs. Shokrgozar and White. The following day, Messrs. Shokrgozar, Warren, McGuinness, Hall and representatives of Needham and Alliant met in Palo Alto, California as planned. The group discussed various terms of a proposed merger pursuant to which the companies would combine through the merger of EDI into Bowmar. In particular, the group also discussed pricing and a possible exchange ratio as well as certain corporate governance matters and strategies for the combined company. On February 5, 1998, Mr. Shokrgozar informed the Bowmar Board of the renewed discussions with EDI and of the discussions that had taken place in Palo Alto. The Bowmar Board authorized Mr. Shokrgozar to proceed in further discussions with EDI.

         On February 9, 1998, EDI received a proposal from Bowmar pursuant to which EDI stockholders would receive 1.25 shares of Bowmar Common Stock for each share of EDI Common Stock. Shortly thereafter, Mr. McGuinness conveyed to Bowmar EDI's view that the exchange ratio should be 1.5 rather than 1.25.

         A regular meeting of the EDI Board was held on February 25, 1998. At this meeting, Messrs. McGuinness and Hall described the progress of the negotiations which had occurred earlier in February 1998 and the positions of each of the parties in those negotiations. The EDI Board instructed management and its advisors to continue negotiations and due diligence.

         On March 1, 1998, Mr. Shokrgozar telephoned Mr. McGuinness and they discussed further the range for the exchange ratio, which resulted in a tentative agreement on an exchange ratio of 1.375.

         On March 3, 1998, the Bowmar Board held a special meeting to discuss the status of the negotiations. In particular, the Bowmar Board discussed the proposed structure of the transaction, the tentative agreement between Messrs. Shokrgozar and McGuinness on the 1.375 exchange ratio and certain corporate governance issues. The Bowmar Board concluded that management of Bowmar should continue to negotiate the terms of the transaction in accordance with management's proposals and proceed toward definitive documentation.

         On March 6, 1998, the EDI Board held a special meeting to discuss the proposal received from Bowmar relating to the proposed merger of EDI and to Bowmar and, in particular, the exchange ratio. The EDI Board concurred with management's proposal of an exchange ratio of 1.375 and agreed that management should continue discussions with Bowmar with a view to negotiating definitive documentation for the merger,





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subject to due diligence to be performed by the companies and further review and approval by their respective Boards of Directors.

         On March 26, 1998, the EDI Board held a special meeting with its legal and financial advisors at which Messrs. McGuinness and Edwards updated the EDI Board on the status of the negotiations with Bowmar. At this meeting, the EDI Board also discussed various legal issues relating to the proposed transaction as well as the timing and process of the transaction. The EDI Board also discussed the need for obtaining a fairness opinion in connection with the transaction, and specifically, whether it would be appropriate for Alliant to be asked to perform the analyses necessary to deliver such an opinion in view of Mr. Hall's positions as a partner of Alliant and a member of the EDI Board. Based on this discussion, the EDI Board concluded that Alliant was fully capable of maintaining its independence during the process and that Alliant's prior relationship with EDI as its financial advisor together with Alliant's experience in providing financial advice to technology companies made it appropriate and desirable that Alliant be asked to render advice to the EDI Board with respect to the fairness of the proposed merger, from a financial point of view, to the EDI stockholders. At the March 26, 1998 meeting, the EDI Board also discussed appointing a special committee of independent directors to consider the proposed transaction to eliminate any potential conflicts of interest of any member of the EDI Board. The EDI Board discussed the merits of establishing a special committee and the nature and scope of a special committee's involvement in the process. The EDI Board concluded that on balance it would be advisable to establish a special committee consisting of individuals with no existing employment relationships with EDI that would have the authority to assist the EDI Board in evaluating the proposed transaction. The EDI Board then designated Thomas J. Toy and Thomas A. Schultz as the special committee of the EDI Board (the "EDI Special Committee") to assist the EDI Board and management in the evaluation of the merits of the proposed transaction with Bowmar. During the negotiation process, the EDI Special Committee received regular reports on the progress of negotiations and discussed such progress between themselves and with management and the EDI Board.

         On March 30, 1998, Bowmar and EDI commenced a more formal legal and business due diligence review of each other's company and business to further analyze the costs and strategic benefits of a potential merger. As part of this process, Mr. Edwards and representatives of Alliant visited Bowmar's Phoenix facility on March 30 and 31, 1998. Similarly, Mr. Shokrgozar, William Rodes, Bowmar's Controller, and representatives of Needham visited EDI's Westborough facility and met with Messrs. McGuinness and Edwards from April 1 through April 3, 1998.

         Concurrent with the due diligence process, representatives of Bowmar and EDI began exchanging drafts of a merger agreement and conducting negotiations regarding the terms of the definitive merger agreement.

         On April 9, 1998, the EDI Board, together with EDI's financial and legal advisors, held a special meeting to discuss the progress of negotiations of the definitive merger agreement. At this meeting, EDI's management and its financial and legal advisors updated the EDI Board on the status of the negotiations. On behalf of the EDI Special Committee, Mr. Toy reported on his visit to Bowmar's Phoenix facility on April 7, 1998, and his discussions with Mr. Shokrgozar concerning the business and operations of Bowmar. Mr. McGuinness also described to the EDI Board the status of Bowmar's Technologies Division and, in particular, the financial condition and prospects for this division. The EDI Board also discussed the status of the due diligence being performed on Bowmar by management of EDI as well as accounting issues relevant to the transaction. In addition, EDI's legal counsel gave a presentation to the EDI Board on the terms of the draft merger agreement, and, in particular, whether pooling accounting treatment was desirable and certain advantages and disadvantages thereof, and the EDI Board discussed certain issues raised by such terms. Finally, the EDI Special Committee reported to the EDI Board on the procedures that the EDI Special Committee would be undertaking during its continuing evaluation of the transaction, which included having further discussions with management of EDI regarding due diligence and discussions with Alliant concerning the analyses to be performed by Alliant in its evaluation of the fairness of the transaction from a financial point of view.





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         On April 14 and April 22, 1998, legal counsel for the two companies and a representative of Alliant participated with the management of the two companies in continued negotiations concerning the terms of the draft merger agreement. In particular, the parties discussed such issues as the accounting treatment of the transaction, conduct of the companies' respective businesses prior to the Effective Time, employee benefit matters, conditions to the parties' respective obligations to consummate the transaction, termination events, registration rights for certain affiliates of EDI, indemnification matters and the desirability of voting agreements to be entered into by certain stockholders of EDI and Bowmar.

         On April 24, 1998, the EDI Board convened a special meeting to discuss the status of the negotiations of the definitive documentation. At such meeting, EDI's legal counsel, together with Messrs. McGuinness and Edwards, updated the EDI Board on the outcome of the discussions between management of the two companies concerning the terms of the draft merger agreement. The EDI Board also received an update of the due diligence being performed on Bowmar by EDI's management. In addition, the EDI Board discussed whether there were potential synergies that could be achieved between EDI's display business and Bowmar's Technologies Division and whether the transaction could be accounted for as a purchase or a pooling and the implications to EDI resulting therefrom. After deliberation of these issues by the EDI Board, the EDI Board discussed acceptable parameters within which such issues were authorized to be resolved by management.

         On April 28, 1998, Mr. Edwards and Daniel R. Doyle, the Vice President and General Manager for Display Products for EDI, visited Bowmar's Ft. Wayne, Indiana facility as part of EDI's due diligence.

         On April 29 and April 30, 1998, legal counsel for the two companies and representatives of Alliant participated in discussions regarding the terms of the draft merger agreement. The key issues discussed included (i) whether pooling accounting treatment was desirable and available, (ii) the appropriate indemnification obligations to be undertaken by Bowmar for the benefit of the officers and directors of Bowmar and EDI, (iii) the scope of the environmental representations to be made by each of the companies, and (iv) the desirability of obtaining voting agreements from certain stockholders of the companies.

         On May 1, 1998, the EDI Board held a special meeting, together with EDI's legal counsel and financial advisor, at which Alliant gave a presentation concerning its preliminary evaluation of the fairness, from a financial point of view, of the proposed transaction. In addition, the EDI Special Committee presented the status of its review at that point in time. This involved a review of the due diligence performed by management, a review of Bowmar's business and operations, including the operations of the Technologies Division, and a review of the fairness analyses performed by Alliant.

         Between May 1 and over the course of the weekend of May 2 and May 3, 1998, legal counsel and the financial advisors for EDI and Bowmar participated with management of the two companies in continued negotiations of the final proposed terms of the transaction and the merger agreement.

         On May 3, 1998, the EDI Board held a special meeting to consider the proposed Merger Agreement and the transactions contemplated thereby. Members of EDI's management and representatives of each of Alliant and Goodwin, Procter & Hoar LLP, legal counsel to EDI, presented written materials (including a substantially complete draft of the Merger Agreement) and made presentations to the EDI Board and discussed with members of the EDI Board their views and analyses of various aspects of the proposed Merger and the effects thereof. Representatives of Alliant also made a presentation to the EDI Board of its analysis of the fairness of the proposed transaction, from a financial point of view, to the stockholders of EDI. Alliant also delivered its written opinion to the EDI Board to the effect that, as of May 3, 1998 and based upon and subject to the matters stated therein, the proposed Exchange Ratio was fair, from a financial point of view, to the holders of EDI Common Stock. The EDI Special Committee then informed the EDI Board that based on its review and findings, it was recommending that the EDI Board approve the Merger. After discussions, the EDI Board determined that the Merger Agreement and the transactions contemplated thereby were fair and in the best interests of EDI and its stockholders and authorized management of EDI to execute the Merger Agreement. Mr. Hall, who was in favor of approving the Merger Agreement, abstained from the final vote in view of his relationship with Alliant.





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         Also on May 3, 1998, the Bowmar Board held a special meeting at its offices in Phoenix, Arizona, to discuss the details of the proposed Merger Agreement and the transactions contemplated thereby. Additionally, presentations were given by management and representatives of Needham and Bryan Cave. Needham presented its analysis of the financial aspects of the proposed Merger and delivered its oral opinion to the Board of Directors (which it subsequently confirmed in writing) to the effect that, based upon the facts and circumstances as they existed at that time and subject to the various assumptions and other considerations set forth in such opinion, as of May 3, 1998, the proposed Exchange Ratio was fair from a financial point of view to the stockholders of Bowmar. Members of Bowmar management made a presentation to the Board regarding the terms of the proposed Merger, the business reasons for approving the Merger and the new revenue opportunities and areas where costs savings could be found. During and following the presentations, questions were asked by members of the Bowmar Board and answered regarding financial issues, including accounting matters, the potential impact of developments in the financial markets, personnel matters, the risks and benefits of the proposed Merger and other matters. The Board reviewed the proposed Merger Agreement. Additionally, the representative of Bryan Cave discussed in detail amendments to the Bowmar Rights Agreement which would exclude the contemplated transaction from the triggering mechanism of the Bowmar Rights Agreement. The Bryan Cave representative responded to questions asked by members of the Bowmar Board. Following the presentations and discussions described above, the Bowmar Board concluded that the Merger was in the best interests of Bowmar and its stockholders and, by a unanimous vote of all directors, approved the Merger Agreement and transactions contemplated thereby (including ratification of the formation of the Acquisition Subsidiary for the purpose of merging such subsidiary with and into EDI) and authorized the officers of Bowmar to enter into the Merger Agreement. The Bowmar Board further approved the proposed amendments to the Bowmar Rights Agreement.

         That same evening, after the conclusion of EDI's and Bowmar's respective board meetings, EDI, Bowmar and Acquisition Subsidiary executed the Merger Agreement and Bowmar and EDI executed the Assumption Agreements. In addition, Bowmar and Technology Funding Partners III, L.P. executed a Voting Agreement and EDI and Edward A. White executed a Voting Agreement. The next morning, May 4, 1998, Bowmar and EDI issued a joint press release announcing the Merger prior to the opening of trading on the American Stock Exchange and the Nasdaq SmallCap Market.

         Subsequent to the public announcement by EDI and Bowmar of the execution of the Merger Agreement, on May 4, 1998, Mr. Shokrgozar received a telephone call from Mr. John Buyko, the general manager of the microelectronic division of Aeroflex Incorporated ("Aeroflex"). Mr. Shokrgozar and Mr. Buyko had a prior telephone discussion about a potential meeting between Mr. Shokrgozar and Mr. Buyko. Such a meeting was never held. Mr. Buyko advised Mr. Shokrgozar on May 4, 1998 that Aeroflex was interested in acquiring Bowmar. Mr. Shokrgozar advised Mr. Buyko that Bowmar was committed to merge with EDI. Later, Michael Gorin, President of Aeroflex, and Mr. Buyko called Mr. Shokrgozar. Mr. Shokrgozar reaffirmed his commitment to EDI and advised Messrs. Gorin and Buyko that pursuant to the Merger Agreement, Bowmar was obligated not to discuss any potential competing transaction with any third party. On May 8, 1998, Mr. Shokrgozar received another telephone call from Mr. Gorin. Mr. Gorin reiterated Aeroflex's interest in acquiring Bowmar, stated he had a letter which he was authorized to send to Bowmar and indicated that the letter contained an offer to purchase Bowmar through a stock for stock acquisition at a purchase price of $3.00 per share of Bowmar Common Stock. Mr. Shokrgozar advised Mr. Gorin that Bowmar was committed to the Merger and that the terms of the Merger Agreement contained a no solicitation provision pursuant to which Bowmar was bound not to solicit or encourage third party offers. On Saturday, May 9, 1998, Mr. Shokrgozar advised Mr. McGuinness by telephone of the occurrence of the telephone conversation of May 8, 1998. On May 9, 1998, Mr. Shokrgozar confirmed the oral notification with a letter as required by Section 5.8 of the Merger Agreement.

         On May 12, 1998, the Bowmar Board was convened in a special meeting. Present at the Board meeting at the special invitation of the Chairman of the Board were representatives of Bryan Cave and Needham. At the Board meeting the Board was advised as to all developments. Members of the Board asked questions of legal counsel, Needham and management. The Board instructed Mr. Shokrgozar to abstain from any further contact with Aeroflex representatives.





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         On May 18, 1998, Bowmar received a letter from Aeroflex in which
Aeroflex proposed a tax-free merger with Bowmar at an exchange ratio of .24 Aeroflex common shares for each Bowmar common share and common share equivalent. The offer was subject to Aeroflex due diligence, execution of a definitive agreement with terms substantially similar to those in the Merger Agreement and qualification of the transaction as a pooling of interests. On May 18, 1998, Mr. Shokrgozar telephoned Mr. McGuinness to advise EDI of the receipt of the offer letter and on that same day confirmed the information in writing as required by the Merger Agreement.

         At a special meeting of the Bowmar Board convened on May 19, 1998, the Bowmar Board was advised of the Aeroflex offer letter. The terms and conditions of the offer were discussed in detail. Present at the meeting by special invitation of the Chairman of the Board were representatives of Needham, a representative of Bryan Cave and representatives of Coopers & Lybrand. Needham presented to the Bowmar Board its financial analysis of the Aeroflex offer and discussed with the Bowmar Board the various financial implications of the Aeroflex offer. Legal counsel reviewed with the Bowmar Board the legal implications of the Aeroflex offer and Bowmar's contractual obligations to EDI. The Bowmar Board concluded that it was in the best interests of Bowmar and its stockholders to continue its current strategic direction and thus not pursue the Aeroflex proposal. By letter dated May 20, 1998, Bowmar notified Aeroflex of the Bowmar Board's decision. Mr. Shokrgozar notified Mr. McGuinness on the same date of this decision.

         During the period from May 6, 1998 to May 16, 1998, legal counsel for the two companies participated in the preparation of a draft joint proxy statement/prospectus. Subsequent to the circulation of the first such draft, management of both Bowmar and EDI conferred with respect to a variety of issues, including potential synergies between the Technologies Division and EDI's display business, the accounting treatment of the Merger, the desirability of changing the name of Bowmar in connection with the Merger and the perceived need to increase further the number of shares of authorized Bowmar Common Stock in connection with the Merger. After consultation with the accountants for each of Bowmar and EDI, management of each company determined to propose to their respective Boards of Directors that certain steps be taken which would permit the Merger to be accounted for as a "pooling of interests" rather than as a "purchase" as had been originally contemplated.


         At the special meeting of the Bowmar Board held on May 19, 1998, the accounting issues were discussed in detail. Coopers & Lybrand advised the Bowmar Board that alterations of equity interest in contemplation of a business combination would preclude the business combination from being accounted for as a pooling of interests. Coopers & Lybrand further advised that the Commission has historically allowed alterations of equity interest to be cured prior to the consummation of the business combination. Based on the discussions with Coopers & Lybrand, the Bowmar Board concluded that in order to account for the Merger as a pooling of interests, Bowmar would be required to take the following actions:
(i) reverse the decision to sell the Technologies Division; (ii) amend the employment agreements of each of Mr. Shokrgozar and Mr. Warren to delete the "change in control" provisions and certain other termination provisions; and
(iii) rescind the December 1997 option grants to Messrs. Shokrgozar and Warren. Mr. Shokrgozar advised the Bowmar Board that further analysis of the EDI display business and the Technologies Division product lines revealed potential synergies which supported the reversal of the Technologies Division discontinuance from a business perspective, and that he and Mr. Warren were agreeable to the changes in their employment agreements and options if required to accommodate pooling treatment for the transaction. The Bowmar Board asked questions and received answers from Messrs. Shokrgozar and Warren and representatives of Coopers & Lybrand present at the meeting concerning the business and financial implications of a decision to structure the Merger as a pooling of interests. The Bowmar Board concluded to proceed and authorized Messrs. Shokrgozar and Warren to obtain further details on pooling and the actions necessary to permit the Merger to be accounted for as a pooling position Bowmar for pooling.

         On May 29, 1998, the EDI Board held a special meeting to discuss, among other things, the status of the preparation of the joint proxy statement/prospectus and the accounting treatment of the Merger. At the meeting, Alliant presented written materials and made a presentation to the EDI Board of its analysis of the fairness of the Merger, from a financial point of view, to the holders of EDI Common Stock in view of the potential change from purchase to pooling accounting treatment. The EDI Board asked questions and received answers from Alliant with respect to the fairness analyses presented by Alliant at the meeting. Alliant also delivered its written opinion to the effect that, as of May 29, 1998 and based upon and subject to the matters stated therein, the Exchange Ratio was fair, from a financial point of view, to the holders of EDI Common Stock. The EDI Board concluded that the potential synergies that could be achieved between EDI's display business and Bowmar's Technologies Division together with accounting for the Merger as a pooling were more beneficial to EDI and its stockholders than discontinuing the Technologies Division and accounting for the Merger as a purchase. The EDI Board also reviewed the Amendment to Merger Agreement, approved the





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Amendment to Merger Agreement and authorized management to proceed with the
Merger as a pooling transaction, provided that the conditions necessary to facilitate the treatment of the Merger as a pooling of interests could be satisfied, including obtaining an opinion or other appropriate comfort from Coopers & Lybrand. The EDI Board has also approved the rescission of Mr. McGuinness' November 1997 option grant, and such option has been rescinded, in order to account for the Merger as a pooling of interests.

         On June 1, 1998, the Bowmar Board met in a special meeting. At that meeting, Mr. Shokrgozar updated the Board on the developments during the process of the preparation of the joint proxy statement. The Board approved in principle the amendment of the employment agreements of each of Mr. Shokrgozar and Mr. Warren to remove the "change in control" provisions, eliminate the accelerated vesting and extended exercise period of options upon termination, and to make such other changes as the Board, based on the recommendation of the Compensation Committee, determined were necessary and desirable. The Bowmar Board also approved the rescission of those options to purchase Bowmar Common Stock granted to each of Mr. Shokrgozar and Mr. Warren on December 10, 1998. The Bowmar Board also considered an Amendment to Merger Agreement which had been prepared to facilitate the treatment of the Merger as a "pooling of interests" and to make such other changes as had been recommended by management. The Bowmar Board concluded that, subject to finalization of the amended employment agreements for Messrs. Shokrgozar and Warren and obtaining an opinion or other appropriate comfort from Coopers & Lybrand with respect to the pooling issue, the Amendment to Merger Agreement be approved and the decision to sell the Technologies Division be reversed. Changes to the employment agreements were finalized on June 8, 1998 and the opinion from Coopers & Lybrand was obtained on June 9, 1998. Accordingly, Bowmar executed the Amendment to Merger Agreement.

         On June 9, 1998, the parties entered into the formal Amendment to Merger Agreement to reflect the parties' intent that the Merger be accounted for as a pooling and the decision to change the name of Bowmar in connection with the Merger.

RECOMMENDATION OF THE BOWMAR BOARD; REASONS FOR THE MERGER

         The Bowmar Board has unanimously approved the Merger Agreement and has determined that the Merger is advisable and in the best interests of Bowmar and its stockholders. The Bowmar Board recommends unanimously that Bowmar's stockholders vote "For" the Bowmar Merger Proposal and the Bowmar Amendment Proposals.

         In reaching its determination and recommendation, the Bowmar Board consulted with its senior management, financial advisors and legal advisors. The Bowmar Board considered a variety of factors in making its determination and recommendation, including the factors described below:

                 (i) Prevailing Conditions in the Industries Served by Bowmar. Since the end of the Cold War, there have been significant
         reductions in U.S. military spending.   In addition, in recent years,
         the Department of Defense has shifted its purchases from custom memory products to commercial off-the-shelf products. As a result of the reductions in U.S. military spending, there has been significant consolidation throughout the defense contractor and supplier industries. See "Risk Factors--Dependence on Defense Industries."
         The Bowmar Board believes this consolidation poses a threat to the future viability of small niche suppliers, and that the future of Bowmar depends on its ability to diversify into the commercial memory market. Bowmar has recently made inroads into commercial market applications of its products, specifically in the telecommunications and data communications industry. This market is one that has been targeted by the Bowmar Board for long-term growth. The Bowmar Board concluded that the combination with EDI would accelerate Bowmar's progress toward its goal of decreased dependence on the military markets and would provide Bowmar with greater access to the telecommunications and data communications industry for its products.

                 (ii) Prospects for the Combined Company. The Bowmar Board considered information relating to the financial performance, business operations and prospects of EDI and pro forma information for the Combined Company. The Bowmar Board believes that the "complementary" business strengths of the two organizations are significant. Bowmar's White Microelectronics division brings a particularly strong military market leadership, and EDI brings a strong presence in the commercial market. The Bowmar Board concluded that this information indicated that the Combined Company would have enhanced opportunities for success in the lines of business targeted by Bowmar, moving more quickly into the commercial market with a wider array of products and greater abilities to compete successfully in both the commercial and military markets.





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                 (iii)    Stronger Financial Capabilities.  The Bowmar Board
         concluded that the Combined Company, with its greater size and the combined resources of Bowmar and EDI, would provide a stronger base from which to compete for customer contracts.

                 (iv) Structure of the Transaction. The Merger is essentially a merger of equals, a structure which is viewed favorably by the Bowmar Board. Each of the companies will nominate and appoint three directors to the Board of Directors of the Combined Company, with those six persons choosing a seventh member. The Chairman of the Board of EDI will serve as Chairman of the Board of the Combined Company. The President and Chief Executive Officer of Bowmar will serve as President and Chief Executive Officer of the Combined Company. The Bowmar Board believes the strategic short and long-term goals of EDI are consistent with those of Bowmar. The Bowmar Board also views as favorable the fact that the Merger will be on a tax-free basis for federal income tax purposes. Finally, the Bowmar Board believes the terms and conditions of the Merger Agreement are favorable to Bowmar and its stockholders.

                 (v) Greater Total Market Capitalization. The Bowmar Board believes that because the total market capitalization of the Combined Company will be substantially greater than that of Bowmar prior to the Merger, Bowmar stockholders will have better liquidity and there will be greater opportunities for the Combined Company to attract the attention of other investors.

                 (vi) Anticipated Synergies and Efficiencies. The Bowmar Board believes that because the Combined Company will bring together the creativity, innovation and engineering capabilities of Bowmar and EDI, the combination will provide greater synergies in respect of product development. In addition, the Bowmar Board views as favorable the potential synergies of the Bowmar electromechanical and mechanical products of its Technologies Division with the flat panel display products of EDI. While expense reductions were not the primary objective of the Merger, the Bowmar Board believes the potential exists for efficiencies in the combined expense base, resulting in a transaction that adds to stockholder value. The Bowmar Board believes that the immediate cost savings include general and administrative costs, reductions in areas such as information and accounting systems and operating efficiencies brought about by the combined buying power.

                 (vii) Opinion of Needham & Company, Inc. The Bowmar Board relied on the opinion, analyses and presentations of Needham, described below (see "Opinion of Bowmar's Financial Advisor") to the effect that, based upon certain assumptions and subject to certain matters stated therein, the Exchange Ratio was fair from a financial point of view to the stockholders of Bowmar.

                 (viii) Pooling Accounting Treatment. The Bowmar Board views as favorable the fact that the Merger is expected to be accounted for under the pooling of interests method of accounting.

         The Bowmar Board recognized that there were certain substantial costs associated with a potential merger with EDI. The Bowmar Board considered these costs, along with the other negatives that could arise as a result of the Merger, and concluded that they did not outweigh the advantages of the transaction. The Bowmar Board realizes that not all of the anticipated benefits of the Merger will be fully realized, and that Bowmar may have been successful in its long-term strategy as an independent company. Nevertheless, the Bowmar Board concluded that the potential benefits of the Merger with its attendant risks were sufficiently great to overcome the potential negative factors.

         The foregoing discussion is not intended as an exhaustive discussion of the information and factors considered by the Bowmar Board, but only a summary of the material factors considered by the Bowmar Board. The Bowmar Board did not assign any particular hierarchy to the factors; instead, it considered its decision and recommendation as based on a totality of the information and factors presented and considered by it. The individual members of the Bowmar Board may have regarded the specific factors differently from one another in reaching his final decisions in respect of the Merger.





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         FOR THE REASONS DISCUSSED ABOVE, THE DIRECTORS OF BOWMAR HAVE
UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND UNANIMOUSLY RECOMMEND THAT BOWMAR'S STOCKHOLDERS VOTE "FOR" THE BOWMAR MERGER PROPOSAL AND EACH OF THE BOWMAR AMENDMENT PROPOSALS.

RECOMMENDATION OF THE EDI BOARD; REASONS FOR THE MERGER

         The EDI Board has approved the Merger Agreement and has determined that the Merger and the other transactions contemplated thereby are advisable to and in the best interests of EDI and its stockholders. The EDI Board recommends that EDI's stockholders vote "FOR" approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger.

         In reaching its determination and recommendation, the EDI Board consulted with EDI's management, as well as its financial advisors, legal counsel and accountants, and considered a number of factors. The material factors considered by the EDI Board in reaching the foregoing determination and recommendation, all of which the EDI Board deemed favorable, are described below.

                 (i) Business, Conditions and Prospects of the Combined Company. The EDI Board reviewed information relating to the financial performance, business operations and prospects of EDI and Bowmar and pro forma information for the Combined Company, as well as current industry, economic and market conditions. The EDI Board believes that the Merger will enable EDI to achieve many of its long-range goals much quicker and with less risk than EDI could achieve without the Merger in light of the improved business and financial condition of the Combined Company.

                 (ii) Greater Financial Flexibility and Capabilities. The EDI Board believes that greater size, enhanced financial flexibility and management depth and resources created from the Merger will allow the Combined Company to pursue a more aggressive and flexible business plan, especially in the areas of ruggedized memory products and flat panel displays. In addition, the Combined Company, with its greater size, would provide a stronger base from which to compete for customer contracts.

                 (iii) Structure of the Transaction. The Merger has been structured as a merger of equals, without payment of a control premium to the stockholders of either EDI or Bowmar. The EDI Board views the structure of the Merger as favorable in that EDI is engaging in a strategic combination with a company having similar strategies, backgrounds, ethics and goals. The EDI Board views as favorable the fact that the Merger would allow EDI and its stockholders to achieve many of the same objectives of a large acquisition (e.g., increasing size and total market capitalization) without paying the substantial premium typical of an acquisition transaction. Further, the EDI Board views as favorable the fact that the Merger, because it has been structured as a merger of equals, will allow EDI's stockholders to fully participate in the growth of the Combined Company while retaining, for the benefit of the Combined Company, the services of the senior management team of EDI.

                 The EDI Board also views as favorable the fact that the Merger provides stockholders of EDI with an opportunity to exchange their existing shares of EDI stock for stock of the Combined Company on a basis that is expected to be tax-free for federal income tax purposes (except to the extent of any cash received in lieu of fractional shares). See "--Certain Federal Income Tax Consequences."

                 In addition, the EDI Board views as favorable the terms and conditions of the Merger Agreement, including the representations and warranties and covenants of the parties, the conditions to the parties respective obligations thereunder and the termination provisions set forth therein. See "Certain Provisions of Merger Agreement."





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                 The EDI Board views as favorable the configuration of the
         Board of Directors following the Merger. See "The Merger--Management of the Combined Company."

                 (iv) Greater Total Market Capitalization. The total market capitalization of the Combined Company would be substantially increased as a result of the Merger. The EDI Board believes that increased total market capitalization would provide stockholders of EDI with enhanced liquidity and would make shares of the Combined Company a more attractive investment to investors generally. In this regard, the EDI Board viewed as favorable the fact that the EDI stock currently is listed on the Nasdaq SmallCap Market while the stock of the Combined Company will be listed on the American Stock Exchange.

                 (v) Enhanced Management Team. The Merger would enhance the level of management depth and experience. Specifically, the EDI Board considered the fact that the Merger would effectively combine the senior management teams of EDI and Bowmar, with the Combined Company benefiting from the expertise of both groups.

                 (vi) Anticipated Synergies, Cost Savings and Operational Efficiencies. The EDI Board believes that because the Combined Company will bring together the creativity, innovation and engineering capabilities of Bowmar and EDI, the combination will provide greater synergies in respect of product development. In addition, the EDI Board views as favorable the potential synergies of the Bowmar electromechanical and mechanical products of its Technologies Division with the flat panel display products of EDI. While expense reductions were not the primary objective of the Merger, the EDI Board believes the potential exists for efficiencies in the combined expense base, resulting in a transaction that adds to stockholder value. The EDI Board believes that the immediate cost savings include general and administrative costs, reductions in areas such as information and accounting systems and operating efficiencies brought about by the combined buying power.

                 (vii) Opinion of Alliant Partners. The EDI Board also relied on the opinion, analyses and presentations of Alliant described below under "--Opinion of EDI's Financial Advisor" to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to the stockholders of EDI. The EDI Board viewed the opinion of Alliant as favorable to its determination because of Alliant's experience in the valuation of businesses and their securities in connection with mergers and acquisitions and in providing advisory services and raising capital for technology companies.

                 (viii) Pooling Accounting Treatment. The expectation that the Merger will be accounted for under the pooling of interests method of accounting.

         The EDI Board also considered certain negative factors that possibly could arise from the Merger. These factors included, among others, the significant transaction costs involved in connection with consummating the Merger, the substantial management time and effort required to consummate the Merger and integrate the businesses of EDI and Bowmar and the possibility that the integration efforts may be unsuccessful. The EDI Board also considered the risk that the anticipated benefits of the Merger might not be fully realized as well as the potential benefits that may be realized as a result of continuing EDI's historical operations on a stand-alone basis. The EDI Board also evaluated the benefits of the transaction to be received by certain officers and directors of EDI. See "The Merger--Interests of Certain Persons in the Merger." The EDI Board did not believe that the negative factors were sufficient, either individually or in the aggregate, to outweigh the advantages of the Merger.

         The foregoing discussion of the information and factors considered by the EDI Board is not intended to be exhaustive, but includes the material factors considered by the EDI Board. The EDI Board did not assign relative weights to the above factors or determine that any factor was of greater importance than another. A determination of various weightings would, in the view of the EDI Board, be impractical. Rather, the EDI





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Board viewed its position and recommendation as being based on the totality of the information presented to and considered by it. In addition, the individual members of the EDI Board may have given different weight to different factors.

         THE EDI BOARD HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND RECOMMENDS THAT EDI STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER PROPOSAL.

OPINION OF BOWMAR'S FINANCIAL ADVISOR

         Pursuant to an engagement letter dated August 22, 1997 (the "Engagement Letter"), Bowmar retained Needham to furnish financial advisory and investment banking services with respect to the proposed Merger and to render an opinion as to the fairness, from a financial point of view, of the proposed Exchange Ratio to the stockholders of Bowmar. The amount of consideration to be paid by Bowmar in the Merger was determined through arm's length negotiations between Bowmar and EDI and not by Needham.

         At a meeting of the Bowmar Board on May 3, 1998, Needham delivered its oral opinion (subsequently confirmed in writing) that, as of such date and based upon and subject to certain assumptions and other matters described in its written opinion, the proposed Exchange Ratio is fair to the stockholders of Bowmar from a financial point of view. See "The Merger--Background of the Merger." NEEDHAM'S OPINION IS ADDRESSED TO THE BOWMAR BOARD, IS DIRECTED ONLY TO THE FINANCIAL TERMS OF THE MERGER AGREEMENT AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF BOWMAR AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE BOWMAR SPECIAL MEETING.

         The complete text of the May 3, 1998 opinion (the "Needham Opinion"), which sets forth the assumptions made, matters considered, limitations on and scope of the review undertaken by Needham, is attached to this Joint Proxy Statement/Prospectus as Appendix II, and the summary of the Needham Opinion set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the Needham Opinion. BOWMAR STOCKHOLDERS ARE URGED TO READ THE NEEDHAM OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, THE FACTORS CONSIDERED, AND THE ASSUMPTIONS MADE BY NEEDHAM.

         In arriving at its opinion, Needham, among other things, (a) reviewed a draft of the Merger Agreement dated April 30, 1998; (b) reviewed certain publicly available information concerning Bowmar and EDI and certain other relevant financial and operating data of Bowmar and EDI made available from the internal records of Bowmar and EDI; (c) reviewed the historical stock prices and trading volumes of Bowmar Common Stock and EDI Common Stock; (d) held discussions with members of senior management of Bowmar and EDI concerning their current and future business prospects; (e) reviewed certain financial forecasts and projections prepared by the respective managements of Bowmar and EDI; (f) compared certain publicly available financial data of companies whose securities are traded in the public markets and that Needham deemed relevant to similar data for EDI; (g) reviewed the financial terms of certain other business combinations that Needham deemed generally relevant; and (h) performed and/or considered such other studies, analyses, inquiries and investigations as Needham deemed appropriate.

         Needham assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by or discussed with it for purposes of rendering its opinion. With respect to Bowmar's and EDI's financial forecasts provided to Needham by their respective managements, Needham assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements, at the time of preparation, of the future operating and financial performance of Bowmar and EDI. Needham did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities of Bowmar or EDI. Needham's opinion states that it was based on economic, monetary and market conditions existing as of the date of such opinion. Needham expressed no opinion as to what the value of Bowmar Common Stock will be when issued to the stockholders of EDI pursuant to the Merger or the prices at which the Bowmar Common Stock





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will actually trade at any time.  In addition, Needham was not asked to consider, and the Needham Opinion does not address, Bowmar's underlying business decision to engage in the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Bowmar, or the effect of any other transaction in which Bowmar might engage. No other limitations were imposed by Bowmar on Needham with respect to the investigations made or procedures followed by Needham in rendering the Needham Opinion.

         Based on this information, Needham performed a variety of financial analyses of the Merger and the Exchange Ratio. The following paragraphs summarize the material financial analyses performed by Needham in arriving at its opinion presented to the Bowmar Board.

         Contribution Analysis. Needham reviewed and analyzed the pro forma contribution of each of Bowmar and EDI to pro forma combined operational and financial information as of March 31, 1998 and for the twelve months ended March 31, 1998 ("LTM"), fiscal year ended September 30, 1997 operating results, and projected fiscal years ending September 30, 1998 and 1999 operating results. Needham reviewed, among other things, the pro forma contributions to revenues, net income, assets and stockholders' equity. This analysis indicated that Bowmar would have contributed 43.9% of LTM pro forma combined revenues, 39.8% of fiscal 1997 pro forma combined revenues, 45.3% of projected fiscal 1998 pro forma combined revenues, 39.2% of projected fiscal 1999 pro forma combined revenues, 31.0% of LTM pro forma combined net income, 20.2% of fiscal 1997 pro forma combined net income, 76.1% of projected fiscal 1998 pro forma combined net income, and 35.3% of projected fiscal 1999 pro forma combined net income. In addition, Bowmar would have contributed 50.0% of the pro forma combined total assets as of March 31, 1998, and 44.2% of the pro forma combined stockholders' equity as of March 31, 1998. Based on the Exchange Ratio, Bowmar's stockholders will own approximately 45% of Bowmar after the Merger. The results of the contribution analysis are not necessarily indicative of the contributions that the respective businesses may have in the future.

         Selected Company Analysis. Using publicly available information, Needham compared selected historical and projected financial and market data ratios for EDI to the corresponding data and ratios of certain other publicly traded memory product companies: Aeroflex, Inc., Cypress Semiconductor Corporation, Dense-Pac Microsystems, Inc., Integrated Device Technology, Inc., and Smart Modular Technologies, Inc. (the "Selected Companies"). Such data and ratios included total market capitalization to historical and projected revenue, price per share to historical and projected earnings per share, and market value to historical book value.

         Needham calculated multiples for the Selected Companies based on the closing stock prices on April 29, 1998 and for EDI based on the closing price of Bowmar Common Stock on April 30, 1998 of $2.31 and the resulting equivalent price per share for the Bowmar Common Stock of $3.18 based upon the Exchange Ratio of 1.375. For the Selected Companies, the multiples of total market capitalization to LTM revenues ranged from 1.1 to 2.2 with a mean of 1.8 and a median of 1.8, as compared with a multiple of 0.6 for EDI; the multiples of market capitalization to projected calendar 1998 revenues ranged from 1.0 to
1.9 with a mean of 1.5 and a median of 1.6, as compared with a multiple of 0.6 for EDI; and the multiples of market capitalization to projected calendar 1999 revenues ranged from 0.8 to 1.6 with a mean of 1.3 and a median of 1.4, as compared with a multiple of 0.4 for EDI. For the Selected Companies, the LTM price-earnings multiples ranged from 21.1 to 30.7 with a mean of 25.9 and a median of 25.9, as compared with a multiple of 19.3 for EDI; the projected calendar 1998 price-earnings multiples ranged from 16.7 to 30.5 with a mean of
24.5 and a median of 26.4, as compared with a multiple of 28.9 for EDI; and the projected calendar 1999 price-earnings multiples ranged from 13.2 to 20.3 with a mean of 16.0 and a median of 15.2, as compared with a multiple of 6.4 for EDI. For the Selected Companies, the multiples of market value to historical book value ranged from 1.4 to 4.2 with a mean of 2.8 and a median of 2.9, as compared with a multiple of 1.9 for EDI.

         Selected Transaction Analysis. Needham also analyzed publicly available financial information for 22 selected mergers and acquisitions of companies in the electronics industry that represent transactions since January 1, 1995 with transaction values of between $10 million and $200 million (the "Selected Transactions"). In examining the Selected Transactions, Needham analyzed certain market price, income statement and balance





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sheet parameters of the acquired companies relative to the consideration offered, such as premiums of the consideration offered to the target's stock price one day and four weeks prior to the announcement date of the transaction; aggregate transaction value as multiples of LTM sales, earnings before interest and taxes ("EBIT"), and earnings before interest, taxes, depreciation and amortization ("EBITDA"); and multiples of market value to LTM net income and historical book value. In certain cases, complete financial data was not publicly available for the Selected Transactions and only partial information was used in such instances.

         For the Selected Transactions, the one-day stock price premium ranged from -70.4% to 98.0% with a mean of 28.5% and a median of 38.1%; and the four-week stock price premium ranged from -86.3% to 172.7% with a mean of 49.2% and a median of 37.4%. These compared with one-day and four-week premiums for EDI implied by the proposed Merger of 37.5% and 18.1%, based upon the closing prices of Bowmar Common Stock on April 29, 1998 and March 31, 1998 and the Exchange Ratio of 1.375.

         For the Selected Transactions, the multiples of transaction value to LTM sales ranged from 0.3 to 4.0 with a mean of 1.6 and a median of 1.5; the LTM EBIT multiples ranged from 7.2 to 26.9 with a mean of 13.3 and a median of 12.9; and the LTM EBITDA multiples ranged from 5.7 to 44.4 with a mean of 12.3 and a median of 11.6. The multiples of market value to LTM net income ranged from 9.2 to 56.9 with a mean of 21.5 and a median of 19.0; and the multiples of market value to book value ranged from 0.9 to 8.3 with a mean of 3.3 and a median of 2.9.

         These ratios compared with the following for EDI, calculated based on the closing price of Bowmar Common Stock on April 30, 1998 and the Exchange Ratio of 1.375: LTM sales multiple of 0.6, LTM EBIT multiple of 11.1, LTM EBITDA multiple of 6.1, market value to LTM net income multiple of 19.3, and market to book value multiple of 1.9.

         No company, transaction or business used in the "Selected Company Analysis" or "Selected Transaction Analysis" as a comparison is identical to Bowmar, EDI or the Merger. Accordingly, these analyses are not simply mathematical; rather, they involve complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Companies, Selected Transactions, or the business segment, company or transaction to which they are being compared.

         Other Analyses. In rendering its opinion, Needham considered certain other analyses, including, among other things, a history of trading prices and volumes for Bowmar and EDI, and a comparison of Bowmar's and EDI's stock price performance relative to the Standard & Poor's 500 Index.

         The summary set forth above does not purport to be a complete description of the analyses performed by Needham in connection with the rendering of the Needham Opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Needham believes that its analyses must be considered as a whole and that considering any portions of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Needham made numerous assumptions with respect to industry performance, general business and economic and other matters, many of which are beyond the control of Bowmar or EDI. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable as set forth therein. Additionally, analyses relating to the values of business or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. The Needham Opinion and Needham's related analyses were only one of many factors considered by the Bowmar Board in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the Bowmar Board or management with respect to the Exchange Ratio or the proposed Merger.





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         Pursuant to the terms of the Engagement Letter, Bowmar has paid or agreed to pay Needham fees for financial advisory services and for rendering the Needham Opinion aggregating $350,000, a portion of which was payable upon the execution of the Merger Agreement. None of Needham's fee is contingent on consummation of the Merger. Bowmar has also agreed to reimburse Needham for its reasonable out-of-pocket expenses and to indemnify it against certain liabilities relating to or arising out of services performed by Needham as financial advisor to Bowmar.

         Needham is a nationally recognized investment banking firm. As part of its investment banking services, Needham is frequently engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Needham was retained by the Bowmar Board to act as Bowmar's financial advisor in connection with the Merger based on Needham's experience as a financial advisor in mergers and acquisitions as well as Needham's familiarity with the electronics memory products industry.
In the normal course of its business, Needham may actively trade the equity securities of Bowmar or EDI for its own account or for the account of its customers and, therefore, may at any time hold a long or short position in such securities.

OPINION OF EDI'S FINANCIAL ADVISOR

         EDI engaged Alliant to act as its exclusive financial advisor in connection with the evaluation of the Merger based on the terms and conditions set forth in the Merger Agreement. Alliant, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, corporate partnerings, strategic alliances and valuations for corporate or other purposes. The management of EDI and the EDI Board were familiar with Alliant because Norman T. Hall, a director of EDI, is a Managing Partner of Alliant and Alliant has provided financial advisory services to EDI in the past, including in connection with EDI's merger with Crystallume in 1995. EDI also selected Alliant as its financial advisor on the basis of its experience and expertise in transactions similar to the Merger and its reputation as an investment banker in transactions involving technology companies.

         At the May 29, 1998 meeting of the EDI Board, Alliant delivered its opinion that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the stockholders of EDI. See "The Merger--Background of the Merger." The Exchange Ratio was determined pursuant to negotiations between EDI and Bowmar with advice from Alliant and Needham, respectively. No limitations were imposed by EDI on Alliant with respect to the investigations made or procedures followed in rendering its opinion. The full text of Alliant's written opinion to the EDI Board which sets forth the assumptions made, matters considered and limitations of review by Alliant, is attached hereto as Appendix III, and is incorporated herein by reference and should be read carefully in its entirety. The following summary of Alliant's opinion is qualified in its entirety by reference to the full text of the opinion, attached as Appendix III.

         In arriving at its opinion, Alliant reviewed financial and other information that was publicly available or furnished to Alliant by EDI and Bowmar. Alliant also reviewed certain internal financial reports and forecasts for EDI and Bowmar prepared by their respective managements and held discussions with members of the senior management of both EDI and Bowmar regarding the historic and current business operations and future prospects of the merged entities including their expectations for certain strategic benefits of the transaction. In addition, Alliant compared certain financial data of EDI with those of various other companies engaged in businesses Alliant considered comparable and whose securities are traded in public markets, analyzed the acquisition premiums paid for similar companies, reviewed the overall risks presented by the business plan, reviewed, to the extent publicly available, prices paid in certain other similar business transactions, analyzed projected cash flows, reviewed the current market value of EDI, analyzed the relative contribution of each of EDI and Bowmar to the Merger, reviewed the Merger Agreement, discussed the tax and accounting treatment of the Merger with EDI and EDI's legal counsel and accountants, and conducted such other financial studies, analyses and investigations as Alliant deemed appropriate for purposes of its opinion.

         Alliant assumed, without independent verification, the accuracy, completeness and fairness of all of the financial and other information regarding EDI and Bowmar that has been provided to Alliant by them and





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their representatives.  Alliant did not make any independent evaluation of
EDI's or Bowmar's businesses nor did Alliant review any of their corporate records. For purposes of its opinion, Alliant assumed that the Merger will be qualified as a tax-free reorganization under the Code for holders of EDI Common Stock and that the Merger will be accounted for as a pooling transaction.

         Set forth below is a brief summary of selected analyses presented by Alliant to the EDI Board on May 3 and May 29, 1998 in connection with its presentations on May 3 and May 29, 1998 and its opinion on May 29, 1998.

         Alliant utilized five different methods to develop five separate indications of value for EDI. These indicators were considered equally important and were therefore averaged to create a range of values for EDI. The fairness opinion rendered by Alliant on May 29, 1998 determined the Exchange Ratio to be fair to the holders of EDI Common Stock from a financial point of view.

         Acquisition Valuation. Alliant analyzed EDI's current market value and premium which would be paid to acquire EDI. Alliant applied a 33% control premium to EDI's current market value to determine its acquisition price.

         Relative Contribution Analysis. Alliant considered the relative contribution of EDI and Bowmar to the Combined Company. Historical and projected financial performance was considered, including revenue, gross profits, operating income and net income for the income statements of both companies, as well as balance sheet factors for each company including: cash, working capital, total assets and book value. The analysis indicated that EDI's income statement factors contribution for the combined entity was 66.4% in fiscal 1997 and 36.5% in fiscal 1998. For balance sheet factors, EDI contributed 60.9% in fiscal 1997 and 62.5 % in fiscal 1998. The relative contribution of each firm's financial factors was considered and averaged. The resulting contribution factors were converted in equivalent shares of Bowmar Common Stock and valued at the average of the last ten trading days price for the Bowmar Common Stock to derive an indicator of value based on the relative contribution of EDI to the combined entity.

         Public Comparables. Alliant reviewed and compared selected historical and projected financial information of Bowmar to corresponding financial information and ratios of publicly traded guideline companies that Alliant deemed to be comparable in many respects to Bowmar. Such data and ratios included market value, revenue, net earnings, market value to historical revenues, market value to historical earnings and market value to projected earnings. The companies were selected because they are companies which sell and manufacture industrial PC's components and board products and displays. Companies used as comparables included Aeroflex, Planar Systems, Questron Technology, SBS Technology and WPI Group. Consideration was also given to selecting smaller firms with revenues less than $115 million. Alliant determined that the average multiple of revenue for the last twelve months for the guideline companies was 1.05. Alliant determined that the average multiple of earnings for the guideline companies was 15.76. Alliant determined that the average stock price to the analysts' projected fiscal 1998 EPS was 12.36. Alliant discounted these valuation multiples by an aggregate total of 27%, to adjust for EDI's financial performance relative to the guideline companies and for a control premium.

         Related Industry M&A Transactions. Alliant compared the proposed merger with selected comparable merger and acquisition transactions. These companies were selected because they are companies which sell and manufacture industrial PC components and board products and displays. These industry transactions included the acquisition of Displays & Technologies by Pacific Aerospace & Electronics, the acquisition of Standish Industries by Planar Systems, the acquisition of Power Components by Questron Technology, the acquisition of NetRam Components by Millennium Electronics, the acquisition of Husky Computers by WPI Group, the acquisition of Advanced Logic Research by Gateway 2000, the acquisition of Bit 3 by SBS Technologies, the acquisition of Logical Design Group by SBS Technologies, the acquisition of Interpoint (Microelectronics Division) by Crane, the acquisition of Best Power Technology Inc. by General Signal Corp and the acquisition of Texas Microsystems by Sequoia Systems. Such analysis indicated that for the selected transactions had an average market cap to revenue multiple of 0.79 and an average market cap to earning of 13.95.





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         Discounted Cash Flow Analysis.  EDI provided Alliant with a projection of cash flows for EDI through the fiscal year 2000. These projections and a going concern value for EDI in the fiscal year 2000 were discounted to provide a present value for EDI. The discount factor was developed using a build-up method which adds the risk free interest rate on long term government bonds, the premium on common stock, the premium on small cap stocks and investor specific risk premiums for EDI. This build up method provided a discount factor of 31%. The going concern value was developed by capitalizing the projected fiscal 2001 cash flow using a capitalization rate of 18%, which is equal to the discount rate less the projected long term industry growth rate of 13% per annum.

         Although not part of its valuation analyses, Alliant also analyzed the impact of the Merger on EDI's earnings per share and book value per share. The analysis included synergies which both EDI's and Bowmar's managements believe they would be able to achieve. The analysis indicated that the Merger would be accretive to EDI's earnings per share in fiscal 1998, fiscal 1999 and fiscal 2000 and would have a neutral effect on EDI s book value per share for those periods.

         While the foregoing summary describes the analyses and examinations that Alliant deemed material to its opinion, it is not a comprehensive description of all analyses and examinations actually performed. The preparation of a fairness opinion necessarily is not susceptible of partial analysis or summary description. Alliant believes that such analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all such analyses and factors, would create an incomplete view of the analyses set forth in its presentation to the EDI Board. In addition, Alliant may have deemed various assumptions more or less probable than other assumptions, so that the ranges or valuations resulting form any particular analysis should not be taken to be Alliant's view of the actual value of EDI, Bowmar or the Combined Company.

         In performing its analyses, Alliant made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of EDI or Bowmar. The analyses performed by Alliant are not necessarily indicative of actual values or actual future results, which may be significantly more of less favorable than suggested by such analyses. Such analyses were prepared solely as part of Alliant's analysis of the fairness of the Merger to the stockholders of EDI from a financial point of view and were provided to the EDI Board in connection with the delivery of Alliant's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Alliant used in its analyses various projections of results of operations prepared by the management of EDI and Bowmar and by research analysts of third party brokerage firms. The projections are based on numerous variables and assumptions that are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

         As described above, Alliant's opinion and presentation to the EDI Board were among the many factors taken into consideration by the EDI Board in making its determination to approve, and to recommend that EDI's stockholders approve, the Merger.

         For acting as EDI's financial advisor and as a finder in connection with the Merger, EDI has agreed to pay Alliant a fee of $325,000, $100,000 of which became due upon Alliant's delivery of its fairness opinion and the remainder of which will become due upon consummation of the Merger. EDI has also agreed to reimburse Alliant for its reasonable out-of-pocket expenses. In addition, certain principals of Alliant may also own shares of common stock of EDI and Bowmar.

         The full text of Alliant's opinion, dated May 29, 1998, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the scope of review undertaken by Alliant in rendering its opinion, is attached as Appendix III to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Alliant's opinion is addressed to the EDI Board and is directed only to the fairness from a





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financial point of view, as of May 29, 1998, of the Exchange Ratio and does not constitute a recommendation to any EDI stockholder as to how such stockholder should vote with respect to the Merger.

         As noted above, Norman T. Hall, a director of EDI who will continue as a director of the Combined Company after the Effective Time, is a Managing Partner of Alliant. As discussed in "The Merger--Background of the Merger," in its decision to retain Alliant as EDI's financial advisor in connection with the Merger, the EDI Board considered Mr. Hall's position as Managing Partner of Alliant and concluded that Mr. Hall's relationship with Alliant would not improperly influence Alliant in its analysis of the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         In considering the independent recommendations of the EDI Board and the Bowmar Board with respect to the Merger, holders of EDI and Bowmar stock should be aware that a certain EDI stockholder and certain members of the EDI and Bowmar management teams and boards have interests in the Merger that are different from, or in addition to, the interests of the stockholders of EDI and Bowmar generally. The EDI Board and the Bowmar Board were aware of such interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby, including the Merger.

         EDI

         As of May 27, 1998, the directors and executive officers of EDI owned an aggregate of approximately 772,585 shares of EDI Common Stock and held EDI Options to purchase an aggregate of 1,116,739 shares of EDI Common Stock at a weighted average exercise price of approximately $2.76 and EDI Warrants to purchase an aggregate of 35,000 shares of EDI Common Stock at a weighted average exercise price of approximately $2.18. Pursuant to the terms of the Merger Agreement, EDI's executive officers and directors will receive the same consideration for their shares of EDI Common Stock as the other EDI stockholders. Upon consummation of the Merger, all outstanding EDI Options and EDI Warrants will be converted into Combined Company Options and Combined Company Warrants options as described under "--General Description of the Merger--EDI Options and EDI Warrants."

         Employment Agreements. None of the members of EDI management, including Donald F. McGuinness and Frank D. Edwards, have entered into or will enter into any new employment arrangement in connection with the Merger, except that (i) Mr. McGuinness' existing employment agreement and severance agreement will be assumed by the Combined Company, (ii) Mr. Edwards' existing severance agreement will be assumed by the Combined Company, and (iii) Mr. McGuinness will serve as the Chairman of the Board of Directors of the Combined Company and Mr. Edwards will serve as the Executive Vice President of the Combined Company. Neither of Messrs. McGuinness and Edwards nor any other officer of EDI is or will become entitled to any change in control benefits in connection with the Merger. See "Information About Bowmar--Information Regarding Directors and Executive Officers--Employment Agreements" and "Information About EDI--Information regarding Directors and Executive Officers--Employment and Severance Agreements."

         Composition of the Board of the Combined Company. The Combined Company will be governed by a seven-member board of directors upon completion of the Merger which will include three current members of the EDI Board, three current members of the Bowmar Board and an individual mutually agreed upon by such six persons. See "--Management of the Combined Company." Five of the seven directors of the Combined Company will not be employees of the Combined Company.

         EDI Options and EDI Warrants. The treatment of options and warrants to purchase EDI Common Stock is more fully described under "--General Description of the Merger --EDI Options and EDI Warrants." Holders of EDI Options and EDI Warrants will automatically have their options and warrants converted into Combined Company Options and Combined Company Warrants and the Combined Company will assume each EDI Option and EDI Warrant subject to the terms of EDI's stock option plans or the terms of the respective





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warrant agreements, as applicable; provided, however, that the exercise price and the number of shares of Combined Company Common Stock issuable upon exercise of Combined Company Options and Combined Company Warrants will be divided and multiplied, respectively, by the Exchange Ratio. Each EDI Option and EDI Warrant shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization, or other similar transaction with respect to the Combined Company's Common Stock on or subsequent to the Effective Time.

         Indemnification; Directors and Officers Insurance; Limitation of Liability of EDI Directors and Officers. The Merger Agreement provides that all rights to indemnification and limitations on liabilities existing in favor of the current or former directors or officers of EDI or each of its subsidiaries as provided in their respective charters or bylaws (or comparable organizational documents) will continue for a period of six years from the Effective Time. The Merger Agreement also provides that the Combined Company will use its best efforts to cause the persons serving as officers and directors of EDI immediately prior to the Effective Time to be insured for six years from the Effective Time by directors' and officers' liability insurance on terms and conditions that are not materially less favorable, as to coverage and amounts, than those of EDI's existing policy with respect to acts or omissions occurring prior to the Effective Time. In the event that the Combined Company or any of its successors merges into another company without being the surviving corporation or sells substantially all of its assets, the Combined Company shall make provisions that the successors of the Combined Company assume the obligations described in this section. See "Certain Provisions of Merger Agreement--Indemnification."

         Interests of EDI's Financial Advisor. For acting as EDI's financial advisor and as a finder in connection with the Merger, Alliant received $100,000 upon delivery of its fairness opinion and will receive an additional fee of $225,000 if the Merger is consummated. Norman T. Hall, a director of EDI who will continue as a director of the Combined Company after the Effective Time, is a Managing Director of Alliant. See "--Opinion of EDI's Financial Advisor."

         Interests of a Significant Stockholder. Thomas J. Toy, a current director of EDI who will continue as a director of the Combined Company after the Effective Time, is a Group Vice President of Technology Funding Partners III, L.P. ("TFP"). TFP is a greater than 5% stockholder of EDI. See "The EDI Special Meeting--Voting Securities and Principal Holders." In addition, TFP and EDI are parties to a Third Amended and Restated Registration Rights Agreement dated as of April 30, 1995, as amended and supplemented (the "Registration Rights Agreement"), pursuant to which EDI granted to TFP certain registration rights with respect to securities of EDI previously issued to TFP. Pursuant to the Registration Rights Agreement, EDI has filed a registration statement on Form S-3 relating to the offer and sale by TFP of certain shares of EDI Common Stock (the "TFP Resale Shares"). In connection with the execution of the Merger Agreement, Bowmar agreed (i) to be bound by all of the obligations, terms and conditions of the Registration Rights Agreement, and (ii) that this Registration Statement would relate to the offer and sale from time to time following the Effective Time of the TFP Resale Shares. See "Other Agreements--Assumption of Registration Rights Agreements" and "Selling Stockholders."

         BOWMAR

         Employment Agreements. None of the members of Bowmar management, including Hamid R. Shokrgozar and Joseph G. Warren, Jr., have entered into or will enter into any new employment arrangement in connection with the Merger, except that (i) Mr. Shokrgozar's existing employment agreement was amended to delete the provisions relating to a change in control as well as the acceleration of stock options and the extension of the options' exercise term,
(ii) Mr. Warren's existing employment agreement was amended to delete the provisions relating to a change in control, as well as the acceleration of stock options and the extension of the options' exercise term and certain other provisions, and (iii) Mr. Shokrgozar will serve as the President and Chief Executive Officer as well as a director of the Combined Company and Mr. Warren will serve as the Vice President and Chief Financial Officer of the Combined Company. Neither of Mr. Shokrgozar





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nor Mr. Warren nor any other officer of Bowmar is or will become entitled to any change in control benefits in connection with the Merger.

         Composition of the Board of the Combined Company. The Combined Company will be governed by a seven-member board of directors upon completion of the Merger which will include three current members of the EDI Board, three current members of the Bowmar Board and an individual mutually agreed upon by such six persons. Five of the seven directors of the Combined Company will not be employees of the Combined Company. See "--Management of the Combined Company."

         Indemnification; Directors and Officers Insurance. As described in "Certain Provisions of Merger Agreement--Indemnification," the Merger Agreement provides that the Combined Company will use its best efforts to cause the persons serving as officers and directors of Bowmar immediately prior to the Effective Time to be insured for six years from the Effective Time by directors' and officers' liability insurance on terms and conditions that are no less favorable, as to coverage and amounts, than those of Bowmar's existing policy with respect to acts or omissions occurring prior to the Effective Time. In the event that the Combined Company or any of its successors merges into another company without being the surviving corporation or sells substantially all of its assets, the Combined Company shall make provisions that the successors of the Combined Company assume the obligations described in this section.

ACCOUNTING TREATMENT

         The Merger is intended to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Bowmar and EDI will be carried forward at their historical recorded costs of the separate corporations. Income of the Combined Company will include income of Bowmar and EDI for the entire fiscal year in which the Merger occurs. The reported income of the separate corporations for prior periods will be combined and restated as income of the Combined Company.

         Pursuant to the Merger Agreement, EDI has agreed to use reasonable business efforts to ensure that each person who is or may be an "affiliate" (as defined in the rules under the Securities Act) enters into an agreement not to transfer any shares of Combined Company Common Stock received in the Merger until the Combined Company has published financial statements containing at least 30 days of combined results of operations after the Effective Time. Similarly, Bowmar has agreed, subject to certain conditions, that it will use reasonable business efforts to ensure that each of its affiliates enter into such agreements as well. Such restrictions on transfer are necessary to account for the Merger as a pooling of interests. See "--Resale Restrictions of Securities Issued in the Merger."

RESALE RESTRICTIONS OF SECURITIES ISSUED IN THE MERGER

         The shares of Bowmar Common Stock to be issued to stockholders of EDI pursuant to the Merger Agreement have been registered under the Securities Act, thereby allowing such shares to be freely traded without restriction by persons who will not be "affiliates" of Bowmar after the Merger or who were not "affiliates" of EDI on the date of the EDI Special Meeting. All directors and certain officers and stockholders of EDI may be deemed to have been "affiliates" of EDI within the meaning of such rules. Any such person may resell the Bowmar Common Stock received by him or her in the Merger only if such shares are registered under the Securities Act or an exemption from registration under the Securities Act is available. Such persons may be able to effect resales under the safe harbor provisions of Rule 145 under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Bowmar) or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of EDI or Bowmar generally include individuals or entities that control, are controlled by, or are under common control with, such party, and may include certain officers and directors of such party as well as principal stockholders of such party. It is recommended that any such person obtain advice of securities counsel prior to effecting any resales.





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         Pursuant to the Merger Agreement, each of Bowmar and EDI has agreed to use reasonable efforts to ensure that each affiliate of Bowmar and EDI, respectively, executes a written agreement to the effect that such person will not offer or sell or otherwise dispose of any of the Combined Company Common Stock received in the Merger (i) in violation of the Securities Act or the rules and regulations thereunder and (ii) in any event, until the time that financial results covering at least 30 days of post-Merger combined operations of the Combined Company have been published within the meaning of the accounting policies of the Commission relating to pooling of interests. See "Certain Provisions of Merger Agreement--Conditions of the Merger and "--Affiliates' Agreements."

AFFILIATES' AGREEMENTS

         Certain stockholders of Bowmar and EDI, respectively, have agreed that each such stockholder will not sell, transfer, exchange, pledge or otherwise dispose of any shares of Combined Company Common Stock until the Combined Company has publicly released financial statements covering at least 30 days of combined operations after the Effective Time. See "--Accounting Treatment."

PUBLIC TRADING MARKET

         Bowmar and EDI anticipate that the shares of the Combined Company Common Stock to be issued in connection with the Merger will be approved for listing on the American Stock Exchange, and such approval is a condition precedent to the effectiveness of the Merger. See "Certain Provisions of Merger Agreement--Conditions of the Merger--Mutual Conditions."

APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

         Under Indiana law, stockholders are entitled to have their shares appraised if permitted to dissent from a plan of merger. Bowmar stockholders are not entitled to dissenters' or appraisal rights in connection with the Merger, however, because (i) Bowmar stockholders' approval is not required for the Merger under Indiana law; and (ii) at the Bowmar Record Date, the Bowmar Common Stock was registered on the American Stock Exchange.

         Under the DGCL, stockholders of EDI have appraisal rights in connection with the Merger. Stockholders who wish to seek appraisal are advised to consult with their legal counsel regarding how to demand and perfect such appraisal rights. In order to exercise appraisal rights, dissenting stockholders must demand and perfect appraisal rights in accordance with the conditions established by Section 262 of the Delaware General Corporation Law ("Section 262"). Section 262 is reprinted in its entirety as Appendix IV to this Joint Proxy Statement/Prospectus. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Appendix IV. This discussion and Appendix IV should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, as failure to comply with the procedures set forth herein or therein will result in the loss of appraisal rights.

         A record holder of shares of EDI Common Stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the Effective Time, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the Merger Proposal nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery (the "Delaware Court") of the fair value of his or her shares of EDI Common Stock. All references in this summary of appraisal rights to a "stockholder" or "holders of shares of EDI Common Stock" are to the record holder or holders of shares of EDI Common Stock. Except as set forth herein, stockholders of EDI will not be entitled to appraisal rights in connection with the Merger.

         Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the EDI Special Meeting, not less than 20 days prior to the meeting, each constituent corporation





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must notify each of the holders of its stock for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This Joint Proxy Statement/Prospectus shall constitute such notice to the record holders of EDI Common Stock.

         Holders of shares of EDI Common Stock who desire to exercise their appraisal rights must not vote in favor of the Merger Proposal and must deliver a separate written demand for appraisal to EDI prior to the vote by the stockholders of EDI on the Merger Proposal. A stockholder who signs and returns a proxy without expressly directing by checking the applicable boxes on the reverse side of the proxy card enclosed herewith that his or her shares of EDI Common Stock be voted against the Merger Proposal or that an abstention be registered with respect to his or her shares of EDI Common Stock in connection with the proposal will effectively have thereby waived his or her appraisal rights as to those shares of EDI Common Stock because, in the absence of express contrary instructions, such shares of EDI Common Stock will be voted in favor of the proposal. See "The EDI Special Meeting." Accordingly, a stockholder who desires to perfect appraisal rights with respect to any of his or her shares of EDI Common Stock must, as one of the procedural steps involved in such perfection, either (i) refrain from executing and returning the enclosed proxy card and from voting in person in favor of the Merger Proposal, or (ii) check either the "Against" or the "Abstain" box next to the Merger Proposal on such card or affirmatively vote in person against the Merger Proposal or register in person an abstention with respect thereto. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform EDI of the identity of the stockholder of record and that such record stockholder intends thereby to demand appraisal of the EDI Common Stock. A person having a beneficial interest in shares of EDI Common Stock that are held of record in the name of another person, such as a broker, fiduciary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect appraisal rights. If the shares of EDI Common Stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, such demand must be executed by or for the record owner. If the shares of EDI Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

         A record owner, such as a broker, fiduciary or other nominee, who holds shares of EDI Common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of EDI Common Stock outstanding in the name of such record owner.

         A stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to: Electronic Designs, Inc., One Research Drive, Westborough, MA 01581, Attention: Frank D. Edwards, Secretary.

         The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of EDI Common Stock owned, and that the stockholder is thereby demanding appraisal of his or her shares. A proxy or vote against the Merger Proposal will not by itself constitute such a demand. Within ten days after the Effective Time, the surviving corporation must provide notice of the Effective Time to all stockholders who have complied with Section 262.

         Within 120 days after the Effective Time, either the surviving corporation or any stockholder who has complied with the required conditions of
Section 262 may file a petition in the Delaware Court, with a copy served on the Combined Company in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on the part of Bowmar to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the Combined Company will file such a petition or that the Combined Company will initiate any negotiations with





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respect to the fair value of such shares.  Accordingly, EDI stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the Effective Time, any stockholder who has theretofore complied with the applicable provisions of
Section 262 will be entitled, upon written request, to receive from the Combined Company a statement setting forth the aggregate number of shares of EDI Common Stock not voting in favor of the Merger Proposal and with respect to which demands for appraisal were received by EDI and the number of holders of such shares. Such statement must be mailed within 120 days after the written request therefor has been received by the Combined Company.

         If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which stockholders, if any, are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of EDI Common Stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court is to take into account all relevant factors. In Weinberger v. UOP Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the Merger which throw light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered." Section 262, however, provides that fair value is to be "exclusive of any element of value arising form the accomplishment or expectation of the merger."

         Holders of shares of EDI Common Stock considering seeking appraisal should recognize that the fair value of their shares determined under Section 262 could be more than, the same as or less than the consideration they are entitled to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares. The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. Upon application of a dissenting stockholder of EDI, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

         Any holder of shares EDI Common Stock who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

         At any time within 60 days after the Effective Time, any stockholder will have the right to withdraw such demand for appraisal and to accept the terms offered in the Merger. After this period, the stockholder may withdraw such demand for appraisal only with the consent of the Combined Company. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, stockholders' rights to appraisal shall cease, and all holders of shares of EDI Common Stock will be entitled to receive the consideration offered pursuant to the Merger Agreement. Inasmuch as the Combined Company has no obligation to file such a petition, and Bowmar has no present intention to do so, any holder of shares of EDI Common Stock who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder





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may withdraw such stockholder's demand for appraisal by delivering to the
Combined Company a written withdrawal of his or her demand for appraisal and acceptance of the Merger, except (i) that any such attempt to withdraw made more than 60 days after the Effective Time will require written approval of the Combined Company and (ii) that no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just. See "Comparative Rights of Stockholders--Shares and Stockholders--Appraisal Rights of Dissenting Stockholders."


                     CERTAIN PROVISIONS OF MERGER AGREEMENT

         Set forth below is a description of certain terms and conditions of the Merger Agreement, which description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Appendix I.

REPRESENTATIONS AND WARRANTIES

         The Merger Agreement contains various representations and warranties relating to, among other things: (i) the due organization, corporate power, authority and standing of EDI and Bowmar and their respective subsidiaries and similar corporate matters; (ii) the capital structure of EDI and Bowmar; (iii) subsidiaries; (iv) the authorization, execution, delivery and enforceability of the Merger Agreement and the Ancillary Agreements (as defined in the Merger Agreement); (v) required governmental consents and approvals; (vi) lack of conflicts under charters or bylaws and violations of any instruments and required consents or approvals; (vii) certain documents filed by each of EDI and Bowmar with the Commission and the accuracy of information contained therein and absence of litigation; (viii) financial statements; (ix) conduct of business in the ordinary course and the absence of certain changes or material adverse effects; (x) compliance with laws; (xi) permits; (xii) brokers' and finders' fees with respect to the Merger; (xiii) certain contracts and commitments; (xiv) employee benefit plans; (xv) taxes and returns; (xvi) receipt of fairness opinions; (xvii) inapplicability of state takeover statutes; (xviii) intellectual property rights; (xix) certain business relationships with affiliates; (xx) environmental matters; (xxi) labor matters; and (xxii) the disclosure made by the parties. These representations and warranties do not survive the Merger.

CERTAIN COVENANTS

         CONDUCT OF EDI BUSINESS PRIOR TO THE MERGER

         Except as expressly contemplated by the Merger Agreement, during the period from the date of the Merger Agreement to the Effective Time, EDI will conduct, and it will cause the EDI Subsidiaries (as defined in the Merger Agreement) to conduct, its or their businesses in the ordinary course and consistent with past practice, subject to the limitations contained in the Merger Agreement, and EDI will, and it will cause the EDI Subsidiaries to, use its or their reasonable business efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with all persons with whom it does business. Without limiting the generality of the foregoing, and except as otherwise expressly provided in the Merger Agreement or as otherwise set forth in the EDI Disclosure Letter (as defined in the Merger Agreement), after the date of the Merger Agreement and prior to the Effective Time, neither EDI nor any EDI Subsidiary will, without the prior written consent of Bowmar:

                 (i) amend or propose to amend its Certificate of Incorporation or Bylaws in any material respect;

                 (ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of EDI or any EDI Subsidiary including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of EDI or any EDI Subsidiary, except for the issuance of shares of EDI Common Stock pursuant to the exercise of stock





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options or warrants outstanding on the date of the Merger Agreement in accordance with their present terms or pursuant to EDI's employee stock purchase plan;

                 (iii) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

                 (iv) (a) create, incur or assume any debt in excess of $500,000 or obligations in respect of capital leases, except pursuant to existing agreements and pursuant to refinancings of existing obligations on terms that are no less favorable to EDI or the EDI Subsidiaries than the existing terms; (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person; (c) make any capital expenditures in excess of $500,000 or make any loans, advances or capital contributions to, or investments in, any other person (other than to an EDI Subsidiary and customary travel, relocation or business advances to employees made in the ordinary course of business consistent with past practice); (d) acquire the stock or assets of, or merge or consolidate with, any other person; (e) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise); or (f) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties, real, personal or mixed material to EDI and the EDI Subsidiaries taken as a whole other than to secure debt permitted under (a) of this paragraph (iv);

                 (v) increase in any manner the compensation of any of its officers or employees, hire or solicit for employment any person who is an employee of Bowmar, or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, officer, director, other employee, agent, consultant or affiliate other than as required pursuant to the terms of agreements in effect on the date of the Merger Agreement;

                 (vi) except as disclosed in the Merger Agreement, enter into any lease or amend any lease of real property; or

                 (vii)  agree to do any of the foregoing.

         Furthermore, EDI covenants, represents and warrants in the Merger Agreement that from and after the date of the Merger Agreement, unless Bowmar otherwise expressly consents in writing, EDI will, and EDI will cause each EDI Subsidiary to, use its or their reasonable business efforts to comply in all material respects with all laws applicable to it or any of its properties, assets or business and maintain in full force and effect all permits, certificates, licenses, approvals and other authorizations necessary for, or otherwise material to, such business.

         CONDUCT OF BOWMAR BUSINESS PRIOR TO THE MERGER

         Except as expressly contemplated by the Merger Agreement, during the period from the date of the Merger Agreement to the Effective Time, Bowmar will conduct, and it will cause each Bowmar Subsidiary (as defined in the Merger Agreement) to conduct, its or their businesses in the ordinary course and consistent with past practice, subject to the limitations contained in the Merger Agreement, and Bowmar will, and it will cause each Bowmar Subsidiary to, use its or their reasonable business efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with all persons with whom it does business. Without limiting the generality of the foregoing, and except as otherwise expressly provided in the Merger Agreement or as otherwise set forth in the Bowmar Disclosure Letter (as defined in the Merger Agreement), after the date hereof and prior to the Effective Time, neither Bowmar nor any Bowmar Subsidiary will, without the prior written consent of EDI:





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                 (i)  amend or propose to amend its Articles of Incorporation or Bylaws (or comparable governing instruments) in any material respect;

                 (ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of Bowmar or any Bowmar Subsidiary including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of Bowmar or any Bowmar Subsidiary, except for the issuance of shares of Bowmar Stock and related Rights pursuant to the conversion of Bowmar Preferred Stock and the exercise of stock options outstanding on the date of the Merger Agreement in accordance with their present terms;

                 (iii) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends payable in the ordinary course in respect of the Bowmar Preferred Stock, which will not exceed $100,000 per quarter;

                 (iv) (a) create, incur or assume any debt in excess of $500,000 or obligations in respect of capital leases, except pursuant to existing agreements and pursuant to refinancings of existing obligations on terms that are no less favorable to Bowmar or the Bowmar Subsidiaries than the existing terms; (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person; (c) make any capital expenditures in excess of $500,000 or make any loans, advances or capital contributions to, or investments in, any other person (other than to a Bowmar Subsidiary and customary travel, relocation or business advances to employees made in the ordinary course of business consistent with past practice); (d) acquire the stock or assets of, or merge or consolidate with, any other person; (e) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise); or (f) except as set forth in the Merger Agreement, sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties, real, personal or mixed material to Bowmar and the Bowmar Subsidiaries taken as a whole other than to secure debt permitted under (a) of this paragraph (iv);

                 (v) increase in any manner the compensation of any of its officers or employees, hire or solicit for employment any person who is an employee of EDI, or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, officer, director, other employee, agent, consultant or affiliate other than as required pursuant to the terms of agreements in effect on the date of the Merger Agreement;

                 (vi) except as disclosed in the Merger Agreement, enter into any lease or amend any lease of real property; or

                 (vii)  agree to do any of the foregoing.

         Furthermore, Bowmar covenants, represents and warrants in the Merger Agreement that from and after the date of the Merger Agreement, unless EDI otherwise expressly consents in writing, Bowmar will, and Bowmar will cause each Bowmar Subsidiary to use its or their reasonable business efforts to comply in all material respects with all Laws applicable to it or any of its properties, assets or business and maintain in full force and effect all permits, certificates, licenses, approvals and other authorizations necessary for, or otherwise material to, such business.





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         AGREEMENT NOT TO SOLICIT OTHER OFFERS

         Pursuant to the Merger Agreement, each of the parties has agreed to, and has agreed to direct and use reasonable efforts to cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may have been ongoing as of May 3, 1998 with respect to a Takeover Proposal. Further, pursuant to the Merger Agreement, subject to the fiduciary duties of their respective directors under applicable law as so advised after consultation with outside counsel, EDI and Bowmar have agreed not to, nor to authorize or permit their respective officers, directors, employees, representatives and agents, directly or indirectly, (i) to solicit, initiate or encourage (including by way of furnishing of information) or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes or would reasonably be expected to lead to, or (ii) participate in any discussions or negotiations regarding, any inquiry, proposal or offer from any person relating to (a) the acquisition or purchase of 15% or more of the assets of such party and its subsidiaries or 15% or more of any class of equity securities of such party or any of its subsidiaries, (b) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of such party or any of its subsidiaries, or (c) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction other than transactions contemplated by the Merger Agreement. The Merger Agreement additionally provides that if the EDI Board or Bowmar Board determines in good faith, after consultation with legal and financial advisors, that a Takeover Proposal may reasonably be expected to lead to a Superior Proposal (as hereinafter defined), then such corporation may, in response to a Takeover Proposal which was not solicited, initiated or encouraged subsequent to the date of the Merger Agreement, and provided the other party was notified orally and in writing within 48 hours after receipt of any request for information or of any Takeover Proposal, furnish information and participate in negotiations regarding such Takeover Proposal. A Superior Proposal means any bona fide Takeover Proposal, the terms of which the Board of Directors of the recipient party determines in its good faith judgment, after receiving advice from a financial advisor of nationally recognized reputation, to be more favorable from a financial point of view to such party's stockholders than the Merger. See "--Termination of the Merger Agreement."

         OTHER COVENANTS OF EDI AND BOWMAR

         Pursuant to the Merger Agreement, each of the parties has agreed (i) to give the other prompt written notice of certain matters, (ii) to give each other certain access and information, (iii) to take all steps necessary to obtain stockholder approval for the Merger, (iv) to use reasonable business efforts to consummate and make effective the Merger as promptly as practicable,
(v) to consult with each other with respect to public announcements in connection with the Merger, (vi) to comply in all material respects with the provisions of the Exchange Act and the Securities Act and all other applicable laws in connection with the consummation of the Merger, (vii) to make available to each other copies of all material public reports and materials, (viii) to execute and deliver a certificate regarding factual representations and covenants that will serve as a basis for the tax opinions in connection with the Merger, and (ix) to take such actions as are necessary so that any state takeover statutes would be inapplicable to the transactions contemplated by the Merger Agreement.

CONDITIONS OF THE MERGER

         Set forth below is a description of the principal conditions of Bowmar, EDI and Acquisition Subsidiary to consummate the Merger.





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         MUTUAL CONDITIONS

         The respective obligations of Bowmar, EDI and Acquisition Subsidiary to effect the Merger shall be subject to the fulfillment or waiver of the following conditions: (i) the Merger, the Merger Agreement and the transactions contemplated thereby shall have been approved by the stockholders of EDI in accordance with Delaware law, and (ii) the amendment of the Bowmar Articles as provided in the Merger Agreement and the issuance of the Combined Company Common Stock in the Merger and the other transactions contemplated by the Merger Agreement shall have been approved by the stockholders of Bowmar in accordance with Indiana law and the rules of the American Stock Exchange; (iii) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other governmental authority which prohibits or prevents the consummation of the Merger which has not been vacated or withdrawn; (iv) all consents of any governmental authority regarding EDI or Bowmar required for the consummation of the Merger and the transactions contemplated by the Merger Agreement shall have been obtained or waived by Bowmar or EDI or the failure to obtain such consents will not have a material adverse effect on the business, assets (including, but not limited to, intangible assets), prospects, condition (financial or otherwise), properties (including, but not limited to, intangible properties), liabilities or the result of operations of the surviving company or its subsidiaries taken as a whole ("Surviving Corporation Material Adverse Effect"); (v) any waiting period applicable to the Merger under the Hart-Scott-Rodino Act shall have expired or earlier termination shall have been granted and no action, suit, proceeding or investigation shall have been instituted by either the United States Department of Justice or the Federal Trade Commission; (vi) any required consents of any person to the Merger or the transactions contemplated thereby, including, without limitation, the consents of the respective lenders of Bowmar and EDI, shall have been obtained and be in full force and effect, except for those the failure of which to obtain could not reasonably be expected to have a Surviving Corporation Material Adverse Effect or a Bowmar Material Adverse Effect (as defined in the Merger Agreement); (vii) the registration statement relating to the Merger shall have been declared effective and no stop order shall have been issued and no action, suit, proceeding or investigation for that purpose shall have been initiated or threatened by any governmental authority; (viii) Bowmar shall have received all state securities law authorizations necessary to consummate the transactions contemplated by the Merger Agreement; (ix) Bowmar and EDI shall have received from their respective tax counsel opinions regarding certain tax matters; and
(x) the shares of Bowmar Common Stock comprising consideration for the Merger shall have been approved for quotation on the American Stock Exchange.

         BOWMAR'S CONDITIONS

         Bowmar's obligation to consummate the Merger is subject to the satisfaction, unless waived, of certain other conditions, including, without limitation, the following: (i) certain representations and warranties of EDI made in the Merger Agreement must be true and correct in all respects as of the Effective Time, and certain other representations and warranties made in the Merger Agreement must be true and correct in all material respects as of the Effective Time; (ii) EDI shall have performed and complied with all covenants and agreements in the Merger Agreement in all material respects; (iii) there shall not have occurred an EDI Material Adverse Effect (as defined in the Merger Agreement); and (iv) EDI shall have delivered an officer's certificate stating the foregoing and certifying certain other documents.





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         EDI'S CONDITIONS

         EDI's obligation to consummate the Merger is subject to the satisfaction, unless waived, of certain other conditions, including, without limitation, the following: (i) certain representations and warranties of Bowmar made in the Merger Agreement must be true and correct in all respects as to the Effective Time, and certain other representations and warranties made in the Merger Agreement must be true and correct in all material respects as of the Effective Time; (ii) Bowmar shall have performed or complied with all covenants and agreements in the Merger Agreement in all material respects; (iii) there shall not have occurred a Bowmar Material Adverse Effect or an Acquisition Subsidiary Material Adverse Effect (as defined in the Merger Agreement); (iv) Bowmar shall have delivered an officer's certificate stating the foregoing; and
(v) Bowmar shall have taken all action necessary to cause the nominees designated by EDI to become members of the Combined Company Board and certain officers to become officers of the Combined Company effective five days after the Effective Time.

TERMINATION OF THE MERGER AGREEMENT

         Termination Events

         The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the stockholders of EDI and the stockholders of Bowmar, by the mutual consent of EDI and Bowmar.

         In addition, the Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the stockholders of EDI and the stockholders of Bowmar, by either EDI or Bowmar if: (i) the Merger shall not have been consummated on or prior to November 1, 1998, provided, however, that the right to so terminate is not available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of the Merger to be consummated by such time; (ii) the requisite approval of the respective stockholders of either EDI or Bowmar are not obtained at the Special Meetings or at any adjournments or postponements thereof; or (iii) any governmental authority shall have issued a final non-appealable order, decree or ruling or taken any other action enjoining, restraining or otherwise prohibiting the consummation of the Merger.

         Further, the Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the stockholders of EDI and the stockholders of Bowmar, by Bowmar if:

         (i) EDI shall have breached in any material respect any of its representations, warranties, covenants or other agreements in the Merger Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 30 days after the giving of written notice to EDI;

         (ii) prior to the Effective Time, the Bowmar Board, after determining in good faith (after consultation with outside counsel) that it is necessary to do so in order to comply with its fiduciary duties to Bowmar's stockholders under applicable law, authorizes Bowmar to enter into an agreement with respect to a Bowmar Superior Proposal and thereby terminates the Merger Agreement; or

         (iii) if the EDI Board or any committee thereof shall have (a) withdrawn or modified in a manner adverse to Bowmar its approval or recommendation of the Merger and the Merger Agreement, (b) failed to reconfirm its recommendation with fifteen business days after a written request from Bowmar to do so, or (c) approved or recommended any Takeover Proposal with respect to EDI.

         Further, the Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the stockholders or Bowmar and the stockholders of EDI, by EDI if:

         (i) Bowmar shall have breached in any material respect any of its representations, warranties, covenants or other agreements in the Merger Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 30 days after the giving of written notice to Bowmar;





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         (ii)    prior to the Effective Time, the EDI Board, after determining in good faith (after consultation with outside counsel) that it is necessary to do so in order to comply with its fiduciary duties to EDI's stockholders under applicable law, authorizes EDI to enter into an agreement with respect to an EDI Superior Proposal and thereby terminates the Merger Agreement;

         (iii) the Bowmar Board or any committee thereof shall have (a) withdrawn or modified in a manner adverse to EDI its approval or recommendation of the Merger and the Merger Agreement, (b) failed to reconfirm its recommendation with fifteen business days after a written request from EDI to do so, or (c) approved or recommended any Takeover Proposal with respect to Bowmar; or

         (iv) any person shall have acquired beneficial ownership of, or any group shall have been formed which beneficially owns, 15% or more of the voting power of Bowmar under the Bowmar Rights Agreement or a "Share Acquisition" or "Distribution Date" otherwise occurs under the Bowmar Rights Agreement at any time after the date of the Merger Agreement. See "--Bowmar's Conditions," "--EDI's Conditions" and "Comparative Rights of Shareholders--Anti-Takeover Provisions."

         Termination Fees

         The Merger Agreement provides that if either party terminates the Merger Agreement in order to enter into a Superior Proposal with a third party, the terminating party must pay to the other party a termination fee of $500,000 (the "Termination Fee"). In addition, if either party's Board of Directors or any committee thereof shall have withdrawn or adversely modified its approval of the Merger and recommendation to its stockholders or failed to include such recommendation in the Joint Proxy Statement/Prospectus or failed to reconfirm its recommendation within fifteen business days after a written request to do so or approved or recommended any Takeover Proposal, then the other party may terminate the Merger Agreement and collect the Termination Fee from such party. See "Risk Factors--Risk that Merger is Not Consummated."

INDEMNIFICATION

        In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of the Merger Agreement, or who becomes prior to the Effective Time, a director or officer of (or a director or officer acting in a fiduciary capacity for) EDI or Bowmar (or of a subsidiary of either of them) or, in the case of clause (ii) below, an employee of EDI or Bowmar (or of a subsidiary of either of them) (any such person an "Indemnified Party") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of or pertaining to, (i) the fact that he or she is or was a director (including in his or her capacity as a member of a committee of the Board of Directors) or officer of (or a director or officer acting in a fiduciary capacity for) EDI or Bowmar (or of a subsidiary of either of them), or (ii) the Merger Agreement or any of the transactions contemplated thereby, whether in any case asserted or arising before or after the Effective Time, the parties thereto agree to cooperate and use their reasonable efforts to defend against and respond thereto. EDI and Bowmar have agreed that (a) prior to the Effective Time, each of EDI and Bowmar, respectively, will indemnify and hold harmless as and to the fullest extent permitted by applicable law, each Indemnified Party of EDI (an "EDI Indemnified Party") and each Indemnified Party of Bowmar (a "Bowmar Indemnified Party"), respectively, against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement (collectively "Losses") in connection with any such threatened or actual claim, action, suit, proceeding or investigation; and (b) from and after the Effective Time, the Combined Company and the Surviving Corporation will indemnify and hold harmless as and to the fullest extent permitted by applicable law, each Indemnified Party against any Losses in connection with any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time). The indemnifying party must pay expenses in advance of the final disposition of any claim, action, suit, proceeding or investigation to the Indemnified Parties claiming indemnification from such indemnifying party pursuant to the Merger Agreement, and the indemnifying party will be entitled to participate in the defense thereof and, to the extent that the indemnifying party so desires, to





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assume the defense thereof with counsel selected by it.  An indemnifying party will not be liable to pay any amount in settlement effected without its prior written consent.

        Pursuant to the Merger Agreement, Bowmar and the Surviving Corporation agree that all rights to indemnification existing in favor, and all limitations on the personal liability, of EDI Indemnified Parties provided for in the Certificate of Incorporation or Bylaws of EDI or any EDI Subsidiary, and of Bowmar Indemnified Parties provided for in the Certificate of Incorporation or Bylaws of Bowmar or any Bowmar Subsidiary, as in effect as of the date of the Merger Agreement with respect to matters occurring prior to the Effective Time will survive the Merger and will continue in full force and effect for a period of not less than six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period will continue until the final disposition of such claim. At or prior to the Effective Time, Bowmar will purchase directors' and officers' liability insurance coverage for Bowmar's directors and officers and EDI's directors and officers with coverage for six (6) years following the Effective Time in a form reasonably acceptable to EDI and of not less than the existing coverage under, and have other terms not materially less favorable to the insured persons than, the directors' and officers' liability insurance coverage presently maintained by EDI, in the case of directors and officers of EDI, or Bowmar, in the case of directors and officers of Bowmar, provided, however, that in any event the cost of such policy will not exceed $250,000.

        The indemnification described above is intended for the irrevocable benefit of, and to grant third-party rights to, the Indemnified Parties (as contemplated in the Merger Agreement) and will be binding on all successors and assigns of Bowmar, the Surviving Corporation and EDI. Each of the Indemnified Parties will be entitled to enforce the covenants contained in the Merger Agreement. The provisions for indemnification contained in the Merger Agreement are not intended to be exclusive and are without prejudice to any other rights to indemnification or advancement of funds which any Indemnified Party may otherwise have.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Bowmar pursuant to the foregoing provisions, Bowmar has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                OTHER AGREEMENTS

VOTING AGREEMENTS

         In connection with the execution and delivery of the Merger Agreement, EDI entered into a Voting Agreement with Edward A. White, a Bowmar stockholder. Pursuant to such agreement, Mr. White agreed not to transfer or otherwise dispose of any shares of capital stock of Bowmar prior to the Effective Time of the Merger and to vote his shares of capital stock of Bowmar in a manner so as to facilitate consummation of the Merger. In addition, Mr. White granted to EDI an irrevocable proxy to vote his shares of capital stock of Bowmar in favor of approval of the Merger Agreement and the Merger and any matter necessary for consummation of the Merger.

         In connection with the execution and delivery of the Merger Agreement, Bowmar entered into a Voting Agreement with Technology Funding Partners III, L.P. ("TFP"), an EDI stockholder. Pursuant to such agreement, TFP agreed not to transfer or otherwise dispose of any shares of capital stock of EDI prior to the Effective Time of the Merger and to vote its shares of capital stock of EDI in a manner so as to facilitate consummation of the Merger. In addition, TFP granted to Bowmar an irrevocable proxy to vote its shares of capital stock of EDI in favor of approval of the Merger Agreement and the Merger and any matter necessary for consummation of the Merger.





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ASSUMPTION OF SEVERANCE AGREEMENTS AND EMPLOYMENT AGREEMENT

         In connection with the execution and delivery of the Merger Agreement, EDI and Bowmar entered into an Agreement To Be Bound By Severance Agreements and Employment Agreement. EDI has been a party to (i) a severance agreement and an employment agreement by and between EDI and Donald F. McGuinness, Chairman of the Board, President and Chief Executive Officer of EDI, and (ii) a severance agreement by and between EDI and Frank D. Edwards, Senior Vice President of Finance, Chief Financial Officer and Secretary of EDI. Pursuant to the agreement between EDI and Bowmar, Bowmar agreed to be bound by all of the obligations, terms and conditions of such severance and employment agreements.

ASSUMPTION OF REGISTRATION RIGHTS AGREEMENTS

         In connection with the execution and delivery of the Merger Agreement, EDI and Bowmar entered into an Agreement To Be Bound by Registration Rights Agreements. EDI has been a party to (i) the Registration Rights Agreement and
(ii) a registration rights agreement dated as of December 1, 1996 by and between EDI and Cameron Associates. Pursuant to the agreement between EDI and Bowmar, Bowmar agreed to be bound by all of the obligations, terms and conditions of such registration rights agreements.





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                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following summary represents the opinion of Bryan Cave LLP, counsel for Bowmar, and subject to the qualifications described herein, sets forth the material federal income tax consequences of the Merger to holders of EDI Common Stock, EDI Options, and EDI Warrants. The summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department regulations promulgated thereunder, interpretive rulings of the IRS, and pertinent judicial authorities, as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the continuing validity of this summary. This summary does not address all aspects of federal income taxation that may be relevant to a particular holder of EDI Common Stock, EDI Options, and EDI Warrants and thus, for example, may not be applicable to holders who are not citizens or residents of the United States, who acquired their EDI Common Stock pursuant to the exercise of compensatory stock options, or who are entities that are otherwise subject to special tax treatment under the Code (such as dealers in securities, banks and other financial institutions, insurance companies, and tax-exempt organizations). The summary is limited to the tax consequences of holders who hold their EDI Common Stock, EDI Options, or EDI Warrants as capital assets within the meaning of Section 1221 of the Code. Moreover, the summary does not address the effect of any state, local or foreign tax laws. HOLDERS OF EDI COMMON STOCK, EDI OPTIONS AND EDI WARRANTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

         No ruling has been, or will be, sought from the IRS with respect to the federal income tax consequences of the Merger. It is a condition to the consummation of the Merger that Bowmar receive an opinion from its counsel, Bryan Cave LLP, and that EDI receive an opinion from its counsel, Goodwin, Procter & Hoar LLP, substantially to the effect that, based upon certain facts, representations and assumptions, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinions, counsel may require and rely upon (and may incorporate by reference), representations and covenants, including those contained in certificates of officers of Bowmar, Acquisition Subsidiary, EDI and others. The specific provisions of each such representation and covenant shall be in form and substance reasonably satisfactory to such counsel.

         Subject to the qualifications set forth herein and assuming that the Merger is treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, it is the opinion of Bryan Cave LLP, counsel to Bowmar, that the federal income tax consequences to the Merger will be as follows:

                 1. No gain or loss will be recognized by holders of EDI Common Stock who exchange their EDI Common Stock for Combined Company Common Stock pursuant to the Merger, except that gain or loss will be recognized on the receipt of cash in lieu of fractional shares of Combined Company Common Stock.

                 2. A holder of EDI Common Stock who receives cash in lieu of a fractional share of Combined Company Common Stock in the Merger will be treated as having received such fractional share as part of the Merger and then having received the cash in exchange for the fractional share in a redemption described in Section 302(a) of the Code. As a result, the receipt of such cash payment should result in capital gain or loss equal to the difference between the amount of cash received and the holder's basis in the fractional share of Combined Company Common Stock treated as having been redeemed.

                 3. Each holder of EDI Common Stock who exchanges his or her EDI Common Stock for Combined Company Common Stock pursuant to the Merger will have an aggregate tax basis in the Combined Company Common Stock received in the Merger equal to his or her aggregate tax





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    basis in the EDI Common Stock exchanged therefor, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received.

                 4. The holding period of Combined Company Common Stock received in the Merger will include the holding period of the EDI Common Stock exchanged therefor.

                 5. No gain or loss will be recognized by holders whose EDI Options or EDI Warrants are converted into Combined Company Options or Combined Company Warrants pursuant to the Merger; the tax basis of the Combined Company Options and Combined Company Warrants received will be equal to the holder's tax basis in the EDI Options and EDI Warrants that were converted pursuant to the Merger; and, the holding period of the Combined Company Options and Combined Company Warrants will include the holding period of the EDI Options and EDI Warrants that were converted pursuant to the Merger.

                 6. No gain or loss will be recognized by EDI, Bowmar or Acquisition Subsidiary as a result of the Merger.

         BACKUP WITHHOLDING

         To prevent "backup withholding" of federal income tax on any cash received by a holder of EDI Common Stock in lieu of a fractional share of Combined Company Common Stock, the holder must provide the Exchange Agent with such holder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that the holder is not subject to backup withholding. Substitute Form W-9 will be provided to each holder of EDI Common Stock in the letter of transmittal to be mailed to each holder after the Effective Time. If the correct TIN and certifications are not provided, a $50 penalty may be imposed on a holder of EDI Common Stock by the IRS, and any cash to be received by such holder may be subject to backup withholding at a rate of 31%. Certain stockholders (including, among others, corporations and certain foreign persons) are not subject to backup withholding provided they establish their status when required to do so.

         THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO BE A SUBSTITUTE FOR CAREFUL TAX PLANNING. MOREOVER, THE DISCUSSION IS BASED UPON PRESENT LAW AND IT IS IMPOSSIBLE TO PREDICT THE EFFECT, IF ANY, THAT FUTURE LEGISLATION COULD HAVE ON THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTION. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.





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                           THE BOWMAR SPECIAL MEETING

GENERAL

         This Joint Proxy Statement/Prospectus is being furnished to holders of Bowmar Common Stock in connection with the solicitation of proxies by the Bowmar Board for use at the Bowmar Special Meeting and any adjournment or postponement thereof. At the Bowmar Special Meeting, the stockholders of Bowmar will consider and vote upon (1) the Bowmar Merger Proposal, (2) the two Bowmar Amendment Proposals, and (3) any other business which may properly be brought before the Bowmar Special Meeting (including adjournment of the Special Meeting) or any adjournment or postponement thereof. Each copy of this Joint Proxy Statement/Prospectus which is being mailed or delivered to Bowmar stockholders is accompanied by a Bowmar proxy card and a Notice of Special Meeting.

         DATE, TIME AND PLACE

         The Bowmar Special Meeting will be held at the Bowmar offices at 3601
E. University Drive, Phoenix, Arizona, on _________ __, 1998, at 9:00 a.m., local time.

         SOLICITATION OF PROXIES

         Bowmar will bear the costs of soliciting proxies. Proxies will initially be solicited by Bowmar by mail, but directors, officers and selected other employees of Bowmar may also solicit proxies in person or by telephone or telegraph. Directors, executive officers and any other employees of Bowmar who solicit proxies will not be specially compensated for such services. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to
beneficial owners.  [BOWMAR HAS ALSO ENGAGED [                            ], A
PROFESSIONAL SOLICITING ORGANIZATION, TO AID IN THE SOLICITATION OF PROXIES.
BOWMAR ESTIMATES THAT THE FEE FOR SUCH SERVICES WILL NOT EXCEED $[    ] PLUS
REIMBURSABLE OUT-OF-POCKET EXPENSES.]

HOLDERS OF BOWMAR COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING BOWMAR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.


THE BOWMAR MERGER PROPOSAL

         The Bowmar Merger Proposal is being submitted for the approval of the stockholders of Bowmar pursuant to the requirements of the American Stock Exchange. Pursuant to these requirements, the issuance of Combined Company Common Stock and other Combined Company securities pursuant to the Merger Agreement must be approved by Bowmar stockholders. By voting in favor of this proposal, the stockholders are approving the Merger Agreement and all the transactions contemplated thereby, including the issuance of the shares of Combined Company Common Stock, the Combined Company Warrants and other Combined Company securities pursuant to the Merger.


         THE BOARD OF DIRECTORS OF BOWMAR UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE BOWMAR MERGER PROPOSAL. SEE "THE
MERGER--BACKGROUND OF THE MERGER" AND "RECOMMENDATION OF THE BOWMAR BOARD; REASONS FOR THE MERGER."





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PROPOSAL TO APPROVE AMENDMENT TO BOWMAR ARTICLES TO INCREASE AUTHORIZED COMMON
STOCK

         Bowmar currently has authorized 15,000,000 shares of Bowmar Common Stock, no par value. Of the 15,000,000 shares of authorized Bowmar Common Stock, 6,674,492 shares were outstanding as of May 15, 1998 and approximately 2,700,000 shares were reserved for issuance in connection with options and convertible securities currently outstanding. In order to accommodate the issuance of Combined Company Common Stock as and for the Merger Consideration pursuant to the Merger Agreement, an additional approximately 10,000,000 shares of Combined Company Common Stock will be required, and to accommodate the issuance of the Combined Company Common Stock upon the exercise of the EDI Options and EDI Warrants which will be assumed by Bowmar, approximately 5,500,000 additional shares of Combined Company Common Stock are required, for a total of approximately 15,200,000 shares of Combined Company Common Stock.
To satisfy the requirements of the Bowmar Rights Agreement, Bowmar must have available for issuance a like number of shares of Combined Company Common Stock. Accordingly, the Bowmar Board has concluded that an increase of approximately 45,000,000 shares of authorized Combined Company Common Stock is necessary and desirable. To accomplish such an increase, the Bowmar Articles must be amended to change the authorized Bowmar Common Stock from 15,000,000 shares to 60,000,000 shares.

         Except for issuances described above, the Bowmar Board has no present plans or agreements, written or oral, with respect to the issuance of any shares of Bowmar Common Stock before the Merger or Combined Company Common Stock after the Merger. The additional shares for which authorization is sought would be identical to the shares of Bowmar Common Stock now authorized. No stockholder will have any statutory preemptive rights to purchase or subscribe for any shares of Combined Company Common Stock that may be issued.

         Although the proposal to authorize additional shares of Bowmar Common Stock is made for the reasons stated above, the newly authorized shares would be available for issuance by the Board of Directors without further stockholder approval in response to an actual or threatened takeover bid pursuant to the Bowmar Rights Plan and otherwise. The issuance of such shares could have the effect of diluting the stock ownership of persons seeking to obtain control of the Combined Company and, therefore, the proposed amendment may have the effect of discouraging efforts to gain control of the Combined Company in a manner not approved by the Board.


         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE BOWMAR ARTICLES TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF BOWMAR COMMON STOCK FROM 15,000,000 TO 60,000,000.


PROPOSAL TO AMEND BOWMAR ARTICLES TO CHANGE THE CORPORATION'S NAME

         Pursuant to the Merger Agreement, Bowmar has agreed to change the name of the corporation as of the Effective Time in order to reflect the importance of the combination of EDI and Bowmar. The Merger Agreement provides that at and after the Effective Time, Bowmar's name shall be "__________________". To accomplish this, the Bowmar Articles must be amended. The stockholders of Bowmar are being asked to approve this amendment to the Bowmar Articles.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE BOWMAR ARTICLES TO CHANGE THE NAME OF THE CORPORATION.





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VOTING SECURITIES AND PRINCIPAL HOLDERS

       The following table sets forth the beneficial ownership of Bowmar Common Stock as to (i) each person who is known by Bowmar to beneficially own more than five percent of Bowmar Common Stock, (ii) each of Bowmar's directors,
(iii) each of the Bowmar executive officers who were executive officers of Bowmar in the last fiscal year and earned in excess of $100,000 ("Bowmar Named Executive Officers"), and (iv) all directors and executive officers of Bowmar as a group. All such information reflects beneficial ownership as of May 15, 1998, as known by Bowmar.

                                                NUMBER OF SHARES              PERCENT
 NAME                                           BENEFICIALLY OWNED (1)        OF CLASS (2)
 ----                                           ------------------            --------
 Thomas K. Lanin                                279,000 (3)                     4.03%

 Steven P. Matteucci                            18,000 (4)                        *

 Dan L. McGurk                                  27,000 (5)                        *

 Thomas M. Reahard                              18,000 (4)                        *

 Edward A. White                                1,495,866 (6)                 22.41%

 Hamid Shokrgozar                               57,625 (7)                        *

 Joseph G. Warren, Jr.                          37,500 (8)                        *

 Electronic Designs, Inc.                       1,495,866 (9)                 22.41%
   One Research Drive
   Westborough, MA  01581

 Directors & Executive Officers as a Group      1,932,991 (10)                27.43%
 (7 Persons)

____________________

* Represents less than 1% of the class.

(1) Unless otherwise noted, Bowmar believes that all persons named in the table have sole voting and investment power with respect to all shares of Bowmar Common Stock that are beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days upon the exercise of options or warrants or the conversion of convertible securities.

(2) Each owner's percentage ownership is determined by assuming that options held by such person (but not those held by any other person) which are exercisable within 60 days have been exercised.

(3) Includes options to purchase 25,000 shares of Bowmar Common Stock granted under Bowmar's 1986 Stock Option Plan, and options to purchase 222,000 shares of Bowmar Common Stock granted under Bowmar's 1994 Flexible Stock Plan.

(4) Includes options to purchase 18,000 shares of Bowmar Common Stock granted under Bowmar's Non-Qualified Stock Option Plan for Directors.





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(5)      Includes options to purchase 26,000 shares of Bowmar Common Stock granted under Bowmar's Non-Qualified Stock Option Plan for Directors.

(6) Mr. White entered into a Voting Agreement with EDI in connection with the Merger pursuant to which Mr. White has agreed to vote all shares beneficially owned by him, and has granted an irrevocable proxy to EDI to vote those shares pursuant to the Voting Agreement. See "Other Agreements--Voting Agreements."

(7) Includes options to purchase 11,000 shares of Bowmar Common Stock granted under Bowmar's 1986 Stock Option Plan and options for 46.625 shares of Bowmar Common Stock granted under Bowmar's 1994 Flexible Stock Plan.

(8) Includes options to purchase 20,000 shares of Bowmar Common Stock granted under Bowmar's 1994 Flexible Stock Plan.

(9) Includes only the shares subject to the Voting Agreement by and between Edward A. White and EDI discussed in footnote 6 above and in "Other Agreements--Voting Agreements," elsewhere in this Joint Proxy/Prospectus. EDI disclaims beneficial ownership of these shares.

(10)     Includes options as indicated in notes 3-5 and 7-8, above.

VOTE REQUIRED; VOTING AND REVOCATION OF PROXIES

         RECORD DATE; VOTE REQUIRED

     The Bowmar Board has fixed the close of business on __________________, 1998, as the Bowmar Record Date. On the Bowmar Record Date, [_______] shares of Bowmar Common Stock and [_______] shares of $3.00 Preferred Stock were outstanding and entitled to vote at the Bowmar Special Meeting and held by approximately [____] and [____] stockholders of record, respectively. Holders of record of Bowmar Common Stock and $3.00 Preferred Stock as of the close of business on the Bowmar Record Date are entitled to one vote per share on any matter voted on at the Bowmar Special Meeting. The affirmative vote of the holders of at least a majority of the votes entitled to be cast by the holders of the Bowmar Common Stock and the $3.00 Preferred Stock, voting together as a single class, is required to approve the Bowmar Merger Proposal and each of the two Bowmar Amendment Proposals.

         The presence, either in person or by proxy, of the holders of a majority of the votes entitled to be cast on the matter as of the Bowmar Record Date is necessary to constitute a quorum at the Bowmar Special Meeting. Shares as to which voting authority is withheld will be considered present for purposes of determining the presence of a quorum at the Bowmar Special Meeting but as not entitled to vote, and not voted, for purposes of the approval of the Bowmar Merger Proposal and the Bowmar Amendment Proposals. Shares as to which a broker indicates it has no discretion to vote and which are not voted will be considered not present at the Bowmar Special Meeting for purposes of determining the presence of a quorum and as unvoted for purposes of the approval of the Bowmar Merger Proposal and the Bowmar Amendment Proposals. Shares voted to "abstain" will be considered to be present for purposes of establishing a quorum and will have the same effect as votes against the Bowmar Merger Proposal and the Bowmar Amendment Proposals. Shares as to which a broker indicates it lacks authority to vote on such proposal and which are not voted will be considered not present for purposes of determining the existence of a quorum and the requisite majority vote on the Bowmar Merger Proposal and the Bowmar Amendment Proposals, which will have the same effect as votes against the Proposals. Abstentions, but not broker non-votes will have the effect of a vote against any proposed adjournment(s) of the Bowmar Special Meeting.

         As of the Bowmar Record Date for the Bowmar Special Meeting, directors and executive officers of Bowmar and their affiliates (as a group) were entitled to vote an aggregate of [__________] shares of Bowmar Common Stock, or approximately [__]% of the outstanding votes entitled to be cast at the Bowmar Special





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Meeting.  All such directors and executive officers and their affiliates have indicated their intention to vote their shares for the Bowmar Merger Proposal and the Bowmar Amendment Proposals. Moreover, Edward A. White, the Chairman of the Board of Bowmar and a greater than 20% stockholder of Bowmar, has entered into a Voting Agreement with EDI pursuant to which Mr. White has agreed to vote all shares of Bowmar of which he has beneficial ownership in favor of the Bowmar Merger Proposal and the Bowmar Amendment Proposals. See "Other Agreements--Voting Agreements."

         VOTING AND REVOCATION OF PROXIES

         Shares of Bowmar Common Stock and $3.00 Preferred Stock which are represented by a proxy properly executed and received prior to the vote at the Bowmar Special Meeting will be voted at the Bowmar Special Meeting in the manner directed on the proxy card, unless such proxy is revoked in advance of such vote. ANY BOWMAR STOCKHOLDER RETURNING A BLANK EXECUTED PROXY CARD WILL BE DEEMED TO HAVE AUTHORIZED THE PROXIES TO VOTE THE SHARES COVERED BY THE PROXY CARD (I) IN FAVOR OF THE BOWMAR MERGER PROPOSAL, (II) IN FAVOR OF THE PROPOSAL TO APPROVE THE AMENDMENT TO THE BOWMAR ARTICLES TO INCREASE THE AUTHORIZED BOWMAR COMMON STOCK FROM 15,000,000 SHARES TO 60,000,000 SHARES;
(III) IN FAVOR OF THE PROPOSAL TO APPROVE THE AMENDMENT TO THE BOWMAR ARTICLES TO CHANGE THE NAME OF THE CORPORATION, AND (IV) IN THEIR DISCRETION WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE BOWMAR SPECIAL MEETING (INCLUDING ADJOURNMENT OF SUCH BOWMAR SPECIAL MEETING) OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

         Any stockholder of Bowmar giving a proxy may revoke it at any time prior to the vote at the Bowmar Special Meeting. Stockholders of Bowmar wishing to revoke a proxy prior to the time it is voted may do so by delivering to the Secretary of Bowmar at 3601 E. University Drive, Phoenix, Arizona 85034, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares or by attending the Bowmar Special meeting and voting in person. Attendance at the Bowmar Special Meeting will not in itself constitute the revocation of a proxy.

         The Bowmar Board is not currently aware of any business to be brought before the Bowmar Special Meeting other than that described herein. If, however, other matters are properly brought before the Bowmar Special Meeting (including, without limitation, adjournment of the Bowmar Special Meeting in order to allow for additional solicitation of stockholder votes in order to obtain a quorum or in order to obtain more votes in favor of the Bowmar proposals), or any adjournment or postponement thereof, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment as to the best interest of Bowmar.

                            THE EDI SPECIAL MEETING

GENERAL

         This Joint Proxy Statement/Prospectus is being furnished to holders of EDI Common Stock in connection with the solicitation of proxies by the EDI Board for use at the EDI Special Meeting. At the EDI Special Meeting, the stockholders of EDI will consider and vote upon the EDI Merger Proposal and upon any other business which may properly be brought before the EDI Special Meeting. Each copy of this Joint Proxy Statement/Prospectus which is being mailed or delivered to EDI stockholders is accompanied by an EDI proxy card and a Notice of Special Meeting.

         DATE, TIME AND PLACE

         The EDI Special Meeting will be held at the Westin Hotel, 70 Third Avenue, Waltham, Massachusetts on [________], 1998 at __:__ _.m., local time.





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         SOLICITATION OF PROXIES

         EDI will bear its own cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of EDI by personal interview, telephone, telegram or e-mail. Such directors, officers and employees will not receive additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of EDI Common Stock held of record by such persons, in which case EDI will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. [EDI HAS ALSO ENGAGED [_____________], A PROFESSIONAL SOLICITING ORGANIZATION, TO AID IN THE SOLICITATION OF PROXIES. EDI ESTIMATES THAT THE FEE FOR SUCH SERVICES WILL NOT EXCEED $[_______] PLUS REIMBURSABLE OUT-OF-POCKET EXPENSES.]

THE EDI MERGER PROPOSAL

         The EDI Merger Proposal is being submitted for the approval of the stockholders of EDI pursuant to the requirements of Delaware law.

         THE EDI BOARD HAS APPROVED THE EDI MERGER PROPOSAL AND RECOMMENDS THAT STOCKHOLDERS OF EDI VOTE "FOR" APPROVAL OF THE EDI MERGER PROPOSAL. SEE "THE MERGER--BACKGROUND OF THE MERGER" AND "--RECOMMENDATION OF THE EDI BOARD; REASONS FOR THE MERGER."

VOTING SECURITIES AND PRINCIPAL HOLDERS

       The following table sets forth the beneficial ownership of EDI Common Stock as to (i) each person who is known by EDI to beneficially own more than five percent of EDI Common Stock, (ii) each of EDI's directors, (iii) each of the EDI Named Executive Officers (as defined below), and (iv) all directors and executive officers of EDI as a group, based on representations of directors of EDI and other executive officers as of May 27, 1998, EDI's records, and filings as of May 27, 1998 received by EDI on Schedules 13D and 13G under the Exchange Act.





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
                                                 NUMBER OF SHARES          PERCENT
 NAME AND ADDRESS                                BENEFICIALLY OWNED (1)    OF CLASS (2)
 -----------------                               ------------------        --------
 New York Life Insurance Company                  1,862,660 (3)            26.43%
   51 Madison Avenue
   New York, NY 10010

 Thomas J. Toy                                      690,477 (4)             9.80%
   Technology Funding Inc.
   2000 Alameda de las Pulgas
   San Mateo, CA 94403

 Technology Funding Partners III, L.P.              680,477 (5)             9.66%
   2000 Alameda de las Pulgas
   San Mateo, CA 94403

 Bowmar Instrument Corporation                      690,477 (6)             9.80%
 3601 E. University Drive
 Phoenix, AZ  85034

 Donald F. McGuinness                               456,600 (7)             6.48%

 Thomas A. Schultz                                  185,327 (8)             2.63%

 Frank D. Edwards                                   170,956 (9)             2.43%

 Daniel R. Doyle                                    120,913 (10)            1.72%

 Frank Muscolino                                     81,293 (11)            1.15%

 Norman T. Hall                                      66,440 (12)               *

 All current directors and executive
   officers as a group                            1,772,006 (13)           25.14%
   (seven persons)

--------------------------
* Represents less than 1% of the class.

(1) Unless otherwise noted, EDI believes that all persons named in the table above have sole voting and investment power with respect to all shares of EDI Common Stock, as converted and adjusted, that are beneficially owned by them, subject to the information contained in the footnotes below and community property laws where applicable. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days upon the exercise of options or warrants or the conversion of convertible securities.

(2) Each owner's percentage ownership is determined by assuming that options, warrants and other convertible securities that are held by such person (but not those held by any other person) and that are exercisable or convertible within 60 days have been exercised or converted.

(3)    Includes 80,600 shares issuable upon exercise of EDI Warrants.

(4) Includes 10,000 shares issuable upon exercise of EDI Options. Represents in part the shares owned by Technology Funding Partners III, L.P. ("TFP") referenced in footnote (5) below. Mr. Toy is a Group Vice President of Technology Funding Inc. ("TFI"), which is a managing general partner of TFP, and as such may be deemed the beneficial owner of such shares.





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(5)    Includes 35,000 shares issuable upon exercise of EDI Warrants.  TFI and
       Technology Funding Ltd. ("TFL") are the managing general partners of TFP. The following individuals are executive officers of TFI and/or general partners of TFL, and as such may be deemed beneficial owners of the shares of EDI Common Stock held by TFP described in the table:
       Charles R. Kokesh, Peter F. Bernardoni, Gregory T. George, and Thomas J. Toy.

(6) Includes only those shares subject to the Voting Agreement by and between Thomas J. Toy and Bowmar contemplated by the Merger Agreement. See "Other Agreements--Voting Agreements." Bowmar disclaims beneficial ownership of these shares.

(7) Includes 454,800 shares issuable upon exercise of EDI Options. Mr. McGuinness is the Chairman of the Board, President, and Chief Executive Officer of EDI.

(8) Includes 118,025 shares issuable upon exercise of EDI Options. Mr. Schultz is a director of EDI.

(9) Includes 165,116 shares issuable upon exercise of EDI Options. 5,840 shares are held in a joint account with Mr. Edwards' wife, Carol Edwards. Mr. Edwards is the Senior Vice President of Finance, Chief Financial Officer, and Secretary of EDI. He also serves as a director of EDI.

(10) Includes 118,747 shares issuable upon exercise of EDI Options. 2,166 shares are held in a joint account with Mr. Doyle's wife, Lynn Doyle. Mr. Doyle is the Vice President and General Manager for Display Products.

(11) Includes 81,293 shares issuable upon exercise of EDI Options. Mr. Muscolino is the Vice President and General Manager for Federal Products Division.

(12) Includes 26,440 shares issuable upon exercise of EDI Options. Dr. Hall is a director of EDI.

(13) Includes 1,009,421 shares issuable upon exercise of EDI Warrants or EDI Options.


VOTE REQUIRED; VOTING AND REVOCATION OF PROXIES

         RECORD DATE; VOTE REQUIRED

         Holders of EDI Common Stock are entitled to one vote per share at the EDI Special Meeting. At the present time, it is not anticipated that any other matters will be brought before the EDI Special Meeting for consideration and vote by holders of shares of EDI Common Stock, including, without limitation, any motion to adjourn such meeting. In the event of any vote to adjourn the EDI Special Meeting in order to allow EDI to solicit votes in favor of the EDI Merger Proposal, proxies voting against the Merger Proposal will be voted against the motion to adjourn the EDI Special Meeting.

         VOTING AND REVOCATION OF PROXIES

         The approval of the EDI Merger Proposal requires the affirmative vote of a majority of votes entitled to be cast by the holders of all outstanding shares of EDI Common Stock at a meeting at which a quorum is present. The EDI Board has fixed the close of business on [______], 1998 as the EDI Record Date. As of the EDI Record Date, there were, outstanding and entitled to vote, 7,047,380 shares of EDI Common Stock held by approximately 189 stockholders of record. As of the EDI Record Date, the directors and executive officers of EDI as a group beneficially owned 762,585 shares of EDI Common Stock representing in the aggregate approximately 10.8% of outstanding votes at that date.





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         All shares of EDI Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF EDI COMMON STOCK WILL BE VOTED IN FAVOR OF THE EDI MERGER PROPOSAL. A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to the Secretary of EDI by signing and returning a later-dated proxy or by voting in person at the EDI Special Meeting; however, mere attendance at the EDI Special Meeting will not in and of itself have the effect of revoking the proxy.

         Votes cast by proxy or in person at the EDI Special Meeting will be tabulated by the inspector of election appointed for the meeting and will determine whether or not a quorum is present. The presence in person or by properly executed proxy of the holders of a majority of the issued and outstanding shares of EDI Common Stock entitled to vote at the EDI Special Meeting is necessary to constitute a quorum at the EDI Special Meeting. Abstentions and broker non-votes will be treated as shares that are present at the EDI Special Meeting for purposes of determining whether a quorum exists. To be approved, the Merger Proposal must receive the affirmative vote of the holders of a majority of the issued and outstanding shares of EDI Common Stock entitled to vote thereon. Abstentions and broker non-votes will have the effect of votes against the approval of the Merger Proposal. Holders of EDI Common Stock will be entitled to appraisal rights in connection with the Merger. See "The Merger--Appraisal Rights of Dissenting Stockholders."





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                            INFORMATION ABOUT BOWMAR


GENERAL

         Bowmar was incorporated in the State of Indiana in 1951. Bowmar and its subsidiaries (hereinafter referred to collectively as "Bowmar") manufacture and sell microelectronic and electromechanical products. Bowmar manufactures and sells electromechanical and mechanical equipment and components, which include electromechanical display devices, electromechanical components and packages, turnkey interface systems, electromechanical packages and systems and microelectronic circuits and components, which include high density solid state memory modules and microprocessor modules and multichip modules.

NARRATIVE DESCRIPTION OF BUSINESS

         MICROELECTRONIC CIRCUITS AND COMPONENTS

         The products designed, manufactured and sold by Bowmar in its microelectronic division (also referred to as the White Microelectronics division) include high density, solid state memory products and microprocessor circuits in both monolithic and modular form (multichip modules) for use in commercial, industrial and military markets in the United States and abroad.

                 1.       High Density, Solid State Memory and Microprocessor
                          Modules

                 Bowmar designs and manufactures high density, solid state memory modules and microprocessor microcircuits. The memory modules are designed specifically for use in adverse environmental conditions. They are designed to provide larger amounts of mass memory, space reduction and faster data processing speeds. They are used in both military and commercial applications and include static RAM modules
         (SRAM), electronically erasable PROM modules (EEPROM), and Flash PROM modules. The family of microprocessor modules supports the development of highly complex systems including application-specific analog, mixed analog-digital and logic functions. These products are designed to serve state-of-the-art high end industrial and military markets and are intended to be used in portable, mobile land-based, airborne and naval applications as well as high end data communication and data processing systems.

                 2.       Multichip Modules

                 Bowmar designs and manufactures highly reliable, compact multichip modules (MCM's). Multichip modules are used as components in a broad spectrum of electronic devices where circuit reliability and size reduction is important. A multichip module is a packaging technique that places several semiconductor chips, interconnected with a high density substrate, into a compact package. These can be designed to perform a wide variety of electronic functions, such as amplifiers, regulators, switches, data converters, oscillators and decoders. They are sold to original equipment manufacturers serving principally the military market, as well as the aerospace, medical and high temperature markets.

         The products designed, manufactured, and sold by Bowmar in its microelectronic segment are sold to private industry and to the United States and foreign governments both through Bowmar sales personnel and independent sales representatives and distributors. In a time of strong demand for memory and microprocessor products, as at present, sources of supply of IC die and other components may be constrained and subject to shortages. A multichip module manufacturer's ability to compete is heavily dependent on its ability to maintain access to steady sources of supply. To address these needs, Bowmar has maintained strong relationships with leading semiconductor fabricators in the United States and the far east. Bowmar has no specific long-term contractual arrangement with its vendors. None of the business of the microelectronic segment is seasonal. Bowmar does not provide extended payment terms to its customers. Products in the microelectronic segment





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are sold under a standard one year warranty and may be returned for repair or replacement during the warranty period.

         The backlog for products was approximately $10,967,000 and $9,444,000, at the end of fiscal years 1997 and 1996, respectively. Approximately 99% of the segment's fiscal 1996 backlog was shipped during fiscal 1997.
Approximately 93% percent of the fiscal 1997 year-end backlog is expected to be shipped during fiscal 1998.

         Management believes that the key competitive factors are product reliability, the ability to meet delivery schedules and price. Bowmar competes with numerous other companies, many of which have greater financial strength and technical and marketing resources than does Bowmar. It is not possible to predict the extent of competition which present or future activities of Bowmar in this segment will encounter because of changing competitive conditions, government requirements, technological developments and other factors.

ELECTROMECHANICAL AND MECHANICAL EQUIPMENT AND COMPONENTS

         The products designed, manufactured and sold by Bowmar in its electromechanical segment (also referred to as the Technologies Division) include electromechanical components and packages, electromechanical display devices, electronic display devices, interface systems including keyboards and related sub-systems.

         Bowmar's electromechanical components and instrument packages consist of rotating devices, including gearheads, mechanical counters, dial drives, mechanical packages and related devices. Specific applications for these products include controls for automatically tuning airborne radio transmitters and receivers, controls for fuel flow in jet engines and selected automatic flight control servomechanisms. These products are sold principally to aircraft instrument manufacturers as information displays in aerospace and ground equipment.

         Bowmar also produces digital displays which permit a more accurate readout of information than is feasible with analog meters. These include display devices which respond electromagnetically to electronic input signals, thus eliminating mechanical transmission delays. These products are sold primarily to aircraft instrument manufacturers.

         Bowmar designs and manufactures, to customer specification, a variety of keyboard assemblies for commercial and military applications. Bowmar has the capability of meeting demanding requirements such as backlighting to meet night vision goggle (NVG) compatibility, adverse environments, and the integration of displays, including LCD's, and microprocessor technology.

         The customers for the products of the electromechanical segment include original equipment manufacturers, primarily in the aerospace industry and agencies of the U.S. Government. The materials, products and services used by Bowmar to manufacture its products in the electromechanical segment are readily available from a variety of sources. None of the business of the electromechanical segment is seasonal.

         Neither the needs of Bowmar for a continuing allotment of goods from its suppliers nor the requirements of its customers for the products of the electromechanical segment require the carrying of finished goods inventory. In its purchase of components (some of which must be ordered months in advance), Bowmar has not encountered, and does not anticipate encountering, any significant difficulty. Bowmar does not provide extended payment terms to its customers. Products are sold under a standard one-year warranty and may be returned for repair or replacement during the warranty period.

         The electromechanical segment backlog was approximately $6,049,000 and $2,226,000, at the end of fiscal years 1997 and 1996, respectively. Approximately 99% percent of this segment's 1996 backlog was shipped during fiscal 1997. Approximately 87% percent of the fiscal 1997 year-end backlog is expected to be shipped during fiscal 1998.





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         Management believes that price, product reliability and the ability to meet delivery schedules are the key competitive factors. Bowmar competes with numerous other companies, many of which have greater financial resources, larger technical and marketing resources and different technologies than Bowmar. It is not possible to predict the extent of competition which present or future activities of Bowmar in this segment will encounter because of changing competitive conditions, government requirements, technological developments and other factors.

PRINCIPAL CUSTOMERS

         In fiscal 1997 no single customer sales accounted for 10% of Bowmar's sales. The majority of Bowmar's sales are made to the U.S. Government or to U.S. Government prime contractors. These contracts can be for relatively large dollar amounts, sometimes calling for deliveries over more than one year. The award of new contracts or the expiration of old contracts could have a significant short-term impact on sales and operating results.

RESEARCH, ENGINEERING AND DEVELOPMENT

         Current research and product development activities are directed primarily toward the improvement of existing standard products while some projects are focused on the development of new products or processes. Bowmar devotes minimal resources to pure research and development, but emphasizes the application of its engineering expertise to the development and refinement of proprietary products or technologies. Expenditures by Bowmar on research and product development for fiscal years 1997, 1996 and 1995 amounted to approximately $610,000, $580,000, and $812,000, respectively. Research and product development efforts are principally conducted by Bowmar utilizing its engineering staff.

REGULATORY MATTERS

         GOVERNMENT CONTRACTING REGULATION

         Most of Bowmar's business is derived from subcontracts with prime contractors of the U.S. Government. As a U.S. Government subcontractor, Bowmar is subject to Federal Government contracting regulation. Under these regulations, the U.S. Government is entitled for three years after final payment on certain negotiated contracts or contract modifications to examine all of Bowmar's cost records with respect to such contracts to determine whether Bowmar furnished complete, accurate and current cost or pricing data to the Government in connection with the negotiation of the price of the contract or modification. The U.S. Government also has the right after final payment to seek a downward adjustment to the price of a contract or modification if it determines that the contractor failed to disclose complete, accurate and current data.

         In addition, the Federal Acquisition Regulation governs the allowability of costs incurred by Bowmar in the performance of U.S. Government contracts to the extent that such costs are included in its proposals or are allocated to its U.S. Government contracts during performance of those contracts.

         Bowmar's subcontracts provide that they may be terminated at the convenience of the U.S. Government. Upon such termination, the contractor is normally entitled to receive the purchase price for delivered items, reimbursement for allowable costs incurred and allocable to the contract and an allowance for profit on the allowable costs incurred or adjustment for loss if completion of performance would have resulted in a loss. In addition, Bowmar's subcontracts provide for termination for default if Bowmar fails to perform or breaches a material obligation. In the event of a termination for default, the customer may have the unilateral right at any time to require Bowmar to return unliquidated progress payments pending final resolution of the propriety of the termination for default. Bowmar may also have to pay the excess, if any, of the cost of purchasing a substitute item from a third party. If the customer has suffered other ascertainable damages as a result of a sustained default, the customer could demand payment of such damages by Bowmar.





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         In connection with Bowmar's U.S.  Government business, Bowmar also is subject to Government investigations of its policies, procedures and internal controls for compliance with procurement regulations and applicable laws. Bowmar may be subject to downward contract price adjustments, refund obligations or civil and criminal penalties. In certain circumstances in which a contractor has not complied with the terms of a contract or with regulations or statutes, the contractor might be debarred or suspended from obtaining future contracts for a specified period of time. Any such suspension or debarment of Bowmar could have a material adverse effect on Bowmar's business.

         It is Bowmar's policy to cooperate with the Government in any investigations of which it has knowledge, but the outcome of any such Government investigations cannot be predicted with certainty. In the opinion of management of Bowmar, it has complied in all material respects with applicable government requirements.

         ENVIRONMENTAL PROTECTION

         Compliance with federal, state and local laws or regulations which govern the discharge of materials into the environment has not had a material adverse effect upon the capital expenditures, earnings or competitive position of Bowmar.

EMPLOYEES

         As of May 15, 1998, Bowmar employed 184 persons. Of such employees, 88 were employed in the microelectronic segment and 96 were employed in the electromechanical segment. A total of 65 of Bowmar's employees in the electromechanical segment were employed pursuant to collective bargaining agreements covering workers at the Technologies Division. This agreement will expire on November 15, 1998. Bowmar believes its labor relations are satisfactory.

PROPERTIES

         Bowmar leases a facility in Phoenix, Arizona consisting of approximately 53,000 square feet. The facility is used as Bowmar's corporate offices and for all manufacturing of the White Microelectronics division. In addition, Bowmar owns a facility in Ft. Wayne, Indiana consisting of building with approximately 75,000 square feet of space used for the manufacture of electromechanical and mechanical equipment and components, plus approximately ten acres of vacant land adjacent to the building. Management considers these properties to be well maintained and adequate for their use.

LEGAL PROCEEDINGS

         On April 25, 1996, the U.S. Attorney's Office for the State of Arizona undertook an investigation of certain aspects of White Microelectronics contracts with prime contractors with the Government. The investigation is centering on the interpretation of certain Government contract specified testing requirements on incoming material. Bowmar is cooperating fully with the investigation. On March 13, 1998, Bowmar was notified by the U.S. Attorney's Office for the State of Arizona that it has closed its criminal investigation of White Microelectronics and is seeking authority to disclose the substance of its investigation to the Civil Section of the U.S. Attorney's Office so that the Civil Section can determine whether there is sufficient basis for initiating a civil proceeding against White Microelectronics.





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MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         The Bowmar Common Stock and $3.00 Preferred Stock are traded on the American Stock Exchange under the symbols BOM and BOM.PR, respectively. The following table sets forth the high and low sales price for each of the Bowmar Common Stock and $3.00 Preferred Stock for the periods indicated:

                          BOWMAR
  FISCAL QUARTER       COMMON STOCK      $3.00 PREFERRED STOCK
       ENDING        HIGH        LOW        HIGH         LOW
      ------         ----        ---        ----         ---

 FISCAL 1998
 -----------

 As of May 27      $ 2.44       $2.125    $ 35.50      $32.00
 April 4             2.94        2.25       39.00       34.25
 December 29         2.94        1.75       41.00       30.25

 FISCAL 1997
 -----------

 September 27      $ 2.81      $  2.25     $39.50      $37.00
 June 28             2.94         1.81      40.00       31.50
 March 29            2.19         1.63      34.00       30.50
 December 30         1.75         1.75      32.00       28.63

 FISCAL 1996
 -----------

 September 28      $ 2.06      $  1.50    $ 33.50      $28.63
 June 29             2.69         1.88      36.50       30.00
 March 30            2.94         2.19      37.75       34.00
 December 30         3.00         2.25      41.00       33.00



         As of May 27, 1998, there were approximately 2,580 holders of record of Bowmar Common Stock and approximately 31 holders of record of $3.00 Preferred Stock. Bowmar has not paid cash dividends on the Bowmar Common Stock and does not expect to do so in the foreseeable future. Bowmar intends to retain all earnings to provide funds for the operation and expansion of its business. One of Bowmar's credit agreements precludes the payment of cash dividends for both the Bowmar Common Stock and the $3.00 Preferred Stock in excess of $500,000 per year.





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INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

         BIOGRAPHICAL INFORMATION

         The following table and biographical descriptions set forth certain information with respect to the directors and executive officers of Bowmar who Bowmar expects will continue as directors and executive officers of the Combined Company. Officers of Bowmar are appointed annually by the Board of Directors at the meeting of directors immediately following the Annual Meeting of Stockholders and serve until the next annual election or until their successors have been elected and qualified or as otherwise provided in Bowmar's By-Laws. There is no family relationship between any director or executive officer of Bowmar.

                                                                                  YEAR OF
                                                         DIRECTOR              EXPIRATION OF
          NAME OF DIRECTOR                 AGE            SINCE                CURRENT TERM
          ----------------                 ---            -----                ------------

          Hamid Shokrgozar                 38              1998                    1999
          Edward A. White                  69              1951                    1999
          Thomas M. Reahard                45              1995                    1999

         Mr. Shokrgozar is the President and Chief Executive Officer of Bowmar, a position he has held since January 1998. Mr. Shokrgozar has also served as President of the White Microelectronics Division of Bowmar from June 1993, a position he continues to hold. From June 1989 to June 1993, Mr. Shokrgozar was Vice President of Engineering for the White Microelectronics Division.

         Mr. White, founder of Bowmar, was President, Chief Executive Officer and Chairman of the Bowmar Board from its incorporation in 1951 until February 1975. From June 1980 until May 1986, Mr. White served as Chairman and Chief Executive Officer of White Technology, Inc., which was purchased by Bowmar in 1986. Mr. White also served as Chief Executive Officer of Bowmar from 1983 until 1992. He was elected Chairman of the Board in 1983.

         Mr. Reahard is the founder and Chairman and Chief Executive Officer of Symmetry Software Corporation, a computer software development company formed in 1984.

         Joseph G. Warren, Jr., age 52, is the Vice President Finance, Treasurer, Chief Financial Officer and Secretary of Bowmar. Mr. Warren was elected Vice President Finance and Treasurer in July 1995. From 1994 until joining Bowmar in 1995, he served as the Vice President Finance and Chief Financial Officer of Axxess Technologies, Inc. From 1993 to 1994, Mr. Warren served as Secretary-Treasurer and Vice President of Golden Technologies, Inc. Prior to that, from 1992 to 1993, Mr. Warren was the President of Coors Ceramicon Designs, Ltd. and from 1985 to 1992 he was Vice President Finance of Coors Ceramics Company.

         EXECUTIVE COMPENSATION

         The following table sets forth the annual and long-term compensation for services rendered in all capacities to Bowmar during the 1997, 1996 and 1995 fiscal years of those persons who will continue with the Combined Company as executive officers or directors.


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                           SUMMARY COMPENSATION TABLE

                                                         ANNUAL               LONG-TERM  COMPENSATION
                                                      COMPENSATION                    AWARDS
                                                      ------------                    ------
                                                                                                 ALL
                                                                              OPTIONS/          OTHER
NAME AND PRINCIPAL POSITION           YEAR        SALARY($)     BONUS($)        SARS        COMPENSATION
---------------------------           ----        ---------     --------        ----        ------------

Edward A. White                      1997           121,500     13,500              0           4,549
   Chairman(3)                       1996           121,500     13,500              0           2,678
                                     1995           121,500     13,500              0           2,662

Hamid Shokrgozar                     1997           140,000     91,000         32,500           2,730
   President, Chief                  1996           125,000     83,758         81,500           2,631
   Executive Officer                 1995           110,000     87,570          7,500           2,406

Joseph G. Warren                     1997           129,966     35,163         35,000           4,804
   Vice President, Chief             1996           118,750     28,524         40,000           2,206
   Financial Officer


(1) Bonuses were paid in accordance with the policy established by the Bowmar Board and the compensation committee of Bowmar (the "Bowmar Compensation Committee").

(2) All Other Compensation includes contributions by Bowmar to its 401(k) Plan, and payments for officer's life insurance.

(3) Since January 1998, Mr. White has been paid only for his services as Chairman of the Board. See "--Director Compensation," below.

         EMPLOYMENT AGREEMENTS

         After the close of the 1997 fiscal year, Bowmar negotiated and entered into employment agreements (the "Employment Agreements") with certain of its officers, including Thomas K. Lanin, Joseph G. Warren, Jr. and Hamid R. Shokrgozar. Mr. Lanin was employed as the President and Chief Executive Officer. Mr. Warren was and is employed as the Vice President Finance, Chief Financial Officer, Secretary and Treasurer. Each of the agreements with Mr. Lanin and Mr. Warren are for one year and renew automatically unless terminated by either the executive or Bowmar on 30 days prior notice of an intention not to renew, or otherwise in accordance with the agreements. Each agreement provides for an annual base salary and provides that each executive shall be entitled to participate in Bowmar's incentive (bonus) compensation programs, stock option plan and fringe benefit programs generally available to senior executives of Bowmar. In addition, Mr. Warren's agreement originally provided for a bonus upon the closing of the sale of the Technologies Division equal to a percentage of the excess (if any) of the sale price over book value of the division. The agreements originally contained termination provisions relating to a Change in Control (as defined in the agreements) pursuant to which the executives would be paid certain lump sum amounts and provided certain other benefits (the "Change in Control Benefits").

         In the event of termination of Mr. Lanin or Mr. Warren by Bowmar for cause, the executive will be entitled to receive only that compensation earned through the date of the termination as originally agreed, in the event of a termination by Bowmar without cause, the executive will be entitled to a lump sum severance payment equal to the executive's total base salary and incentive compensation paid for the calendar year immediately preceding the termination, continuing benefit contributions (or the cash equivalent) for twelve months, executive-level out placement services, and the immediate vesting of all then unvested stock options and a twelve month exercise period. Mr. Warren's agreement originally provided for those severance benefits in the event he terminated the agreement without cause prior to October 3, 1998. Both agreements originally provided that in the event of a Change in Control, the executive could terminate the agreement if during the twelve month period following a Change in Control the executive was terminated or his duties




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                                                              PRELIMINARY COPIES

were materially changed, the executive's annual compensation or other benefits were reduced, Bowmar required the executive to relocate or Bowmar failed to assume its obligations under the agreement. In such event, the executive could receive the Change in Control Benefits. Finally, in the event Bowmar gives notice of its intention not to renew the agreements at the end of their terms, Bowmar is required to pay to the executive a lump sum severance amount and provide continuing benefits (or their cash equivalent) and executive-level outplacement services.

         As previously disclosed, on December 4, 1997, Mr. Lanin submitted his resignation to the Bowmar Board in connection with the Board's decision to sell the Technologies Division and close the corporate offices. The Board agreed to provide to Mr. Lanin all of the severance benefits to which he would have been entitled under his employment agreement if Bowmar had terminated the agreement without cause. Accordingly, in January 1998, Mr. Lanin was paid a lump sum severance payment of $254,000 and received a continuation of benefits for twelve months, executive-level outplacement services and the immediate vesting of his unvested stock options (with a twelve month period within which to exercise those options).

         On February 3, 1998, Bowmar entered into an Employment Agreement with Hamid R. Shokrgozar in connection with his assumption of the office of President and Chief Executive Officer of Bowmar. Mr. Shokrgozar's agreement provided for a term ending September 30, 1999 and renewing automatically for subsequent two-year terms unless 30 days prior to a renewal date, either Bowmar or Mr. Shokrgozar notified the other of its intention not to renew. The agreement provides for an annual base salary of $180,000 and participation by Mr. Shokrgozar in the fringe benefit programs of Bowmar generally available to its senior executives. In the event of a termination for cause, Bowmar is required to pay to Mr. Shokrgozar only those amounts earned by or accrued for his benefit under Bowmar's plans. In the event of a termination without cause, Bowmar originally was required to pay to Mr. Shokrgozar a lump sum severance payment equal to up to eighteen months of his salary and to continue his benefits for a period of at least twelve months, provide executive-level outplacement services and to cause his options to vest immediately and be exercisable for a period of twelve months after termination. In the event Bowmar elects not to renew the agreement, Bowmar is required to pay Mr. Shokrgozar a lump sum equal to his annual compensation. Like Mr. Warren's agreement, Mr. Shokrgozar's agreement originally included special provisions in the event of a Change in Control. Specifically, Mr. Shokrgozar's employment term would automatically extend for a period of 18 months and during that term Mr. Shokrgozar could terminate if his duties were materially changed, his annual compensation was decreased, he was required to relocate or Bowmar's successor failed to assume Bowmar's obligations under the agreement. In the event of such a termination, Mr. Shokrgozar was entitled to a lump sum severance payment equal to 1.5 times his then current base salary and incentive compensation as well as the continuing benefits provided in the event of a termination without cause by Bowmar (also referred to as "Change in Control Benefits").

         After the execution of the definitive Merger Agreement, EDI and Bowmar determined that it was in the best interests of the Combined Company and its stockholders to have the Merger treated as a "pooling of interests" instead of as a "purchase" for accounting purposes. Because the employment agreements with Messrs. Shokrgozar and Warren had been entered into near and during the time of Bowmar's renewed discussions with EDI concerning a possible merger, there was some concern that the agreements could render Bowmar ineligible for pooling accounting treatment for the Merger. Accordingly, the Bowmar Board authorized the Bowmar Compensation Committee to discuss with each of Mr. Shokrgozar and Mr. Warren amendments to their respective employment agreements to ensure the eligibility of Bowmar for pooling in respect of the Merger. On June 1, 1998, the employment agreements of Mr. Shokrgozar and Mr. Warren were amended to delete the Change in Control provisions, and to delete the acceleration of vesting and extended exercise term of options in the event of termination. Additionally, Mr. Warren's bonus in the event of the sale of the Technologies Division and his right to elect a severance package were eliminated. Finally, options granted on December 10, 1997 to Messrs. Shokrgozar and Warren were rescinded on June 1, 1998. Accordingly, neither Mr. Shokrgozar nor Mr. Warren will be entitled to any Change in Control Benefits as a result of the Merger or otherwise. If, however, either Mr. Shokrgozar or Mr. Warren is terminated after the Merger without cause, he will be entitled to a lump sum severance payment equal to 2.5 and 1.5 times, respectively, his annual salary and bonus.


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         OPTION GRANTS IN 1997

         During fiscal 1997, the Bowmar Compensation Committee and Bowmar Board considered and adopted an option repricing program for certain outstanding stock options granted under Bowmar's 1994 Flexible Stock Plan. In December 1996, the program was implemented and each of the Bowmar Named Executive Officers surrendered outstanding not-in-the-money options in return for an equal number of options with an exercise price approximately 30% higher than the then fair market value of Bowmar Common Stock. The new options were completely vested in 1997. Other options were granted under the 1994 Flexible Stock Plan in fiscal year 1997 and vest over a four year period.


                                                                                       POTENTIAL REALIZABLE VALUE AT
                                                                                       ASSUMED ANNUAL RATES OF STOCK
                                                                                            PRICE APPRECIATION
                                                                                            FOR OPTION TERM(2)
                                                                                              ------------------
                                           % OF TOTAL    EXERCISE
                             OPTIONS         OPTIONS     PRICE PER
                             GRANTED       GRANTED TO      SHARE      EXPIRATION
NAME                            (#)         EMPLOYEES       ($)          DATE             5%($)            10%($)
----                            ---         ---------       ---          ----             -----            ------

Edward White..............         0               --           --          --                --                --
Hamid R. Shokrgozar.......      25,000           7.0%       1.9375      5/2/07            30,462            77,197
                                 7,500(1)        2.1%       2.0000      2/3/05             1,972             9,252
Joseph G. Warren, Jr......      25,000           7.0%       1.9375      5/2/07            30,462            77,197
                                10,000(1)        2.8%       2.0000     7/28/05             2,629            12,236


(1) These shares represent options repriced in fiscal 1997 under the option repricing program adopted in December 1996.

(2) Total number of options granted during fiscal 1997 was 357,500. The 5% and 10% assumed annual rates of appreciation are specified in the Commission's rules and do not represent Bowmar's estimate or projection of future stock price growth.

         REPORT OF THE BOWMAR COMPENSATION COMMITTEE ON OPTION REPRICING

         During the first quarter of fiscal year 1997, the Bowmar Compensation Committee considered the repricing of options outstanding under Bowmar's 1994 Flexible Stock Plan. The Bowmar Compensation Committee considered the fact that a large number of the outstanding options that would be affected by a repricing were held by Bowmar's two top executive officers, Messrs. Lanin and Warren, and the performance and working relationship with Bowmar of these key executives. It was agreed that the continuation of Bowmar's growth and success in 1997 were dependent on the continued efforts of these individuals. The Bowmar Compensation Committee believes that stock options provide meaningful long-term incentive for key employees. Because of the significant decline in the market price of Bowmar's stock which had occurred subsequent to the grant of these options, it was determined that these options were not providing the incentive intended when granted. The Bowmar Compensation Committee concluded that repricing the outstanding options would be an appropriate means to provide these executives with continuing incentive to work for the long-term success of Bowmar.

         A number of other employees, including division executives, had also been granted options which were similarly repriced. The repricing to $2.00 per share as of December 6, 1996, was approximately 30% above the closing price for that day, $1.5625.

                     Current Bowmar Compensation Committee:
        Chairman - Steven P. Matteucci, Dan McGurk, and Thomas M. Reahard


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         The following table sets forth certain information concerning the repriced options:

                                          NUMBER OF
                                         SECURITIES
                                         UNDERLYING     MARKET PRICE                                     LENGTH OF
                                          OPTIONS/       OF STOCK AT    EXERCISE PRICE                ORIGINAL OPTION
                                            SARS           TIME OF        AT TIME OF                   TERM REMAINING
                                         REPRICED OF    REPRICING OF     REPRICING OR        NEW         AT DATE OF
                                           AMENDED        AMENDMENT        AMENDMENT       EXERCISE     REPRICING OR
          NAME                DATE           (#)              ($)              ($)         PRICE ($)      AMENDMENT
          ----                ----           ----             ----             ---         ---------      ---------

Edward A. White,
   Chairman.............         N/A            0              N/A              N/A             N/A                N/A
Hamid R. Shokrgozar,
   President, CEO.......     12/6/96        7,500           1.5625            3.125            2.00          98 months
Joseph G. Warren, Jr.,
   Vice President, CFO..     12/6/96       10,000           1.5625            3.375            2.00         104 months


         OPTION EXERCISES AND FISCAL YEAR-END VALUES

         The following table sets forth certain information with respect to the options to purchase Bowmar's Common Stock which are held by the Bowmar Named Executive Officers:


                                                                                               VALUE OF UNEXERCISED
                                 SHARES                       NUMBER OF UNEXERCISED       IN-THE-MONEY OPTIONS AT FISCAL
                               ACQUIRED ON      VALUE      OPTIONS AT FISCAL YEAR-END                YEAR-END
NAME                            EXERCISE      REALIZED      EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE ($)
----                            --------      --------      -------------------------     -----------------------------

Edward A. White...........        0          N/A               0/0                                N/A
Hamid R. Shokrgozar.......        0          N/A               38,875/86,125                      29,967/62,164
Joe G. Warren, Jr.........        0          N/A               20,000/55,000                      13,593/39,219


         REPORT OF THE BOWMAR COMPENSATION COMMITTEE

         The Board and the Bowmar Compensation Committee establishes the compensation program and policy for, and determines the compensation of, the Bowmar Named Executive Officers. The current program consists of the following key elements: annual payments of salary and bonuses, periodic grants of nonqualified stock options, and periodic grants of restricted stock awards. Each element has a different purpose. Salary and bonus payments are principally designed to reward current and past performance. Stock options and restricted stock awards are primarily designed to provide incentives for superior long-term future performance, and may be forfeited if the Bowmar Named Executive Officer leaves Bowmar before the relevant vesting period.

         The Bowmar Compensation Committee is responsible for determining the timing and number, if any, of stock options to be granted to the Bowmar Named Executive Officers. Such options are granted based upon the guidelines established in Bowmar's Management Compensation Policy approved by the Bowmar Board during fiscal 1997. During fiscal 1997, Mr. Lanin, the former President and Chief Executive Officer, and Mr. Warren were granted 40,000 and 25,000 options, respectively, with an exercise price of $1.9375 (representing the market price on the date of grant).

         In determining the amount and form of executive compensation to be paid or awarded in fiscal 1997, the Bowmar Board and the Bowmar Compensation Committee considered overall performance rather than a formula based on any particular performance measure. The Bowmar Board and the Bowmar Compensation Committee applied this subjective




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standard in determining the Chief Executive Officer's compensation (Mr. Lanin not participating as to his own compensation). The Bowmar Board and the Bowmar Compensation Committee reviewed and accepted Mr. Lanin's recommendations regarding the compensation of Mr. Warren and Mr. White (Mr. White not participating as to his own compensation).

         The Bowmar Compensation Committee retained, without change for fiscal 1997, other elements of executive compensation for the Bowmar Named Executive Officers. These included health, life and disability insurance, an automobile allowance and supplemental medical expense coverage.

                     Current Bowmar Compensation Committee:
         Chairman-Steven P. Matteucci, Dan McGurk and Thomas M. Reahard


         DIRECTOR COMPENSATION

         Each of the directors of Bowmar who are not also officers are paid $3,000 per quarter for the fiscal year, plus $500 for each Board and Committee meeting attended by that director and related expenses. In addition, under Bowmar's Non-Qualified Stock Option Plan for Non-Employee Directors, upon each reelection, each of the outside directors is granted an option to acquire an additional 4,000 shares of Bowmar Common Stock at an exercise price of 100% of the fair market value of the Bowmar Common Stock as of the close of business on the day immediately prior to such reelection. Under the Plan, each option vests as to 2,000 shares six months following the date of grant and, as to the balance, one year after such date. Since January 1998, Mr. White, who serves as the Chairman of the Board, is paid an additional $6,000 per quarter for his services as Chairman and certain other consulting and receives certain health and life insurance benefits.

         COMMON STOCK PERFORMANCE

         The line graph which follows compares five years of yearly percentage changes in the cumulative total stockholder return on the Bowmar Common Stock against the cumulative total return on the AMEX Market Value Index and the AMEX High Technology Index.

                                     [Graph]




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                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
        AMONG BOWMAR INSTRUMENT CORPORATION, THE AMEX MARKET VALUE INDEX
                      AND THE S & P TECHNOLOGY SECTOR INDEX

                                     9/92         9/93          9/94         9/95          9/96         9/97
                                     ----         ----          ----         ----          ----         ----
Bowmar Instrument Corporation        100          96            196          157           96           150
AMEX Market Value                    100          121           122          145           152          191
S & P Technology Sector              100          122           140          222           272          442

* $100 invested on 9/30/92 in stock or index -including reinvestment or dividends. Fiscal year ending September 30.





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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS

         Except for the historical information contained herein, certain matters discussed in this Management's Discussion and Analysis of Financial Condition and Results of Operations contain forward-looking statements. The words "believe", "expect" and "anticipate" identify forward-looking statements which speak only as of the date the statement is made. These forward-looking statements are based largely on Bowmar's expectations and are subject to a number of risk and uncertainties, some of which cannot be predicted or quantified and are beyond Bowmar's control. Potential risks and uncertainties include but are not limited to such factors demand for Bowmar's products, the ability of Bowmar to penetrate successfully the commercial market for microelectronic products, industry competitiveness, reductions in price and other risks of doing business generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this document will in fact transpire or prove to be accurate. Actual results may differ materially from those in the forward-looking statements. See "Cautionary Statement Regarding Forward-Looking Statements."

         This Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Consolidated Financial Statements.

         INTRODUCTION

         As previously disclosed, in December 1997, the Bowmar Board determined to implement a series of actions expected to strategically reposition Bowmar, reduce corporate overhead and realign management. First, the Bowmar Board determined to close Bowmar's corporate headquarters in Phoenix, Arizona which was accomplished by the end of January, 1998. Bowmar now operates exclusively out of the new White Microelectronics division facility also located in Phoenix, Arizona. Second, effective January 2, 1998, Bowmar's President and Chief Executive Officer, Thomas K. Lanin, submitted his resignation, and the Bowmar Board appointed Hamid Shokrgozar, the White Microelectronics division's current president, as President and CEO of Bowmar. Finally, in December the Bowmar Board made a decision to sell the Technologies Division. As a consequence thereof, a $1.3 million reserve for anticipated losses and the cost of disposition was recorded in fiscal 1997. In addition, in the first quarter of 1998, Bowmar expensed approximately $400,000 associated with the closing of the corporate office and the related severance payments.

         Due to the merger with EDI being accounted for as a pooling of interests, the Bowmar Board has decided not to sell the Technologies Division. As required by EITF 90-16, Bowmar's historical financial information has been reclassified to reflect the results of the Technologies Division in continuing operations.

         RESULTS OF OPERATIONS -- 1997, 1996 AND 1995

         Fiscal 1997, 1996 and 1995 net sales were $27,820,000, $25,317,000, and
$26,869,000 respectively. The increase in net sales between fiscal 1997 and 1996 was caused by the initial stocking orders for distributors in the second quarter, increased custom orders in the fourth quarter, and new products which were introduced in the prior year in the microelectronic division. The decrease in net sales from 1995 to 1996 was the result of a 26.4% decrease in sales in the electromechanical segment. This decrease occurred in the mechanical ordnance and rapid heat transfer sterilizer (RHT) product line, partially offset by increased mechanical product sales. The ordnance and RHT product lines were sold in the third quarter of fiscal 1996, which caused the sales to be somewhat lower. Interface sales were lower because of the increased competition in the marketplace. Sales in the microelectronic segment increased 4.3%. As a result of the microelectronic segment shift to standard military products, Flash and SRAM product lines sales increased significantly, while EEPROM sales were down dramatically because of the completion of the Abrams tank orders.

         Gross margin, as a percentage of sales, increased during fiscal 1997 to 38.5% from 37.6% for fiscal 1996. Gross margins in the microelectronics division were approximately $9.0 million or 40.7% as compared to $7.8 million or 41.6% in the prior fiscal year. The increase in gross margin dollars was due to the increased sales. The 0.9% decline in the gross margin percentage was a result of strong downward pricing pressure


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brought about by a very competitive market which Bowmar expects will continue in fiscal 1998. Gross margin dollars in the electromechanical segment in fiscal
1997 were only slightly lower than fiscal 1996, even though sales declined 13%. This was a result of improved product mix and improved efficiency in the manufacturing process.

         Gross margin, as a percentage of sales, increased during fiscal 1996 to 37.6% from 35.6% in fiscal 1995. Gross margins in the microelectronic segment were approximately $7.9 million or 41.6% as compared to $7.4 million or 40.9% in fiscal 1995 due to improved margins in the standard military product lines. Gross margins in the electromechanical segment were approximately $1.6 million or 26.1%. While the gross margin dollars in the electromechanical segment were down due to lower sales volume, the gross margin percentage increased 1.4%. The main reason for this increase was the improved margins in the interface and RHT products lines.

         Selling, general and administrative expenses in fiscal 1997 were 8.6% above 1996 expenses. The main reason for the increase was an increase in advertising and sales commissions relating to the increased sales volume. Legal expenses also increased in 1997 primarily as a result of the investigation by the U.S. Attorney's office. The remainder of the increase in selling, general and administrative expense was attributed to higher payroll related expenses due to the increased number of employees. The fiscal 1996 selling, general and administrative expenses were 10.4% below 1995. The main reason for the decline was the $574,000 in write-offs that were incurred in 1995 related to prepaid royalty payments on the Cox Sterile Products acquisition and post employment benefits for a former executive of Bowmar. The remainder of the decline was attributed to cost cutting in the electromechanical segment. This decline was partially offset by higher costs at the microelectronic division related to increased volume and legal expenses associated with the investigation by the U.S. Attorney's office.

         Product development expense in fiscal 1997 increased by $30,000 or 5.2% from fiscal 1996. The main reason for the increase was the additional spending in the microelectronics division on developing a microprocessor module in conjunction with the Diehl business development alliance. Product development expense in fiscal 1996 decreased by $232,000 or 28.6% from fiscal 1995. The main reason for the decline was the increased spending in 1995 on the RHT product line that was not repeated in 1996.

         Interest expense in fiscal 1997 declined as a result of both lower rates and decreased average borrowing levels as compared to fiscal 1996. This also explains the lower interest expense in fiscal 1996 as compared to fiscal 1995.

         Other expense in fiscal 1997 consists primarily of a one time $425,000 write-down on Bowmar's Acton, Massachusetts property held for sale. This building and land was sold on April 30, 1998, for approximately $1,280,000. No significant gain or loss was realized on the sale. As of September 27, 1997, the land and buildings are included in other assets. The offsetting other income is attributed to the proceeds from the Acton leased facility until lease expiration in February 1997 and a $91,000 gain on the sale of a stock investment by Bowmar. The increase in other income in fiscal 1996 as compared to fiscal 1995 was caused by a write-off of $319,000 in 1995 related to the goodwill associated with the Cox Sterile Products acquisition.

         Bowmar is subject to the alternative minimum tax which, when combined with state taxes, and deferred taxes resulted in a tax provision (benefit) from continuing operations of $766,000 and $796,000 in fiscal years 1997 and 1996.

         In fiscal 1995, Bowmar recorded a $3.3 million tax credit resulting from the elimination of the valuation allowance as prescribed by the provisions of the Statement of Financial Accounting Standards No. 109 related to Bowmar's deferred tax assets.


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         RESULTS OF OPERATIONS -- FIRST SIX MONTHS 1998 AND 1997

         Sales for the first six months fiscal 1998 were $15,798,000 compared to prior year sales for the same period of $13,186,000. The increase in sales was primarily a result of increased sales of plastic packaged SRAM products in the microelectronics division.

         Bowmar has seen some decline in bookings affecting the fourth quarter, which management believes is primarily a result of the current Asian economic situation. Given the softness in the fourth quarter bookings and the current situation in the military markets, Bowmar now believes that changes in defense spending could have an adverse effect on Bowmar's overall results. Thus Bowmar is continuing to pursue its goal of reduced dependency on the defense industry by pursuing commercial business while emphasizing niche military markets where it has a competitive advantage.

         Gross margin for the first six months of fiscal 1998 increased by $183,000 over the same period for fiscal 1997 primarily as a result of increased sales. Because of production problems on new products and product mix in fiscal 1998 at the electromechanical division, the gross margin percentage declined from 30.6% in fiscal 1997 to 23.4% in fiscal 1998.

         Selling, general and administrative expenses increased by $378,000 for the first six months of fiscal 1998 as compared to the same period in fiscal 1997 was due primarily to the $400,000 charge taken in the first quarter of 1998 for the reduction and relocation of its corporate headquarters.

         Product development expenses were $140,000 higher for the first six months of fiscal 1998 as compared to the same period of fiscal 1997. The increases were a result of a commercial product development in the microelectronics segment.

         Interest expense for the first six months in fiscal 1998 increased by $101,000 as compared to the same period of fiscal 1997. The increase is primarily a result of additional borrowings to complete Bowmar's leasehold improvements for the new facility and to finance increasing receivables.

         Other income was lower for the first six months of fiscal 1998 by $117,000 compared to the same period of fiscal 1997. Other income in fiscal 1998 included a tax settlement of $292,000 which was offset by the loss of rental income as a result of the lease expiration on Bowmar's building in Acton, Massachusetts in February 1997 combined with the additional expenses incurred in fiscal 1998 to maintain and prepare the property for sale. Additionally, there was a gain from the sale of a stock investment in the first six months of fiscal 1997.

         The provision for income taxes decreased by $229,000 for the six months of fiscal 1998 as compared to the same fiscal 1997 periods. The lower income before income taxes over the first six months of fiscal 1998 resulted in a lower income tax expense as compared to the same period of fiscal 1997.

         FINANCIAL CONDITION, CAPITAL RESOURCES AND LIQUIDITY

         Fiscal year-end 1997 working capital increased to $9,822,000 from $8,502,000 at September 28, 1996. Changes in the components of working capital are detailed in Bowmar's Consolidated Statements of Cash Flows. Bowmar's current ratio at fiscal year-end 1997 is approximately 2.3 to 1. Its total debt-to-equity ratio improved to approximately 1.3 to 1. As of April 4, 1998, working capital had increased to $11,961,000 from $9,822,000 as of September 27, 1997, principally as a result of the profitability of Bowmar and reduction in current liabilities.

         Bowmar's capital expenditure plans are principally to expand manufacturing capacity and are expected to be financed largely through leasing arrangements and, to a lesser extent, through funds provided from operations.


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         In fiscal 1997 and 1996, Bowmar generated $1,295,000 and $309,000 respectively of cash from operating activities. Bowmar's operations used approximately $1,208,000 cash in the first six months of fiscal 1998. Bowmar expects that revenues from operations, when combined with Bowmar's available credit facilities, should be sufficient in management's opinion to fund Bowmar's cash needs for the foreseeable future.

         During the first six months of fiscal 1998 Bowmar executed a modification to its credit facility with Bank One, which extended Bowmar's due date on its revolving line of credit to February 28, 2000 and modified certain restrictive covenants.

         Management also anticipates that for the near term its cash payments for Federal income taxes will be based on rates applicable to the alternative minimum tax as it uses its net operating loss carryforwards.

         Bowmar has reviewed the effect of the year 2000 on its various systems. Management has devised and is implementing a plan to ensure that this problem does not affect the operations of Bowmar. The plan consists of both modifying existing systems and implementing new systems where there are additional factors that would warrant a new system, it is not anticipated that the costs related to resolving this issue will be material.

         On April 30, 1998, Bowmar sold certain land and a building in Acton, Massachusetts for approximately $1,200,000. No significant gain or loss was realized on the sale. As of April 4, 1998, the land and buildings are included in other assets.

         SEASONALITY AND INFLATION

         Bowmar's business is not seasonal in nature. Management believes that Bowmar's operations have not been materially affected by inflation.

         RECENTLY ENACTED ACCOUNTING PRONOUNCEMENTS

         In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS 130), which establishes standards for reporting and display of comprehensive income and its components. This statement requires a separate statement to report the components of comprehensive income for each period reported. The provisions of this Statement are effective for fiscal years beginning after December 15, 1997. Management believes that Bowmar currently does not have items that would require presentation in a separate statement of comprehensive income.

         In June 1997, the FASB also issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS 131), which establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This statement is effective for financial statements for periods beginning after December 15, 1997. Management believes this statement may require expanded disclosure in Bowmar's future financial statements.


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                              INFORMATION ABOUT EDI

GENERAL

         EDI was originally incorporated in California in 1984 under the name of Crystallume. Since its inception in 1984 through October 10, 1995, EDI was primarily engaged in research and development related to diamond coatings using Chemical Vapor Deposition ("CVD") technology.

         Effective October 10, 1995, EDI acquired all of the outstanding stock of Electronic Designs, Inc., a privately held Massachusetts corporation ("EDI-MA"), in a purchase transaction (the "Acquisition"). EDI-MA manufactured high density memory components used in commercial and military systems, and also designed and manufactured flat panel display units suitable for avionics and other specialty applications using active matrix liquid crystal displays. On March 6, 1996, EDI was reorganized as a Delaware corporation under the name Electronic Designs, Inc. to reflect the shift in its business focus.

         In May 1997, EDI announced its intention to divest its Crystallume Diamond Products Division. This divestiture was completed in October 1997. As a result of the Acquisition and subsequent divestiture of the Crystallume Diamond Products Division, EDI's current focus is the design, manufacture and sale of semiconductor memory and flat panel display products to specialty niche markets within these commodity markets.

NARRATIVE DESCRIPTION OF THE BUSINESS

         PRODUCTS AND PRODUCT DEVELOPMENT

         EDI currently manufactures and sells approximately 170 semiconductor memory products and 15 AMLCD products for a wide range of commercial, industrial and military applications. In fiscal 1997, memory products accounted for approximately 84% of EDI's sales.

         MEMORY PRODUCTS

         EDI's memory products incorporate static random access memories ("SRAMs"), dynamic random access memories ("DRAMs") and flash memory components using existing packaging technologies such as components surface mounted on boards, multiple bare die on laminate ("MCM-L") or ceramic ("MCM-C"), boards packaged using standards established by the personal computer memory card international association ("PCMCIA" or "PC Cards") or a single die in a ceramic package (military monolithics). Commercial module products range in density from 2 Megabit ("M") to one gigabit, widths from 8 to 64 inputs-outputs ("IOs"), speeds as fast as 8 nanoseconds ("ns") and in various package options. Memory products also include military monolithic and MCM-C products screened for operating under extreme conditions which range in density from 256K to 16M, widths from 1 to 32 IOs, speeds as fast as 15 ns and in various package options.

         Product development has consisted of activities related to the design, prototyping and release to production of new products. In addition to the development of new products based on synchronous SRAM, DRAM and next generation flash, recent development efforts have focused on development of lower current products based on 3.3 volt memory circuits, flash and SRAM PC Cards and products using advanced chip-scale-packaging ("CSP") with surface mount ball-grid-array ("BGA") footprints.

         DISPLAY PRODUCTS

         EDI's current offering of AMLCDs includes 5.0", 5.5", 6.4" and 10.4" diagonal panels in display head, monitor and computer systems formats. These displays offer significant advantages over other commercially available displays. Significant features include sunlight readability and ruggedized construction for operating temperatures from -35 to +85 degrees Celsius. Display product development is aimed at offering a broad range of products based on different sized AMLCD panels, the development of a personal computer



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("PC") technology based computer system incorporating EDI's displays, as well as the development of advanced display driver electronics.

         As with any new products, there is no assurance that the products developed (or to be developed) by EDI will be commercially acceptable or profitable.

PRODUCTION AND MANUFACTURING

         The process of manufacturing EDI's memory products consists of packaging, in the case of die and wafer products, to be assembled using ceramic or laminate packages; surface mount assembly and lead attach, in the case of module products; extensive back end testing, which may include burn-in; encapsulation into PC Card form factor; and marking. All processes are performed in EDI's facilities with the exception of packaging and some testing which is subcontracted to manufacturers in Manila, Philippines and California. In addition, EDI uses subcontractors from time to time to perform surface mount assembly of products in order to provide additional capacity and flexibility. Quality and reliability are emphasized in the design and manufacture of EDI's products and EDI is ISO 9001 certified.

         The manufacture of EDI's display products consists of lamination of glass and filters to the purchased AMLCD panel for ruggedization and graphics enhancement; assembly of backlighting and electronic circuitry; final system assembly; and testing. All operations are performed in EDI's facility in Westborough, Massachusetts.

MARKETING AND DISTRIBUTION

         EDI's memory and display products are distributed worldwide through a combination of independent sales representatives, distributors and EDI-employed sales personnel. EDI has area sales offices in Westborough, San Jose and Phoenix. Each of these sales offices is staffed by sales managers who have responsibility for supervision of a number of sales representatives in each area.

CUSTOMERS

         EDI sells memory and display products to over 500 companies throughout the world. Customers for EDI's commercial and industrial products include Alcatel, Ascend Communications, Inc., Bay Networks, Inc., Cabletron System, Inc., Ericsson, Motorola, Inc., Octel Communications Corp., Samsung Electronics Co., Ltd., and 3Com Corp. EDI's military customers include Allied Signal Corp., Harris Corporation, Hughes Aircraft Company, Lockheed Corp., Raytheon Company and Rockwell International. In fiscal years 1997 and 1996, no single customer accounted for more than 10% of EDI's revenues.

         Sales of EDI's products are generally made pursuant to standard purchase orders, which are subject to rescheduling of delivery dates and cancellation without significant penalties. EDI has also entered into various corporate contracts, primarily with military customers, and these contracts do not generally require minimum purchase quantities of EDI's products. For these reasons, EDI believes that its product backlog, while useful for scheduling production, does not necessarily provide a reliable indicator of future revenues.

SUPPLIERS

         The most significant raw materials that EDI purchases in its semiconductor and display products operations are memory devices in wafer, die and component forms and AMLCD panels. To address these needs, EDI has developed and maintains relationships with the leading semiconductor fabricators, primarily in the Far East, including Mitsubishi Electronics America, Inc., Samsung Semiconductor, Inc. and subsidiaries of Sharp Corporation.

         In a time of strong demand for memory and other integrated circuit products, sources of supply for wafers, die and other components may be constrained and subject to shortages, and a semiconductor packager's ability to compete is heavily dependent on its ability to maintain access to steady sources of supply. While EDI has no specific long-term contractual arrangements with its vendors, EDI believes that it has good relationships



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with these vendors and that it is an important part of their marketing and distribution programs, and as such is an important customer to each. No assurances, however, can be given that EDI's existing access to these sources of supply may not be impaired in particular cases. Any reduction in EDI's ability to acquire memory devices from its existing sources of supply would have a material adverse effect on EDI.

COMPETITION

         EDI's principal competitors in the commercial module market are Integrated Device Technology, Inc. ("IDT"), Cypress Semiconductor, Inc. ("Cypress") and Smart Modular Technologies, Inc. ("Smart"). These companies are publicly held, larger than EDI and have substantially greater financial, technical, marketing, distribution and other resources. Smart manufactures a broad range of memory modules in high volume while IDT and Cypress manufacture memory products in monolithic form and supply products which incorporate these devices. In addition, EDI competes with a number of smaller companies and larger semiconductor companies who are now in the market or may in the future enter the market. EDI competes in this market on the basis of many factors, including access to advanced semiconductor products at competitive prices, successful and timely product introduction, design capability, lead times, quality, product specification, pricing and customer service. EDI's principal competitor in the military memory market is White Technology, a division of Bowmar. EDI competes in this market on the basis of many factors, including its quality system which allows it to comply with U.S. and foreign military standards, longer term access to advanced semiconductor products in die and wafer form, successful and timely product introduction, inclusion of its products on standard military drawings, design capability, lead times, product specification, pricing and customer service.

         The principal bases of competition among display suppliers are display performance (e.g., brightness, color capabilities, contrast and viewing angle), size and weight, design flexibility, power usage, durability and ruggedness. While the primary competition for EDI's AMLCD is currently cathode ray tube displays, its products compete with other flat panel displays including gas plasma and electroluminescent displays. Because of display performance and the significant investments previously and currently being made by a number of Japanese and Korean companies, EDI believes that AMLCDs will displace CRTs as the leader in the avionics display market and eventually in all display markets. The present main competitive force for EDI's display products is the make or buy scenario within its customers and new and existing companies purchasing and enhancing AMLCDs manufactured by third parties.

PATENTS AND PROPRIETARY TECHNOLOGY

         EDI does not rely on patents, and has no patents on memory or display products. EDI has licensed technology for a patent on foldable electronic assembly modules whereby, in addition to an initial license fee, EDI is required to pay a 3% royalty on the sale of any products relying on the patent. In fiscal 1997, royalties paid under this agreement were less than $50,000.

         EDI relies upon trade secrets and other non-patent proprietary information. In addition, EDI's employees are generally required to enter into agreements providing for confidentiality and the assignment of rights to inventions made by them during their employment, and EDI routinely enters into nondisclosure agreements that are intended to maintain the secrecy of its confidential information delivered to third parties for research and other purposes. There can be no assurance that disputes will not arise as to ownership of portions of EDI's technology or that EDI's confidentiality, assignment and nondisclosure agreements will provide the necessary protection.

         In connection with the sale of EDI's Crystallume Diamond Products Division, in addition to cash and notes, consideration received also included an agreement under which EDI may receive a percentage of product and license revenues over the next five to seven years derived by the acquiring company from intellectual property rights transferred in the transaction.



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EMPLOYEES

         As of May 27, 1998, EDI employed approximately 118 persons, all on a full time basis, including 80 in memory products, 27 in display products and 11 in administration and finance. None of EDI's employees is represented by a labor union or is the subject of a collective bargaining agreement. EDI has never experienced a work stoppage and believes that its employee relations are good. EDI believes that its success depends in large part on its ability to retain and attract qualified management, technical and marketing personnel.

DESCRIPTION OF PROPERTY

         EDI's headquarters is located at One Research Drive, Westborough, Massachusetts. EDI leases this 33,000 square foot facility under a lease which has recently been extended until 2003. The EDI's U.S. sales offices are leased generally for a six month term in executive suite type office buildings. EDI's sales office in London is leased under a long-term lease expiring in 2004.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         PRICE RANGE OF COMMON STOCK

         EDI Common Stock was traded on the Nasdaq SmallCap Market under the symbol "CRYS" from March 23, 1994 to July 5, 1995 and under the symbol "EDIX" from March 12, 1996 until the present time. EDI Common Stock was also traded on the Pacific Stock Exchange under the symbol "CYL" from March 23, 1994 to August 10, 1995. On July 5, 1995 and August 10, 1995, respectively, EDI Common Stock was delisted from the Nasdaq SmallCap Market and the Pacific Stock Exchange due to a deficiency with respect to the net tangible asset maintenance requirements. During the interim period that it was delisted from the Nasdaq SmallCap Market, the EDI Common Stock was quoted on Nasdaq's Bulletin Board. The following table sets forth the high and low closing sales prices per share for the period the EDI Common Stock was listed on the Nasdaq SmallCap Market and the high and low bid quotations per share for the period the EDI Common Stock was quoted on the Nasdaq Bulletin Board. The over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.



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                                                              PRELIMINARY COPIES


                                                            EDI
                                                        COMMON STOCK
                                                       HIGH       LOW
                                                       ----       ---
                        FISCAL 1998

                        Third Quarter
                        (through May 27, 1998)         $3.000    $2.219
                        Second Quarter                  4.188     2.250
                        First Quarter                   5.688     3.156

                        FISCAL 1997

                        Fourth Quarter                 $5.563    $2.938
                        Third Quarter                   4.063     2.625
                        Second Quarter                  4.500     2.875
                        First Quarter                   5.750     3.000

                        FISCAL 1996

                        Fourth Quarter                 $6.000    $3.500
                        Third Quarter                   6.875     3.500
                        Second Quarter (1)              5.750     2.563
                        First Quarter (1)               4.125     3.375

----------------------

(1) Reflects the high and low closing sales prices and high and low bid quotations of the Nasdaq SmallCap Market and Bulletin Board, respectively, on a combined basis.

         On May 27, 1998, EDI Common Stock was held by 189 holders of record. EDI believes that there are approximately 2,100 beneficial stockholders.

         DIVIDEND POLICY

         EDI has never paid a dividend and does not anticipate that it will declare or pay cash dividends in the foreseeable future. EDI intends to retain future earnings, if any, for use in its business.


INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

         BIOGRAPHICAL INFORMATION

        The following table and biographical descriptions set forth certain information with respect to the EDI directors and the executive officers who will continue as directors and executive officers of the Combined Company. There is no family relationship between any director or executive officer of EDI.


NAME OF DIRECTOR                    AGE          DIRECTOR SINCE            YEAR OF EXPIRATION OF TERM
----------------                    ---          --------------            --------------------------

Frank D. Edwards                     44               1995                            2001
Norman T. Hall                       44               1995                            2000
Donald F. McGuinness                 65               1995                            1999
Thomas J. Toy                        42               1990                            2001



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        Frank D. Edwards has been the Senior Vice President of Finance, Chief
Financial Officer, and Secretary of EDI since October 1995. Prior to joining EDI, he was the Chief Financial Officer and Secretary of EDI-MA, where he also had responsibility for the Memory Group's manufacturing, materials, and planning functions. Mr. Edwards joined EDI-MA in 1986 as controller. Prior to joining EDI-MA, he was an audit manager at Price Waterhouse LLP and spent six years in the Boston and Montreal offices. Mr. Edwards is a member of the Canadian Institute of Chartered Accountants and holds a Bachelor of Commerce from Concordia University in Montreal and a diploma in public accounting from McGill University.

        Norman T. Hall has been a director of EDI since October 1995. Dr. Hall is a partner in Alliant (formerly Bently Hall Von Gehr International). See "The Merger--Opinion of EDI's Financial Advisor." Prior to joining Alliant, he worked for Berkeley International Capital Corporation and Intel Corporation. Dr. Hall was previously on the EDI Board, and is currently on the board of directors of Atmel Corporation. Dr. Hall received his J.D. and M.B.A. from Golden Gate University, Ph.D. and M.S. from the University of Hawaii, and S.Sc. from the University of Alberta. He is a member of the State Bar of California.

        Donald F. McGuinness has been the full-time Chairman of the Board, President, and Chief Executive Officer of EDI since October 1995. Prior to joining EDI, he was Chairman of the Board, President, and Chief Executive Officer of EDI-MA, where he was employed for eight years. Prior to his tenure at EDI-MA, he spent 17 years with Sprague Electric Company in various management positions, most recently as Chief Operating Officer, with responsibility for worldwide manufacturing, engineering, and marketing of all products, including acquisitions, joint ventures, and corporate partnerships and divestitures. He spent nine years with Texas Instruments Incorporated and four years with Westinghouse Electric Corporation. Mr. McGuinness also serves on the board of directors of Cabletron Systems, Inc., a local area networking company and a S&P 500 company listed on the New York Stock Exchange, and the board of directors of Ibis Technology Corporation, a Nasdaq-listed semiconductor materials company.

        Thomas J. Toy has been a director of EDI since May 1990. Mr. Toy currently serves as Group Vice President of Technology Funding Inc. and is a partner of Technology Funding Ltd. He has been employed by Technology Funding Inc. since January 1987. Mr. Toy also serves on the board of directors of Physiometrix, Inc., SRG Holdings, KOR Electronics, Thermatrix, and UT Starcom, Inc. Mr. Toy received a B.A. in political science in 1977 and an M.M. in Finance, Marketing, and General Management in 1979 from Northwestern University.

         DIRECTOR COMPENSATION

        Each director of EDI who is not otherwise an employee, consultant, or independent contractor of EDI or a parent, subsidiary, or affiliate of EDI (an "Outside Director") receives $250 per meeting for his services as a director and is reimbursed for reasonable and necessary expenses incurred in attending the meetings of the Board or any committee thereof.

        Under the terms of EDI's 1987 Option Plan, as amended (the "Option Plan"), each nonemployee director (a "Qualifying Director") is entitled to receive upon election to the Board of Directors for each three years of service an option to purchase 15,000 shares of Common Stock at an exercise price equal to the fair market value per share at the date of grant and vesting in three equal installments over three years. At the present, the Qualifying Directors are Dr. Hall and Messrs. Schultz and Toy.

        EDI will indemnify each director serving on the Board in connection with his service as a director of EDI to the fullest extent allowed by Delaware law, EDI's Certificate of Incorporation, and EDI's By-Laws, as each may be amended from time to time.

        EXECUTIVE COMPENSATION

        The following table sets forth, for each of EDI's last three fiscal years, the annual compensation awarded to the (i) person who served as EDI's chief executive officer during fiscal 1997, and (ii) the other most highly compensated executive officer (other than EDI's chief executive officer) who was serving as an executive officer at the end of fiscal 1997 and who will continue in the capacity of an executive officer of the


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                                                              PRELIMINARY COPIES


Combined Company (the "EDI Named Executive Officers"). None of the EDI Named Executive Officers were employed by EDI in fiscal year 1995.

                           SUMMARY COMPENSATION TABLE


                                                         ANNUAL                            LONG-TERM
                                                      COMPENSATION                           AWARDS        PAYOUTS
                                       ---------------------------------------------         ------        -------
                                                                            OTHER          SECURITIES        ALL
                                                                           ANNUAL          UNDERLYING       OTHER
     NAME AND PRINCIPAL POSITION        YEAR    SALARY($) BONUS($)   COMPENSATION($)(1)    OPTIONS(#)   COMPENSATION
     ---------------------------        ----    ------------------   ------------------    ----------   ------------

Donald F. McGuinness.................. 1997      250,000   40,500          12,000                  --      6,108(2)
   Chairman of the Board, President,   1996      218,836  168,750          12,000             400,000      6,108(2)
   and Chief Executive Officer         1995           --       --              --                  --         --
Frank D. Edwards...................... 1997      155,000   20,900           6,600              30,000         --
   Senior Vice President of Finance,   1996      141,027   95,250           6,600             150,000         --
   Chief Financial Officer, and        1995           --       --              --                  --         --
   Secretary


------------------
(1)     In each case, represents an automobile allowance.
(2) Term Life Insurance for Mr. McGuinness; policy has no cash-surrender value.

        OPTION GRANTS IN FISCAL YEAR 1997

        The following table sets forth the options granted with respect to the fiscal year ended September 30, 1997 to the EDI Named Executive Officers.

                                                                          INDIVIDUAL GRANTS
                                                ----------------------------------------------------------------
                                                 NUMBER OF          PERCENT OF
                                                  SHARES           TOTAL OPTIONS
                                                UNDERLYING          GRANTED TO
                                                  OPTIONS            EMPLOYEES       EXERCISE OR
                                                  GRANTED            IN FISCAL       BASE PRICE      EXPIRATION
       NAME                                         (#)               YEAR(%)          ($/SH)           DATE
       ----                                         ---               -------          ------           ----

Frank D. Edwards............................        30,000(1)         9.0          3.5625             08/13/02

------------------
(1) As of September 30, 1997, no options were immediately exercisable. The options vest with respect to 10% of the shares six months from the date of grant with the remainder vesting monthly over a five-year period.

        OPTION EXERCISES AND YEAR-END HOLDINGS

        The following table sets forth the aggregate number of options exercised in fiscal year 1997 and the value of options held as of September 30, 1997 by the EDI Named Executive Officers.



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                                                              PRELIMINARY COPIES


               AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1997 AND
                       FISCAL YEAR-END 1997 OPTION VALUES

                                                                                                 VALUE OF
                                                                    NUMBER OF SECURITIES        UNEXERCISED
                                                                   UNDERLYING UNEXERCISED      IN THE MONEY
                                       SHARES                         OPTIONS AT FISCAL      OPTIONS AT FISCAL
                                     ACQUIRED ON                         YEAR-END(#)          YEAR-END($)(1)
                                      EXERCISE          VALUE           EXERCISABLE/           EXERCISABLE/
     NAME                                (#)         REALIZED($)         UNEXERCISABLE         UNEXERCISABLE
     ----                                ---         -----------         -------------         -------------

Donald F. McGuinness.............        --              --              425,171/29,629         730,931/38,888
Frank D. Edwards.................        --              --              129,987/91,113        300,278/113,961

------------------
(1) Based on the closing price of the EDI Common Stock as reported on the Nasdaq SmallCap Market on September 30, 1997 of $4.6875 per share.

        EMPLOYMENT AND SEVERANCE AGREEMENTS

        Donald F. McGuinness. EDI entered into an employment agreement, dated as of October 10, 1995 and as amended as of February 25, 1998, with Mr. McGuinness, under which EDI agreed to employ Mr. McGuinness as its Chairman of the Board, President, and Chief Executive Officer. The original term of the agreement expired on September 30, 1997. EDI and Mr. McGuinness have elected to continue the term of the agreement until September 30, 1998, pursuant to a provision thereof that provides that the term of the agreement automatically extends from year to year in one-year extensions unless at least 90 days prior to an anniversary of September 30 either party gives written notice to the other of such party's intention not to extend the term of the agreement.

        Effective as of December 1, 1997, EDI increased Mr. McGuinness' base salary to $275,000 per year, which may be adjusted upwards from time to time in the sole discretion of the EDI Board. Mr. McGuinness' options vest pro-rata over a period of 36 months commencing from the date of grant.

        Mr. McGuinness' employment under his employment agreement may be terminated without cause by a vote of two-thirds of the members of the EDI Board and a written notice to Mr. McGuinness. In the event of such termination, Mr. McGuinness will receive certain benefits, including continued receipt of his base salary and fringe benefits for a period of 18 months. Mr. McGuinness will also be entitled to the above-described termination benefits if he terminates his employment with cause.

        The employment agreement provides that in the event that Mr. McGuinness or EDI terminates his employment, EDI is obligated to continue to pay and provide to Mr. McGuinness his base salary and fringe benefits for a period of 18 months.

        In connection with the acquisition of EDI-MA, EDI also assumed an executive severance agreement, dated as of December 21, 1994, and amended on October 10, 1995, by and between Mr. McGuinness and EDI-MA. In the event EDI experiences a change in control and certain terminating events occur thereafter, the severance agreement requires EDI to pay Mr. McGuinness, in lieu of the deferred compensation that would otherwise be payable to Mr. McGuinness, a lump sum payment in the amount of one and one-half (1.5) times his highest annual base salary received from EDI during any calendar year. Such terminating events include termination by EDI without sufficient cause, or termination by Mr. McGuinness following certain changes initiated by EDI.

        Frank D. Edwards. In connection with the acquisition of EDI-MA, EDI agreed to assume an executive severance agreement, dated as of December 21, 1994, by and between Mr. Edwards and EDI-MA. On February 25, 1998, EDI and Mr. Edwards amended and restated this executive severance agreement. Pursuant to the agreement, in the event that Mr. Edwards' employment is terminated under certain circumstances,



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                                                              PRELIMINARY COPIES


including without limitation a significant change in the nature or scope of his responsibilities or duties, EDI is obligated to (i) pay Mr. Edwards a lump-sum equal to his highest annual base salary received from EDI during any calendar year, and (ii) provide to Mr. Edwards twelve months of continued life insurance and health and medical benefits. Such terminating events include termination by EDI without cause, or termination by Mr. Edwards following certain changes initiated by EDI.

        CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        New York Life Insurance Company. Effective November 30, 1996, EDI redeemed all outstanding shares of its Series A Preferred Stock. Prior to this redemption, on November 18, 1996, New York Life Insurance Company ("New York Life"), a significant stockholder, converted all of its 206 shares of Series A Preferred Stock into 82,400 shares of EDI Common Stock.

        Technology Funding Partners III, L.P. On November 12, 1996, Technology Funding Partners III, L.P., a significant stockholder and an affiliate of Mr. Toy, converted all of its 50 shares of Series A Preferred Stock into 20,000 shares of EDI Common Stock.

        Donald F. McGuinness. EDI issued an unsecured $250,000 note to Donald F. McGuinness, the Chairman of the Board, President, and Chief Executive Officer, in connection with EDI's acquisition of EDI-MA. This note was issued in partial payment for Mr. McGuinness' EDI stock that was acquired by EDI on October 10, 1995. The note earned 7% interest and was repaid with interest, when due, on January 1, 1996.

        Thomas A. Schultz. Mr. Schultz, a director and EDI's former Chief Executive Officer, received an interest free $100,000 loan from EDI on October 13, 1995 in connection with a $100,000 bonus payable to Mr. Schultz on or about January 15, 1996. The note underlying this debt was due on demand but in no event later than January 15, 1996. The note was satisfied in full.

EDI is a party to an employment agreement with Mr. McGuinness. Moreover, EDI has entered into or assumed severance agreements with Messrs. McGuinness and Edwards.

         REPORT OF THE COMPENSATION COMMITTEE OF THE EDI BOARD ON EXECUTIVE COMPENSATION

         The compensation committee of the EDI Board (the "EDI Compensation Committee") consists of Thomas J. Toy and Norman T. Hall. The EDI Compensation Committee approves EDI's compensation policies and procedures, establishes compensation levels for executive officers and administers EDI's stock plans.

         GENERAL. The compensation arrangements of EDI reflect the philosophy of the EDI Compensation Committee, and the EDI Board, that a significant portion of the annual compensation of EDI's Chief Executive Officer and other executive officers should be linked to EDI's performance. EDI's compensation programs are designed to provide competitive financial rewards for successfully meeting EDI's strategic and operating objectives, with the purposes of retaining personnel and supporting a performance-oriented environment. Where applicable, the EDI Compensation Committee takes into account employment agreements between an executive officer and EDI. See "-- Employment Agreements."

         COMPENSATION POLICIES FOR EXECUTIVE OFFICERS. The compensation of EDI's Chief Executive Officer and other executive officers is comprised of annual salary and cash and stock incentives based on annual and long-term performance of EDI.

         Base Salary. The annual base salary and base salary adjustments for executive officers are determined by the EDI Compensation Committee in its discretion and are targeted according to the salaries of executives holding similar offices and having similar responsibilities within EDI's industry segment. The EDI Compensation Committee also considers factors such as industry experience and executive retention. Based upon the foregoing criteria, the base salary for Mr. McGuinness was established pursuant to his employment agreement as described below under "-- Employment Agreements." Generally, salary adjustments for executive officers (whether determined annually with respect to such officers or pursuant to employment



                                      105
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                                                              PRELIMINARY COPIES


agreements) are determined by evaluating the competitive marketplace (including EDI's industry segment), the performance of EDI, the performance of the executive officer and any change in the responsibilities assumed by the executive officer. While many aspects of performance can be measured in financial terms, the EDI Compensation Committee also evaluates the success of executive officers in areas of non-financial performance, such as the development and implementation of objectives and plans. Salary adjustments are normally determined and made on an annual basis at the end of each fiscal year.

         Cash Bonus. At the beginning of each fiscal year, the Chief Executive Officer presents a cash bonus plan for that year to the EDI Compensation Committee for its approval (the "Bonus Plan"). The EDI Compensation Committee may in its sole discretion approve the Bonus Plan with or without modifications. For Fiscal 1997, the Bonus Plan provided for annual cash bonuses ranging up to 60% of an executive officer's base salary, with executive officers becoming entitled to receive a percentage of their bonus potential based upon the percentage achievement of certain internal operating objectives. For the Chief Executive Officer and Chief Financial Officer of EDI, these internal financial objectives consist of revenue (weighted 50%) and earnings before interest and taxes ("EBIT") (weighted 50%) targets relating to EDI as a whole. For all executive officers other than the Chief Executive Officer and Chief Financial Officer, these internal financial objectives consist of revenue (weighted 25%) and EBIT (weighted 25%) targets relating to EDI as a whole and revenue
(weighted 25%) and EBIT (weighted 25%) targets relating to the specific business segment of EDI within which such executive is employed. If the base targets are satisfied, an executive will receive a cash bonus equal to 25% or 30% of his base salary, depending on the executive group. If additional higher targets are satisfied, the executive will receive a proportionately greater percentage of his base salary as a bonus up to 50% or 60% of his base salary, depending on the executive group. If the base targets are not satisfied, an executive will receive a proportionately smaller percentage of his base salary as a bonus (less than 25% or 30% of his base salary, depending on the executive group). Each year, the EDI Compensation Committee makes a determination as to which executives will be placed within an executive group. For Fiscal 1997, there were two executive groups, with the Chief Executive Officer being entitled to receive up to 60% of his base salary in bonus and all other executive officers being entitled to receive up to 50% of their respective base salaries as bonus. Through the Bonus Plan, a significant portion of each executive officer's annual total compensation is placed at risk in order to provide an incentive toward sustained high performance.

         For Fiscal 1997, Messrs. McGuinness and Edwards received a bonuses of $40,500 and $20,900 as a result of the achievement of their performance targets. For Fiscal 1997, Mr. Doyle and Mr. Muscolino, who were executives within the liquid crystal display segment, received bonuses of $20,750 and $17,670, respectively, as a result of the achievement of their performance targets. Kenneth K. Buckley, the Vice President and Director of Marketing and Sales for memory products in fiscal 1997, received a bonus of $15,640 for fiscal 1997 performance.

         The Fiscal 1997 Bonus Plan also provided that the Chief Executive Officer and the Chief Financial Officer were entitled to receive an additional cash bonus for fiscal 1997 performance, independent of the achievement of the financial performance targets discussed above. This additional bonus was based solely on EDI's stock price sustaining certain levels for a thirty day period. Upon achievement of these targets, the Chief Executive Officer could receive either $35,000 or $40,000 and the Chief Financial Officer could receive either $20,000 or $25,000. These bonuses were payable in lump sum only if the stock price target was achieved in full. For example, if the lower target was achieved, the Chief Executive Officer and the Chief Financial Officer would receive $35,000 and $20,000, respectively, and if the higher target was achieved, the Chief Executive Officer and the Chief Financial Officer would receive $40,000 and $25,000, respectively. If the higher bonus was received, the lower bonus would also be paid. In fiscal 1997, neither of the stock price targets were achieved, and accordingly, no stock price bonuses were paid to either the Chief Executive Officer or the Chief Financial Officer.

         Equity Incentives. Equity incentive awards are designed to attract and retain executives who can make significant contributions to EDI's success, reward executives for such significant contributions and give executives a longer-term incentive to increase stockholder value. The size and frequency of equity and equity-based incentive awards are recommended to the EDI Compensation Committee by the Chief Executive



                                      106
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                                                              PRELIMINARY COPIES


Officer in his discretion, taking into account individual performance and responsibilities, and in some cases, without any specific performance measures. The EDI Compensation Committee may, however, not approve of such recommendations and, in addition, may impose specific performance measures on stock option grants. The EDI Compensation Committee also may grant stock options for executive retention purposes in amounts that the EDI Compensation Committee, in its discretion, deems necessary and appropriate in order to retain highly qualified executives. To ensure that high levels of performance occur over the long-term, stock options granted to executives typically vest over a period of five years. All outstanding options have been granted with an exercise price equal to 100% of the fair market value of EDI Common Stock on the grant date. Any value received by an executive officer from a stock option grant and any increase in the value of stock received as a bonus depends entirely on increases in the price of EDI Common Stock. Since the adoption of the 1987 Option Plan, EDI's executive officers have all been granted options to acquire shares of EDI Common Stock. During Fiscal 1997, Messrs. Edwards, Buckley, Doyle and Muscolino received options to purchase 30,000, 20,000, 50,000 and 40,000 shares of EDI Common Stock, respectively. Ten percent of each such option vested six months from the grant date with the remainder vesting monthly over a five-year period.

         Other Compensation. EDI provides executive officers and management with an automobile allowance, health, retirement and other benefits under plans that are generally available to EDI's employees.

         Compensation of the Chief Executive Officer. Mr. McGuinness' base salary is governed by Mr. McGuinness' employment agreement. Any increases in Mr. McGuinness' compensation are determined by the EDI Compensation Committee based upon the foregoing criteria. Under the terms of his employment agreement, which expires in 1998, Mr. McGuinness is currently entitled to receive an annual base salary of $275,000 ($250,000 for Fiscal 1997). Mr. McGuinness also received a bonus of $40,500 based on the criteria discussed above applicable to determinations of bonuses for executive officers. In addition, pursuant to the terms of his employment agreement, any options granted to Mr. McGuinness under the 1987 Stock Option Plan vest pro rata over a period of 36 months commencing from the date of grant.

         Federal Tax Regulations Limiting Deductibility of Certain Compensation. As a result of Section 162(m) of the Code, a company's deduction of executive compensation may be limited to the extent that a "covered employee" (i.e., the chief executive officer or one of the four highest compensated officers who is employed on the last day of the company's taxable year and whose compensation is reported in the summary compensation table in the company's proxy statement) receives compensation in excess of $1 million in such taxable year of the company (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code).

Current EDI Compensation Committee:
Thomas J. Toy and Norman T. Hall

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Mr. McGuinness, Chief Executive Officer and President of EDI, makes general recommendations to and reviews with the EDI Compensation Committee the compensation of executives and management other than himself.

         STOCKHOLDER RETURN PERFORMANCE GRAPH

         Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the EDI Common Stock, based on the market price of the EDI Common Stock and assuming reinvestment of dividends, with the total return of companies within the Nasdaq U.S. Index and the companies within the Nasdaq Electronic Components Index. The calculation of total cumulative return assumes a $100 investment in the EDI Common Stock, the Nasdaq U.S. Index and the Nasdaq Electronic Components Index on March 23, 1994. The comparisons in this line graph are historical and are not intended to forecast or be indicative of possible future performance of the EDI Common Stock.


                                      107
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                                                              PRELIMINARY COPIES


                                     [GRAPH]




                                      108
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                                                              PRELIMINARY COPIES





                  TABULAR REPRESENTATION OF DATA POINTS USED IN
                                 PRINTED GRAPHIC


                                                          Cumulative Total Return

                                         -------        --------   --------  -------     -------
                                        3/23/94(1)        9/94        9/95      9/96       9/97

ELECTRONIC DESIGNS, INC.                    100             76       90         115         102

Nasdaq U.S. Index                           100             96       133        158         217

Nasdaq Electronic Components Index          100             92       183        218         383

--------------------
(1) Represents the date on which EDI completed its initial public offering.


         Certain Relationships and Related Transactions

         Mr. McGuinness serves as a director of Cabletron Systems, Inc. ("Cabletron"), a local area networking company. Cabletron is a customer of EDI that purchases memory products from time to time.

         As discussed more fully under "The Merger--Opinion of EDI's Financial Advisor," Mr. Hall is Managing Partner of Alliant. Alliant acted as EDI's financial advisor in connection with the Merger and has rendered a fairness opinion to the EDI Board, for which it received compensation.







                                      109
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                                                              PRELIMINARY COPIES




MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Management's Discussion and Analysis of Financial Condition and Results of Operations section should be read in conjunction with the Consolidated Financial Statements beginning on page F-27. This Management's Discussion and Analysis of Financial Condition and Results of Operations section contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company's actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference are discussed in the section entitled "Certain Factors Affecting Future Operating Results" below.

     OVERVIEW

        Since its inception in 1984 through October 10, 1995, Electronic Designs, Inc. (formerly Crystallume) ("EDI") had been primarily engaged in research and development related to diamond coatings using CVD.

        Effective October 10, 1995, EDI acquired all of the outstanding stock of Electronic Designs, Inc., a privately held Massachusetts corporation ("EDI-MA"), in a purchase transaction (the "Acquisition"). EDI-MA manufactured high density memory components used in commercial and military systems, and also designed and manufactured flat panel display units suitable for avionics and other specialty applications using active matrix liquid crystal displays. On March 6, 1996, EDI was reorganized as a Delaware corporation under the name Electronic Designs, Inc. to reflect the shift in its business focus.

        In May 1997, EDI announced its intention to divest its Crystallume Diamond Products Division ("Crystallume"). This divestiture was completed in October 1997. As a result of the Acquisition and subsequent divestiture of Crystallume, EDI's current focus is the design, manufacture and sale of semiconductor memory and flat panel display products to specialty niche markets within these commodity markets. Accordingly, EDI had no results from continuing operations prior to fiscal 1996.

         This Management's Discussion and Analysis of Financial Condition and Results of Operations section should be read in conjunction with the Consolidated Financial Statements.

        In 1996 and 1997, the semiconductor industry experienced significant over capacity, reduced demand and price erosion in semiconductor memories. The effects of these developments on EDI's results to date have been declines in the average selling prices and the value of orders received for its memory products and reductions in cost and increased availability of most memory devices which EDI purchases for incorporation in its products. The increased availability of memory devices has caused an increase in competition and shorter lead times for EDI's customers. EDI may be unable to increase its volumes for its existing and new products at a rate sufficient to offset declines in selling prices and, therefore, to maintain current revenue levels.

        EDI derives a substantial portion of its revenues and earnings from sales to defense contractors and subcontractors of memory products manufactured as compliant to military specifications. Trends in the defense industry include reductions in spending from year to year and the movement toward the purchase of commercial off-the-shelf ("COTS") products rather than those manufactured as compliant to specified military standards. Despite the slow rate of adoption of the COTS program, these changes have had a negative effect on EDI's results due to lower average selling prices of these products. There can be no assurance that the continued reduction in spending and slow rate of adoption of the COTS program will not accelerate in the future and have a further adverse effect on EDI's results.


         EDI has historically derived less than 10% of its revenues from Asian customers, particularly in South Korea. Recent economic conditions and uncertainty in that region have caused delays in the receipt of expected orders, have had a negative effect on revenue and operating results during the first half of fiscal 1998 and may negatively affect future revenues and operating results in the near term.

        As a result of the increased availability of commercial memory products, there can be no assurance that new competitors will not enter EDI's markets or that existing competitors, particularly those who manufacture their own semiconductor devices, will not reduce selling prices of products to a level at which EDI cannot compete.

        EDI purchases its semiconductor components from a small number of large suppliers, including U.S. subsidiaries of foreign suppliers who are regularly the target of threatened or pending trade disputes and sanctions which, if realized, could affect the ability of EDI to obtain critical raw materials. On April 17, 1998, the U.S. Department of Commerce issued antidumping duties on all Taiwan SRAM Die imported into the U.S. The imposition of this tariff could have an adverse impact on EDI's ability to obtain SRAM die at competitive rates in the future. EDI has not been materially adversely affected by this situation in the past and does not




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anticipate experiencing any material adverse impact in the future. EDI generally does not have specific contractual arrangements with its suppliers. While EDI believes it has good relationships with its vendors, in the event that product availability becomes more limited in the future, there is no assurance that these sources of supply will continue under terms that permit EDI to compete effectively in its targeted markets.

        In the event of prolonged or sudden declines in selling prices, there can be no assurance that EDI will continue to be able to maintain its gross margins by offsetting future declines in selling prices with decreases in its product costs.

        As a result of EDI's decision in May 1997 to divest its Crystallume Diamond Products Division, its results were retroactively separated from EDI's ongoing operations in the consolidated statement of operations and labeled as "discontinued operations."

        RESULTS OF OPERATIONS

         FIRST SIX-MONTHS OF FISCAL 1998 COMPARED TO THE FIRST SIX-MONTHS OF FISCAL 1997

         Revenues. Revenues decreased 16% to $17,310,000 in the first half of fiscal 1998 from $20,589,000 in the same period in fiscal 1997. This decrease was due substantially to declining average selling prices for EDI's memory products reflecting declines in market prices of semiconductor memory components. Partially offsetting the decrease in memory product sales was an increase in display product sales.

         Gross profit. Gross profit for the first six months of fiscal 1998 was $4,353,000 compared to $8,340,000 in the same period of fiscal 1997. EDI recorded a charge in fiscal 1998 of $860,000 related to lower of cost or market provisions on certain inventory items that had been purchased in anticipation of the receipt of orders for the related product from a customer in South Korea. Gross profit as a percentage of revenues ("gross margin") decreased to 25% (or 30% excluding the effect of the lower of cost or market provisions) during the first half of fiscal 1998 from 41% during the same period in the prior year. Gross margin decreased as a result of the effect of the lower of cost or market provisions and higher fixed manufacturing overhead costs in fiscal 1998 as a percentage of revenues. In addition, EDI realized higher margins in EDI's military memory products in fiscal 1997 as a result of lower costs of purchased materials, which had not yet fully resulted in lower selling prices for these products. The first six months of fiscal 1997 also benefited from higher gross margins in EDI's display products. Due to competitive forces, EDI believes that current gross margins, excluding the effect of lower of cost or market provisions, are more indicative of what can be expected in the future than prior year gross margins and are relatively consistent with the gross margins experienced in the fourth quarter of fiscal 1997.

         Operating expenses. Research and development expenses for the six-month period of fiscal 1998 increased 32% to $1,288,000 from $978,000 in fiscal 1997 due primarily to increases in salaries and project costs associated with new product development.

         For the first six months of fiscal 1998, selling, general and administrative expenses decreased $222,000 or 6% from $3,914,000 in fiscal 1997 due to lower bonuses, commissions and sales incentives that resulted from lower revenues and operating margins in fiscal 1998.

         Other income/expense. Interest income was $79,000 for the first six months of fiscal 1998 as compared to $109,000 for the same period in the prior year due to lower cash and cash equivalent balances in fiscal 1998. Interest expense decreased $20,000 in the first six months of fiscal 1998, as compared to the same period in the prior year, to $139,000 due to decreases in average outstanding debt balances.

         Provision (benefit) for income taxes. There was no provision (benefit) for income taxes for the first six-months of fiscal 1998 as compared to $317,000, or 10% of income before income taxes, for the same period in fiscal 1997. A tax benefit related to the pre-tax loss in 1998 was not recognized as EDI increased its deferred tax asset valuation allowance to offset the increase in total deferred tax assets. The effective tax rate in fiscal 1997 reflected recognition of the income tax benefits of net operating loss and tax credit carryforwards as they were utilized.


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         Loss from discontinued operations. During the first six months of fiscal 1998, there was no gain or loss recorded from discontinued operations compared to a loss of $510,000 during the same period in fiscal 1997.


        FISCAL 1997 COMPARED TO FISCAL 1996

        Revenues. Revenues decreased to $42,104,000 in fiscal 1997 from $57,478,000 in fiscal 1996. This decrease was due to decreases in memory product revenues in fiscal 1997 compared to fiscal 1996. Memory product revenues decreased 34% from 1996 to 1997 as a result of a decline in average selling prices, which was approximately 50% for commercial products. Average selling prices decreased as a result of market conditions which led to increased availability of memory devices and sharp declines in market prices of semiconductor memory components. Partially offsetting the decreases in memory product sales were increases in display product sales.

         Gross profit. Gross profit for fiscal 1997 was $15,494,000 compared to $16,834,000 in fiscal 1996 primarily due to the 27% reduction in sales from 1996 to 1997. Due to the pass-through nature of its business, EDI was able to offset declines in selling prices with decreases in costs of raw materials. Gross profit increased to 36.8% of revenues ("gross margin") in fiscal 1997, from 29.3% gross margin, in the prior year. Fiscal 1996 gross margin was lower due to inventory write-offs taken as a result of declining memory prices and a nonrecurring charge of $1,100,000 related to the revaluation, to their estimated fair value, of inventories acquired as part of the Acquisition. In addition, as a result of the rapidly declining cost of memory devices, EDI was able to increase its gross margins on memory products in the first nine months of 1997. Due to competitive forces, EDI's gross margins declined to 31.1% in the fourth quarter of fiscal 1997.

         Operating expenses. Research and development expenses in fiscal 1997 increased 16% to $2,135,000 from $1,846,000 in fiscal 1996. The increase reflects research and development expenses related to new memory products such as flash memory modules and PC Card development as well as increased expenditures related to EDI's AMLCD products.

         Selling, general and administrative expenses decreased by $1,074,000, or 13%, to $7,487,000 in fiscal 1997 from $8,561,000 in the prior year due to lower commissions to outside sales representatives of $750,000 as a result of the decline in revenues, decreased legal and accounting fees and decreased incentive compensation.

         Other income/expense. Interest income increased $159,000 in fiscal 1997 to $212,000 from $53,000 in fiscal 1996 as a result of higher average cash balances available in fiscal 1997. Interest expense decreased $439,000 in fiscal 1997 to $321,000 from $760,000 in fiscal 1996 primarily due to a decrease in the average outstanding debt balance.

         Provision for income taxes. The provision for income taxes for fiscal 1997 was $149,000 or 3% of income before income taxes and discontinued operations, as compared to $702,000, or 13%, in fiscal 1996. The decrease in the provision for income taxes can be attributed to an income tax benefit of $1.2 million related to the reversal of a portion of the valuation reserve related to its deferred income tax assets (relating primarily to net operating loss and tax credit carryforwards), offset by an increase in current income taxes as a result of lower utilization of net operating loss carry forwards due to certain annual limitations. EDI expects that in the future its net income will reflect a full tax rate of approximately 40%, subject to any further adjustments to the valuation allowance with respect to its deferred income tax assets.

         Loss from discontinued operations. EDI recorded a provision for loss on disposal of Crystallume of $973,000, which included a provision for operating losses during the phase out period (May 13, 1997 to the estimated date of disposal). Revenues related to discontinued operations were $744,000, $1,178,000 and $1,639,000 for fiscal 1997, 1996 and 1995, respectively. The losses from discontinued operations for fiscal 1997 and 1996 were recorded net of current income tax benefits of $649,000 and $126,000, respectively. There was no income tax benefit in 1995. At September 30, 1997, the assets of Crystallume, consisting primarily of fixed assets, have been separately classified on the balance sheet as a current asset.


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        FISCAL 1996 COMPARED TO FISCAL 1995

        Income statement changes between fiscal 1996 and fiscal 1995 are due to the acquisition of EDI - MA on October 10, 1995. Operating results prior to that time were solely those of the discontinued operation of Crystallume.

        Pro Forma Revenue. On a pro forma basis (see Note 3 to consolidated financial statements), combined revenues of EDI and EDI-MA increased by 53% to $58,047,000 in fiscal 1996 as compared to $37,982,000 in fiscal 1995. This increase was due to increases in flat panel display and memory product revenues in fiscal 1996 compared to fiscal 1995. In fiscal 1996, memory product revenues increased due to higher unit volumes and average selling prices. Average selling prices increased as a result of market conditions, the increased proportion of commercial memory modules sold, which generally have higher selling prices compared to EDI's military memory products, and the increased proportion of higher density memory products.

        Pro Forma Gross Profit. On a pro forma basis, combined gross profit increased to $18,214,000 or 31.4% of revenues ("gross margin"), in fiscal 1996, from $12,150,000 or 32.0% gross margin, in the prior year. The decrease in gross margin for fiscal 1996 resulted from the higher mix of commercial module products sold which traditionally have had lower gross margins as a consequence of their higher purchased material content and from inventory write-offs taken as a result of declining memory prices.

        Pro Forma Operating Expenses. Pro forma research and development expenses increased $40,000 or 2% to $1,946,000 in fiscal 1996 from $1,906,000 in the prior year primarily due to increased expenditures related to EDI's display products.

        On a pro forma basis, selling, general and administrative expenses increased by $1,395,000 or 19% to $8,873,000 in fiscal 1996, from $7,478,000 in the prior year. This increase was primarily due to higher commissions to outside sales representatives of approximately $900,000 due to the increase in revenues of EDI on a pro forma basis and increased legal and accounting fees.

        Pro Forma Other Expenses. On a pro forma basis, other expense, net decreased $267,000 in fiscal 1996 to $722,000 from $989,000 in fiscal 1995 due to the repayment of bank loans incurred to finance the Acquisition over the period from the Acquisition. Such loans were assumed, for pro forma purposes, to be outstanding for all of 1995 as if the Acquisition had occurred at the beginning of fiscal 1995.

         LIQUIDITY AND CAPITAL RESOURCES

         At March 29, 1998, cash and cash equivalents were $3,547,000, representing a decrease of $665,000 from September 30, 1997.

         In the first six months of fiscal 1998, EDI used $40,000 of cash for operating activities, primarily due to decreases in accounts payable, accrued expenses and other current liabilities substantially offset by decreases in accounts receivable. For the same period in fiscal 1997, cash of $2,413,000 was generated from operations primarily due to EDI's net income. EDI invested $441,000 of cash in capital equipment expenditures during the first six months of fiscal 1998 and received $500,000 related to the sale of its Crystallume Diamond Products Division. EDI used $684,000 for financing activities in the first six months of fiscal 1998 as a result of the regular repayments of its loans and lease facilities and the repurchase of common stock under EDI's stock repurchase program.

         In fiscal 1997, EDI generated $2,563,000 of cash from operating activities as compared to $5,605,000 in fiscal 1996. In fiscal 1997, cash was generated from net income before deferred income taxes, depreciation and amortization and non-cash provision for loss on discontinued operations, offset by increases in working capital of approximately $2.4 million, particularly as a result of increases in inventories and accounts receivable. In fiscal 1996, cash was generated from net income before depreciation and amortization and decreases in working capital of approximately $1.1 million, particularly as a result of a decrease in inventories offset by an increase in accrued expenses. In fiscal 1995, cash used for operating activities was primarily to fund the net loss incurred in the year.


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         In fiscal 1997, EDI used $1,030,000 of cash for investing activities as a result of capital equipment expenditures. EDI used $8,456,000 for investing activities in fiscal 1996 primarily reflecting $8,088,000 of net cash paid for the Acquisition. In addition, $368,000 of cash was used for capital equipment expenditures in fiscal 1996. EDI also acquired test equipment in fiscal 1996 under a financing lease of $375,000 payable over four years. Capital additions were primarily related to memory products in fiscal 1996 as compared to $412,000, for discontinued diamond operations, in fiscal 1995.

         In fiscal 1997, EDI used $611,000 in cash for financing activities primarily as a result of scheduled repayments of long-term borrowings under its credit facility discussed below. On May 12, 1997, the Board of Directors authorized the repurchase of up to 350,000 shares of EDI's common stock. Through March 29, 1998, EDI had repurchased 142,054 shares for total consideration of $504,000 and reissued 34,038 shares under employee stock option and purchase plans. In fiscal 1996, EDI generated $4,096,000 in cash from financing activities. Long-term borrowings under its credit facility generated $5,500,000, net proceeds from the sale of common stock generated $2,275,000 and repayments of long-term debt and notes payable to officers used $3,679,000. In fiscal 1995, EDI generated $3,657,000 from financing activities primarily from the sale of stock Units and from bridge notes issued to finance the initial deposit for the Acquisition.

         Under the terms of an amended Loan and Security Agreement ("the Agreement") with a bank, EDI was allowed to borrow (i) up to $3,500,000 in the form of a term loan (ii) up to $6,000,000 under a revolving credit facility (including up to $5,000,000 for letters of credit) (the "Revolver") and (iii) up to $1,500,000 in the form of an equipment loan. The Agreement was amended on March 23, 1998 extending the term of the Revolver to January 21, 1999 and setting the maximum borrowing amount under the Revolver at $3,000,000. At March 29, 1998, $2,260,000 was outstanding under the term loan and $389,000 was outstanding under the equipment loan. There were no letters of credit or amounts outstanding under the Revolver at March 29, 1998.

         Combined borrowings and letters of credit under the Revolver are limited to a borrowing base, as amended, calculated on a formula based on total domestic and foreign accounts receivable less amounts outstanding under the term loan. Under the terms of the amended Agreement, availability under the Revolver at March 29, 1998 was limited to $1,257,000.

         During the first six-months of fiscal 1998, EDI obtained a commitment for an Equipment Lease Line with a third party to lease up to $1,000,000 of equipment through January 31, 1999. Any leases under the Equipment Lease Line will be payable in sixty equal monthly installments, including interest at the five year treasury bond rate plus 2% on the date of funding. EDI will have a bargain purchase option at the end of the lease term and will account for any equipment acquired under the Equipment Lease Line as a capital lease, thus recording the value of the underlying equipment and a related obligation on its balance sheet. The equipment to be financed will secure the leases. No obligations were outstanding under the Equipment Lease Line as of March 29, 1998.

         EDI anticipates that the combination of its current cash balance, accounts receivable balance, Revolver, Equipment Lease Line and its cash flow from operations will be sufficient to meet EDI's liquidity requirements for at least the next 12 months.

         EDI has undertaken an assessment of its vulnerability to the so-called "Year 2000 issue" with respect to its computer systems. EDI has in recent years relied almost entirely on purchased off-the-shelf software packages for both business and engineering purposes, and has not materially customized these packages for its purposes. The assessment was based upon formal and informal communications with the software vendors, literature supplied with the software, literature received in connection with maintenance contracts, and test evaluations of the software. In addition, EDI expects to upgrade its major systems software which will have the effect of bringing such systems into Year 2000 compliance. As a result of the assessment and expected upgrades, EDI believes that all of its major systems software is or will prior to the closing of the Merger be Year 2000 compliant and that the Year 2000 issue is not likely to have a material impact on its operations.

         CERTAIN FACTORS AFFECTING FUTURE OPERATING RESULTS

         This Management's Discussion and Analysis of Financial Condition and Results of Operations section contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of



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1995. EDI's actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include the following: economic, regulatory, political and currency risks associated with international sales which accounted for approximately 30% of total revenues in fiscal 1997; the cyclicality of product supply and demand and pricing in EDI's targeted markets, particularly for its memory products; EDI's ability to develop new products; the rapidity of technological change and highly competitive nature of the semiconductor packaging industry; competition from larger companies in the commercial module market; the rapidity of the display transition from cathode ray tubes ("CRT") to active matrix liquid crystal displays ("AMLCD"); dependence on contracts with defense related companies for its memory and display products; the movement toward the purchase of COTS products rather than those manufactured as compliant to specified military standards; risks related to the financial condition and success of EDI's customers, EDI's customers' products and the general economy; the likelihood that steep declines in sales, pricing and gross margins of commercial memory products will occur toward the end of a product's life cycle; absence of firm contractual relationships with certain key suppliers of significant raw materials for its memory and display products; EDI's dependence on key personnel and ability to attract and retain qualified management, manufacturing, quality assurance, engineering, marketing, sales and support personnel; and trends in outsourcing; and the Year 2000 issue. In addition, EDI's recent announcement of the Merger could have an impact on EDI's ability to market its products to its customers, possibly causing actual operating results to vary from expected performance. There is no assurance that EDI will successfully complete the Merger and integrate its operations with Bowmar, and failure to consummate this Merger could have a material adverse effect on EDI's continuing operations and cash flow.

         SEASONALITY AND INFLATION

         EDI's business is not seasonal in nature. Management believes that EDI's operations have not been materially affected by inflation.

         RECENTLY ENACTED ACCOUNTING PRONOUNCEMENTS

         In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." EDI will implement SFAS No. 130 and No. 131 as required in fiscal 1999 which will require EDI to report and display certain information related to comprehensive income and operating segments.


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                              THE COMBINED COMPANY

GENERAL

         Upon the effectiveness of the Merger, EDI will be a wholly owned subsidiary of Bowmar and Bowmar's name will be changed to __________________. The Combined Company will operate EDI and the current White Microelectronics and Technologies Divisions of Bowmar. The Combined Company will be headquartered in Phoenix, Arizona at what is now the White Microelectronics facility. The Combined Company will operate the commercial memory and display business from what is currently EDI's facility in Westborough, Massachusetts, and the military memory products business from the White Microelectronics facility.

DESCRIPTION OF THE BUSINESS

         The parties expect that the Combined Company initially will continue to manufacture and sell all of the products now manufactured and sold by each of Bowmar and EDI. It is expected that the EDI commercial memory and display business will provide the lead for the Combined Company's commercial memory product business which will target the telecommunications and data communications industry in particular. It is expected that the Combined Company also will aggressively pursue additional military memory products business, efforts which will be led by the White Microelectronics Division. Finally, the parties expect to pursue potential synergies of the EDI display business and the Bowmar Technologies Division product lines.

PRODUCTION AND MANUFACTURING

         The Combined Company will continue to manufacture products in Westborough, Massachusetts, Phoenix, Arizona and Ft. Wayne, Indiana. To the extent appropriate and efficient, the Combined Company will utilize subcontractors to perform certain manufacturing processes.

MARKETING AND DISTRIBUTION

         The Combined Company will distribute its products worldwide through a combination of the independent sales representatives and distributors of the Combined Company and EDI and sales personnel employed by the Combined Company. Sales offices of the Combined Company will be located in Phoenix, Arizona; Westborough, Massachusetts; San Jose, California and Dallas, Texas.

MANAGEMENT

         As contemplated by the Merger Agreement, the Combined Company Board will consist of seven persons, three nominated by EDI, three nominated by Bowmar and one chosen by the six so nominated. The Bowmar nominees will be Hamid R. Shokrgozar, Edward A. White and Thomas M. Reahard. The EDI nominees will be Donald F. McGuinness, Norman T. Hall and Thomas J. Toy. After consummation of the Merger, Hamid R. Shokrgozar will serve as the President and Chief Executive Officer of the Combined Company and Donald F. McGuinness will serve as the Chairman of the Board. In addition, Joseph G. Warren, Jr. will serve as Vice President and Chief Financial Officer of the Combined Company and Frank D. Edwards will serve as Executive Vice President of the Combined Company.





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                       COMPARATIVE RIGHTS OF STOCKHOLDERS

         As a result of the Merger, the stockholders of EDI, whose rights are currently governed by Delaware law and the Certificate of Incorporation (the "EDI Certificate") and Bylaws (the "EDI Bylaws") of EDI, will become stockholders of Bowmar, whose rights are governed by Indiana law and the Amended and Restated Articles of Incorporation (the "Bowmar Articles") and Amended and Restated Code of By-Laws (the "Bowmar Bylaws") of Bowmar. The following discussion is intended only to highlight certain differences between the rights of corporate stockholders under Delaware law and Indiana law generally, and specifically with respect to stockholders of EDI and Bowmar. The discussion is not a detailed comparison of the provisions of Indiana and Delaware law, and EDI stockholders are referred to those laws for a definitive treatment of the subject matter.

DIRECTORS

         ELECTION OF DIRECTORS

         Under Delaware law, directors, unless their terms are staggered, are elected at each annual stockholder meeting. Vacancies on the board of directors may be filled by the stockholders or directors, unless the certificate of incorporation or a bylaw provides otherwise. The certificate of incorporation may authorize the election of certain directors by one or more classes or series of shares, and the certificate of incorporation, an initial bylaw or a bylaw adopted by a vote of the stockholders may provide for staggered terms for the directors. The certificate of incorporation or the bylaws also may allow the stockholders or the board of directors to fix or change the number of directors, but a corporation must have at least one director. The EDI Board, which presently consists of five members, has been established with staggered terms for directors. Presently, the EDI Certificate divides the directors into three classes. Each class of directors must consist, as nearly as possible, of one-third of the total number of directors, with each director serving for a term of three years. Nominations to the EDI Board of Directors may be made by the EDI Board or, subject to the satisfaction of certain requirements, by the stockholders. The EDI Bylaws provide that a stockholder's notice in connection with the nomination of directors is timely received by EDI, in the case of an annual meeting, if received not less than 75 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Under Delaware law, stockholders do not have cumulative voting rights unless the certificate of incorporation so provides. The EDI Certificate does not provide for cumulative voting.

         The former stockholders of EDI will have rights under Indiana law in the election of directors similar to those provided by Delaware law.
Directors, unless their terms are staggered, are elected at each annual stockholders' meeting under Indiana law. The articles of incorporation may authorize the election of certain directors by one or more classes or series of shares. Vacancies on the board of directors may be filled by the directors, unless the articles of incorporation or a bylaw approved by the stockholders provides otherwise, or the vacant office was held by a director elected by a voting group of stockholders in which case only such voting group is entitled to fill the vacancy. A board of directors must consist of one or more individuals with the number specified in or fixed in accordance with the articles of incorporation or the bylaws. The articles of incorporation or bylaws may establish a variable range for the size of the board of directors by fixing a minimum and maximum number of directors. If a variable range is established, the number of directors may be fixed or changed within the range by the board of directors. The Bowmar Bylaws establish a variable range of six to ten members of the Bowmar Board. Currently, the number of members of the Bowmar Board is fixed at six. The Bowmar Articles provide that the holders of the $3.00 Preferred Stock are entitled to elect at least two additional members to the Bowmar Board fails to pay dividends to the holders of the $3.00 Preferred Stock as provided in the Bowmar Articles for a period of two years. As of April 30, 1998, 119,906 shares of $3.00 Preferred Stock were outstanding. Bowmar has paid all dividends to the $3.00 Preferred Stock holders in the last two years. See "--Shares and Stockholders--Dividends."

         Pursuant to the Merger Agreement, Bowmar will increase the number of members of its Board of Directors to seven persons, three of whom will be designated by Bowmar prior to the Effective Time, three of whom will be designated by EDI prior to the Effective Time, and one of whom will be appointed by the six directors so designated. The three directors designated by Bowmar will appoint to the Bowmar Board, effective





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on the fifth day following the Effective Time, the three nominees designated by
EDI. See "The Merger--Management of the Combined Company." Under Indiana law, stockholders do not have cumulative voting rights for the election of directors unless the articles of incorporation so provide. The Bowmar Articles do not provide for cumulative voting.

    REMOVAL OF DIRECTORS

         Under Delaware law, classified directors of a corporation may only be removed for cause, by the holders of a majority of the shares entitled to vote at an election, unless the certificate of incorporation specifically provides that such directors can be removed without cause. The EDI Certificate provides that, subject to the rights, if any, of any series of preferred stock to remove any director whom the holders of such stock have the right to elect, any director may be removed only with cause and by the affirmative vote of at least two-thirds of the total votes entitled to be cast in the election of such director. The EDI Certificate defines "cause" with respect to the removal of any director as (i) conviction of a felony, (ii) declaration of unsound mind by order of court, (iii) gross dereliction of duty, (iv) commission of any action involving moral turpitude, or (v) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action in either event results both in an improper substantial personal benefit and a material injury to the corporation.

         Indiana law provides that directors may be removed in any manner provided in the articles of incorporation. In addition, the stockholders or the directors may remove one or more directors with or without cause, unless the articles of incorporation provide otherwise. The Bowmar Articles do not address removal of directors. The Bowmar Bylaws provide that any director may be removed, with or without cause, at any meeting of the stockholders by a vote of a majority of the votes entitled to be cast. Under Indiana law, if a director is elected by a voting group of stockholders, only the stockholders of that voting group may participate in the vote to remove that director.
Provided that Bowmar has paid dividends on the Preferred Stock for two years, the holders of Preferred Stock have no right, voting as a separate group, to elect or remove directors. See "--Outstanding Preferred Stock." In addition, if the articles of incorporation authorize cumulative voting, a director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against the director's removal. If the articles of incorporation do not authorize cumulative voting, a director may be removed only if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director. The Bowmar Articles do not authorize cumulative voting.

AMENDMENTS TO ARTICLES OF INCORPORATION

         Under Delaware law, an amendment to the certificate of incorporation of a corporation may be approved by a majority of the outstanding shares entitled to vote upon the proposed amendment, unless a higher vote is required in the certificate of incorporation. The EDI Certificate requires the affirmative vote of two-thirds of the votes entitled to be cast or the unanimous written consent of the stockholders to amend the certificate of incorporation.

         Indiana law provides that, unless a corporation's articles of incorporation provide otherwise, directors may make certain relatively technical amendments to a corporation's articles of incorporation without stockholder approval. Otherwise, only the affirmative vote of a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment, may amend a Indiana corporation's articles of incorporation. Holders of the Preferred Stock have the right, voting as a group, to vote on an amendment that would adversely affect the rights, privileges or preferences of the Preferred Stock, or that would create any additional class of preferred stock senior or equal in preference to the Preferred Stock. See "--Outstanding Preferred Stock." The Bowmar Articles provide for amendment in accordance with Indiana law.





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AMENDMENTS OF BYLAWS

         Delaware law provides that a corporation's bylaws may be amended by the corporation's stockholders, or, if so provided in the corporation's certificate of incorporation, the power to amend the corporation's bylaws may also be conferred on the corporation's directors. The EDI Certificate provides that the Bylaws of EDI may be amended or repealed by the affirmative vote of two-thirds of the EDI Board or by the affirmative vote of two-thirds of the outstanding shares of EDI stock entitled to vote thereon.

         Indiana law provides that, unless the articles of incorporation provide otherwise, only a corporation's board of directors may amend or repeal the corporation's bylaws. The Bowmar Bylaws allow the directors to amend or repeal the Bowmar Bylaws by an affirmative vote of a number of directors equal to a majority of the number who would constitute a full board of directors at the time of such action.

SHARES AND STOCKHOLDERS

         DIVIDENDS

         Subject to any restrictions contained in a corporation's certificate of incorporation, Delaware law generally provides that a corporation may declare and pay dividends out of a surplus (defined as the excess, if any, of net assets over capital) or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Dividends may not be paid out of net profits if the capital of the corporation is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The EDI Certificate provides that, subject to Delaware law, holders of the EDI Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the EDI Board may determine in its sole discretion. EDI has paid no dividends on the EDI Common Stock. See "Information About EDI--Market Price of and Dividends on Common Equity and Related Stockholder Matters."

         Indiana law provides that, subject to any restrictions contained in a corporation's articles of incorporation, the board of directors of a corporation may authorize dividends and other distributions to the corporation's stockholders, provided that no such distribution may be made if, after giving it effect, (a) the corporation would be unable to pay its debts as they come due in the ordinary course of business or (b) the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) any preferential liquidation amounts payable to stockholders whose preferential rights on dissolution are superior to those of the stockholders receiving the distribution. Other than the preferential rights of the holders of the $3.00 Preferred Stock with respect to dividends (see "--Outstanding Preferred Stock"), the Bowmar Articles contain no additional restrictions on the declaration or payment of dividends. On December 6, 1996, the Bowmar Board declared a dividend of one common share purchase right for each outstanding share of Bowmar Common Stock in connection with the adoption of the Bowmar Rights Agreement. See "--Anti-Takeover Provisions." Bowmar has paid all dividends to the holders of $3.00 Preferred Stock. See "--Outstanding Preferred Stock" and "Information About Bowmar--Market Price of and Dividends on Common Equity and Related Stockholder Matters."

         OUTSTANDING PREFERRED STOCK

         By becoming holders of Combined Company Common Stock, the holders of EDI Common Stock will become subject to the rights and preferences of the holders of the $3.00 Preferred Stock. The $3.00 Preferred Stock has priority over the Bowmar Common Stock with respect to dividends and to other distributions, including the distribution of assets upon liquidation. Holders of the $3.00 Preferred Stock are entitled to receive cumulative dividends as declared by the Bowmar Board at the rate of $3.00 per share, per annum, payable quarterly. Bowmar has paid all dividends to holders of $3.00 Preferred Stock. No distribution upon liquidation to holders of Bowmar Common Stock may be made until holders of the $3.00 Preferred Stock shall have received $25.00 per share plus all accrued and unpaid dividends. Each share of $3.00 Preferred Stock is





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convertible into 13.33 shares of Bowmar Common Stock at an initial conversion price of $1.875 per share, as such price may be adjusted in accordance with the provisions of the Bowmar Articles.

         Each share of $3.00 Preferred Stock is entitled to one vote per share. The holders of $3.00 Preferred Stock vote with the holders of the Bowmar Common Stock, except that holders of $3.00 Preferred Stock have the right, voting as a separate class, (i) to elect at least two additional members to the Bowmar Board after the nonpayment of dividends for two years, (ii) to vote on any change adversely affecting the rights, privileges or preferences of such shares, and (iii) to vote on the creation of any additional class of preferred stock that is senior or equal in preference to the $3.00 Preferred Stock .

         APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

         Under Delaware law, a stockholder of a Delaware corporation is generally entitled to demand appraisal of and obtain payment of the fair value of his or her shares in the event of any plan of merger or consolidation to which the corporation, the shares of which he or she holds, is a party. However, this right to demand appraisal does not apply to stockholders if: (1) they are stockholders of the surviving corporation and if a vote of the stockholders of such corporation is not necessary to authorize the merger or consolidation; and (2) the shares held by the stockholders are of a class or series registered on a national securities exchange, designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. (the "NASD") or are held of record by more than 2,000 stockholders on the date set to determine the stockholders entitled to vote on the merger or consolidation. Notwithstanding the above, appraisal rights are available for the shares of any class or series of stock of a Delaware corporation if the holders thereof are required by the terms of an agreement of merger or consolidation to accept for their stock anything except: (i) shares of stock of the corporation surviving or resulting from the merger or consolidation; (ii) shares of stock of any other corporation which at the effective date of the merger or consolidation will be listed on a national securities exchange, designated as a national market system security on an inter-dealer quotation system by the NASD or held of record by more than 2,000 stockholders; (iii) cash in lieu of fractional shares of the corporations described in (i) and (ii); or (iv) any combination of the shares of stock and cash in lieu of fractional shares described in (i), (ii) and (iii).

         Holders of EDI Common Stock are entitled to appraisal rights in connection with the Merger under Delaware law. See "The Merger--Appraisal Rights of Dissenting Stockholders."

         Under Indiana law, stockholders are entitled to have their shares appraised if permitted to dissent from a plan of merger. However, dissenters' rights are not available where stockholder approval is not required for the merger or where the stockholder is not entitled to vote on the merger. Nor are dissenter's rights available if, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the Special Meeting, the shares held were registered on a United States securities exchange registered under the Exchange Act or traded on the Nasdaq National Market or similar market. Because of the foregoing, Bowmar stockholders are not entitled to dissenters' or appraisal rights in connection with the Merger.

         PREEMPTIVE RIGHTS

         Neither Delaware nor Indiana law provides for preemptive rights to acquire a corporation's unissued stock. However, such right may be expressly granted to the stockholders in a corporation's certificate or articles of incorporation. Neither the EDI Certificate nor the Bowmar Articles provides for preemptive rights.

         CUMULATIVE VOTING RIGHTS

         Under Delaware law, stockholders do not have cumulative voting rights unless the certificate of incorporation so provides. The EDI Certificate does not provide for cumulative voting.

         Under Indiana law, stockholders do not have cumulative voting rights unless the articles of incorporation so provide. The Bowmar Articles do not provide for cumulative voting.





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STOCKHOLDER MEETINGS

         NOTICE OF STOCKHOLDER PROPOSALS

         The EDI Bylaws provide that any stockholder of record entitled to vote at an annual meeting may bring a proposal to be acted upon, including a nomination for director, if timely notice containing certain informational requirements is given to EDI. To be timely, a stockholder's notice must be delivered to EDI not less than 75 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting; provided that in the event the annual meeting is scheduled to be held on a date more than 30 days before or more than 60 days after the anniversary date, notice must be delivered to EDI not later than the later of the 75th day prior to the scheduled date of the annual meeting, or the 15th day following the day on which public announcement of the date of such annual meeting is first made by EDI.

         The Bowmar Bylaws do not address stockholder proposals.

         STOCKHOLDER ACTION BY WRITTEN CONSENT

         Delaware law permits, unless otherwise provided in a corporation's certificate of incorporation, any action required or permitted to be taken at an annual or special meeting of stockholders to be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting and delivered to the corporation. The EDI Certificate provides that any action required or permitted to be taken by the stockholders at an annual or special meeting may be effected by unanimous written consent of all of the stockholders in lieu thereof.

         Under Indiana law, action required or permitted to be taken at a meeting of stockholders to be taken without a meeting if the action is taken by all the stockholders entitled to vote on the action. The action must be evidenced by one or more written consents describing the action taken, signed by all the stockholders entitled to vote on the action, and delivered to the corporation for inclusion in the minutes or filing with the corporation.

ANTI-TAKEOVER PROVISIONS

         Delaware case law authorizes Delaware corporations to issue stock purchase rights to its stockholders upon terms and conditions determined by the board of directors. EDI has not issued any such rights.

         Indiana law expressly authorizes an Indiana corporation to create or issue rights entitling the holders thereof to purchase of shares or other securities from the corporation or any successor in interest. The terms of such rights, their form and content, and the consideration to be paid therefor, if any, are to be determined by the board of directors of the corporation.

         On December 6, 1996, the Bowmar Board declared a dividend of one Common Stock Purchase Right for each outstanding share of Bowmar Common Stock and entered into a stockholder rights agreement. If and when the Common Stock Purchase Rights become exercisable, each Common Stock Purchase Right will entitle the registered holder to purchase from Bowmar one share of Common Stock at a purchase price of $20.00, subject to adjustment. The Common Stock Purchase Rights expire on December 5, 2006, unless extended or earlier redeemed by Bowmar.

         Separate certificates representing the Common Stock Purchase Rights will be distributed as soon as practicable after the "Distribution Date," which occurs upon the earlier of 10 calendar days following public disclosure that certain persons or groups of affiliated persons have acquired beneficial ownership of 15% or more of the outstanding Common Stock (an "Acquiring Person"), or 10 business days following the





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commencement of a tender offer or exchange offer that would result in certain persons or groups of affiliated persons becoming Acquiring Persons.

         In the event that (i) a person becomes an Acquiring Person and Bowmar is acquired in a merger or other business combination in which it is not the surviving corporation, (ii) any person consolidates or merges with Bowmar and all or part of the Common Stock is exchanged for securities, cash or properties of the other person, or (iii) 50% or more of Bowmar's assets or earning power are sold, each holder of a Common Stock Purchase Right (except for Acquiring Persons) has the right to receive, upon exercise, common stock of the acquiring company which has a value equal to two times the exercise price of the Common Stock Purchase Right. In the event that a person acquires 15% or more of Bowmar's outstanding Common Stock, each holder of a Common Stock Purchase Right has the right to receive, upon exercise, Common Stock of Bowmar which has a value equal to two times the exercise price of the Common Stock Purchase Right. In connection with the Merger, Bowmar amended the terms of the Common Stock Purchase Rights to provide that, notwithstanding the activities of EDI and certain of its stockholders in connection with the Merger, EDI and such stockholders will not be considered Acquiring Persons and the Merger will not be considered one of the foregoing events for purposes of triggering the exercise of the Common Stock Purchase Rights.

         The Bowmar Board may redeem the Common Stock Purchase Rights in whole, but not in part, at any time until ten days following the date on which there has been public disclosure that, or facts indicating that, a person has become an Acquiring Person, at a price of $.01 per Common Stock Purchase Right (or such other consideration deemed appropriate by the Board of Directors). The redemption of the Common Stock Purchase Rights may be made effective at such time on such basis with such conditions as the Board of Directors in its sole discretion may establish.

         The Common Stock Purchase Rights have certain anti-takeover effects. The Common Stock Purchase Rights will cause substantial dilution to a person or group that attempts to acquire, or merge with, Bowmar without conditioning the offer on the Common Stock Purchase Rights being rendered inapplicable. The Common Stock Purchase Rights have been rendered inapplicable for purposes of the Merger as described above.

STATE ANTI-TAKEOVER LAWS

         In general, Delaware law prevents an "Interested Stockholder" (defined generally as a person with 15% or more of a corporation's outstanding voting stock) from engaging in a "Business Combination" with a Delaware corporation for three years following the date such person became an Interested Stockholder. The term "Business Combination" includes mergers or consolidations with an Interested Stockholder and certain other transactions with an Interested Stockholder, including, without limitation: (i) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the Interested Stockholder of assets (except proportionately as a stockholder of the corporation) having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; (ii) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of stock of the corporation or such subsidiary to the Interested Stockholder, except pursuant to a transaction which, in general, effects a pro rata distribution to all stockholders of the corporation; (iii) any transaction involving the corporation or certain subsidiaries thereof which has the effect, directly or indirectly, of increasing the proportionate share of the shares of any class or series, or securities convertible into shares of the corporation or any subsidiary which is owned directly or indirectly by the Interested Stockholder (except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused by the Interested Stockholder); or (iv) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation or certain subsidiaries.

         The three-year moratorium may be avoided if: (i) before such person became an Interested Stockholder, the Board of Directors of the corporation approved either the Business Combination or the





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transaction in which the Interested Stockholder became an Interested
Stockholder; or (ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers of the corporation and by employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or following the date on which such person became an Interested Stockholder, the Business Combination is approved by the Board of Directors of the corporation and authorized at an annual or special meeting of stockholders (not by written consent) by the affirmative vote of the stockholders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

         The Business Combination restrictions described above do not apply if, among other things: (i) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by the statute; (ii) the holders of a majority of the voting stock of the corporation approve an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by the statute (effective twelve (12) months after the amendment's adoption), which amendment shall not be applicable to any business combination with a person who was an Interested Stockholder at or prior to the time of the amendment; or (iii) the corporation does not have a class of voting stock that is (a) listed on a national securities exchange, (b) authorized for quotation on Nasdaq or a similar quotation system; or (c) held of record by more than 2,000 stockholders. The statute also does not apply to certain Business Combinations with an Interested Stockholder when such combination is proposed after the public announcement of, and before the consummation or abandonment of, a merger or consolidation, a sale of 50% or more of the aggregate market value of the assets of the corporation on a consolidated basis or the aggregate market value of all outstanding shares of the corporation, or a tender offer for 50% or more of the outstanding voting shares of the corporation, if the triggering transaction is with or by a person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with Board of Director approval, and if the transaction is approved or not opposed by a majority of the current directors who were also directors prior to any person becoming an Interested Stockholder during the previous three years.

         Under Indiana law, an Indiana corporation may not engage in any "Business Combination" with an "Interested Stockholder" (defined generally as a person beneficially owning 10% or more of a corporation's outstanding voting stock) for five years following the date such person became an Interested Stockholder. The term "Business Combination" includes mergers with an Interested Stockholder or any other corporation that is or would be after the merger an affiliate of the Interested Stockholder, and certain other transactions with an Interested Stockholder, including (i) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the Interested Stockholder of assets having an aggregate market value of all assets of the corporation determined on a consolidated basis, having an aggregate market value of 10% of the aggregate market value of all outstanding shares of the corporation, or representing 10% or more of the earning power or net income of the corporation determined on a consolidated basis; (ii) the issuance of any shares that have an aggregate market value of all outstanding shares of the corporation; (iii) any reclassification of securities, recapitalization, merger with a subsidiary, or other transaction under agreement or understanding with the Interested Stockholder that has the effect of increasing the proportionate share of the outstanding shares of the corporation (except as a result of immaterial changes due to fractional share adjustments); or (iv) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation.

         The three year restriction will not apply if: (i) before the person became an Interested Stockholder, the Board of Directors of the corporation approved either the Business Combination or the transaction in which the Interested Stockholder became an Interested Stockholder; (ii) the corporation's original articles of incorporation contain a provision expressly electing not to be governed by the statute; (iii) the holders of a majority of the voting stock of the corporation (excluding Interested Stockholders) approve an amendment to the articles of incorporation expressly electing not to be governed by the statute (effective 18 months after the amendment's adoption), which amendment shall not apply to a Business Combination with an Interested Stockholder who was such at or prior to the effective date of the amendment; or
(iv) the corporation does not have a class of





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voting shares registered with the Securities Exchange Commission under Section
12 of the Securities Exchange Act of 1934.

LIMITATION OF LIABILITY

         Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for: (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under Section 174 of the Delaware General Corporation Law for unlawful payment of dividends or stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. The EDI Certificate provides that a director of EDI shall not be personally liable to EDI or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of the director's duty of loyalty to EDI, (ii) for acts or missions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         Indiana law does not provide for limitation of the personal liability of a director, officer, employee or agent of a corporation to the corporation or its stockholders for monetary damages. However, such a limitation may be expressly granted in a corporation's articles of incorporation or bylaws. The Bowmar Bylaws provide that no director, officer, employee or agent of Bowmar shall be liable for any loss or damage suffered on account of any action taken or omitted to be taken by such person, if either (i) such person acted in good faith, with the care an ordinarily prudent person in a like position would have exercised under similar circumstances, and in a manner such person reasonably believed was in the best interests of Bowmar, or (ii) such person's breach of or failure to act in accordance with the standards of conduct set forth in (i) above did not constitute willful misconduct or recklessness.

INDEMNIFICATION

         Under Delaware law, a corporation may indemnify any person made a party or threatened to be made a party to any type of proceeding (other than an action by or in the right of the corporation) because he is or was an officer, director, employee or agent of the corporation, or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding:
(i) if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, or (ii) in the case of a criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful. A corporation may indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that there may be no such indemnification if the person is found liable to the corporation unless, in such a case, the court determines the person is entitled thereto. A corporation must indemnify a director, officer, employee or agent against expenses actually and reasonably incurred by him who successfully defends himself in a proceeding to which he was a party because he was a director, officer, employee or agent of the corporation. Expenses incurred by an officer or director (or other employees or agents as deemed appropriate by the board of directors) in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. The Delaware law indemnification and expense advancement provisions are not exclusive of any other rights which may be granted by the bylaws, a vote of stockholders or disinterested directors, agreement or otherwise.





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         The EDI Bylaws provide that each director, officer and employee of
EDI, whether serving or having served as such, shall be indemnified and held harmless by EDI to the fullest extent permitted by Delaware law against any and all liability fixed by a judgment, order, decree or award in a proceeding, amounts reasonably paid in settlement of a proceeding and professional fees any other expenses and disbursements reasonably incurred in or in settlement of a proceeding, incurred in connection with any type of proceeding in which such person is involved as a result of serving or having served (i) as a director, officer or employee of EDI, (ii) as a director, officer or employee of any wholly-owned subsidiary of EDI, or (iii) in any capacity with any other corporation, organization, partnership, joint venture, trust or other entity at the written request or direction of EDI; provided, however, that EDI shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the EDI Board. Notwithstanding the foregoing, no indemnification shall be provided to a person with respect to a matter as to which such person shall have been adjudicated in a proceeding not to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of EDI and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, the EDI Bylaws provide that, unless otherwise determined by the EDI Board and in certain other circumstances, any indemnification extended to a director, officer or employee of EDI pursuant to the EDI Bylaws shall include payment of expenses to such director, officer or employee in advance of final disposition of a proceeding. The provisions in respect of indemnification and the payment of expenses incurred in defending a proceeding are not exclusive of any right which a person may have under any statute, provision of the EDI Certificate or EDI Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

         Under Indiana law, a corporation may indemnify an individual made a party to a threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, whether formal or informal, because the individual is or was a director against liability incurred in the proceeding if: (i) the individual's conduct was in good faith, and (ii) the individual reasonably believed (A) in the case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in the best interests of the corporation, (B) in all other cases, that the individual's conduct was at least not opposed to the best interests of the corporation, and (C) in the case of a criminal proceeding, the individual either had reason to believe the individual's conduct was lawful, or had no reason to believe the individual's conduct was unlawful. Unless limited by its articles of incorporation, a corporation shall indemnify a director, officer, employee or agent who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director, officer, employee or agent was a party because the director, officer, employee or agent is or was a director, officer, employee or agent of the corporation against reasonable expenses incurred in connection with the proceeding. A corporation may pay for or reimburse reasonable expenses incurred by a director, officer, employee or agent who is a party to a proceeding in advance of final disposition of the proceeding if: (i) the individual furnishes the corporation written affirmation of the individual's good faith belief that the individual has met the standard of conduct for permissive indemnification set forth above; (ii) the individual furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that the individual did not meet such standard of conduct; and (iii) a determination is made by the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding that the facts known to them would not preclude indemnification under Indiana law. In addition, a corporation may indemnify and advance expenses to a director, officer, employee or agent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

         The Bowmar Articles provide that Bowmar shall indemnify a director or officer of Bowmar who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or officer was a party because the director or officer is or was a director or officer of Bowmar against reasonable expenses incurred by the director or officer in connection with the proceeding. Bowmar may indemnify an individual made a party to a proceeding because the individual is or was a director, officer, employee or agent of Bowmar against liability if authorized in the specific case after determination, in the manner required by Indiana law, that indemnification is permissible in the circumstances because the individual has met the standard of conduct for permissive indemnification under Indiana law set forth above. The indemnification and advancement of expenses for directors, officers, employees and agents of Bowmar shall apply when such persons are serving at Bowmar's request while a director, officer, partner, trustee, employee or agent of another





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corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, as well as in their official capacity with Bowmar. Bowmar may also pay for or reimburse the reasonable expenses incurred by a director, officer, employee or agent of Bowmar who is a party to a proceeding in advance of final disposition of the proceeding upon compliance with Indiana law. See "The Merger--Interests of Certain Persons in the Merger."

                              SELLING STOCKHOLDERS

TABLE OF SELLING STOCKHOLDERS

         This Joint Proxy Statement/Prospectus also relates to the offer from time to time following the Merger of shares of Combined Company Common Stock by Technology Funding Partners III, L.P. and New York Life Insurance Company (the "Registration Rights Holders"). See "The Merger--Interests of Certain Persons in the Merger." The following table provides the number of shares of EDI Common Stock owned by the Registration Rights Holders as of May 27, 1998, and the number of shares of Combined Company Common Stock offered by each of the Registration Rights Holders, to the best knowledge of Bowmar.

                                                                              SHARES OF
                                                SHARES OF EDI             COMBINED COMPANY           PERCENT OF ALL
                                                 COMMON STOCK               COMMON STOCK                SHARES OF
                                              BENEFICIALLY OWNED             OFFERED BY             COMBINED COMPANY
NAME                                          AS OF MAY 27, 1998           THIS PROSPECTUS            COMMON STOCK
---------------------------------------------------------------------------------------------------------------------
Technology Funding Partners III, L.P. . . . . . . .   680,477(1)               366,941
New York Life Insurance Company . . . . . . . . . . 1,862,660(2)             1,048,930

----------------------------
(1) 266,866 of such shares are currently registered on a Form S-3 of EDI (the "Form S-3"). Bowmar has agreed to register those shares in the Registration Statement of which this Prospectus is a part. The number of shares offered by this Prospectus reflects the number of shares of EDI Common Stock subject to the Form S-3 for this Holder multiplied by the Exchange Ratio.

(2) 762,858 of such shares are currently registered on the Form S-3. Bowmar has agreed to register those shares in the Registration Statement of which this Prospectus is a part. The number of shares offered by this Prospectus reflects the number of shares of EDI Common Stock subject to the Form S-3 for this Holder multiplied by the Exchange Ratio.

PLAN OF DISTRIBUTION

         This Joint Proxy Statement/Prospectus also relates to the offer from time to time following the Merger by the Registration Rights Holders of certain shares of Combined Company Common Stock. See "The Merger--Interests of Certain Persons in the Merger." Bowmar has registered the shares of Combined Company Common Stock for sale pursuant to its obligations under the Registration Rights Agreement, but registration of such shares does not necessarily mean that any of the shares of Combined Company Common Stock will be offered or sold by the Registration Rights Holders. The Combined Company will not receive any of the proceeds of the sale of the shares of Combined Company Common Stock offered hereby.

         The distribution of shares of Combined Company Common Stock may be effected from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, or in other transactions at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Any underwritten offering may be on either a "best efforts" or a "firm commitment" basis. In connection with any such underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Registration Rights Holders and/or from purchasers of the shares of Combined Company Common Stock for whom they may act as agents. Underwriters may sell shares of Combined Company Common Stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

         The Registration Rights Holders and any underwriters, dealers or agents that participate in the distribution of shares of Combined Company Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of shares of Combined Company Common Stock by

                                                              PRELIMINARY COPIES


them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

         At a time a particular offer of shares of Combined Company Common Stock is made by the Registration Rights Holders, a prospectus supplement, if required, will be distributed that will set forth the names of any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the Registration Rights Holders and any other required information.

         The sale of shares of Combined Company Common Stock by the Registration Rights Holders may also be effected from time to time by selling shares of Combined Company Common Stock directly to purchasers or to or through broker-dealers. In connection with any such sale, any such broker-dealer may act as agent for the Registration Rights Holders or may purchase from the Registration Rights Holders all or a portion of the shares of Combined Company Common Stock as principal, and sales may be made pursuant to any of the methods described below. Such sales may be made on the American Stock Exchange or other exchanges on which the shares of Combined Company Common Stock are then traded, in the over-the-counter market, in negotiated transactions or otherwise, in each case at prices and at terms then prevailing or at prices related to the then current market prices or at prices otherwise negotiated.

         The shares of Combined Company Common Stock may also be sold in one or more of the following transactions: (i) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (ii) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a prospectus supplement; (iii) a special offering, an exchange distribution or a secondary distribution in accordance with applicable American Stock Exchange or other stock exchange rules; (iv) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (v) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (vi) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by the Registration Rights Holders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the Registration Rights Holders in amounts to be negotiated immediately prior to the sale that will not exceed those customary in the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the shares of Combined Company Common Stock which is not expected to exceed that customary in the types of transactions involved.

         In order to comply with the securities laws of certain states, if applicable, the shares of Combined Company Common Stock may be sold only through registered or licensed brokers or dealers.

         Until the distribution of the shares of Combined Company Common Stock is completed, rules of the Commission may limit the ability of any underwriters and selling group members to bid for and purchase the shares of Combined Company Common Stock. As an exception to these rules, underwriters are permitted to engage in certain transactions that stabilize the price of the shares of Combined Company Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares of Combined Company Common Stock.

         If any underwriters create a short position in the shares of Combined Company Common Stock in connection with the offering, i.e., if they sell more shares of Combined Company Common Stock than are set forth in the table under "Selling Stockholders," the underwriters may reduce that short position by purchasing shares of Combined Company Common Stock in the open market.

         The lead underwriters may also impose a penalty bid on certain other underwriters participating in the offering and selling group members. This means that if the lead underwriters purchase shares of Combined Company Common Stock in the open market to reduce the underwriters' short position or to stabilize the price of the shares of Combined Company Common Stock, they may reclaim the amount of any selling concession

                                                              PRELIMINARY COPIES


from the underwriters and selling group members who sold those shares of Combined Company Common Stock as part of the offering.

         In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchasers. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resale of the security before the distribution is completed.

         Bowmar makes no representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the shares of Combined Company Common Stock. In addition, Bowmar makes no representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

         All expenses incident to the offering and sale of the shares of Combined Company Common Stock (other than brokerage and underwriting commissions and taxes of any kind and any legal, accounting and other expenses incurred by the Registration Rights Holders) shall be paid by Bowmar. Bowmar has agreed to indemnify the Registration Rights Holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

         Certain legal matters and certain tax matters with respect to the Merger will be passed upon for Bowmar by Bryan Cave LLP, Washington, DC and for EDI by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.

                                    EXPERTS

         Bowmar's consolidated balance sheets as of September 27, 1997 and September 28, 1996 and consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended September 27, 1997 included in this Joint Proxy Statement/Prospectus have been included herein in reliance on the report of Coopers & Lybrand, L.L.P., independent accountants, given upon the authority of that firm as experts in accounting and auditing.

         The consolidated financial statements of EDI as of September 30, 1997 and 1996 and for each of the three years in the period ended September 30, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             STOCKHOLDER PROPOSALS

         Any Combined Company stockholder that wishes to submit a proposal for presentation to the Combined Company's 1999 Annual Meeting of Stockholders must submit the proposal to the Combined Company at its principal office not later than September 1, 1998 for inclusion, if appropriate, in Combined Company's proxy statement and form of proxy relating to such meeting.

         In the event the Merger is not consummated, any Bowmar stockholder that wishes to submit a proposal for presentation to Bowmar's 1999 Annual Meeting of Stockholders must submit the proposal to Bowmar at its principal office not later than September 1, 1998 for inclusion, if appropriate, in Bowmar's proxy statement and form of proxy relating to such meeting.

         In the event the Merger is not consummated, any EDI stockholder that wishes to submit a proposal for presentation to EDI's 1999 Annual Meeting of Stockholders must submit the proposal to EDI at its principal office not later than September 11, 1998 for inclusion, if appropriate, in EDI's proxy statement and form of proxy relating to such meeting. In addition, the EDI Bylaws provide that any stockholder of record wishing to have a

                                                              PRELIMINARY COPIES


stockholder proposal considered at an annual meeting must provide written notice of such proposal and appropriate supporting documentation, as set forth in the EDI Bylaws, to EDI at its principal executive office not less than 75 days nor more 120 days prior to the anniversary date of the immediately preceding annual meeting (the "Anniversary Date"); provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days before or more than 60 days after the Anniversary Date, notice must be so delivered not later than the close of business on the later of (i) the 75th day prior to the scheduled date of such annual meeting or (ii) the 15th day after public disclosure of the date of such meeting.

                                                              PRELIMINARY COPIES



                        INDEX TO FINANCIAL STATEMENTS


                                                                                                  Page
                                                                                                  ----
Report of Independent Accountants of Bowmar . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-1

Consolidated Balance Sheets of Bowmar as of September 27, 1997 and
September 28, 1996  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-2

Consolidated Statements of Income of Bowmar for the fiscal years ended
1997, 1996 and 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-3

Consolidated Statements of Shareholders' Equity of Bowmar as of October 1,
1994, September 30, 1995, September 28, 1996 and September 27, 1997 . . . . . . . . . . . . . . .  F-4

Consolidated Statements of Cash Flows of Bowmar for the fiscal years ended
1997, 1996 and 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-5

Notes to Consolidated Financial Statements of Bowmar  . . . . . . . . . . . . . . . . . . . . . .  F-6

Consolidated Balance Sheet (Unaudited) of Bowmar as of April 4, 1998  . . . . . . . . . . . . . .  F-21

Consolidated Statements of Income (Unaudited) of Bowmar for the second quarter of 1998 and 1997 and the first six months of 1998 and 1997  . . . . . . . . . . . . . . .  F-22

Consolidated Statements of Cash Flows of Bowmar (Unaudited) for the
six months ended April 4, 1998 and March 29, 1997 . . . . . . . . . . . . . . . . . . . . . . . .  F-23

Notes to Consolidated Financial Statements (Unaudited) of Bowmar  . . . . . . . . . . . . . . . .  F-24

Report of Independent Accountants of EDI  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-27

Consolidated Balance Sheet of EDI as of September 30, 1997 and 1996
and March 29, 1998 (unaudited)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-28

Consolidated Statement of Operations of EDI for the fiscal years ended
1997, 1996 and 1995 and for the six months ended March 29, 1998 and
March 30, 1997 (unaudited)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-29

Consolidated Statement of Shareholders' Equity of EDI for the fiscal years ended
September 30, 1995, 1996 and 1997 and for the six months ended
March 29, 1998 (unaudited)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-30

Consolidated Statement of Cash Flows of EDI for the fiscal years ended
September 30 1997, 1996 and 1995 and for the six months ended March 29,
1998 and March 30, 1997 (unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-31

Notes to Consolidated Financial Statements of EDI . . . . . . . . . . . . . . . . . . . . . . . .  F-32

                       REPORT OF INDEPENDENT ACCOUNTANTS

TO THE SHAREHOLDERS AND BOARD OF DIRECTORS OF BOWMAR INSTRUMENT CORPORATION

We have audited the accompanying consolidated balance sheets of Bowmar Instrument Corporation and Subsidiary as of September 27, 1997 and September 28, 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended September 27, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bowmar Instrument Corporation and Subsidiary as of September 27, 1997 and September 28, 1996, and the results of their operations and their cash flows for each of the three years in the period ended September 27, 1997, in conformity with generally accepted accounting principles.


COOPERS & LYBRAND L.L.P.

Phoenix, Arizona

December 2, 1997 (except for Note 17
for which the date is December 19, 1997
and paragraph (i) of Note 2, the second
paragraph of Note 4 and Note 16, for which the date is May 28, 1998)

                  BOWMAR INSTRUMENT CORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                           (IN THOUSANDS OF DOLLARS)

==========================================================================================================
                                                                   September 27,            September 28,
                                                                       1997                     1996
----------------------------------------------------------------------------------------------------------
ASSETS
Current Assets
  Cash                                                             $     1,218               $      108
  Accounts receivable, less allowance for                                4,476                    3,992
     doubtful accounts of $43 and $136
  Inventories                                                            8,158                    6,059
  Prepaid expenses                                                         539                      402
  Deferred income taxes                                                  2,782                    1,652
----------------------------------------------------------------------------------------------------------

  Total Current Assets                                                  17,173                   12,213

Property, Plant and Equipment, net                                       2,642                    1,122
Deferred Income Taxes                                                      492                    1,524
Other Assets, net                                                        1,202                    1,679
----------------------------------------------------------------------------------------------------------

  Total Assets                                                     $    21,509               $   16,538

==========================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Current portion of long-term debt                                $     1,608               $      556
  Accounts payable                                                       1,987                      933
  Accrued salaries and benefits                                          1,953                    1,503
  Other accrued expenses                                                   503                      719
  Reserve for loss on discontinued operation                             1,300                        0
----------------------------------------------------------------------------------------------------------

   Total Current Liabilities                                             7,351                    3,711
Long-term Debt                                                           4,546                    3,675
Other Long-term Liabilities                                                339                      339
----------------------------------------------------------------------------------------------------------
  Total Liabilities                                                $    12,236               $    7,725
----------------------------------------------------------------------------------------------------------
Commitments and Contingencies (see Note 11)
----------------------------------------------------------------------------------------------------------

Shareholders' Equity
  Preferred stock, $1.00 par value,
     authorized 500,000 shares, issued 119,906                     $       120               $      120
     and 119,948 shares
  Common stock, $0.10 stated value, authorized
    15,000,000 shares, issued 6,718,934 and 6,527,675 shares               672                      653
  Treasury stock, 44,442 shares, at stated value                            (4)                      (4)
Additional Paid-in Capital                                               6,609                    6,330
Retained Earnings                                                        1,876                    1,714
----------------------------------------------------------------------------------------------------------
   Total Shareholders' Equity                                      $     9,273               $    8,813
----------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                         $    21,509               $   16,538
==========================================================================================================

See Notes to Consolidated Financial Statements.

                  BOWMAR INSTRUMENT CORPORATION AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)



========================================================================================================================
                                                                                      FISCAL YEAR
                                                                       1997               1996                1995
------------------------------------------------------------------------------------------------------------------------
Net Sales                                                          $    27,820        $     25,317        $     26,869
------------------------------------------------------------------------------------------------------------------------
Cost of sales                                                           17,118              15,787              17,305
------------------------------------------------------------------------------------------------------------------------
Gross margin                                                            10,702               9,530               9,564
------------------------------------------------------------------------------------------------------------------------
Expenses

   Selling, general and administrative                                   7,470               6,878               7,676
   Product development                                                     610                 580                 812
   Interest expense                                                        417                 522                 723
   Other expense (income), net                                             137                (536)               (224)
------------------------------------------------------------------------------------------------------------------------
   Total expenses                                                        8,634               7,444               8,987
------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before income taxes                    2,068               2,086                 577
Income tax expense (benefit)                                               766                 796              (3,326)
------------------------------------------------------------------------------------------------------------------------
Income from continuing operations                                        1,302               1,290               3,903
------------------------------------------------------------------------------------------------------------------------
Loss on disposition of discontinued operations,
  Electromechanical segment, including reclassification relating to the provision for future operating losses, net of
  deferred income tax benefit of $520                                     (780)
------------------------------------------------------------------------------------------------------------------------
Loss from discontinued operations                                         (780)
------------------------------------------------------------------------------------------------------------------------
Net Income                                                         $       522        $      1,290        $      3,903
------------------------------------------------------------------------------------------------------------------------
Earnings per share - basic, continuing operations                  $      0.14        $       0.14        $       0.55
Earnings per share - basic, discontinued operations                      (0.12)               0.00                0.00
------------------------------------------------------------------------------------------------------------------------
Net Income per common share-basic                                  $      0.02        $       0.14        $       0.55
------------------------------------------------------------------------------------------------------------------------
Earnings per share - diluted, continuing operations                                                               0.48
Earnings per share - diluted, discontinued operations                                                             0.00
------------------------------------------------------------------------------------------------------------------------
Net income per share - diluted                                                                            $       0.48
------------------------------------------------------------------------------------------------------------------------
Weighted average number of common shares and equivalents
   Primary                                                           6,640,772           6,462,077           6,426,378
   Fully diluted                                                                                             8,177,646
========================================================================================================================

For fiscal 1997 and 1996 earnings per share assuming dilution is the same as earnings per share basic and thus is not shown separately

See Notes to Consolidated Financial Statements.

                  BOWMAR INSTRUMENT CORPORATION AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)




===================================================================================================================================
                                                                                       Additional       Retained      Total Share-
                                     Preferred         Common         Treasury          Paid-in         Earnings        holders'
                                       Stock           Stock           Stock            Capital         (Deficit)        Equity
===================================================================================================================================
BALANCE, OCTOBER 1, 1994               $  120         $    646        $    (4)          $  6,047        $  (2,759)      $   4,050
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                                                  3,903           3,903
Issuance of common stock:
   Exercise of options and
   awards and related tax benefits
   35,500 shares                                             4                               158                              162
Deferred compensation costs                                                                   40                               40
Payment of preferred dividends                                                                               (360)           (360)
===================================================================================================================================
BALANCE, SEPTEMBER 30, 1995               120              650             (4)             6,245              784           7,795
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                                                  1,290           1,290
Issuance of common stock:
   Exercise of options and
   awards and related tax benefits
   27,800 shares                                             3                                70                               73
Deferred compensation costs                                                                   15                               15
Payment of preferred dividends                                                                               (360)           (360)
===================================================================================================================================
BALANCE, SEPTEMBER 28, 1996               120              653             (4)             6,330            1,714           8,813
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                                                    522             522
Issuance of common stock:
  Exercise of options and
  awards and related tax
  benefits 190,700 shares                                   19                               270                              289
Deferred compensation costs                                                                    9                                9
Payment of preferred dividends                                                                               (360)           (360)
===================================================================================================================================
BALANCE, SEPTEMBER 27, 1997            $  120         $    672        $    (4)          $  6,609        $   1,876       $   9,273
===================================================================================================================================

See notes to Consolidated Financial Statements.

                  BOWMAR INSTRUMENT CORPORATION AND SUBSIDIARY

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (IN THOUSANDS OF DOLLARS)




===============================================================================================
                                                                   FISCAL YEAR

                                                          1997         1996            1995
-----------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income                                              $    522     $   1,290      $    3,903
Adjustments to reconcile net income to net cash
   provided by operating activities:
   Depreciation and amortization                             540           496             552
   Amortization of debt issue costs                            0             0              52
   Reserve for loss from discontinued operations           1,300             0               0
   Deferred income tax (benefit expense)                     (98)          689          (3,526)
   Net changes in balance sheet accounts:
   Account receivables                                      (484)         (110)            952
   Inventories                                            (2,099)         (639)           (554)
   Prepaid expenses                                         (137)           55              21
   Other assets                                              462            19             319
   Accounts payable                                        1,055          (520)            417
   Accrued salaries and benefits                             450          (589)            537
   Other accrued expenses                                   (216)         (382)            350
   Other                                                       0             0              (6)
-----------------------------------------------------------------------------------------------
Net cash provided by operating activities                  1,295           309           3,017
-----------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
Purchases of proprety, plant and equipment                (1,802)         (365)           (454)
Proceeds from sales of property, plant and equipment           0           135               5
Net change in other assets                                     0             0             (41)
-----------------------------------------------------------------------------------------------
Net cash used in investing activities                     (1,802)         (230)           (490)
-----------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
Borrowings under (payments on) notes payable, net          2,204         4,200          (1,135)
Retirement of long-term debt                                (516)       (4,623)           (602)
Issuance of common stock                                     289            73             162
Payment of preferred stock dividends                        (360)         (360)           (360)
-----------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities        1,617          (710)         (1,935)
-----------------------------------------------------------------------------------------------
Net change in cash                                         1,110          (631)            592
Cash at beginning of year                                    108           739             147
-----------------------------------------------------------------------------------------------
Cash at end of year                                     $  1,218     $     108      $     (739)
===============================================================================================
SUPPLEMENTAL CASH FLOWS INFORMATION:
Net cash paid for interest                              $    412     $     511      $      689
Net cash paid for income taxes                               280           139             164
Non-cash Investing and Financing Activities:
Capital lease agreements                                     235             0              88
===============================================================================================

See notes to consolidated Financial Statements.

                  BOWMAR INSTRUMENT CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.       NATURE OF OPERATIONS

The Company is a U.S. designer and manufacturer of high density, solid state memory modules, multichip modules, interface products, and electromechanical components and packages. The Company's customers include both domestic and international government contractors and commercial businesses. The majority of the sales and earnings are generated by the memory and multichip module product lines.

2.       SIGNIFICANT ACCOUNTING POLICIES

         a.  BASIS OF PRESENTATION

         The consolidated financial statements include the accounts of Bowmar Instrument Corporation and its subsidiary (collectively the "Company"). All significant inter-company accounts and transactions are eliminated. Certain amounts in prior fiscal years consolidated financial statements have been reclassified to conform to current presentation.

         b.  FISCAL YEAR-END

         The Company's fiscal year-end is the Saturday nearest September 30.

         c.  CASH AND CASH EQUIVALENTS

         The Company considers all investments with original maturities of three months or less to be cash equivalents.

         d.  INVENTORIES

         Inventories are stated at the lower of cost (principally first-in, first-out) or market.

         e.  PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment, including property under capital lease agreements, are stated at cost. Depreciation is determined on a straight-line basis over the estimated useful lives ranging from 5 to 33 years for buildings and improvements and 3 to 10 years for machinery and equipment. Leasehold improvements are amortized over the lives of the leases or estimated useful lives of the assets, whichever is less. When assets are sold or otherwise retired, the cost and accumulated depreciation are removed from the books and the resulting gain or loss is included in operating results.

         f.  GOVERNMENT CONTRACTS

         Sales under government contracts are recorded when the units are shipped and accepted by the government. Applicable earnings are recorded pro rata based upon total estimated earnings at completion of the contracts; projected losses are provided for in their entirety when identified.

         g.  SALES RECOGNITION

         Sales are recognized when the Company's products are shipped. When shipments are to distributors, the Company records at the time of shipment commissions related to the sales and reserves for estimated returned goods and future pricing adjustments.

         h.  INCOME TAXES

         The Company files a consolidated tax return with its wholly owned subsidiary. Temporary differences in the recognition of taxable income for financial reporting and income tax purposes relate primarily to the use of different depreciation methods and useful lives for tax purposes, the allowances for doubtful accounts, inventory obsolescence and the timing of reporting bonus expense.

         i.  NEWLY ISSUED ACCOUNTING STANDARDS

         The Company has adopted the provisions of the Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128") effective January 3, 1998. SFAS 128 requires the presentation of basic and diluted earnings per share. Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed giving effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common shares consist of the incremental common shares issuable upon exercise of stock options. All prior period earnings per share amounts have been restated to comply with the SFAS 128.

         In accordance with the disclosure requirements of SFAS 128, a reconciliation of the numerator and denominator of basic and diluted EPS is provided as follows (in thousands, except per share amounts):


                                  FISCAL 1997

-----------------------------------------------------------------------------------------------------------
                                                     Income                 Shares               Per Share
                                                  (Numerator)            (Denominator)             Amount
-----------------------------------------------------------------------------------------------------------
 Earnings from continuing
   operations, net of tax                       $1,302,000

 Less: preferred stock dividends                   360,000
-----------------------------------------------------------------------------------------------------------
 BASIC EPS
 Earnings applicable to continuing
   operations, net of tax                          942,000               6,640,772                 $0.14
 Earnings applicable to discontinued
   operations, net of tax                         (780,000)              6,640,772                ($0.12)
-----------------------------------------------------------------------------------------------------------
 Net Earnings                                      162,000                                         $0.02

 EFFECT OF DILUTIVE SECURITIES
   Common stock options                                                     45,661
 Earnings from continuing operations
   available to common stock holders              $162,000               6,686,433                 $0.02
-----------------------------------------------------------------------------------------------------------

                                  FISCAL 1996

-----------------------------------------------------------------------------------------------------------
                                                     Income                 Shares               Per Share
                                                  (Numerator)            (Denominator)             Amount
-----------------------------------------------------------------------------------------------------------
 Earnings from continuing
   operations, net of tax                       $1,290,000

 Less: preferred stock dividends                   360,000
-----------------------------------------------------------------------------------------------------------
 BASIC EPS
 Earnings applicable to continuing
   operations, net of tax                          930,000               6,642,077                 $0.14
-----------------------------------------------------------------------------------------------------------
 Net Earnings                                      930,000                                         $0.14

 EFFECT OF DILUTIVE SECURITIES
   Common stock options                                                    118,392
 Earnings from continuing operations
   available to common stock holders              $930,000               6,760,469                 $0.14
-----------------------------------------------------------------------------------------------------------



                                  FISCAL 1995

-----------------------------------------------------------------------------------------------------------
                                                     Income                 Shares               Per Share
                                                  (Numerator)            (Denominator)             Amount
-----------------------------------------------------------------------------------------------------------
 Earnings from continuing
   operations, net of tax                       $3,903,000

 Less: preferred stock dividends                   360,000
-----------------------------------------------------------------------------------------------------------
 BASIC EPS
 Earnings applicable to continuing
   operations, net of tax                        3,543,000                 6,426,378              $0.55
-----------------------------------------------------------------------------------------------------------
 Net Earnings                                    3,543,000                                        $0.55

 EFFECT OF DILUTIVE SECURITIES
   Dividend on preferred stock                     360,000
   Conversion of preferred stock                                           1,599,467
   Common stock options                                                      151,801
 Earnings from continuing operations
   available to common stock holders            $3,903,000                 8,177,646              $0.48
-----------------------------------------------------------------------------------------------------------

         In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS 130), which establishes standards for reporting and display of comprehensive income and its components. This statement requires a separate statement to report the components of comprehensive income for each period reported. The provisions of this statement are effective for fiscal years beginning after December 15, 1997. Management believes that the Company currently does not have items that would require presentation in a separate statement of comprehensive income. In June 1997, the FASB also issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS 131), which establishes standards for the way the public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This statement is effective for financial statements for periods beginning after December 15, 1997. Management believes this statement may require expanded disclosure in the Company s future financial statements.


         j.  ACCOUNTING ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

3.       INVENTORIES

Inventories consist of the following:

-----------------------------------------------------------------------------------------------------------

                                                          SEPTEMBER 27, 1997           SEPTEMBER 28, 1996

-----------------------------------------------------------------------------------------------------------
 Raw materials                                              $   3,277,000                 $   3,330,000
 Work-in-process                                                4,258,000                     2,531,000
 Finished goods                                                   623,000                       198,000
-----------------------------------------------------------------------------------------------------------
 Total Inventories                                          $   8,158,000                 $   6,059,000
===========================================================================================================

The inventories are net of reserve for excess and obsolete for $978,000 and $865,000 for fiscal 1997 and 1996 respectively.

4.       OTHER ASSETS

Other assets include $1,457,000 for certain land and buildings in Acton, MA. and a reserve of $425,000 for the disposition of the building. The reserve of $425,000 for the estimated loss on the disposition of the building was included in other income and expense in fiscal 1997. The property is currently under contract for sale pending the performance of certain actions by the Company including environmental testing. The building was leased to the purchasers of the Bowmar/ALI Military Systems division under an operating lease agreement which ended February, 1997. Rental income during fiscal years 1997, 1996, and 1995 was $233,000, $572,000 and $552,000, respectively.

On April 30, 1998, the Company sold certain land and building in Acton, Massachusetts for approximately $1,280,000. No significant gain or loss was realized on the sale. As of April 4, 1998, the land and buildings are included in other assets. The proceeds were used to retire the Industrial Revenue Bonds and repay $950,000 of the Bank One term loan.

5.       PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following:

-----------------------------------------------------------------------------------------------------------

                                                            SEPTEMBER 27, 1997          SEPTEMBER 28, 1996

-----------------------------------------------------------------------------------------------------------
Land                                                           $      123,000                $  123,000
Buildings and improvements                                            956,000                   935,000
Machinery and equipment                                             7,525,000                 5,566,000
Leasehold improvements                                                316,000                   316,000
-----------------------------------------------------------------------------------------------------------
Total, at cost                                                      8,920,000                 6,940,000
Less accumulated depreciation
  and amortization                                                  6,278,000                 5,818,000
-----------------------------------------------------------------------------------------------------------
Net Property, Plant and Equipment                               $   2,642,000             $   1,122,000
===========================================================================================================

At fiscal year-end 1997 and 1996, property, plant and equipment includes approximately $608,000 and $467,000, respectively, of equipment under leases that have been capitalized. Accumulated amortization for such equipment approximated $379,000 and $344,000 for fiscal years 1997 and 1996, respectively.

6.       LONG-TERM DEBT

Long-term debt consists of the following:


-----------------------------------------------------------------------------------------------------------

                                                        SEPTEMBER 27, 1997            SEPTEMBER 28, 1996

-----------------------------------------------------------------------------------------------------------
Bank One term loan                                         $   3,405,000                 $   3,825,000
Bank One revolving line of credit                              2,331,000                             0
Industrial revenue bonds                                         270,000                       360,000
Obligations under capital leases                                 148,000                        46,000
-----------------------------------------------------------------------------------------------------------
                                                               6,154,000                     4,231,000
Less current portion                                           1,608,000                       556,000
-----------------------------------------------------------------------------------------------------------
 Total long term debt                                       $  4,546,000                  $  3,675,000
===========================================================================================================

The financing agreement with Bank One provides for a $4.0 million revolving line of credit which expires February 28, 1999 and bears interest at .5% over the Bank's prime rate (on September 27, 1997 the loan rate was 9.0%); and a term loan in the principal amount of $3,405,000 which bears interest at the rate of 1.25% over the bank's prime rate. The term loan's rate on September 27, 1997 was 9.75% with principal payments of $35,000 per month and the balance due on July 31, 2000. The Bank One financing is collateralized by all of the assets of the Company, subject to the prior lien associated with the industrial revenue bonds and includes certain restrictions on the Company including a limitation on cash dividends of $500,000 maximum per year. The agreement also includes certain other restrictive covenants, the most restrictive of which is currently a debt coverage ratio of 3 to 1.

The availability of cash under the revolving line of credit is based on eligible accounts receivable and inventories. There is a charge of 1/4 of 1% per month on the unused portion of the line of credit. The Company entered into the agreement with Bank One in November 1995 and the proceeds were used to retire convertible subordinated debentures and certain Foothill Capital Corporation loans.

The industrial revenue bonds are payable quarterly through September 30, 2000 at the rate of $22,500 per quarter, plus interest at the reference rate of the Fort Wayne National Bank. The interest rate at September 27, 1997 was 6.38%. The bonds are collateralized by real property in Acton, Massachusetts with a net book value of $1,032,000 which is included in other assets. At September 27, 1997 the Company was not in compliance with certain covenants related to the industrial revenue bonds. The sole holder of these bonds has consented to the Company's noncompliance with these covenants through

October 3, 1998, thereby effectively waiving compliance through that date. The most restrictive covenant is that no dividends may be paid. These bonds will be retired if the Acton facility is sold (see Note 4).

The aggregate maturities of the above term debt are approximately $1,608,000 in 1998, $1,879,000 in 1999 and $2,667,000 in 2000.

The weighted average interest rate on long term debt for fiscal 1997, 1996 and 1995 was approximately 9.9%, 9.9%, and 11.4% respectively.

7.       INCOME TAXES

The provision (credit) for income taxes on continuing operations consists of the following:

-----------------------------------------------------------------------------------------------------------
                                                             FISCAL YEAR
                                           1997                  1996                    1995
-----------------------------------------------------------------------------------------------------------
 Current                                   $    344,000         $    107,000               $   200,000
 Deferred                                       422,000              689,000                (3,526,000)
-----------------------------------------------------------------------------------------------------------
 Income tax provision (credit)             $    766,000         $    796,000               $(3,326,000)
===========================================================================================================

Based on the Company's taxable income in recent years and projecting future taxable income over the period in which the deferred income tax assets are deductible, the Company believes that it is more likely than not that it will realize the benefit of the deferred tax assets. As a result, during fiscal 1995, the Company recorded a $3.3 million tax credit due to the elimination of the valuation allowance related to the Company's deferred tax asset. There can be no assurance, however, that the Company will generate a specific level of continued earnings.

A reconciliation of the (credit) provision for income taxes on continuing operations between the U.S. statutory and effective rates follows:

-----------------------------------------------------------------------------------------------------------
                                                                    FISCAL YEAR
                                                  1997                  1996                 1995
-----------------------------------------------------------------------------------------------------------
 Provision at statutory rate                         34.0%                  34.0%                34.0%
 State taxes, net of federal benefit                  4.5                    6.3                  5.9
 Utilization of federal net operating
     loss carryover                                   0.0                    0.0                (34.0)
 Adjustment related to prior years tax               (1.5)                  (2.1)                 0.0
     returns
 Elimination of valuation allowance for
     deferred tax assets                              0.0                     .0               (582.3)
-----------------------------------------------------------------------------------------------------------
 Effective Tax Rate                                  37.0%                  38.2%              (576.4)%
===========================================================================================================

The income tax effect of loss carryforwards, tax credit carryforwards and temporary differences between financial and tax reporting give rise to the deferred income assets and liabilities. Deferred income taxes consisted of the following:


-----------------------------------------------------------------------------------------------------------

                                                  SEPTEMBER 27, 1997            SEPTEMBER 28, 1996

-----------------------------------------------------------------------------------------------------------
 Current:
    Inventories                                            $      646,000        $      540,000
    Accrued salaries, benefits, interest,
      expenses and reserves                                     1,360,000               667,000
    Net operating loss carryforwards                              776,000               532,000
    Other                                                               0               (87,000)
-----------------------------------------------------------------------------------------------------------
 Subtotal                                                       2,782,000             1,652,000
 Long Term:
    Depreciation                                                  264,000               303,000
    Net operating loss carryforwards                               84,000             1,172,000
    Alternative minimum tax credits                               144,000               101,000
    Other                                                               0               (52,000)
-----------------------------------------------------------------------------------------------------------
 Subtotal                                                         492,000             1,524,000
-----------------------------------------------------------------------------------------------------------
 Total                                                      $   3,274,000        $    3,176,000
===========================================================================================================

During the fourth quarter of fiscal 1994, the Company became aware of a potential liability with regard to certain state income taxes for taxable years 1990 through 1994 as a result of a ruling by that state's Supreme Court. There have been no tax assessments nor has the state audited the Company's tax returns for those years. The Company recorded an estimated liability of approximately $176,000 in the fourth quarter of fiscal 1994.

As of September 27 1997, the Company had federal net operating loss carryovers for tax purposes of approximately $2,663,000 which expire from 2003 through 2005. Additionally, the Company has an alternative minimum tax credit carryforward of approximately $144,000.

8.       BENEFIT PLANS

The Company has a defined benefit pension plan for union employees at its Fort Wayne, Indiana facility pursuant to a collective bargaining agreement.
Benefits are based primarily on a benefits multiplier and years of service.
The Company funds the amount equal to the minimum funding required plus additional amounts which may be approved by the Company from time to time. Net periodic pension cost included the following components:

-----------------------------------------------------------------------------------------------------------
                                                                   FISCAL YEAR
                                                 1997                 1996                  1995
-----------------------------------------------------------------------------------------------------------
 Service cost benefits earned                  $   84,000        $   71,000            $   69,000
 Interest cost                                    138,000           135,000               130,000
 Return on plan assets                           (384,000)         (110,000)             (132,000)
 Amortization of transition asset                 (10,000)          (10,000)              (10,000)
 Amortization of prior service costs               15,000           (17,000)               12,000
 Deferral of gain to future years                 245,000                 0                     0
-----------------------------------------------------------------------------------------------------------
 Total pension cost                            $   88,000        $   69,000            $   69,000
===========================================================================================================

At September 27, 1997, the actuarial present value of accumulated benefit obligations was $1,954,961 of which $1,915,726 was vested. The vested benefit obligation is the actuarial present value of the vested benefits to which the employee would be entitled if the employee separated immediately. Prepaid pension cost at September 27, 1997 and September 28, 1996, was calculated as follows:


-----------------------------------------------------------------------------------------------------------

                                                SEPTEMBER 27, 1997              SEPTEMBER 28, 1996

-----------------------------------------------------------------------------------------------------------
 Projected benefit obligation                       $   1,955,000                   $   1,920,000
 Market value of plan assets                            2,279,000                       2,047,000
-----------------------------------------------------------------------------------------------------------
 Plan assets over projected benefit                       324,000                         127,000
 obligation
 Unrecognized transition assets                           (10,000)                        (19,000)
 Unrecognized past service costs                           92,000                         107,000
 Unrecognized net loss (gain)                            (199,000)                         72,000
-----------------------------------------------------------------------------------------------------------
 Prepaid Pension Cost                               $     207,000                   $     287,000
===========================================================================================================

Plan assets primarily consist of investments in mutual funds, corporate bonds and money market funds. The weighted-average assumed discount rate was 7.5% and the long-term rate of return on assets was 7.0%.

In addition, the Company has an Incentive Savings 401(k) Plan covering non-union employees of the Company who have completed six months of service. The Company matches employee contributions equal to 50% of the first 3% of a participant's wage base. During each of the fiscal years 1997, 1996 and 1995, the Company made contributions to the plan of approximately $64,000, $60,000, and $45,000 respectively.

9.       STOCK OPTIONS AND AWARDS

The Company has adopted the disclosure only provisions of SFAS No. 123 "Accounting for Stock Based Compensation". Accordingly, since all options are issued with exercise prices greater than or equal to the market price on the grant date, no compensation cost has been recognized for the stock option plans.

Under the Company's shareholder approved 1994 Flexible Stock Plan, Common Stock is available for the grant of options, appreciation rights, restricted stock awards, performance shares and other stock-based awards. The vesting and terms of the options granted under this plan are determined when awarded by the Board of Directors. At September 27,1997 there were 189,519 shares available for future grants to officers and employees at prices not less than the fair value at the date of grant by the Board of Directors. At fiscal year-end 1997, 504,000 shares from the Company's 1994 plan are under option.

During fiscal 1995, the Board of Directors terminated the Company's shareholder approved 1986 Stock Option Plan. At fiscal year-end 1997, 44,500 shares from the Company's 1986 Plan remain under option.

The Company's shareholder approved Non-Qualified Stock Option Plan for Directors provides for shares of Common Stock for issuance to directors, at an exercise price equal to the fair market value on the date of issuance. At fiscal year end September 27, 1997, there were 82,760 shares available for future grants to the directors. The options are exercisable as early as six months after date of grant and expire in ten years. A total of 114,000 options under this Non-Qualified Plan have been issued to non-employee directors and remain unexercised at September 27, 1997.

Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its stock option plans under the fair value based method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1997: risk free interest rate varied depending on grant date, ranging from 5.72% to 6.69%, no common dividend, volatility factor of the expected market price of the Company's Common Stock of 65%, and an expected average life of the option of 5.5 years.

A summary of the Company's stock option activity and related information is as follows:

---------------------------------------------------------------------------------------------------------------
                                                             FISCAL YEAR
                                      1997                       1996                       1995
---------------------------------------------------------------------------------------------------------------
                                             Weighted                  Weighted                    Weighted
                                Shares       Average       Shares       Average    Shares Under    Average
                                 Under       Exercise       Under      Exercise       Option       Exercise
                                Option        Price        Option        Price                      Price
---------------------------------------------------------------------------------------------------------------
 Beginning balance
 outstanding                      705,200        $2.41       582,000       $2.52        361,000        $1.85
 Granted                          373,500         1.98       172,500        2.00        257,000         3.31
 Exercised                       (190,700)        1.40       (27,800)       1.42        (35,500)        1.48
 Canceled                        (225,500)        3.33       (21,500)       3.42           (500)        1.69
---------------------------------------------------------------------------------------------------------------

 Ending balance outstanding       662,500        $2.14       705,200       $2.41        582,000        $2.52
---------------------------------------------------------------------------------------------------------------
 Exercisable at end
   of year                        402,625        $2.18       426,825       $2.50        309,250        $1.94
===============================================================================================================
 Shares available
   for future grant               272,279                     23,530                     88,429
===============================================================================================================

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of the options. The pro forma information for 1997 and 1996 follows (in thousands except for per share information):

-------------------------------------------------------------------------------------------------------
                                                                       FISCAL YEAR
                                                             1997                        1996
-------------------------------------------------------------------------------------------------------
 Net income                                                $  522                       $1,290
 Option compensation expense                                  245                           47
-------------------------------------------------------------------------------------------------------
 Pro forma net income                                      $  277                       $1,243
=======================================================================================================

Had the Company elected to adopt the recognition provisions of SFAS No. 123, net income/(loss) per share would have been reduced by $.03 and $.01 for fiscal 1997 and 1996 respectively.

The following table summarizes additional information about the Company's stock options outstanding as of September 27, 1997:

---------------------------------------------------------------------------------------------------------------
                                        OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
---------------------------------------------------------------------------------------------------------------
                                                             Weighted
                                             Weighted        Average
                              Shares         Average        Remaining                    Weighted-Average
                              Under          Exercise      Contractual     Exercisable       Exercise
                              Option          Price            Life           Shares          Price
---------------------------------------------------------------------------------------------------------------
Range of exercise price:      630,500         $1.99         8.46 years      370,625           $2.01
    $1.250 - $2.625            32,000         $3.38         7.77 years       32,000           $3.38
    $3.125 - $3.562

---------------------------------------------------------------------------------------------------------------
                              662,500         $2.14         8.43 years      402,625           $2.18
===============================================================================================================

On December 6, 1996, the Board of Directors adopted a program to permit the repricing of 213,500 options that were granted to officers and employees in 1995 under the Company's 1994 Flexible Stock Plan. The revised exercise price is $2.00 per share (approximately 25% over the market price on the date of the repricing) instead of the original exercise prices which ranged from $3.125 to $3.375 per share. In the above table these options are shown as being canceled and new options granted.

During fiscal 1995, the Board of Directors terminated the Company's Restricted Stock Award Plan under which shares of the Company's Common Stock were available to certain officers and employees without the payment of consideration. The cost of such awards at the date of grant was considered to be compensation and was expensed over the vesting period. Amounts charged to expense in fiscal years 1997, 1996, and 1995, net of forfeitures, were $8,700, $15,000, and $40,000, respectively. At September 27, 1997, all of the shares previously awarded were unrestricted.

10.      FINANCIAL INSTRUMENTS

The financial position of the Company at September 27, 1997, includes certain financial instruments which may have a fair value that is different from the value currently reflected on the financial statements. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value.

Cash and Cash Equivalents: Cash is invested in overnight securities, therefore the fair value is equal to the carrying amount. Long Term Debt. The carrying amount of long term debt is a reasonable estimate of fair value as the stated rates of interest approximate current market rates.

11.      COMMITMENTS AND CONTINGENCIES

The Company leases certain property and equipment under noncancelable lease agreements some of which include renewal options of up to five years. Total rent expense for 1997, 1996, and 1995 was $376,000, $356,000, and $399,000
respectively. Future minimum annual fixed rentals required under noncancelable operating leases having an original term of more than one year are $651,000 in 1998, $636,000 in 1999, $543,000 in 2000, $520,000 in 2001, $458,000 in 2002,
and $2,431,000 thereafter.

         On April 25, 1996 the U.S. Attorney's Office for the State of Arizona undertook an investigation of certain aspects of White Microelectronics contracts with prime contractors with the Federal government. The investigation is centering on the interpretation of certain government contract specified testing requirements on incoming material. The Company is cooperating fully with the investigation. On March 13, 1998, Bowmar was notified by the U.S. Attorney's Office for the State of Arizona that it has closed its criminal investigation of White Microelectronics and is seeking authority to disclose the substance of its investigation to the Civil Section of the U.S. Attorney's Office so that the Civil Section can determine whether there is sufficient basis for initiating a civil proceeding against White Microelectronics.

12.      PREFERRED STOCK

Preferred shareholders vote equally with common shareholders. Each share of preferred stock has one vote, is convertible into 13.33 shares of the Company's Common Stock (stated value $0.10 per share), and pays annual dividends totaling $3.00, payable quarterly on March 31, June 30, September 30 and December 31 of each year. The preferred stock is redeemable at the option of the Company at $25.00 per share on and after January 1, 1998, and is not subject to mandatory redemption.

13.      CONCENTRATIONS OF CREDIT RISK

The Company sells its products primarily to the defense and commercial industries in the United States. In fiscal 1997, no customer sales accounted for 10% or more of the Company's sales. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. At certain times throughout the year the Company may maintain certain bank accounts in excess of the FDIC insured limits. As of September 27, 1997 and September 28, 1996, there was $949,000 and $0 of uninsured cash respectively. The Company regularly reviews the creditworthiness of the financial institutions with whom it conducts business.

14.      DISPOSITIONS

The Company sold a certain stock investment in February, 1997. This transaction resulted in a gain of approximately $91,000 which was recorded in other income.

The Company sold the production equipment and tooling used in the ordnance product line in May, 1996. Additionally, in June, 1996, the Company sold the inventory, production equipment, test equipment and drawings that pertained to the rapid heat transfer sterilizer product line. These transactions resulted in a combined gain of approximately $90,000 which was recorded as other income. Both product lines were a part of electromechanical segment sales. The combined net sales were $1,038,000, $2,150,000, and $448,000 and the combined operating losses were $83,000, $991,000 and $11,000 in fiscal 1996, 1995 and 1994 respectively.

15.      SHAREHOLDERS RIGHTS PLAN

On December 6, 1996, the Board of Directors adopted a shareholder rights plan to protect shareholders against unsolicited attempts to acquire control of the Company which do not offer what the Company believes to be an adequate price for all shareholders. To implement the plan, the Board declared a dividend of one common share purchase right (a "Right" or "Rights") for each outstanding share of the Corporation's Common Stock and entered into a rights agreement with American Stock Trust and Transfer, as Rights Agents (the "Rights Agreement"). If and when the Rights become exercisable, each Right will entitle the registered holder to purchase from the Company one share of Common Stock of the Company at a purchase price of $20.00 (subject to adjustment pursuant to certain anti-dilution provisions) (the "Purchase Price"). The terms of the rights are set forth in the Rights Agreements.

Separate certificates representing the Rights will be distributed only upon an event triggering a distribution. Pursuant to the Rights Agreement, if a person or group (an "Acquiring Person") acquires 15% or more of the Company's outstanding voting stock or announces a tender or exchange offer that would result in the ownership by the Acquiring Person of 15% or more of the outstanding voting stock, the Rights certificates will be distributed and each holder of the rights (other than the Acquiring Person) may either exercise the Rights to acquire Common Stock of the Company at the then Purchase Price or convert the Rights into that number of shares of Common Stock equal to the Purchase Price times the number of Rights held by the holder divided by 50% of the then current market price of the Common Stock.

In the event that the Company is acquired in a merger or other transaction where it is not the surviving corporation or where all or part of its Common Stock is exchanged for securities, cash or property of another person, or in the event that 50% or more of the Company's assets are sold, proper provision will be made so that each holder of the right (other than the Acquiring Person) will have the right to receive, upon exercise thereof, that number of shares of common stock of the acquiring corporation which at the time of such transaction will have a market value of two times the exercise price of the Right. Similarly, in the event that a person acquires 15% or more of the outstanding Common Stock of the Company, proper provision will be made so that each holder of a Right (other than the Acquiring Person) will thereafter have the right to receive upon exercise that number of shares of Common Stock of the Company having a market value of two times the exercise price of the Right.

The Rights Agreement also contains an exchange option. At any time after a person becomes an Acquiring Person, and prior to the acquisition by such Acquiring Person of 50% or more of the outstanding Common Stock of the Company, the Board of Directors may exchange the Rights (other than Rights owned by the Acquiring Person, which Rights shall become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right.

Finally, the Rights are subject to redemption. At any time prior to the tenth calendar day following the date of a public announcement that a person or group has become an Acquiring Person, the Board of Directors of the Company may redeem the Rights in whole, but not part, at a price of $.01 per Right.

The terms of the Rights may be amended by the Board of Directors without the consent of the holders of the Rights, except that from and after such time as any person becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the Rights. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends. The Rights cannot be bought, sold or otherwise traded separately from the Common Stock. Certificates for Common Stock issued after the date of the Rights Agreement carry a notation that indicates the Rights are attached. The Rights will expire on December 5, 2006 unless extended or unless the Rights are earlier redeemed by the Company.

16.      DISCONTINUED OPERATIONS

In December 1997, the Board of Directors decided to sell the Technologies division. As a result of this decision, the Company recorded, in the fourth quarter of fiscal 1997 a reserve of $1,300,000 for estimated future losses relating to the division.

On May 3 1998, the Company reached a definitive agreement to merge with Electronic Designs Inc. (EDI). One division of EDI manufactures active matrix liquid crystal displays (AMLCD). EDI's AMLCD products are sold mainly to aircraft instrument manufacturers. Under the terms of the agreement, each share of EDI's common stock will be exchanged for 1.375 shares of Bowmar common stock.

Because of the pooling of interests preference, the Board of Directors has decided not to sell the Technologies division. Instead, the Company will combine both divisions to improve the performance of their products lines based on the complementary products.

As required by EITF 90-16, the above financial information has been reclassified to reflect the results of the Technologies division in continuing operations. The accompanying Statement of Operations have been revised to reflect this reclassification. During the 3rd quarter of fiscal 1998 income of approximately $800,000 will be recognized based on the reversal of the remaining reserve.


The following table reflects the results of the discontinued operation for the periods presented in the Company's Consolidated Financial Statements of Income:

-------------------------------------------------------------------------------------------------------------
 TECHNOLOGIES DIVISION
 OPERATING RESULTS
-------------------------------------------------------------------------------------------------------------
                                                             FISCAL YEAR
                                         1997                         1996                    1995
-------------------------------------------------------------------------------------------------------------
 Net sales                            $5,631,000                   $6,477,000              $8,802,000
 Gross margin                         $1,682,000                   $1,692,000              $2,176,000
 Product development                  $  130,000                   $  157,000              $  450,000
 Operating expenses                   $1,602,000                   $1,505,000              $2,703,000
 Operating income/(loss)                ($50,000)                     $30,000               ($977,000)
=============================================================================================================

The components of net assets are as follows:

-------------------------------------------------------------------------------------------------------------
 TECHNOLOGIES DIVISION
                                                        SEPTEMBER 27, 1997          SEPTEMBER 28, 1996
-------------------------------------------------------------------------------------------------------------
 Receivables, net                                         $   1,089,000               $     932,000
 Inventories                                                  1,958,000                     841,000
 Other current assets                                           385,000                     361,000
 Property and equipment
 Intangible and other assets (net)                              700,000                     640,000
 Accounts payable and other current liabilities                (694,000)                   (593,000)
 Long-term debt                                                 (41,000)                          0
-------------------------------------------------------------------------------------------------------------
 Net Assets                                               $   3,397,000               $   2,181,000
=============================================================================================================

The approximate components of the accrued loss recognized in fiscal 1997 are as follows:

 TECHNOLOGIES DIVISION                                                 FISCAL YEAR 1997
-------------------------------------------------------------------------------------------------------------
 Estimated loss from operations                                            ($800,000)
 Estimated costs of disposal                                                (300,000)
 Estimated loss on sale                                                     (200,000)
                                                                         -----------
                                                                         ($1,300,000)
                                                                         -----------
-------------------------------------------------------------------------------------------------------------

The approximate components of the accrued loss which is expected to be reversed in the third quarter of fiscal 1998 are as follows:

 TECHNOLOGIES DIVISION                                                 FISCAL YEAR 1998
-------------------------------------------------------------------------------------------------------------
 Estimated loss from operations                                            ($300,000)
 Estimated costs of disposal                                               ( 300,000)
 Estimated loss on sale                                                    ( 200,000)
                                                                            --------
                                                                           ($800,000)
                                                                            --------
-------------------------------------------------------------------------------------------------------------

17.      CLOSURE OF THE CORPORATE OFFICE

In an effort to reduce expenses and take advantage of the office space leased at the White Microelectronics facility, it was decided that there was no continuing need for the Company's corporate office. Therefore, the corporate office will be eliminated in the first quarter of fiscal 1998 which will result in an estimated charge in the first quarter of fiscal 1998 of $340,000 for severance and other closing costs.


18.      OPERATIONS BY BUSINESS SEGMENTS

The Company operates in two industry segments. These segments are the manufacture and sale of (1) electromechanical and mechanical equipment and components, which include electromechanical display devices, electromechanical components and packages, keyboards and related subsystems and (2) microelectronic equipment and components, which include high density solid state memory modules and multichip microcircuits.

A significant portion of the Company's business activity in each business segment is conducted either directly with, or as a subcontractor to entities having contracts with, the United States Department of Defense. As of September 27, 1997 and September 28, 1996, the Company's receivables from such customers were approximately $ 2,118,000 and $2,536,000, respectively. Certain major customers made up at least 10% of total segment sales in fiscal years 1996 and 1995. Sales to one customer of the microelectronic segment in fiscal 1997 1996 and 1995 were 9%, 10% and 21%, respectively.

Sales for each business segment are to unaffiliated customers. There are no intersegment sales. Assets identifiable to industry segments are those assets that are used in the Company's operations and do not include general corporate assets. General corporate assets consist primarily of cash, furniture and fixtures, unamortized debt issue costs and the deferred income tax assets.

=======================================================================================================
                                 OPERATIONS BY BUSINESS SEGMENTS
                                    (In thousands of dollars)
=======================================================================================================
                                                                         FISCAL YEAR
-------------------------------------------------------------------------------------------------------
                                                       1997                  1996             1995
NET SALES
Electromechanical                                   $    5,631            $   6,477        $    8,802
Microelectronic                                         22,189               18,840            18,067

-------------------------------------------------------------------------------------------------------
Total                                               $   27,820            $  25,317        $   26,869
=======================================================================================================
OPERATING INCOME (LOSS)
Electromechnical                                    $      (50)           $      30        $     (977)
Microelectronics                                         4,171                3,561             3,680
-------------------------------------------------------------------------------------------------------
Operating income                                         4,121                3,591             2,703

General corporate expense                                1,211                  983             1,403
Reserve for loss on sale of Acton, MA property             425                    0                 0
Reserve for loss on discontinued operations              1,300                    0                 0
Interest expense                                           417                  522               723
Provision (credit) for income taxes                        246                  796            (3,326)
-------------------------------------------------------------------------------------------------------
Net income                                          $      522            $   1,290        $    3,903
=======================================================================================================
IDENTIFIABLE ASSETS
Electromechanical                                   $    4,132            $   2,774        $    4,248
Microelectronics                                        11,502                8,677             6,627
General corporate                                        5,875                5,087             6,557
-------------------------------------------------------------------------------------------------------
Total                                               $   21,509            $  16,538        $   17,432
=======================================================================================================
CAPITAL EXPENDITURES*
Electromechanical                                   $      236            $      21        $      249
Microelectronics                                         1,794                  237               293
General corporate                                            7                   20                 0
-------------------------------------------------------------------------------------------------------
Total                                               $    2,037            $     278        $      542
=======================================================================================================
DEPRECIATION AND AMORTIZATION EXPENSE
Electromechnical                                    $      176            $     202        $      218
Microelectronics                                           335                  237               278
General corporate                                           29                   57                56
-------------------------------------------------------------------------------------------------------
Total                                               $      540            $     496        $      552
=======================================================================================================

*Includes expenditures under capital leases

19.   INTERIM FINANCIAL RESULTS (UNAUDITED)

      (In thousands of dollars, except share data)

===================================================================================================================================
                                                                                        Fiscal 1997

                                                               Dec 30        Mar 29        Jun 28         Sep 27           Year
-----------------------------------------------------------------------------------------------------------------------------------
Net sales                                                   $     6,488     $  6,698      $   6,989      $   7,645       $  27,820
-----------------------------------------------------------------------------------------------------------------------------------
Gross margin                                                $     2,579     $  2,609      $   2,670      $   2,844       $  10,702
-----------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations
  before income taxes                                       $       714     $    663      $     561      $     130       $   2,068
-----------------------------------------------------------------------------------------------------------------------------------
Income from continuing
  operations                                                $       429     $    398      $     351      $     124       $   1,302
-----------------------------------------------------------------------------------------------------------------------------------
Discontinued operations Technologies Division (Note 16)
   Loss on disposition net of deferred
   income tax benefit of $520 (a)                                                                        $    (780)      $    (780)
-----------------------------------------------------------------------------------------------------------------------------------
Income (loss) from
  discontinued operations                                                                                $    (780)      $    (780)
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                  $       429     $    398      $     351      $    (656)      $     522
-----------------------------------------------------------------------------------------------------------------------------------
Net income per share - basic (b)                            $      0.05     $   0.05      $    0.04      $   (0.12)      $    0.02
-----------------------------------------------------------------------------------------------------------------------------------
Common stock market price: (c)
  High                                                         1  3/4          2 3/16        2 15/16        2 13/16
  Low                                                          1  3/8          1 5/8         1 13/16        2  1/4
-----------------------------------------------------------------------------------------------------------------------------------
Preferred market price: (c)
  High                                                        32              34            40             39  1/2
  Low                                                         28  5/8         30 1/2        31  1/2        37
-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================
                                                                                         Fiscal 1996

                                                              Dec 30        Mar 30         Jun 29         Sep 28           Year
-----------------------------------------------------------------------------------------------------------------------------------
Net sales                                                    $  5,979      $   6,951      $   5,484      $  6,903        $  25,317
-----------------------------------------------------------------------------------------------------------------------------------
Gross margin                                                 $  2,123      $   2,489      $   2,262      $  2,656        $   9,530
-----------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations
   before income taxes                                       $    340      $     517      $     543      $    686        $   2,086
-----------------------------------------------------------------------------------------------------------------------------------
Income from continuing
   operations                                                $    204      $     308      $     328      $    450        $   1,290
-----------------------------------------------------------------------------------------------------------------------------------
Discontinued operations Technologies Division (Note 16)
       Loss on disposition net of deferred
       income tax benefit of $520 (a)
-----------------------------------------------------------------------------------------------------------------------------------
Income (loss) from
   discontinued operations
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                   $    204      $     308      $     328      $    450        $   1,290
-----------------------------------------------------------------------------------------------------------------------------------
Net income per share - basic (b)                             $   0.02      $    0.03      $    0.04      $   0.05        $    0.14
-----------------------------------------------------------------------------------------------------------------------------------
Common stock market price: (c)
   High                                                          3            2 15/16        2 11/16       2  1/16
   Low                                                           2  1/4       2  3/16        1  7/8        1  1/2
-----------------------------------------------------------------------------------------------------------------------------------
Preferred market price: (c)
   High                                                         41           37  3/4        36  1/2       33  1/2
   Low                                                          33           34             30            28  5/8
===================================================================================================================================

(a) Discontinued operations loss on disposition includes a provision of $600,000 for losses during the phase-out period.

(b) Earnings per share-assuming dilution is the same as earnings per share and thus is not shown separately.

(c) Both common and preferred shares are traded on the American Stock Exchange.

                  BOWMAR INSTRUMENT CORPORATION AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)
                           (IN THOUSANDS OF DOLLARS)



===========================================================================

                                                        April 4, 1998

===========================================================================

ASSETS
Current Assets
  Cash                                                    $      11
  Accounts receivable, net                                    5,760
  Inventories                                                 7,718
  Prepaid expenses                                              438
  Deferred income taxes                                       2,782
---------------------------------------------------------------------------
  Total Current Assets                                       16,709

Property, Plant and Equipment, net                            2,636
Deferred Income Taxes                                           138
Other Assets, net                                             1,228
---------------------------------------------------------------------------
Total Assets                                              $  20,711

===========================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Current portion of long-term debt                       $     884
  Accounts payable                                            1,453
  Accrued salaries and benefits                               1,281
  Accrued expenses                                              260
  Reserve for loss on discontinued operation                    870
---------------------------------------------------------------------------
  Total Current Liabilities                                   4,748

Long-Term Debt                                                5,765
Other Long-Term Liabilities                                     339
---------------------------------------------------------------------------
  Total Liabilities                                          10,852
---------------------------------------------------------------------------
Shareholders' Equity                                          9,859
---------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                $  20,711
===========================================================================

See Notes to Consolidated Financial Statements

                  BOWMAR INSTRUMENT CORPORATION AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)
                  (IN THOUSANDS OF DOLLARS, EXCEPT SHARE DATA)




=========================================================================================================================
                                                                      Second Quarter               First Six Months
                                                               -------------------------   ------------------------------
                                                                    1998           1997          1998            1997
=========================================================================================================================
Sales                                                         $   8,165       $  6,698     $  15,798       $  13,186
Cost of sales                                                     5,386          4,089        10,428           7,999
-------------------------------------------------------------------------------------------------------------------------
Gross margin                                                      2,779          2,609         5,370           5,187
-------------------------------------------------------------------------------------------------------------------------
Expenses:
  Selling, general and administrative                             1,648          1,845         3,985           3,607
  Product development                                               239            175           418             278
  Interest expense                                                  163             98           304             203
  Other income, net                                                (182)          (172)         (161)           (278)
-------------------------------------------------------------------------------------------------------------------------
Total expenses                                                    1,868          1,946         4,546           3,810

-------------------------------------------------------------------------------------------------------------------------
Income from continuing operations
  before income taxes                                               911            663           824           1,377
Income tax expense                                                  341            265           321             550
-------------------------------------------------------------------------------------------------------------------------
Income from continuing operations                                   570            398           503             827

-------------------------------------------------------------------------------------------------------------------------
Discontinued Operations - Electromechanical segment
  Income/(loss) on disposition of discontinued operations
  including reclassification relating to the provision
  for future operating losses, net of income tax expense/
  (benefit) of $(9), $0, $168, $0                             $     (14)      $      0     $     262       $       0

-------------------------------------------------------------------------------------------------------------------------
Net Income                                                          556            398           765             827

=========================================================================================================================

Earnings per share basic:
  Continuing operations                                       $    0.07       $   0.05     $   0 .05       $    0.10

  Discontinued operations                                          0.00           0.00         0 .04            0.00

-------------------------------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE:                                  $    0.07       $   0.05     $   0 .09       $    0.10
=========================================================================================================================

Earnings per share assuming dilution is the same as earnings per share basic and thus is not shown separately. See Notes to Consolidated Financial Statements

                  BOWMAR INSTRUMENT CORPORATION AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                           (IN THOUSANDS OF DOLLARS)





===================================================================================================
                                                                          FIRST SIX MONTHS
                                                                   --------------------------------
                                                                      APRIL 4,         MARCH 29,
                                                                       1998              1997
===================================================================================================
OPERATING ACTIVITIES:
Net income                                                            $   765           $ 827
Adjustments to reconcile net income
   to net cash provided by operating activities:
  Depreciation and amortization                                           320             277
  Deferred income tax expense                                             354             464
  Net changes in balance sheet accounts:
   Accounts receivable                                                 (1,284)           (944)
   Inventories                                                            440            (357)
   Prepaid expenses                                                       101              34
   Accounts payable                                                      (534)            763
   Accrued salaries & expenses                                           (915)           (677)
   Reserve for loss from discontinued operations                         (430)              0
   Other                                                                  (25)             42
---------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities                    (1,208)            429

---------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
  Purchases of property, plant and equipment                             (351)           (377)
  Proceeds from sale of property, plant and equipment                      36               0
---------------------------------------------------------------------------------------------------
Net cash used in investing activities                                    (315)           (377)
---------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES:
  Borrowings under long-term debt                                       1,207             117
  Retirement of long-term debt                                           (712)           (261)
  Payment of dividends on preferred stock                                (180)           (180)
  Issuance of common stock                                                  1             241
  Other                                                                     0              (6)
---------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                       316             (89)

---------------------------------------------------------------------------------------------------
Net change in cash                                                     (1,207)            (37)
Cash at beginning of period                                             1,218             108
---------------------------------------------------------------------------------------------------
Cash at end of period                                                 $    11           $  71
===================================================================================================

See notes to Consolidated Financial Statements

                 BOWMAR INSTRUMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.       CONSOLIDATED FINANCIAL STATEMENTS

The consolidated balance sheet as of April 4, 1998, and the consolidated statements of income for the six months ended April 4, 1998 and March 29, 1997, and the consolidated statements of cash flows for the first six months ended April 4, 1998 and March 29, 1997, have been prepared by the Registrant without audit. In the opinion of management, all adjustments which are of a normal recurring nature necessary to present fairly such financial statements have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. It is suggested that these consolidated financial statements be read in conjunction with the consolidated financial statements and notes thereto for the fiscal year ended September 27, 1997 at pages F-1 through F-20, above. The results of operations for the above noted periods ended are not necessarily indicative of the operating results for the full year.

2.       INVENTORIES

Inventories consist of the following (in thousands):


------------------------------------------------------------------------
                                               April 4, 1998
------------------------------------------------------------------------
        Raw Materials                              $1,947
        Work-in-process                             4,950
        Finished Goods                                821
------------------------------------------------------------------------
                                                   $7,718
========================================================================

3.       EARNINGS PER SHARE (EPS) DISCLOSURES:

Bowmar has adopted the provisions of the Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128") effective January 3, 1998. SFAS 128 requires the presentation of basic and diluted earnings per share. Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed giving effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common shares consist of the incremental common shares issuable upon exercise of stock options. All prior period earnings per share amounts have been restated to comply with the SFAS 128.

In accordance with the disclosure requirements of SFAS 128, a reconciliation of the numerator and denominator of basic and diluted EPS is provided as follows (in thousands, except per share amounts).

------------------------------------------------------------------------------------------------------------------
                                                                 FIRST SIX MONTHS

                                             FISCAL 1998                              FISCAL 1997
------------------------------------------------------------------------------------------------------------------
                                                                  Per                                     Per
                                   Income          Shares        Share       Income          Shares      Share
                                 (Numerator)   (Denominator)    Amount     (Numerator)    (Denominator)  Amount
------------------------------------------------------------------------------------------------------------------
 Earnings from continuing           $503,000                                   $827,000
   operations, net of tax
 Less: preferred stock
 dividends                           180,000                                    180,000
------------------------------------------------------------------------------------------------------------------
 BASIC EPS
 Earnings applicable to
   continuing operations, net
   of tax                            323,000       6,674,495      $0.05         647,000      6,610,843     $0.10
Earnings applicable to
   discontinued operations, net
   of tax                            262,000       6,674,495       0.04
------------------------------------------------------------------------------------------------------------------
 Net Earnings                        585,000       6,674,495       0.09         647,000      6,610,843      0.10

 EFFECTS OF DILUTIVE
 SECURITIES
 Common stock options                                 96,589                                    10,351
------------------------------------------------------------------------------------------------------------------
 Earnings from continuing
   operations available to
   common stock holders             $585,000       6,771,084      $0.09        $647,000      6,621,194     $0.10
==================================================================================================================



The convertible preferred stock, which was convertible to 1,598,346 common shares on April 4, 1998 and on March 29, 1997, which could potentially dilute basic EPS in the future was not included in the computation of diluted EPS because to do so would have been antidilutive for the periods presented.

Options to purchase 78,000 shares of common stock at prices ranging from $2.56 to $3.56 per share were outstanding during the first six months of 1998 but were not included in the computation of diluted EPS because the option exercise price was greater than the average market price of the common shares. These options expire at various times through December, 2007.

4.       DISCONTINUED OPERATIONS

In December, 1997 the Board of Directors decided to sell its Technologies division. The results of operations for the six months and quarter ended March 29, 1997, have been restated to reflect this division as a discontinued operation. Thus, this division is reflected as a discontinued operation for all periods presented in the Company's Statement of Income. As of September 27, 1997, the Company recorded a reserve of $1,300,000 for estimated future operating losses of the Technologies division and the estimated costs and losses associated with the disposition.

During the first six months of fiscal 1998, the Technologies division incurred losses of $390,000 which, combined with $40,000 of additional cost associated with the disposition, leaves a reserve balance of $870,000 on April 4, 1998.

On May 3 1998, the Company reached a definitive agreement to merge with Electronic Designs Inc. (EDI). One division of EDI manufactures active matrix liquid crystal displays (AMLCD). EDI's AMLCD products are sold mainly to aircraft instrument manufacturers. Under the terms of the agreement, each share of EDI's common stock will be exchanged for 1.375 shares of Bowmar common stock.

To account for the Merger as a pooling of interests, the Board of Directors has decided not to sell the Technologies division. Instead, the Company will combine both divisions to improve the performance of their products lines based on the complementary products.

As required by EITF 90-16, the above financial information has been reclassified to reflect the results of the Technologies division in continuing operations. For the six months ended April 4, 1998, this reclassification resulted in a decrease to income from continuing operations after tax of $262,000, which was offset by a $262,000 credit to the loss on disposition of discontinued operations, which represents a true-up of the reserve for loss on disposition. The accompanying Statement of Operations have been revised to reflect this reclassification. During the 3rd quarter of fiscal 1998 income of approximately $800,000 will be recognized based on the reversal of the remaining reserve.

The following table reflects the results of the discontinued operations:


                                                                        SIX MONTHS
------------------------------------------------------------------------------------------------------------------
 TECHNOLOGIES DIVISION                                  FISCAL 1998                      FISCAL 1997
 OPERATING RESULTS
------------------------------------------------------------------------------------------------------------------
 Net Sales                                               $  4,105,000                    $  2,573,000
 Gross Margin                                            $    626,000                    $    850,000
 Product Development                                     $     84,000                    $     62,000
 Operating Expenses                                      $    932,000                    $    768,000

The components of net assets of discontinued operations included in the Company's Consolidated Balance Sheet at April 4, 1998 are as follows:


--------------------------------------------------------------------------------
 TECHNOLOGIES DIVISION                               APRIL 4, 1998
--------------------------------------------------------------------------------
 Receivables, net                                    $   1,743,000
 Inventories                                             2,635,000
 Other current assets                                      317,000
 Property and equipment                                    666,000
 Accounts payable and other current                     (1,057,000)
 liabilities
 Long-term debt                                            (27,000)
--------------------------------------------------------------------------------
 Net Assets                                          $   4,277,000
================================================================================


5.   COMMITMENTS AND CONTINGENCIES

         On April 25, 1996 the U.S. Attorney's Office for the State of Arizona undertook an investigation of certain aspects of White Microelectronics contracts with prime contractors with the Government. The investigation is centering on the interpretation of certain Government contract specified testing requirements on incoming material. Bowmar is cooperating fully with the investigation. On March 13, 1998, Bowmar was notified by the U.S. Attorney's Office for the State of Arizona that it has closed its criminal investigation of White Microelectronics and is seeking authority to disclose the substance of its investigation to the Civil Section of the U.S. Attorney's Office so that the Civil Section can determine whether there is sufficient basis for initiating a civil proceeding against White Microelectronics.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Electronic Designs, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Electronic Designs, Inc. and its subsidiaries at September 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of EDI's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PRICE WATERHOUSE LLP

Boston, Massachusetts
October 30, 1997, except as to the last
paragraph of Note 15, which is as of December
5, 1997, and except as to the tenth and
eleventh paragraphs of Note 2, which are as of May 28, 1998.

ELECTRONIC DESIGNS, INC.
CONSOLIDATED BALANCE SHEET

                                                                                    SEPTEMBER 30,               MARCH 29,
                                                                                1996             1997             1998
                                                                           --------------   --------------   ---------------
                                                                                                               (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents                                                $   3,290,000    $   4,212,000    $    3,547,000
  Accounts receivable, net of allowance for uncollectible accounts and sales returns of $213,000, $370,000 and $242,000 at
    March 29, 1998 and September 30, 1997 and 1996, respectively               6,356,000        7,393,000         4,750,000
  Inventories                                                                  5,483,000        6,903,000         6,012,000
  Assets of discontinued operations                                                 -           1,522,000            -
  Deferred income taxes                                                             -           1,400,000           950,000
  Prepaid expenses                                                               143,000          185,000           413,000
                                                                           --------------   --------------   ---------------
              Total current assets                                            15,272,000       21,615,000        15,672,000

Property and equipment, net                                                    3,843,000        2,117,000         2,102,000
Deferred income taxes                                                               -               -               250,000
Other assets                                                                      87,000           10,000           447,000
Intangible assets, net                                                         1,861,000        1,395,000         1,162,000
                                                                           --------------   --------------   ---------------
                                                                           $  21,063,000    $  25,137,000    $   19,633,000
                                                                           ==============   ==============   ===============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt                                        $     828,000    $   1,059,000    $    1,075,000
  Accounts payable                                                             5,329,000        5,723,000         2,862,000
  Accrued expenses and other liabilities                                       2,690,000        2,334,000         2,087,000
  Provision for loss on disposal of discontinued operations                         -             776,000           169,000
                                                                           --------------   --------------   ---------------
              Total current liabilities                                        8,847,000        9,892,000         6,193,000

Deferred income taxes                                                               -             200,000            -
Deferred rent                                                                    130,000            -                -
Long-term debt, net of current portion                                         2,939,000        2,208,000         1,793,000
                                                                           --------------   --------------   ---------------
              Total liabilities                                               11,916,000       12,300,000         7,986,000
                                                                           --------------   --------------   ---------------

Commitments (Note 15)

Shareholders' equity:
  Convertible preferred stock; $0.01 par value; 8,000,000 shares
   authorized                                                                       -               -                -
  Common stock; $0.01 par value; 20,000,000 shares authorized                     64,000           72,000            72,000
  Additional paid in capital                                                  26,943,000       26,968,000        26,965,000
  Accumulated deficit                                                        (17,860,000)     (14,084,000)      (15,004,000)
  Treasury stock, at cost                                                           -            (119,000)         (386,000)
                                                                           --------------   --------------   ---------------
              Total shareholders' equity                                       9,147,000       12,837,000        11,647,000
                                                                           --------------   --------------   ---------------
                                                                           $  21,063,000    $  25,137,000    $   19,633,000
                                                                           ==============   ==============   ===============


The accompanying notes are an integral part of these consolidated financial statements.

ELECTRONIC DESIGNS, INC.
CONSOLIDATED STATEMENT OF OPERATIONS




                                                                                      SIX MONTHS ENDED
                                                                               MARCH 29,             MARCH 30,
                                                                            ------------------------------------
                                                                                 1998                  1997
                                                                                        (UNAUDITED)
Revenues                                                                    $  17,310,000         $  20,589,000
Cost of revenues                                                               12,957,000            12,249,000
                                                                            -------------         --------------
  Gross profit                                                                  4,353,000             8,340,000
                                                                            -------------         --------------

Operating expenses:
  Research and development                                                      1,288,000               978,000
  Selling, general and administrative                                           3,692,000             3,914,000
  Amortization of intangible assets                                               233,000               233,000
                                                                            -------------         --------------
                                                                                5,213,000             5,125,000
                                                                            -------------         --------------
Income (loss) from operations                                                    (860,000)            3,215,000
                                                                            -------------         --------------

Other income (expense):
  Interest income                                                                  79,000               109,000
  Interest expense                                                               (139,000)             (159,000)
                                                                            -------------         --------------
                                                                                  (60,000)              (50,000)
                                                                            -------------         --------------

Income (loss) before income taxes and discontinued
  operations                                                                     (920,000)            3,165,000
Provision for income taxes                                                          -                   317,000
                                                                            -------------         --------------

Income (loss) from continuing operations                                         (920,000)            2,848,000
                                                                            -------------         --------------

Discontinued operations:
  Loss from discontinued operations of Crystallume Diamond Products
   Division through May 13, 1997, net of applicable income taxes                    -                   510,000
  Provision for loss on disposal of Crystallume Diamond Products
   Division including provision for operating losses during the
   phase-out period, net of applicable income taxes                                 -                     -
                                                                            -------------         --------------

Loss from discontinued operations                                                   -                   510,000
                                                                            -------------         --------------

Net income (loss)                                                           $    (920,000)        $   2,338,000
                                                                            =============         ==============

Basic earnings (loss) per share:
  Income (loss) from continuing operations                                  $       (0.13)        $        0.42
  Loss from discontinued operations                                                 -                     (0.08)
                                                                            -------------         --------------
  Net income (loss)                                                         $       (0.13)        $        0.34
                                                                            =============         ==============

Diluted earnings (loss) per share:
  Income (loss) from continuing operations                                  $       (0.13)        $        0.37
  Loss from discontinued operations                                                 -                     (0.07)
                                                                            -------------         --------------
  Net income (loss)                                                         $       (0.13)        $        0.30
                                                                            =============         ==============

Basic weighted average common shares                                            7,070,000             6,852,000
                                                                            =============         ==============
Diluted weighted average common shares and equivalents                          7,070,000             7,674,000
                                                                            =============         ==============




                                                                                           YEAR ENDED SEPTEMBER 30,
                                                                                 -------------------------------------------------
                                                                                     1997              1996            1995
Revenues                                                                         $ 42,104,000     $  57,478,000     $     -
Cost of revenues                                                                   26,610,000        40,644,000           -
                                                                                -------------     -------------     -------------
  Gross profit                                                                     15,494,000        16,834,000           -
                                                                                -------------     -------------     -------------
Operating expenses:
  Research and development                                                          2,135,000         1,846,000           -
  Selling, general and administrative                                               7,487,000         8,561,000           -
  Amortization of intangible assets                                                   466,000           469,000           -
                                                                                -------------     -------------     -------------
                                                                                   10,088,000        10,876,000           -
                                                                                -------------     -------------     -------------
Income from operations                                                              5,406,000         5,958,000           -
                                                                                -------------     -------------     -------------

Other income (expense):
  Interest income                                                                     212,000            53,000           -
  Interest expense                                                                   (321,000)         (760,000)          -
                                                                                -------------     -------------     -------------
                                                                                     (109,000)         (707,000)          -
                                                                                -------------     -------------     -------------

Income (loss) before income taxes and discontinued
  operations                                                                        5,297,000         5,251,000           -
Provision for income taxes                                                            149,000           702,000           -
                                                                                -------------     -------------     -------------

Income (loss) from continuing operations                                            5,148,000         4,549,000           -
                                                                                -------------     -------------     -------------

Discontinued operations:
  Loss from discontinued operations of Crystallume Diamond Products
   Division through May 13, 1997, net of applicable income taxes                      399,000         1,741,000        4,158,000
  Provision for loss on disposal of Crystallume Diamond Products
   Division including provision for operating losses during the
   phase-out period, net of applicable income taxes                                   973,000             -               -
                                                                                -------------     -------------     -------------

Loss from discontinued operations                                                   1,372,000         1,741,000        4,158,000
                                                                                -------------     -------------     -------------

Net income (loss)                                                                $  3,776,000     $   2,808,000     $ (4,158,000)
                                                                                =============     =============     =============

Basic earnings (loss) per share:
  Income (loss) from continuing operations                                       $       0.74     $        0.82     $     -
  Loss from discontinued operations                                                     (0.20)            (0.31)           (1.29)
                                                                                -------------     -------------     -------------
  Net income (loss)                                                              $       0.54     $        0.51     $      (1.29)
                                                                                =============     =============     =============

Diluted earnings (loss) per share:
  Income (loss) from continuing operations                                       $       0.68     $        0.60     $     -
  Loss from discontinued operations                                                     (0.18)            (0.23)           (1.29)
                                                                                -------------     -------------     -------------
  Net income (loss)                                                              $       0.50     $        0.37     $      (1.29)
                                                                                =============     =============     =============

Basic weighted average common shares                                                6,948,000         5,546,000        3,226,000
                                                                                =============     =============     =============
Diluted weighted average common shares and equivalents                              7,579,000         7,603,000        3,226,000
                                                                                =============     =============     =============

  The accompanying notes are an integral part of these consolidated financial statements.

ELECTRONIC DESIGNS, INC.
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY




                                                                               CONVERTIBLE PREFERRED STOCK        COMMON STOCK
                                                                                   SHARES        AMOUNT       SHARES       AMOUNT
                                                                                -----------   -----------  ------------ -----------
Balance September 30, 1994                                                             -        $    -       3,151,466    $  32,000

  Common stock issued under stock option plans at $.22 to $3.75 per share              -             -          45,498            -
  Sale of Units, each Unit consisting of one share of Series A convertible preferred stock, warrants to purchase 100 shares of common stock, at
   $1,000 per Unit, net of expenses of $463,000                                    3,829             -         382,900        4,000
  Issuance of warrants to purchase common stock                                        -             -               -            -
  Conversion of accrued interest into Units at $1,000 per Unit                       156             -          15,600            -
  Net loss                                                                             -             -               -            -
                                                                                -----------   -----------  ------------ -----------
Balance September 30, 1995                                                         3,985             -       3,595,464       36,000
  Common stock issued under employee stock option and stock purchase
   plans at $0.22 to $4.09 per share                                                   -             -          93,744        1,000
  Issuance of options to purchase 315,000 shares of common stock at $.22
   per share in connection with acquisition of EDI - MA                                -             -               -            -
  Sale of common stock, at $2.25 to $2.50 per share, net
   of expenses of $145,000                                                             -             -         951,111       10,000
  Issuance of common stock to underwriters for placement of Units                      -             -          40,000            -
  Common stock issued in payment of consulting services at $2.00 per share             -             -          10,053            -
  Conversion of notes and interest payable to shareholders into common
   stock at $2.50 per share                                                            -             -         781,724        8,000
  Issuance of warrants to purchase common stock                                        -             -               -            -
  Exercise of warrants to purchase common stock at $3.25 per share                     -             -           5,000            -
  Conversion of preferred stock into common stock                                 (2,162)            -         864,800        9,000
  Net income                                                                           -             -               -            -

                                                                                -----------   -----------  ------------ -----------
Balance September 30, 1996                                                         1,823             -       6,341,896       64,000
  Purchase of common stock for treasury, at cost                                       -             -               -            -
  Common stock issued under employee stock option and stock
   purchase plans at $0.22 to $3.75 per share                                          -             -          77,199        1,000
  Stock purchase warrant issued in partial payment of services                         -             -               -            -
  Conversion of preferred stock into common stock                                 (1,823)            -         729,200        7,000
  Net income                                                                           -             -               -            -
                                                                                -----------   -----------  ------------ -----------
Balance September 30, 1997                                                             -             -       7,148,295       72,000

  Common stock issued under employee stock option and stock
   purchase plans at $0.22 to $3.75 per share (unaudited)                              -             -               -            -
  Issuance of warrants to purchase common stock (unaudited)                            -             -               -            -
  Purchase of common stock for treasury, at cost (unaudited)                           -             -               -            -
  Net loss (unaudited)                                                                 -             -               -            -
                                                                                -----------   -----------  ------------ -----------
Balance March 29, 1998 (unaudited)                                                     -        $    -       7,148,295    $  72,000
                                                                                ===========   ===========  ============ ===========






                                                                                   ADDITIONAL
                                                                                    PAID IN         ACCUMULATED
                                                                                    CAPITAL           DEFICIT
                                                                                ---------------  -----------------
Balance September 30, 1994                                                       $  18,558,000    $  (16,510,000)

  Common stock issued under stock option plans at $.22 to $3.75 per share               11,000             -
  Sale of Units, each Unit consisting of one share of Series A convertible preferred stock, warrants to purchase 100 shares of common stock, at
   $1,000 per Unit, net of expenses of $463,000                                      3,362,000             -
  Issuance of warrants to purchase common stock                                          9,000             -
  Conversion of accrued interest into Units at $1,000 per Unit                         156,000             -
  Net loss                                                                                   -        (4,158,000)
                                                                                ---------------  -----------------
Balance September 30, 1995                                                          22,096,000       (20,668,000)
  Common stock issued under employee stock option and stock purchase
   plans at $0.22 to $4.09 per share                                                    78,000             -
  Issuance of options to purchase 315,000 shares of common stock at $.22
   per share in connection with acquisition of EDI - MA                                598,000             -
  Sale of common stock, at $2.25 to $2.50 per share, net
   of expenses of $145,000                                                           2,170,000             -
  Issuance of common stock to underwriters for placement of Units                            -             -
  Common stock issued in payment of consulting services  at $2.00 per share             20,000             -
  Conversion of notes and interest payable to shareholders into common
   stock at $2.50 per share                                                          1,946,000             -
  Issuance of warrants to purchase common stock                                         28,000             -
  Exercise of warrants to purchase common stock at $3.25 per  share                     16,000             -
  Conversion of preferred stock into common stock                                       (9,000)            -
  Net income                                                                                 -         2,808,000
                                                                                ---------------  -----------------
Balance September 30, 1996                                                          26,943,000       (17,860,000)
  Purchase of common stock for treasury, at cost                                             -             -
  Common stock issued under employee stock option and stock
   purchase plans at $0.22 to $3.75 per share                                            7,000             -
  Stock purchase warrant issued in partial payment of services                          25,000             -
  Conversion of preferred stock into common stock                                       (7,000)            -
  Net income                                                                                 -         3,776,000
                                                                                ---------------  -----------------
Balance September 30, 1997                                                          26,968,000       (14,084,000)

  Common stock issued under employee stock option and stock
   purchase plans at $0.22 to $3.75 per share (unaudited)                              (18,000)            -
  Issuance of warrants to purchase common stock (unaudited)                             15,000             -
  Purchase of common stock for treasury, at cost (unaudited)                                 -             -
  Net loss (unaudited)                                                                       -          (920,000)
                                                                                ---------------  -----------------
Balance March 29, 1998 (unaudited)                                               $  26,965,000    $  (15,004,000)
                                                                                ===============  =================





                                                                                                                TOTAL
                                                                                   TREASURY STOCK            SHAREHOLDERS'
                                                                                  SHARES      AMOUNT            EQUITY
                                                                              ------------  ------------  -----------------
Balance September 30, 1994                                                             -      $    -        $    2,080,000

  Common stock issued under stock option plans at $.22 to $3.75 per share              -           -                11,000
  Sale of Units, each Unit consisting of one share of Series A convertible preferred stock, warrants to purchase 100 shares of common stock, at
   $1,000 per Unit, net of expenses of $463,000                                        -           -             3,366,000
  Issuance of warrants to purchase common stock                                        -           -                 9,000
  Conversion of accrued interest into Units at $1,000 per Unit                         -           -               156,000
  Net loss                                                                             -           -            (4,158,000)
                                                                              ------------  ------------  -----------------
Balance September 30, 1995                                                             -           -             1,464,000
  Common stock issued under employee stock option and stock purchase
   plans at $0.22 to $4.09 per share                                                   -           -                79,000
  Issuance of options to purchase 315,000 shares of common stock at $.22
   per share in connection with acquisition of EDI - MA                                -           -               598,000
  Sale of common stock, at $2.25 to $2.50 per share, net
   of expenses of $145,000                                                             -           -             2,180,000
  Issuance of common stock to underwriters for placement of Units                      -           -                  -
  Common stock issued in payment of consulting services  at $2.00 per share            -           -                20,000
  Conversion of notes and interest payable to shareholders into common
   stock at $2.50 per share                                                            -           -             1,954,000
  Issuance of warrants to purchase common stock                                        -           -                28,000
  Exercise of warrants to purchase common stock at $3.25 per  share                    -           -                16,000
  Conversion of preferred stock into common stock                                      -           -                  -
  Net income                                                                           -           -             2,808,000
                                                                              ------------  ------------  -----------------
Balance September 30, 1996                                                             -           -             9,147,000
  Purchase of common stock for treasury, at cost                                 (56,650)      (194,000)          (194,000)
  Common stock issued under employee stock option and stock
   purchase plans at $0.22 to $3.75 per share                                     21,656         75,000             83,000
  Stock purchase warrant issued in partial payment of services                         -           -                25,000
  Conversion of preferred stock into common stock                                      -           -                  -
  Net income                                                                           -           -             3,776,000
                                                                              ------------  ------------  -----------------
Balance September 30, 1997                                                       (34,994)      (119,000)        12,837,000

  Common stock issued under employee stock option and stock
   purchase plans at $0.22 to $3.75 per share (unaudited)                         12,382         43,000             25,000
  Issuance of warrants to purchase common stock (unaudited)                            -              -             15,000
  Purchase of common stock for treasury, at cost (unaudited)                     (85,404)      (310,000)          (310,000)
  Net loss (unaudited)                                                                 -              -           (920,000)
                                                                              ------------  ------------  -----------------
Balance March 29, 1998 (unaudited)                                              (108,016)     $(386,000)    $   11,647,000
                                                                              ============  ============  =================

  The accompanying notes are an integral part of these consolidated financial statements.

ELECTRONIC DESIGNS, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                     SIX MONTHS ENDED
                                                                            -----------------------------------
                                                                              MARCH 29, 1998     MARCH 30, 1997
                                                                                       (UNAUDITED)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

Cash flows from operating activities:
    Net income (loss)                                                        $     (920,000)    $   2,338,000
    Adjustments to reconcile net income (loss) to net cash
       provided by operating activities:
          Depreciation and amortization                                             689,000           883,000
          Deferred income taxes                                                        -                 -
          Provision for loss from discontinued operations                              -                 -
          Common stock and warrant issued in payment of
            interest and other expenses                                                -                 -
          Changes in assets and liabilities, net of acquired amounts:
            Decrease (increase) in accounts receivable                            2,643,000           463,000
            Decrease (increase) in inventories                                      891,000           746,000
            Decrease (increase) in prepaid expenses                                  22,000            46,000
            (Increase) decrease in other assets                                     (62,000)             -
            (Decrease) increase in accounts payable                              (2,861,000)       (1,422,000)
            (Decrease) increase in accrued expenses                                (442,000)         (641,000)
            Increase  in deferred rent                                                 -                 -
                                                                            ----------------   ---------------
                Net cash flows provided by (used in) operating activities           (40,000)        2,413,000
                                                                            ----------------   ---------------
Cash flows from investing activities:
    Capital equipment expenditures                                                 (441,000)         (336,000)
    Cash proceeds from the sale of discontinued operations                          500,000              -
    Cash paid for acquisition of EDI-MA , net of cash
       acquired                                                                        -                 -
                                                                            ----------------   ---------------
                Net cash flows provided by (used in) investing activities            59,000          (336,000)
                                                                            ----------------   ---------------
Cash flows from financing activities:
    Sale of common stock, net                                                        25,000             4,000
    Sale of stock Units, net                                                           -                 -
    Repurchase of common stock                                                     (310,000)             -
    Proceeds from issuance of long-term debt                                        150,000           750,000
    Principal repayments on long-term debt                                         (549,000)         (654,000)
    Proceeds from notes payable                                                        -                 -
    Repayment of notes payable to officers                                             -                 -
                                                                            ----------------   ---------------
                Net cash flows provided by (used in) financing activities          (684,000)          100,000
                                                                            ----------------   ---------------
Net increase (decrease) in cash and cash equivalents                               (665,000)        2,177,000

Cash and cash equivalents at beginning of period                                  4,212,000         3,290,000
                                                                            ----------------   ---------------
Cash and cash equivalents at end of period                                   $    3,547,000       $ 5,467,000
                                                                            ================   ===============


                                                                                            YEAR ENDED SEPTEMBER 30,
                                                                            --------------------------------------------------------
                                                                                   1997               1996               1995

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

Cash flows from operating activities:
    Net income (loss)                                                       $    3,776,000     $     2,808,000      $   (4,158,000)
    Adjustments to reconcile net income (loss) to net cash
       provided by operating activities:
          Depreciation and amortization                                          1,625,000           1,639,000             426,000
          Deferred income taxes                                                 (1,200,000)               -                   -
          Provision for loss from discontinued operations                          780,000                -                   -
          Common stock and warrant issued in payment of
            interest and other expenses                                             25,000              28,000             156,000
          Changes in assets and liabilities, net of acquired amounts:
            Decrease (increase) in accounts receivable                          (1,037,000)           (281,000)           (165,000)
            Decrease (increase) in inventories                                  (1,445,000)          2,932,000             (83,000)
            Decrease (increase) in prepaid expenses                                (42,000)             22,000               3,000
            (Increase) decrease in other assets                                     43,000               8,000            (983,000)
            (Decrease) increase in accounts payable                                394,000             320,000             (47,000)
            (Decrease) increase in accrued expenses                               (356,000)         (1,897,000)            604,000
            Increase  in deferred rent                                                -                 26,000              85,000
                                                                           ----------------   -----------------    -----------------
                Net cash flows provided by (used in) operating activities        2,563,000           5,605,000          (4,162,000)
                                                                           ----------------   -----------------    -----------------
Cash flows from investing activities:
    Capital equipment expenditures                                              (1,030,000)           (368,000)           (412,000)
    Cash proceeds from the sale of discontinued operations                            -                   -                   -
    Cash paid for acquisition of EDI-MA , net of cash
       acquired                                                                       -             (8,088,000)               -
                                                                           ----------------   -----------------    -----------------
                Net cash flows provided by (used in) investing activities       (1,030,000)         (8,456,000)           (412,000)
                                                                           ----------------   -----------------    -----------------
Cash flows from financing activities:
    Sale of common stock, net                                                       83,000           2,275,000              11,000
    Sale of stock Units, net                                                          -                   -              3,366,000
    Repurchase of common stock                                                    (194,000)               -                   -
    Proceeds from issuance of long-term debt                                     1,012,000           5,500,000                -
    Principal repayments on long-term debt                                      (1,512,000)         (3,389,000)           (620,000)
    Proceeds from notes payable                                                       -                   -                900,000
    Repayment of notes payable to officers                                            -               (290,000)               -
                                                                           ----------------   -----------------    -----------------
                Net cash flows provided by (used in) financing activities         (611,000)          4,096,000           3,657,000
                                                                           ----------------   -----------------    -----------------
Net increase (decrease) in cash and cash equivalents                               922,000           1,245,000            (917,000)

Cash and cash equivalents at beginning of period                                 3,290,000           2,045,000           2,962,000
                                                                           ----------------   -----------------    -----------------
Cash and cash equivalents at end of period                                  $    4,212,000     $     3,290,000      $    2,045,000
                                                                           ================   =================    =================

  The accompanying notes are an integral part of these consolidated financial statements.

ELECTRONIC DESIGNS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

Electronic Designs, Inc. (the "Company") was incorporated under the name Crystallume on September 24, 1984 to develop advanced products incorporating diamond films and coatings. Effective October 10, 1995, EDI acquired all of the outstanding stock of Electronic Designs, Inc., a privately held Massachusetts corporation ("EDI-MA")(see Note 3). In March 1996, EDI reincorporated in Delaware and changed its name to Electronic Designs, Inc. On May 13, 1997, EDI announced the decision to divest its Crystallume Diamond Products Division ("Crystallume") located in Santa Clara, California. The results of Crystallume have been retroactively separated from EDI's ongoing operations in the consolidated statement of operations (see Note 4).

EDI develops and manufactures high density memory components used in commercial and military systems, flat panel display units suitable for avionics and other specialty applications using active matrix liquid crystal displays.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements reflect the financial position and results of operations of EDI and its wholly-owned subsidiaries. All intercompany balances have been eliminated in consolidation.

UNAUDITED INTERIM FINANCIAL STATEMENTS

The interim financial statements as of March 29, 1998 and for the six months ended March 29, 1998 and March 30, 1997 are unaudited; however, in the opinion of management, the interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for these interim periods (Note 16).

CASH AND CASH EQUIVALENTS

EDI considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist of investments in money market accounts, certificates of deposit and repurchase agreements with a bank. All investments are subject to minimal credit and market risk.

EDI accounts for its investments in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). SFAS 115 requires EDI to classify its investments among three categories: held-to-maturity, which are reported at amortized cost; trading securities, which are reported at fair value, with unrealized gains and losses included in earnings; and available-for-sale securities, which are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity. At September 30, 1996, EDI held investments in repurchase agreements which matured in October 1996 and were classified as held-to-maturity. The fair market value of these investments approximated their amortized cost.

ACCOUNTS RECEIVABLE AND REVENUE RECOGNITION

Product sales to end-user customers are recognized upon the shipment of products. Product sales to distributors are recognized upon shipment from the distributor to the end-user customers. Approximately 30% and 34% of total revenues for the years ended September 30, 1997 and 1996, respectively, represent export sales to unaffiliated customers, primarily in Europe. In addition, approximately 39% and 37% of total revenues for the years ended September 30, 1997 and 1996, respectively, represent sales of military products. To minimize its risk with respect to accounts receivable, ongoing credit evaluations of customers financial condition are performed, although collateral is not required. In addition, EDI maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations.

INVENTORIES

Inventories are valued at the lower of cost or market, cost being determined on the basis of the first-in, first-out method. Costs include material, labor and manufacturing overhead.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. Depreciation is provided on the straight-line method over estimated useful lives of three to seven years. Leasehold improvements are amortized over the shorter of the economic life or the related lease term.

INTANGIBLE ASSETS

Intangible assets, consisting primarily of the value allocated to EDI-MA's customer relationships and backlog at the date of acquisition, are being amortized over the estimated period benefited of 5 years, using the straight-line method. At September 30, 1997 and 1996, accumulated amortization on intangible assets was $935,000 and $469,000, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

At September 30, 1997, EDI's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and long-term debt. The fair values of these instruments approximate their carrying value.

INCOME TAXES

EDI accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities. Deferred tax assets are recognized, net of any valuation allowance, for deductible temporary differences and net operating loss and tax credit carryforwards.

NET INCOME (LOSS) PER SHARE

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128") which changed the method of calculating earnings per share. SFAS No. 128 requires the presentation of "basic" earnings per share and "diluted" earnings per share. Basic earnings per share is computed by dividing the net income
(loss) available to common shareholders by the weighted average shares of outstanding common stock. For purposes of calculating diluted earnings per share, the denominator includes both the weighted average shares of common stock outstanding and dilutive common stock equivalents. EDI adopted SFAS No. 128 in the first quarter of fiscal 1998. All prior period earnings per share amounts have been restated to comply with SFAS No. 128. The dilutive effect of stock options, warrants and preferred stock was 342,000, 174,000 and 115,000, 597,000, 207,000 and 1,253,000, and 128,000, 18,000 and 218,000 shares for the years ended September 30, 1997, 1996 and 1995, respectively. The effect of common stock equivalents in fiscal 1995 is not reflected in the diluted loss per share calculation as their inclusion would be anti-dilutive.

Options to purchase 410,690 shares of common stock at prices ranging from $3.75 to $5.13 and warrants to purchase 1,312,965 shares of common stock at prices ranging from $3.88 to $7.90 were outstanding during the year ended September 30, 1997 and were not included in the computation of dilutive options and warrants as the exercise prices exceeded the average market price of the common shares during the period. Such options, which expire on various dates through November 2001 and warrants, which expire on various dates through December 1999, were outstanding at September 30, 1997.

RECENTLY ENACTED ACCOUNTING PRONOUNCEMENTS

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") and Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). EDI will implement SFAS 130 and SFAS 131 as required in fiscal 1999 which will require EDI to report and display certain information related to comprehensive income and operating segments.

ACCOUNTING FOR STOCK-BASED COMPENSATION

In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation" ("SFAS 123"). EDI has elected to adopt the provisions of SFAS 123 during the year ended September 30, 1997 through disclosure only (Note 12).

USE OF ESTIMATES

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Components particularly subject to estimation include the allowance for uncollectible accounts and sales returns, inventory reserves, the deferred tax asset valuation allowance, the provision for loss on disposal of discontinued operations as well as the fair values of equity instruments issued by EDI. Actual results could differ from those estimates.

IMPAIRMENT OF LONG-LIVED ASSETS

         The Company periodically assesses whether any events or changes in circumstances have occurred that would indicate that the carrying amount of a long-lived asset may not be recoverable. When such an event or change in circumstance occurs, the Company evaluates whether the carrying amount of such asset is recoverable by comparing the net book value of the asset to estimated future undiscounted cash flows, excluding interest charges, attributable to such asset. If it is determined that the carrying amount is not recoverable, the Company recognizes an impairment loss equal to the excess of the carrying amount of the asset over the estimated fair value of such asset.

3.  ACQUISITION OF EDI-MA

Effective October 10, 1995, EDI acquired all of the outstanding stock of EDI-MA, pursuant to an Agreement and Plan of Reorganization, for $13,000,000, less certain expenses incurred by EDI-MA as a result of the transaction. The aggregate purchase price of $12,210,000 consisted of cash consideration of $11,322,000, notes payable of $290,000 and fully-vested options to purchase 315,000 shares of EDI's common stock at $0.22 per share that were valued at $598,000. The cash portion of the purchase price was financed primarily through bank borrowings and, to a lesser extent, private placements of equity securities.

The acquisition of EDI-MA was recorded in accordance with the purchase method and, accordingly, the purchase price plus EDI's direct acquisition costs of $290,000 was allocated to the assets and liabilities acquired based on their estimated fair values at the date of acquisition. The fair value of assets acquired was $20,622,000, including cash of $2,508,000, and the liabilities assumed totaled $8,122,000. The results of operations and cash flows of EDI-MA have been included in the results of operations and cash flows of EDI from the date of acquisition.

The following unaudited pro forma data has been prepared as if the acquisition was completed at the beginning of the periods presented, is presented for illustrative purposes only and is not necessarily indicative of results of operations which would have actually been achieved had the acquisition of EDI-MA occurred at the beginning of the periods. In addition, the pro forma data does not include $1,100,000, relating to the revaluation of inventories acquired to their estimated fair value, which was included in cost of revenues in the first quarter of fiscal 1996 as the acquired inventories were sold.
Only those pro forma adjustments which are expected to have a continuing impact on the results of operations of the combined companies have been included.

                                                                      YEAR ENDED SEPTEMBER 30,
                                                                1996                        1995
                                                                            (UNAUDITED)
Revenues                                                $        58,047,000         $       37,982,000
Cost of revenues                                                 39,833,000                 25,832,000
                                                        ---------------------       --------------------
        Gross profit                                             18,214,000                 12,150,000
Operating expenses
        Research and development                                  1,946,000                  1,906,000
        Selling, general and administrative                       8,873,000                  7,478,000
        Amortization of intangible assets                           469,000                    469,000
                                                        ---------------------       --------------------
                                                                 11,288,000                  9,853,000
                                                        ---------------------       --------------------
Income from operations                                            6,926,000                  2,297,000
Other expense, net                                                 (722,000)                  (989,000)
                                                        ---------------------       --------------------
Income before taxes                                               6,204,000                  1,308,000
Provision for income taxes                                          702,000                         -
                                                        ---------------------       --------------------
Income from continuing operations                                 5,502,000                  1,308,000
Loss from discontinued operations                               (1,741,000)                 (4,158,000)
                                                        ---------------------       --------------------
Net income (loss)                                       $         3,761,000         $       (2,850,000)
                                                        =====================       ====================
Basic earnings (loss) per share:
        Income from continuing operations               $              0.99         $             0.30
                                                        =====================       ====================
        Net income (loss)                               $              0.68         $            (0.65)
                                                        =====================       ====================
Diluted earnings (loss) per share:
        Income from continuing operations               $              0.72         $             0.21
                                                        =====================       ====================
        Net income (loss)                               $              0.49         $            (0.46)
                                                        =====================       ====================




4. DISCONTINUED OPERATIONS

On May 13, 1997, EDI announced the decision to divest Crystallume. As a consequence, EDI recorded a provision for loss on disposal of Crystallume of $973,000, which included a provision for operating losses during the phase out period (May 13, 1997 to the estimated date of disposal).

Revenues related to discontinued operations were $744,000, $1,178,000 and $1,639,000 for fiscal 1997, 1996 and 1995, respectively. The losses from discontinued operations for fiscal 1997 and 1996 were recorded net of current income tax benefits of $649,000 and $126,000, respectively. There was no income tax benefit recorded for fiscal 1995. The results of Crystallume have been retroactively separated from EDI's ongoing operations in the consolidated statement of operations and, at September 30, 1997, the assets of Crystallume, consisting primarily of fixed assets, have been separately classified on the balance sheet as a current asset.

On October 27, 1997, EDI sold the assets, effective as of October 1, 1997, of Crystallume pursuant to an Asset Purchase Agreement (the "Agreement") . Under the terms of the Agreement, the assets sold include all intellectual property, manufacturing equipment, inventories and contracts related to Crystallume's diamond films and coating business. The buyer assumed none of the liabilities, except that it assumed the obligation to perform under the acquired contracts with Crystallume's customers, facility lessor and equipment lessors.

The purchase price consisted of: $500,000 in cash at closing; $625,000 payable over three years, plus simple interest at 9.5%; and an agreement for future payments based on product and license revenues earned by the buyer using Crystallume intellectual property over the next five and seven years, respectively.

5.  INVENTORIES

Inventories consisted of the following:

                                                    SEPTEMBER 30,
                                             1997                1996
 Raw materials                         $    3,756,000      $    3,244,000
 Work-in-process                            1,534,000           1,241,000
 Finished goods                             1,613,000             998,000
                                       ---------------     ---------------
                                       $    6,903,000      $    5,483,000
                                       ===============     ===============

6.  PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

                                            USEFUL LIFE               SEPTEMBER 30,
                                              IN YEARS            1997              1996
 Machinery and equipment                           2-5     $   2,635,000      $    6,235,000
 Tooling                                             3           571,000             425,000
 Furniture and fixtures                             10            44,000             122,000
 Leasehold improvements                     lease term           245,000             708,000
                                                           ---------------    ----------------
                                                               3,495,000           7,490,000
 Less - Accumulated depreciation                              (1,378,000)         (3,647,000)
                                                           ---------------    ----------------

                                                           $   2,117,000      $    3,843,000
                                                           ===============    ================

At September 30, 1997 and 1996, property and equipment held under capital leases amounted to $1,622,000 and $2,285,000, respectively, and related accumulated amortization on this property and equipment amounted to $755,000 and $568,000, respectively. Amortization expense related to property and equipment held under capital leases amounted to $372,000, $405,000 and $270,000 during the years ended September 30, 1997, 1996 and 1995, respectively.

7.  ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consisted of the following:

                                            SEPTEMBER 30,
                                      1997             1996
 Employee-related             $     503,000     $    1,050,000
 Deferred revenue                   875,000            750,000
 Income taxes                       480,000            353,000
 Other                              476,000            537,000
                              --------------    ---------------
                              $   2,334,000     $    2,690,000
                              ==============    ===============

8.  BORROWINGS

Borrowings consisted of the following:


                                                                   SEPTEMBER 30,
                                                               1997          1996
Term loan from bank                                   $    2,698,000     $   2,750,000
Equipment loan from bank                                     262,000            -
Note payable to equipment vendor                               -               149,000
Capital lease obligations (see Note 15)                      307,000           868,000
                                                      ----------------   ---------------
                                                           3,267,000         3,767,000
Less - current portion of long-term debt                  (1,059,000)         (828,000)
                                                      ----------------   ---------------

Long-term debt, net of current portion                $    2,208,000     $   2,939,000
                                                      ================   ===============


TERM LOAN FROM BANK AND REVOLVING CREDIT FACILITY

In October 1995, EDI entered into, and in October 1996 amended and restated, its Loan and Security Agreement (the "Agreement") with a bank. Under the terms of the Agreement, EDI is allowed to borrow (i) up to $3,500,000 in the form of a term loan (ii) up to $6,000,000 (with a $5,000,000 sublimit on letters of credit) under a revolving credit facility (the "Revolver") and (iii) up to $1,500,000 in the form of an equipment loan.

Borrowings under the term loan bear interest, payable monthly, at 1/2% over the prime rate (8.5% at September 30, 1997). At September 30, 1997, the term loan was no longer available for additional borrowings. EDI may repay borrowings under the term loan at any time, however, $73,000 must be repaid on a monthly basis through October 2000.

Borrowings under the Revolver are limited to the lesser of (i) $6,000,000 less outstanding letters of credit or (ii) the "borrowing base" less outstanding letters of credit. The borrowing base is calculated on a formula of eligible accounts receivable and inventory, less amounts outstanding under the term loan. Borrowings under the Revolver bear interest, payable monthly, at 1/2% over the prime rate (8.5% at September 30, 1997). EDI may repay borrowings under the Revolver at any time, however, all outstanding borrowings must be repaid in full on December 31, 1997. At September 30, 1997, letters of credit in the aggregate amount of $350,000 were outstanding. No loans were outstanding under the Revolver at September 30, 1997. Under the terms of the Agreement, as amended, availability under the Revolver at September 30, 1997 was limited to $3,238,000.

Borrowings under the equipment loan bear interest, payable monthly, at 1% over the prime rate (9% at September 30, 1997). The equipment loan is available for draw down through December 31, 1997. EDI may repay borrowings under the equipment loan at any time, however, 1/48th of the amount outstanding on December 31, 1997 must be repaid thereafter on a monthly basis through December 2001.

Borrowings under the Agreement are collateralized by a security interest in substantially all of the assets of EDI. The Agreement also requires EDI to comply with certain affirmative and negative covenants, including the maintenance of specified financial ratios. EDI is in compliance with such covenants as of September 30, 1997.

EDI paid facility fees of $160,000 to the bank in connection with obtaining and subsequently renegotiating the Agreement. In connection with obtaining the Agreement, EDI issued, in October 1995, a warrant to the bank to purchase up to 276,686 shares of common stock at an exercise price of $3.50 per share (see
Note 11).

NOTE PAYABLE TO EQUIPMENT VENDOR

In September 1994, EDI purchased a diamond deposition system for a total purchase price of $536,000. EDI made a cash payment to the vendor of $106,000 and financed the remaining $430,000 by issuing a note that was secured by the equipment. The note was repaid in full in August 1997.

9.  INCOME TAXES

For the year ended September 30, 1997, the provision for income taxes related to continuing operations of $149,000 consisted of current Federal income taxes of $1,133,000, current state income taxes of $216,000 and a deferred income tax benefit of $1,200,000. The difference between the amount of income taxes at the applicable Federal statutory rate (34%) and the effective tax rate was primarily attributable to the deferred tax benefit of a $1,200,000 decrease in the valuation allowance against deferred tax assets, as discussed below, and the actual utilization of previously reserved net operating loss carryforwards in fiscal 1997. For the year ended September 30, 1996, the provision for income taxes related to continuing operations of $702,000 consisted of current Federal income taxes of $177,000 and current state income taxes of $525,000. The difference between the amount of income taxes at the applicable Federal statutory rate and the effective tax rate was attributable to a decrease in the valuation allowance for deferred tax assets due to the actual utilization of previously reserved net operating loss carryforwards partially offset by state income taxes. For the year ended September 30, 1995, there was no provision or benefit for income taxes and the effective tax rate differed from the applicable federal statutory rate primarily due to an increase in the valuation allowance for deferred tax assets.

The components of deferred income taxes were as follows:


                                                                    SEPTEMBER 30,
                                                               1997           1996
DEFERRED TAX ASSETS
        Accounts receivable                            $      41,000      $       59,000
        Inventories                                          429,000             706,000
        Assets of discontinued business                      641,000                  -
        Accrued expenses and other liabilities               575,000             844,000
        Tax credit carryforwards                           1,201,000           1,572,000
        Net operating loss carryforwards                   4,020,000           5,107,000
                                                       ---------------    ----------------
          Total deferred tax assets                        6,907,000           8,288,000
        Deferred tax asset valuation allowance            (4,957,000)         (7,561,000)
                                                       ---------------    ----------------
                                                           1,950,000             727,000
                                                       ---------------    ----------------
DEFERRED TAX LIABILITIES
        Property and equipment                              (198,000)                  -
        Intangible assets                                   (552,000)           (727,000)
                                                       ---------------    ----------------
          Total deferred tax liabilities                    (750,000)           (727,000)
                                                       ---------------    ----------------
Net deferred income taxes                              $   1,200,000      $            -
                                                       ===============    ================

At September 30, 1996, EDI provided a valuation allowance against the full amount of its net deferred tax assets, since realization of these future tax benefits was not sufficiently assured at that date. On a quarterly basis, EDI assesses the need to provide valuation allowance against its net deferred tax assets; such allowance is provided when realization of the net deferred tax assets is judged not to be "more likely than not," per SFAS 109. During the fourth quarter of fiscal 1997, EDI estimated that $1,200,000 of its net deferred tax assets are more likely than not to be realized in future periods and, accordingly, a valuation reserve of $4,957,000 was provided for the remaining amount of the net deferred tax assets since their realization was not sufficiently assured. Consequently, a deferred tax benefit of $1,200,000 was reflected in EDI's provision for income taxes for continuing operations for the year ended September 30, 1997. The amount of deferred tax assets that will ultimately be realized will depend upon future events which are uncertain.

At September 30, 1997, for Federal income tax purposes, EDI had approximately $10,100,000 of net operating loss carryforwards that expire at various dates through 2010, which are available to offset future Federal taxable income. EDI also had research and development tax credit carryforwards available to offset future Federal and State income tax liabilities in the approximate amount of $1,201,000 that expire at various dates through 2007.

Ownership changes, as defined in the Internal Revenue Code (the "Code"), have limited the amount of net operating loss and research and development tax credit carryforwards that can be utilized by EDI annually to offset future taxable income. As of September 30, 1997, the annual limitation amount, calculated as defined in the Code, is approximately $700,000. At September 30, 1997, all of the net operating loss carryforwards are subject to this limitation and, as a result, approximately $3,000,000 of these carryforwards will expire unutilized.

10.  CONVERTIBLE PREFERRED STOCK

In September 1995, EDI completed a private placement of 3,829 Units for net proceeds of approximately $3,366,000 and converted $156,000 of accrued interest due under a convertible secured promissory note payable into 156 Units. Each Unit consisted of one share of Series A Preferred Stock, 100 shares of common stock and a warrant to purchase 100 shares of common stock. In October 1996, EDI called for the redemption of all Series A Preferred Stock outstanding as of November 29, 1996. Each share of Series A Preferred Stock was convertible at any time on or before November 29, 1996, at the option of the stockholder, into 400 shares of common stock. All outstanding Series A Preferred Stock was converted into common stock prior to November 29, 1996.

11.  COMMON STOCK

TREASURY STOCK

On May 12, 1997, the Board of Directors authorized the repurchase of up to 350,000 shares of EDI's common stock. Through September 30, 1997, EDI had repurchased 56,650 shares for total consideration of $197,000 and reissued 21,674 shares under stock option plans.

COMMON STOCK WARRANTS

During the year ended September 30, 1997, EDI, as part of a service agreement with an outside firm, issued warrants to purchase 45,000 shares of common stock at an exercise price of $3.875 per share, which vest upon achievement of specified goals. These warrants expire in December 1999. EDI assigned a value of $90,000 to these warrants, which value is being amortized to the income statement over the service period.

In connection with obtaining the bank borrowings described in Note 8, EDI issued warrants in October 1995 to purchase up to 276,686 shares of common stock at an exercise price of $3.50 per share. The warrants expire in October 1998. EDI assigned a value of $28,000 to these warrants.

During the year ended September 30, 1995, in connection with the Unit offering, EDI issued warrants to purchase 398,500 shares of common stock at $3.25 per share. The warrants expire in September 1998. Approximately $40,000 of the proceeds received from the Unit offering was assigned by EDI to the value of these warrants. Warrants to purchase 5,000 shares of common stock were exercised during the year ended September 30, 1996.

In consideration for the issuance of secured promissory notes to certain shareholders in August 1995 (which have since been repaid)(see Note 7), these shareholders received warrants to purchase 90,000 shares of common stock at an exercise price of $2.00 per share. The warrants expire in August 1998. EDI assigned a value of $9,000 to these warrants. The following table summarizes warrants to purchase shares of common stock issued prior to October 1, 1994 and outstanding at September 30, 1997:

                                                           EXERCISE
 EXPIRATION DATE             NUMBER OF SHARES               PRICE
 ---------------             ----------------              ---------
 March 1998                        1,000,000                  $6.00 (1)
 November 1998                        17,965                  $7.90
 March 1999                          100,000                  $6.48
 March 1999                          100,000                  $6.00 (2)
 March 1999                           50,000                  $6.00
 August 2001                          44,142                  $2.83


(1) Redeemable at the option of EDI, at $0.10 per share, if EDI's common stock trades at a minimum of $9.00 per share for more than 20 consecutive days.

(2) Redeemable at the option of EDI, at $0.12 per share, if EDI's common stock trades at a minimum of $9.00 per share for more than 20 consecutive days.

RESERVED SHARES

EDI has reserved shares of authorized but unissued common stock as of September 30, 1997 for the following:


Exercise of common stock warrants                                                                  2,117,293
Stock option and stock purchase plans                                                              2,876,754
                                                                                                 -------------
   Total shares reserved                                                                           4,994,047
                                                                                                 =============

12.  STOCK OPTION AND STOCK PURCHASE PLANS

STOCK OPTION PLANS

In February 1987, EDI adopted the 1987 Stock Option Plan (the "Plan"). The Plan, as amended, allows for the issuance of up to 2,659,748 shares of EDI's common stock. Options granted under the Plan must be granted at the fair market value of such shares on the date of grant and must have an expiration date no more than ten years from the date of grant. Generally, options vest over a five-year period and expire five years from the date of grant.

As discussed in Note 2, EDI has elected to adopt SFAS 123 through disclosure only and, accordingly, no compensation expense was recorded by EDI for stock-based employee compensation during fiscal 1997 or 1996.

The following table summarizes stock option activity under the Plan:

                                                                         YEAR ENDED SEPTEMBER 30,
                                                   ----------------------------------------------------------------------
                                                           1997                                    1996
                                                   --------------------------------    ----------------------------------
                                                                     WEIGHTED                             WEIGHTED
                                                                      AVERAGE                             AVERAGE
                                                   SHARES          EXERCISE PRICE          SHARES      EXERCISE PRICE
Outstanding balance beginning of year              1,573,235             $3.39             519,812          $2.80

       Granted                                       333,000             $3.56           1,198,000          $3.42
       Cancelled                                    (111,335)            $3.50             (59,252)         $2.73
       Exercised                                     (53,922)            $1.10             (85,325)         $0.65
                                                   -----------                          ------------
Outstanding balance end of year                    1,740,978             $3.49           1,573,235          $3.39
                                                   ===========                          ============

Options available for future grant                   624,000                               846,000
                                                   ===========                          ============

Weighted average fair value of option grants           $2.35                                 $2.29
                                                   ===========                          ============

The following table summarizes information about stock options outstanding at September 30, 1997:

                                                   OUTSTANDING                              EXERCISABLE
                                   ----------------------------------------------   --------------------------
                                                     WEIGHTED         WEIGHTED                       WEIGHTED
                                                      AVERAGE         AVERAGE         NUMBER OF      AVERAGE
                                    NUMBER OF       CONTRACTUAL       EXERCISE         OPTIONS       EXERCISE
RANGE OF EXERCISE PRICES             OPTIONS       LIFE (YEARS)        PRICE         EXERCISABLE      PRICE
-------------------------          ------------  ----------------  --------------   -------------  -----------
$2.63 - $3.75                      1,694,403            3.3             $3.45          795,715        $3.47

$4.00 - $5.13                         46,575            3.0             $4.43           22,249        $4.43

Had compensation cost for awards of stock options been determined based on the fair value of these options at their date of grant, consistent with the method prescribed by SFAS 123, EDI's net income and net income per share would have been as follows:


                                               YEAR ENDED SEPTEMBER 30,
                                                  1997               1996
Net income:
        As reported                         $     3,776,000     $    2,808,000
                                            ================    ===============
        Pro forma                           $     2,975,000     $    2,192,000
                                            ================    ===============
Basic net income per share:
        As reported                         $          0.54     $         0.51
                                            ================    ===============
        Pro forma (unaudited)               $          0.43     $         0.40
                                            ================    ===============
Diluted net income per share:
        As reported                         $          0.50     $         0.37
                                            ================    ===============
        Pro forma (unaudited)               $          0.39     $         0.29
                                            ================    ===============

Because additional option grants are expected to be made in future years and options vest over several years, the pro forma impact on fiscal years 1997 and 1996 is not necessarily representative of the pro forma impact on reported net income or net income per share for future years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:


                                          YEAR ENDED SEPTEMBER 30,
                                          1997               1996
Expected options term (years)               5                  5
Risk-free interest rate                   6.3%               5.9%
Dividend yield                            0.0%               0.0%
Volatility                                 78%                78%


In October 1995, in connection with the acquisition of EDI-MA, fully-vested options to purchase 314,826 shares of EDI's common stock at $0.22 per share that were valued at $598,000 were issued to employees in exchange for fully vested options of EDI-MA. Since that date, options for the purchase of 41,936 shares were exercised and at September 30, 1997, 272,890 options remained outstanding which expire in May 2003.

STOCK PURCHASE PLANS

In November 1995, the Board of Directors adopted the 1996 Employee Stock Purchase Plan. This plan provides for the purchase by employees of up to 250,000 shares of common stock at 85% of the fair market value on the first or last day of the offering period (as defined in the plan), whichever is lower. During the years ended September 30, 1997 and 1996, 5,737 shares at $2.55 and 5,679 shares at $4.09, respectively, were issued under the plan.

13.  SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

During the years ended September 30, 1997, 1996 and 1995, EDI paid $321,000, $893,000 and $211,000, respectively, for interest. During the years ended September 30, 1997 and 1996, EDI paid $547,000 and $374,000, respectively, for income taxes. No amounts were paid in 1995 for income taxes.

Noncash investing and financing activities include:

- In December 1996, EDI, as part of a service agreement with an outside firm, issued warrants to purchase 45,000 shares of common stock at an exercise price of $3.875 per share (see Note 11).

- In October 1995, notes payable to shareholders of $1,935,000, plus accrued interest of $19,000, were converted into 781,724 shares of common stock.

- In October 1995, 50,053 shares of common stock were issued to underwriters and consultants for services performed in connection with the issuance of Units (see Note 10) and the acquisition of EDI-MA (see Note 3).

- In October 1995, options to purchase 314,826 shares of common stock at $0.22 per share were issued as partial consideration for the acquisition of EDI-MA (see Notes 3 and 12).

- In October 1995, EDI issued warrants to purchase 276,686 shares of common stock at an exercise price of $3.50 per share in order to secure the bank borrowings related to the acquisition of EDI-MA (see Notes 8 and 11).

- During the years ended September 30, 1997 and 1996, 729,200 and 864,800 shares of common stock, respectively, were issued in conversion of 1,823 and 2,162 shares of Series A convertible preferred stock, respectively.

- In September 1995, EDI converted $156,000 of accrued interest due under the convertible secured note payable to shareholder into 156 Units (see Note
    8).

- In August 1995, EDI issued warrants to purchase 90,000 shares of common stock in connection with the issuance of secured promissory notes totaling $900,000 (see Note 8).

14.  RETIREMENT SAVINGS PLAN

EDI maintains a defined contribution savings plan under section 401(k) of the Internal Revenue Code. These plans cover substantially all employees who meet minimum age and service requirements and allow participants to defer a portion of their annual compensation on a pre-tax basis. Company contributions to the plan are made at the discretion of the Board of Directors and amounted to $117,000, $115,000 and $0 during the years ended September 30, 1997, 1996 and 1995, respectively.

15.  COMMITMENTS

EDI has noncancelable operating leases for certain business equipment and office space expiring at various dates. Future minimum payments for all noncancelable leases are summarized as follows:


                                              OPERATING             CAPITAL
Year ended September 30,
1998                                        $    186,000     $       147,000
1999                                              55,000             111,000
2000                                              54,000              83,000
2001                                              54,000                -
2002                                              51,000                -
Thereafter                                       102,000                -
                                            -------------    ----------------
                                            $    502,000     $       341,000
                                            =============
Amount representing interest                                         (34,000)
                                                             ----------------
Present value of minimum lease payments                      $       307,000
                                                             ================

Rent expense under operating leases for the years ended September 30, 1997, 1996 and 1995 was $591,000, $559,000 and $265,000, respectively.

Obligations under capital leases have interest rates which range from 8.5% to 13% and require monthly payments which range from $9,000 to $14,000 at September 30, 1997.

On December 5, 1997, EDI signed an agreement to amend its existing facility lease, effective March 1, 1998, which requires EDI to make payments, in addition to those above, totaling $235,000, $403,000, $423,000, $456,000,
$490,000 and $210,000 in fiscal years 1998, 1999, 2000, 2001, 2002 and 2003, respectively.

16.  NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

A.  BASIS OF PRESENTATION

In the opinion of management, the accompanying unaudited consolidated financial statements as of March 29, 1998 and for the six month periods ended March 29, 1998 and March 30, 1997 contain all of the necessary adjustments (all being of a normal and recurring nature) to fairly present the financial position, results of operations and cash flows of EDI for the interim periods presented. These statements do not include all of the information and footnotes required by generally accepted accounting principles, although EDI believes that the disclosures made are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the accompanying audited consolidated financial statements for the three fiscal years in the period ended September 30, 1997.

The operating results for the interim periods presented are not necessarily indicative of the results to be expected for the full year. The six-month period ended March 30, 1997 has been restated to reflect the Crystallume Diamond Products Division as a discontinued operation.

B. INVENTORIES

Inventories consisted of the following:

                                 MARCH 29,
                                   1998
Raw materials                 $  3,131,000
Work-in-process                    946,000
Finished goods                   1,935,000
                              -------------
                              $  6,012,000
                              =============

C.  SHAREHOLDERS' EQUITY

On May 12, 1997, the Board of Directors authorized the repurchase of up to 350,000 shares of EDI's common stock. During the first six months of fiscal 1998, EDI repurchased 85,404 shares for total consideration of $310,000. At March 29, 1998, 207,946 shares remained authorized to be repurchased by EDI under this plan.

D.  BORROWINGS

    LINE-OF-CREDIT

On March 23, 1998, EDI entered into Amendment No.2 to its Loan and Security Agreement with a bank. The amendment extended the term of the Revolving Credit Facility to January 21, 1999 and established the maximum borrowing limit under the Revolving Credit Facility at $3,000,000. All other major provisions of the Loan and Security Agreement remained substantially the same.

    EQUIPMENT LEASE LINE

During the second quarter of fiscal 1998, EDI obtained a commitment for an Equipment Lease Line with a third party to lease up to $1,000,000 of equipment through January 31, 1999. Any leases under the Equipment Lease Line will be payable in sixty equal monthly installments, including interest at the five year treasury bond rate plus 2% on the date of funding. EDI will have a bargain purchase option at the end of the lease term and will account for any equipment acquired under the Equipment Lease Line as a capital lease, thus recording the value of the underlying equipment and a related obligation on its balance sheet. The equipment to be financed will secure the leases. No obligations were outstanding under the Equipment Lease Line as of March 29, 1998.

E.  NET INCOME (LOSS) PER SHARE

Dilutive common stock equivalents include outstanding stock options, warrants and convertible preferred stock. The effect of stock options and warrants was 224,000 and 92,000, respectively, for the six months ended March 29, 1998 and 452,000 and 140,000, respectively, for the six months ended March 30, 1997.
The effect of the common stock equivalents in fiscal 1998 is not reflected in the diluted loss per share calculation as their inclusion would be anti-dilutive. In addition, the dilutive effect of 1,826 shares of convertible preferred stock was 230,000 shares for the six months ended March 30, 1997.

Options to purchase 556,504 shares of common stock at prices ranging from $3.63 to $5.13 and warrants to purchase 1,313,000 shares of common stock at prices ranging from $3.88 to $7.90 were outstanding during the six month period ended March 29, 1998 and were not included in the computation of dilutive options and warrants as the exercise prices exceeded the average market price of the common shares during the period. Such options, which expire on various dates through November 2002, and 313,000 of the warrants, which expire on various dates through December 1999, were outstanding at March 29, 1998.

F.  SUBSEQUENT EVENT

On May 3, 1998, EDI, Bowmar Instrument Corporation ("Bowmar") and Bravo Acquisition Subsidiary ("Acquisition Subsidiary"), a wholly owned subsidiary of Bowmar, entered into an Agreement and Plan of Merger, as amended on June 9, 1998 (the "Merger Agreement") pursuant to which Acquisition Subsidiary will merge with and into EDI (the "Merger"), with EDI being the surviving corporation. Pursuant to the Merger Agreement, at the effective time of the Merger, each outstanding share of common stock of EDI will be converted into the right to receive 1.375 shares of common stock of Bowmar.

                                                                      APPENDICES


I.      MERGER AGREEMENT

II.     OPINION OF BOWMAR'S FINANCIAL ADVISOR

III.    OPINION OF EDI'S FINANCIAL ADVISOR

IV.     DELAWARE GENERAL CORPORATION LAW SECTION 262

================================================================================


                          AGREEMENT AND PLAN OF MERGER


                                  By and Among

                         Bowmar Instrument Corporation,

                       Bravo Acquisition Subsidiary, Inc.

                                       and

                            Electronic Designs, Inc.






                                   Dated as of

                                   May 3, 1998



================================================================================

                                Table of Contents

                                                                                                                         Page
                                                                                                                         ----
ARTICLE I TERMS AND EFFECTS OF THE MERGER...................................................................................1
        1.1  The Merger.....................................................................................................1
        1.2 Effective Time..................................................................................................2
        1.3 Merger Consideration............................................................................................2
        1.4 Stockholders' Rights upon Merger................................................................................3
        1.5 Surrender and Exchange of Shares................................................................................3
        1.6 Options and Warrants............................................................................................4
        1.7 Certificate of Incorporation....................................................................................5
        1.8 Bylaws..........................................................................................................5
        1.9 Directors and Officers of Surviving Corporation.................................................................5
        1.10 Statutory Effects of Merger....................................................................................5
        1.11 Registration Statement; Prospectus/Proxy Statement.............................................................6
        1.12 Tax-Free Reorganization........................................................................................8
        1.13 Additional Actions.............................................................................................8
        1.14 Authorized Shares..............................................................................................9
        1.15 Indemnification................................................................................................9
        1.16 Listing Application...........................................................................................11
        1.17 Voting Agreements.............................................................................................11
        1.18 Ancillary Assumption Agreements...............................................................................11

ARTICLE II REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS OF EDI........................................................12
        2.1 Organization and Good Standing.................................................................................12
        2.2 Capitalization.................................................................................................12
        2.3 Subsidiaries...................................................................................................13
        2.4 Authorization; Binding Agreement...............................................................................13
        2.5 Governmental Approvals.........................................................................................14
        2.6 No Violations..................................................................................................14
        2.7 Securities Filings and Litigation..............................................................................14
        2.8 EDI Financial Statements.......................................................................................15
        2.9 Absence of Certain Changes or Events...........................................................................15
        2.10 Compliance with Laws..........................................................................................16
        2.11 Permits.......................................................................................................16
        2.12 Finders and Investment Bankers................................................................................17
        2.13 Contracts.....................................................................................................17
        2.14 Employee Benefit Plans........................................................................................17
        2.15 Taxes and Returns.............................................................................................18
        2.16 Fairness Opinion..............................................................................................19
        2.17 Takeover Statutes.............................................................................................19
        2.18 Intellectual Property Rights..................................................................................19
        2.19 Certain Business Relationships with Affiliates................................................................19

        2.20 Environmental Matters.........................................................................................19
        2.21 Labor Matters.................................................................................................21
        2.22 Disclosure....................................................................................................21

ARTICLE III REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS OF BOWMAR....................................................21
        3.1 Organization and Good Standing.................................................................................21
        3.2 Capitalization.................................................................................................22
        3.3 Subsidiaries...................................................................................................22
        3.4 Authorization; Binding Agreement...............................................................................23
        3.5 Governmental Approvals.........................................................................................23
        3.6 No Violations..................................................................................................23
        3.7 Securities Filings and Litigation..............................................................................24
        3.8 Bowmar Financial Statements....................................................................................25
        3.9 Absence of Certain Changes or Events...........................................................................25
        3.10 Compliance with Laws..........................................................................................26
        3.11 Permits.......................................................................................................26
        3.12 Finders and Investment Bankers................................................................................26
        3.13 Contracts.....................................................................................................26
        3.14 Employee Benefit Plans........................................................................................27
        3.15 Taxes and Returns.............................................................................................27
        3.16 Fairness Opinion..............................................................................................28
        3.17 Takeover Statutes.............................................................................................28
        3.18 Bowmar Rights Plan............................................................................................28
        3.19 Intellectual Property Rights..................................................................................28
        3.20 Certain Business Relationships with Affiliates................................................................29
        3.21 Environmental Matters.........................................................................................29
        3.22 Labor Matters.................................................................................................30
        3.23 Disclosure....................................................................................................30

ARTICLE IV ADDITIONAL COVENANTS OF EDI.....................................................................................30
        4.1 Conduct of Business of EDI and EDI Subsidiaries................................................................30
        4.2 Notification of Certain Matters................................................................................32
        4.3 Access and Information.........................................................................................32
        4.4 Stockholder Approval...........................................................................................33
        4.5 Reasonable Business Efforts....................................................................................33
        4.6 Public Announcements...........................................................................................33
        4.7 Compliance.....................................................................................................34
        4.8 No Solicitation................................................................................................34
        4.9 SEC and Stockholder Filings....................................................................................35
        4.10 Tax Opinion Certification.....................................................................................35
        4.11 Affiliate Agreements..........................................................................................35
        4.12 Takeover Statutes.............................................................................................35

ARTICLE V ADDITIONAL COVENANTS OF BOWMAR...................................................................................36
        5.1 Conduct of Business of Bowmar and the Bowmar Subsidiaries......................................................36
        5.2 Notification of Certain Matters................................................................................37
        5.3 Access and Information.........................................................................................38
        5.4 Shareholder Approval...........................................................................................38
        5.5 Reasonable Business Efforts....................................................................................38
        5.6 Public Announcements...........................................................................................39
        5.7 Compliance.....................................................................................................39
        5.8 No Solicitation................................................................................................39
        5.9 SEC and Shareholder Filings....................................................................................40
        5.10 Tax Opinion Certificates......................................................................................40
        5.11 Board Representation and Officers.............................................................................40
        5.12 Employee Benefit Plans........................................................................................41
        5.13 Takeover Statutes.............................................................................................41

ARTICLE VI CONDITIONS......................................................................................................41
        6.1 Conditions to Each Party's Obligations.........................................................................41
                    6.1.1 Stockholder Approval.............................................................................41
                    6.1.2 No Injunction or Action..........................................................................42
                    6.1.3 Governmental Approvals...........................................................................42
                    6.1.4 HSR Act..........................................................................................42
                    6.1.5 Required Consents................................................................................42
                    6.1.6 Registration Statement...........................................................................43
                    6.1.7 Blue Sky.........................................................................................43
                    6.1.8 Tax Opinion......................................................................................43
                    6.1.9 Listing of Bowmar Stock..........................................................................43
        6.2 Conditions to Obligations of EDI...............................................................................43
                    6.2.1 Bowmar Representations and Warranties............................................................43
                    6.2.2 Performance by Bowmar............................................................................43
                    6.2.3 No Material Adverse Change.......................................................................44
                    6.2.4 Certificates and Other Deliveries................................................................44
                    6.2.5 Election of Nominees.............................................................................44
        6.3 Conditions to Obligations of Bowmar............................................................................44
                    6.3.1 EDI Representations and Warranties...............................................................44
                    6.3.2 Performance by EDI...............................................................................45
                    6.3.3 No Material Adverse Change.......................................................................45
                    6.3.4 Certificates and Other Deliveries................................................................45
                    6.3.5 Affiliate Agreements.............................................................................45

ARTICLE VII TERMINATION AND ABANDONMENT....................................................................................45
        7.1 Termination....................................................................................................45
        7.2 Effect of Termination and Abandonment..........................................................................48
        7.3 Procedure Upon Termination.....................................................................................49

ARTICLE VIII MISCELLANEOUS.................................................................................................49
        8.1 Confidentiality................................................................................................49
        8.2 Amendment and Modification.....................................................................................50
        8.3 Waiver of Compliance; Consents.................................................................................50
        8.4 Survival of Representations and Warranties.....................................................................50
        8.5 Notices........................................................................................................50
        8.6 Binding Effect; Assignment.....................................................................................51
        8.7 Expenses.......................................................................................................51
        8.8 Governing Law..................................................................................................51
        8.9 Counterparts...................................................................................................52
        8.10 Interpretation................................................................................................52
        8.11 Entire Agreement..............................................................................................52
        8.12 Severability..................................................................................................52
        8.13 Specific Performance..........................................................................................52
        8.14 Third Parties.................................................................................................53
        8.15 Schedules and Disclosure Letters..............................................................................53

                          AGREEMENT AND PLAN OF MERGER

           This Agreement and Plan of Merger (the "Agreement") is made and entered into as of May 3, 1998, by and among Bowmar Instrument Corporation, an Indiana corporation ("Bowmar"), Bravo Acquisition Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Bowmar ("Acquisition Subsidiary"), and Electronic Designs, Inc., a Delaware corporation ("EDI").

                                    Recitals

           A. The respective Boards of Directors of EDI, Acquisition Subsidiary and Bowmar have determined that the merger (the "Merger") of Acquisition Subsidiary with and into EDI in accordance with the laws of the State of Delaware and the provisions of this Agreement is to the long term benefit of the shareholders of each entity and shall provide strategic benefits to each of Bowmar and EDI, and accordingly, the respective Boards of Directors have approved the Merger.

           B. EDI, Acquisition Subsidiary and Bowmar desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the Merger.

           C. For federal income tax purposes, it is intended that the Merger of EDI and Acquisition Subsidiary shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for the purposes of Section 368 of the Code.

           NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE I
                        TERMS AND EFFECTS OF THE MERGER

           1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, the Merger shall be consummated in accordance with the Delaware General Corporation Law (the "Delaware Code"). At the Effective Time (as defined in Section 1.2, below), upon the terms and subject to the conditions of this Agreement, Acquisition Subsidiary shall be merged with and into EDI in accordance with the Delaware Code and the separate existence of Acquisition Subsidiary shall thereupon cease, and EDI, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Delaware as a wholly owned subsidiary of Bowmar. The parties shall prepare and execute a certificate of merger (the "Certificate of Merger") in order to comply in all respects with the requirements of the Delaware Code and with the provisions of this Agreement.

           1.2 EFFECTIVE TIME. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of Delaware in accordance with the applicable provisions of the Delaware Code or at such later time as may be specified in the

Certificate of Merger. The Certificate of Merger shall be filed as soon as practicable after all of the conditions set forth in this Agreement have been satisfied or waived by the party or parties entitled to the benefit of the same. Bowmar and EDI shall mutually determine the time of such filing and the place where the closing of the Merger (the "Closing") shall occur. The time when the Merger shall become effective is herein referred to as the "Effective Time" and the date on which the Effective Time occurs is herein referred to as the "Closing Date."

           1.3 MERGER CONSIDERATION. (a) Subject to the provisions of this Agreement and any applicable backup or other withholding requirements, each of the issued and outstanding shares (the "EDI Shares") of common stock, par value $.01 per share, of EDI (the "EDI Common Stock"), as of the Effective Time shall be converted into the right to receive, and there shall be paid and issued as hereinafter provided, in exchange for each of the EDI Shares, 1.375 shares (the "Exchange Ratio") of the common stock of Bowmar, stated value $0.10 per share (the "Bowmar Stock"), together with the associated common stock purchase rights issued under the Bowmar Rights Agreement (as hereinafter defined), subject to payment of cash in lieu of any fractional share as hereinafter provided (the "Merger Consideration"). The Exchange Ratio shall be subject to appropriate adjustment in the event of a stock split, stock dividend or recapitalization after the date of this Agreement and prior to the Effective Time applicable to shares of the Bowmar Stock or the EDI Common Stock, or in the event of any issuance of Bowmar Stock or other securities of Bowmar after the date of this Agreement and prior to the Effective Time resulting from the operation of the Bowmar Rights Agreement.

                     (b) As of the Effective Time, by virtue of the Merger, each issued and outstanding share of the capital stock of Acquisition Subsidiary shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

                     (c) No fractional shares of Bowmar Stock shall be issued pursuant to the Merger nor will any fractional share interest involved entitle the holder thereof to vote, to receive dividends or to exercise any other rights of a shareholder of Bowmar. In lieu thereof, any person who would otherwise be entitled to a fractional share of Bowmar Stock pursuant to the provisions hereof shall receive an amount in cash equal to the value of such fractional share (rounded to the nearest cent). The value of such fractional share shall be the product of such fraction multiplied by an amount equal to the average closing price of Bowmar Stock on the American Stock Exchange for the ten trading days immediately prior to the third trading day preceding the Closing Date.

                     (d) Each share of EDI Common Stock held in the treasury of EDI or by a wholly owned subsidiary of EDI shall be canceled as of the Effective Time and no Merger Consideration shall be payable with respect thereto.

           1.4 STOCKHOLDERS' RIGHTS UPON MERGER. Upon consummation of the Merger, the certificates which theretofore represented EDI Shares (the "Certificates") shall cease to represent any rights with respect thereto and, subject to applicable law and this Agreement, shall only represent the right to receive the Merger Consideration payable in lieu of fractional shares of Bowmar Stock into which the EDI Shares have been converted pursuant to this Agreement.

           1.5 SURRENDER AND EXCHANGE OF SHARES. (a) Prior to the Closing Date, Bowmar shall appoint American Stock Transfer and Trust Company or another agent mutually acceptable to Bowmar and EDI to act as exchange agent (the "Exchange Agent") for the Merger. At or prior to the Effective Time, Bowmar shall deposit, or cause to be deposited with the Exchange Agent such certificates evidencing such number of shares of Bowmar Stock and such amount of cash in order to enable the Exchange Agent to effect the exchange of certificates and make the cash payments in respect of fractional shares contemplated by Section 1.5(c) below.

                     (b) On the Closing Date, Bowmar shall instruct the Exchange Agent to mail to each holder of record of a Certificate within five business days of receiving from EDI a list of such holders of record, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Bowmar may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the Merger Consideration.

                     (c) After the Effective Time, each holder of an EDI Share shall surrender and deliver the Certificates to the Exchange Agent together with a duly completed and executed transmittal letter. Upon such surrender and delivery, the holder shall receive a certificate representing the number of whole shares of Bowmar Stock into which such holder's EDI Shares have been converted pursuant to this Agreement, and a check representing the amount of cash payable to such holder in lieu of any fractional share of Bowmar Stock. Until so surrendered and exchanged, each outstanding Certificate after the Effective Time shall be deemed for all purposes to evidence the right to receive that number of whole shares of Bowmar Stock into which the EDI Shares have been converted pursuant to this Agreement, subject to payment of cash in lieu of any fractional share of Bowmar Stock; provided, however, that no dividends or other distributions, if any, in respect of the shares of Bowmar Stock declared after the Effective Time and payable to holders of record after the Effective Time, shall be paid to the holders of any unsurrendered Certificates until such Certificates and transmittal letters are surrendered and delivered as provided herein. Subject to applicable Law, after the surrender and exchange of Certificates, the record holders thereof will be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore have become payable with respect to the number of shares of Bowmar Stock for which such Certificates were exchangeable. Any such dividend or distribution amounts with a record date after the Effective Time and a payment date prior to both the first anniversary of the Effective Time and the surrender of such Certificate shall be deposited (less the amount of any withholding taxes which may be required thereon) with the Exchange Agent on the applicable payment date, to be held by the Exchange Agent in a non-interest bearing account until the surrender of such Certificate. Holders of any unsurrendered Certificates shall not be entitled to vote Bowmar Stock until such Certificates are exchanged pursuant to this Agreement.

                     (d) At the Effective Time, the stock transfer books of EDI shall be closed and no transfer of EDI Shares shall be made thereafter, other than transfers of EDI Shares that have occurred prior to the Effective Time. In the event that, after the Effective Time,

Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for shares of Bowmar Stock or cash as provided in Section 1.3.

                     (e) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, Bowmar shall issue or pay or cause the issuance or payment, as applicable, of the Merger Consideration in exchange for such Certificate. The Board of Directors of Bowmar may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the person claiming to be the owner of such lost, stolen or destroyed Certificate to give to Bowmar an indemnity against any claim that may be made against Bowmar with respect to the Certificate alleged to have been lost, stolen or destroyed, and to provide such other assurances and execute such other instruments as the Exchange Agent may reasonably require.

                     (f) Upon the one-year anniversary of the Effective Time, the Exchange Agent shall return to Bowmar the Merger Consideration in the possession of the Exchange Agent, and its duties as Exchange Agent shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to Bowmar and, subject to applicable abandoned property, escheat and similar laws, receive in exchange therefor the Merger Consideration issuable with respect thereto pursuant to Section 1.3. Any former stockholders of EDI who have not theretofore complied with this Article I shall thereafter only look to Bowmar for any payment of their EDI Stock representing Bowmar Stock, as determined pursuant to this Agreement.

                     (g) Neither EDI nor Bowmar nor the Exchange Agent shall be liable to any holder of EDI Shares for any such shares of Bowmar Stock (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar law, rule, regulation, statute, order, judgment or decree.

           1.6 OPTIONS AND WARRANTS. (a) At or prior to the Effective Time, EDI shall cause all outstanding options (the "EDI Options") and warrants (the "EDI Warrants") exercisable for shares of EDI Common Stock identified on
Schedule 1.6 attached hereto to be assumed by Bowmar. After such action has been taken, effective at the Effective Time, Bowmar shall assume each such then-outstanding and unexercised EDI Option or EDI Warrant and each such EDI Option and EDI Warrant shall, by virtue of the Merger and without any action on the part of the holder thereof, represent options or warrants, respectively, exercisable for shares of Bowmar Stock having the same terms and conditions as the EDI Options and EDI Warrants (including such terms and conditions as may be incorporated by reference into the agreements evidencing EDI Options and EDI Warrants pursuant to the plans or arrangements pursuant to which such EDI Options and EDI Warrants were granted) except that the number of shares issuable upon exercise shall be multiplied by the Exchange Ratio and rounded to the nearest whole number of shares of Bowmar Stock and the exercise price per share of EDI Stock under such option or warrant shall be equal to the exercise price per share of EDI Stock under such EDI Option or EDI Warrant divided by the Exchange Ratio and rounded to the nearest cent. EDI and Bowmar shall use all reasonable efforts to ensure that the EDI Options which qualified as incentive stock options under Section 422 of the Code prior to the Effective Time continue to so qualify after the Effective Time. Bowmar shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Bowmar Stock for delivery upon the exercise of EDI Options and EDI Warrants after the Effective Time.

                     (b) As soon as practicable after the Effective Time, Bowmar shall deliver to the holders of the EDI Options and EDI Warrants appropriate notices setting forth each such holder's rights pursuant to such holder's EDI Options and/or EDI Warrant.

                     (c) Promptly after the Effective Time, Bowmar shall file or cause to be filed all registration statements on Form S-8, or other appropriate form, and all other registrations and qualifications as may be necessary in connection with the sale of Bowmar Stock contemplated by such EDI Options, including without limitation the additional listing of such shares on the American Stock Exchange, and Bowmar shall cause such registration statements to remain effective (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such EDI Options remain exercisable.

           1.7 CERTIFICATE OF INCORPORATION. At and after the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Acquisition Subsidiary in effect at the Effective Time (subject to any subsequent amendment). The form of Certificate of Incorporation of Acquisition Subsidiary is set forth on Schedule 1.7 hereto.

           1.8 BYLAWS. Subject to Section 5.13 below, at and after the Effective Time, the Bylaws of Acquisition Subsidiary in effect at the Effective Time shall be the Bylaws of the Surviving Corporation (subject to any subsequent amendment). The form of the Bylaws of Acquisition Subsidiary is set forth on
Schedule 1.8 hereto.

           1.9 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION. The individuals set forth on Schedule 1.9(a) hereto shall, at and after the Effective Time, be the directors of the Board of Directors of Surviving Corporation, and the individuals set forth on Schedule 1.9(b) hereto shall, at and after the Effective Time, be the officers of the Surviving Corporation; provided, however, that the term of office for each person set forth on Schedule 1.9(a) and Schedule 1.9(b) who is a designee of EDI shall commence on the fifth day immediately following the Effective Date.

           1.10 STATUTORY EFFECTS OF MERGER. The Merger shall have all further effects as specified in the applicable provisions of the Delaware Code.

           1.11      REGISTRATION STATEMENT; PROSPECTUS/PROXY STATEMENT.

                     (a) For the purposes of (i) registering (A) the issuance of Bowmar Stock to holders of the EDI Shares in connection with the Merger, (B) the issuance of warrants to purchase shares of Bowmar Stock to the holders of EDI Warrants identified in Schedule 1.6 (the "New Warrants") in connection with the Merger, (C) the offer and sale of the shares of Bowmar Stock underlying the New Warrants in connection with the Merger and from time to time after the Effective Time and (D) the offer and sale (the "Resale Shelf") from time to time after the Effective Time of shares of Bowmar Stock issued to those persons (x) whose shares of EDI Common Stock currently are subject to resale pursuant to the EDI Registration Statement on Form S-3 (No. 333-3328) and (y) who currently are "affiliates" (as such term is defined in the Securities Exchange Act) of EDI, in each case with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), and complying with applicable state securities Laws, (ii) holding the meeting of EDI stockholders to vote upon the adoption of this Agreement and the Merger and the transactions contemplated hereby and thereby (the "EDI Proposals"), and (iii) holding the meeting of Bowmar's shareholders to approve the amendment of Bowmar's Articles of Incorporation to increase the number of authorized shares of Bowmar Stock and to approve the issuance of the Bowmar Stock in the Merger and the other transactions contemplated hereby and thereby (the "Bowmar Proposals"), Bowmar and EDI shall prepare and file with the SEC a registration statement on Form S-4 (such registration statement, together with any and all amendments and supplements thereto, being herein referred to as the "Registration Statement"), including a prospectus/joint proxy statement satisfying all requirements of applicable state securities Laws, the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Securities Exchange Act"). Such prospectus/joint proxy statement in the form mailed by EDI and Bowmar to their respective stockholders, together with any and all amendments or supplements thereto, is herein referred to as the "Prospectus/Proxy Statement." The obligations of Bowmar with respect to the Resale Shelf shall be governed by the terms and conditions of the Third Amended and Restated Registration Rights Agreement dated April 30, 1995 by and among EDI (as successor to Crystallume) and the persons identified on Exhibit A thereto, as amended from time to time thereafter, and the Agreement Respecting TFI Registration Rights dated October 10, 1995 by and between EDI (as successor to Crystallume) and Technology Funding Partners III, L.P. Bowmar shall use its reasonable best efforts to maintain an effective registration statement for the Bowmar Stock issuable upon exercise of the New Warrants for so long as the New Warrants are exercisable.

                     (b) EDI will furnish Bowmar with such information concerning EDI and the EDI Subsidiaries as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to EDI and the EDI Subsidiaries, to comply with applicable Law. None of the information relating to EDI and the EDI Subsidiaries supplied by EDI for inclusion in the Prospectus/Proxy Statement will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. EDI agrees promptly to advise Bowmar if, at any time prior to the respective meetings of the stockholders of EDI or Bowmar referenced herein, any information provided by it in the Prospectus/Proxy Statement is or becomes false or misleading in any material respect and to provide Bowmar with the information needed to correct such. EDI will furnish Bowmar with such supplemental information as may be necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to EDI and the EDI Subsidiaries, to comply with applicable Law after the mailing thereof to the stockholders of EDI or Bowmar.

                     (c) Bowmar will furnish EDI with such information concerning Bowmar and the Bowmar Subsidiaries as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to Bowmar and the Bowmar Subsidiaries, to comply with applicable Law. None of the information relating to Bowmar and the Bowmar Subsidiaries supplied by Bowmar for inclusion in the Prospectus/Proxy Statement will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Bowmar agrees promptly to advise EDI if, at any time prior to the respective meetings of stockholders of EDI or Bowmar referenced herein, any information provided by it in the Prospectus/Proxy Statement is or becomes false or misleading in any material respect and to provide EDI with the information needed to correct such. Bowmar will furnish EDI with such supplemental information as may be necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to Bowmar and the Bowmar Subsidiaries, to comply with applicable Law after the mailing thereof to the stockholders of EDI or Bowmar.

                     (d) EDI and Bowmar agree to cooperate in making any preliminary filings of the Prospectus/Proxy Statement with the SEC, as promptly as practicable, pursuant to Rule 14a-6 under the Securities Exchange Act.

                     (e) Bowmar will file the Registration Statement with the SEC and appropriate materials with applicable state securities agencies as promptly as practicable following the date of this Agreement and will use all reasonable efforts to cause the Registration Statement to become effective under the Securities Act and all such state filed materials to comply with applicable state securities Laws as soon as reasonably practicable. EDI authorizes Bowmar to utilize in the Registration Statement and in all such state filed materials, the information concerning EDI and the EDI Subsidiaries provided to Bowmar in connection with, or contained in, the Prospectus/Proxy Statement. Bowmar promptly will advise EDI when the Registration Statement has become effective and of any supplements or amendments thereto, and Bowmar will furnish EDI with copies of all such documents. Except for the Prospectus/Joint Proxy or the preliminary prospectus/joint proxy, neither Bowmar nor EDI shall distribute any written material that might constitute a "prospectus" relating to the Merger, the EDI Proposals or the Bowmar Proposals within the meaning of the Securities Act or any applicable state securities Law without the prior written consent of Bowmar. Bowmar will advise EDI, and deliver copies (if any) to EDI, promptly after Bowmar receives notice thereof, of any request by the SEC for amendment of the Prospectus/Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, or notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, or the suspension of the qualification of the Bowmar Stock issuable in connection with the Merger for offering or sale in any jurisdiction.

                     (f) Each of Bowmar and EDI shall use its best efforts to timely mail the Prospectus/Proxy Statement to its stockholders. It shall be a condition to the mailing of the Prospectus/Proxy Statement that (i) Bowmar shall have received a "comfort" letter from Price Waterhouse LLP, independent public accountants for EDI, of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA Statement"), dated as of the date on which the Registration Statement shall become effective (and Bowmar shall also receive such a letter as of the Effective Time), each addressed to Bowmar, in form reasonably satisfactory to Bowmar, concerning the procedures undertaken by Price Waterhouse LLP with respect to the financial statements and information of EDI and its subsidiaries contained in the Registration Statement and the other matters contemplated by the AICPA Statement and otherwise customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement and (ii) EDI shall have received a "comfort" letter from Coopers & Lybrand L.L.P., independent public accountants for Bowmar, of the kind contemplated by the AICPA Statement, dated as of the date on which the Registration Statement shall become effective (and EDI shall also receive such a letter of the Effective Time), each addressed to EDI, in form reasonably satisfactory to EDI concerning the procedures undertaken by Coopers & Lybrand L.L.P. with respect to the financial statements and information of Bowmar and its subsidiaries contained in the Registration Statement and the other matters contemplated by the AICPA Statement and otherwise customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

           1.12 TAX-FREE REORGANIZATION. The parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code"). None of the parties will knowingly take any action that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, Bowmar shall use its reasonable best efforts to conduct its business in a manner that would not jeopardize the characterization of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Bowmar presently intends to continue, and shall continue, for periods after the Effective Time at least one significant historic business line of EDI, or use at least a significant portion of EDI's historic business assets in a business, in each case within the meaning of Treasury Regulation Section1.368-1(d).

           1.13 ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Acquisition Subsidiary or EDI or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Acquisition Subsidiary or EDI, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Acquisition Subsidiary or EDI, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

           1.14 AUTHORIZED SHARES. On or prior to the Effective Time, the Articles of Incorporation of Bowmar shall be amended to increase the number of shares of Bowmar Stock that Bowmar shall be authorized to issue to 35,000,000.

           1.15      INDEMNIFICATION   (a) In the event of any threatened or
actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of (or a director or officer acting in a fiduciary capacity for) EDI or Bowmar (or of a subsidiary of either of them) or, in the case of clause (ii) below, an employee of EDI or Bowmar (or of a subsidiary of either of them) (any such person an "Indemnified Party") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of or pertaining to (i) the fact that he or she is or was a director (including in his or her capacity as a member of a committee of the Board of Directors) or officer of (or a director or officer acting in a fiduciary capacity for) EDI or Bowmar (or of a subsidiary of either of them), or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto. It is understood and agreed that (a) prior to the Effective Time, each of EDI and Bowmar, respectively, shall indemnify and hold harmless as and to the fullest extent permitted by applicable law, each Indemnified Party of EDI (an "EDI Indemnified Party") and each Indemnified Party of Bowmar (a "Bowmar Indemnified Party"), respectively, against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement (collectively "Losses") in connection with any such threatened or actual claim, action, suit, proceeding or investigation; and (b) from and after the Effective Time, Bowmar and the Surviving Corporation shall indemnify and hold harmless as and to the fullest extent permitted by applicable law, each Indemnified Party against any Losses in connection with any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time). For the purpose of this
Section 1.15, for the period prior to the Effective Time, each of EDI and Bowmar, and for the period from and after the Effective Time, Bowmar and the Surviving Corporation shall be referred to as an "Indemnifying Party" with respect to their respective indemnification obligations hereunder. The Indemnifying Party shall promptly pay expenses in advance of the final disposition of any claim, action, suit, proceeding or investigation to the Indemnified Parties claiming indemnification from such Indemnifying Party pursuant to this Section 1.15 for the period it must so indemnify to the fullest extent permitted by law, and the Indemnifying Party shall be entitled to participate in the defense thereof and, to the extent that the Indemnifying Party so desires, to assume the defense thereof with counsel selected by it, provided that the Indemnified Party shall have the right to employ separate counsel, but the fees and expenses of such counsel shall be at the Indemnified Party's expense unless in such claims or action there is, in the opinion of independent counsel, a conflict concerning any material issue between the positions of the Indemnifying Party and the Indemnified Party. In such a case, if the Indemnified Party notifies the Indemnifying Party, in writing, that the Indemnified Party elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume such defense of such claim or action on behalf of the Indemnified Party; provided, however, that the Indemnifying Party shall not be required to pay the fees and expenses of more than one separate counsel for all of its Indemnified Parties. An Indemnifying Party shall not be liable to pay any amount in settlement effected without its prior written consent (which consent shall not be unreasonably withheld). Promptly upon learning of any claim, action, suit, proceeding or investigation for which indemnification is available under this Section 1.15, the Indemnified Party shall notify the Indemnifying Party in writing, provided that the failure to so notify shall not affect the obligations of the Indemnifying Party except to the extent such failure to notify materially prejudices such Indemnifying Party. No settlement of any such claim, action, suit, proceeding or investigation shall be made without the written consent of the Indemnified Parties with respect thereto unless such Indemnified Party shall receive a full and unconditional release as a part thereof.

                     (b) Bowmar and the Surviving Corporation agree that all rights to indemnification existing in favor, and all limitations on the personal liability, of EDI Indemnified Parties provided for in the Certificate of Incorporation or Bylaws of EDI or any EDI Subsidiary, and of Bowmar Indemnified Parties provided for in the Certificate of Incorporation or Bylaws of Bowmar or any Bowmar Subsidiary, as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. At or prior to the Effective Time, Bowmar shall purchase directors' and officers' liability insurance coverage for Bowmar's directors and officers and EDI's directors and officers with coverage for six (6) years following the Effective Time in a form reasonably acceptable to EDI and of not less than the existing coverage under, and have other terms not materially less favorable to the insured persons than, the directors' and officers' liability insurance coverage presently maintained by EDI, in the case of directors and officers of EDI, or Bowmar, in the case of directors and officers of Bowmar, provided, however, that in any event the cost of such policy shall not exceed $250,000.

                     (c) This Section 1.15 is intended for the irrevocable benefit of, and to grant third-party rights to, the Indemnified Parties (as contemplated by Section 8.14) and shall be binding on all successors and assigns of Bowmar, the Surviving Corporation and EDI. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this
Section 1.15. The provisions for indemnification contained in this Section 1.15 are not intended to be exclusive and are without prejudice to any other rights to indemnification or advancement of funds which any Indemnified Party may otherwise have.

                     (d) In the event Bowmar, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of Bowmar and the Surviving Corporation assume the obligations set forth in this Section 1.15.

           1.16 LISTING APPLICATION. Each of EDI and Bowmar shall cooperate and promptly prepare and submit to the American Stock Exchange, all reports, applications and other documents that may be necessary or desirable to enable all of the Bowmar Stock that will be outstanding or will be reserved for issuance at the Effective Time to be listed for trading on the American Stock Exchange. Each of EDI and Bowmar shall furnish all information about itself and its business and operation and all necessary financial information to the other as the other may reasonably request in connection with such listing process.

           1.17 VOTING AGREEMENTS. Concurrently with the execution and delivery of this Agreement, EDI and Bowmar shall cause those persons set forth on Schedule 1.17(a) to execute and deliver voting and support agreements in the form attached hereto as Schedule 1.17(b) agreeing, among other things, to vote in favor of this Merger Agreement, the Merger and the transactions contemplated hereby.

           1.18 ANCILLARY ASSUMPTION AGREEMENTS. Concurrently with the execution and delivery of this Agreement, EDI and Bowmar shall execute and deliver (i) the Assignment and Assumption Agreement in the form attached hereto as Schedule 1.18(a) pursuant to which Bowmar shall agree, among other things, to be bound by and perform EDI's obligations under the registration rights agreements referred to therein, subject to the terms of such Assignment and Assumption Agreement, and (ii) the Assignment and Assumption Agreement in the form attached hereto as Schedule 1.18(b) pursuant to which Bowmar shall agree, among other things, to be bound by and perform EDI's obligations under the employment and severance agreements referred to therein, subject to the terms of such Assignment and Assumption Agreement.

                                   ARTICLE II
                     REPRESENTATIONS, WARRANTIES AND CERTAIN
                                COVENANTS OF EDI

           EDI represents, warrants and/or covenants to and with Bowmar as follows:

           2.1 ORGANIZATION AND GOOD STANDING. EDI and each of the EDI subsidiaries (the "EDI Subsidiary") is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted. EDI and each of the EDI Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect on the business, assets (including, but not limited to, intangible assets), condition (financial or otherwise), properties (including, but not limited to, intangible properties), liabilities or the results of operations of EDI and the EDI Subsidiaries taken as a whole ("EDI Material Adverse Effect"). Schedule 2.1 attached hereto contains a complete and accurate list of the jurisdictions of incorporation or organization and qualification or license of EDI and the EDI Subsidiaries. EDI has heretofore made available to Bowmar accurate and complete copies of the Certificate of Incorporation and Bylaws, as currently in effect, of EDI and each EDI Subsidiary.

           2.2 CAPITALIZATION. As of the date hereof, the authorized capital stock of EDI consists of (a) 20,000,000 shares of EDI Common Stock, and
(b) 8,000,000 shares of convertible


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


preferred stock, (the "EDI Preferred Stock"). As of May 1, 1998, (a) 7,047,380 shares of EDI Common Stock were issued and outstanding, (b) 100,915 shares of EDI Common Stock were issued and held in the treasury of EDI, and (c) no shares of the EDI Preferred Stock were issued and outstanding. No other capital stock of EDI is authorized or issued. All issued and outstanding shares of the EDI Common Stock are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable securities Laws. Except as set forth in the EDI Securities Filings (as hereinafter defined) or on Schedule 2.2 attached hereto and as otherwise contemplated by this Agreement, as of the date hereof there are no outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind to which EDI is bound relating to any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of EDI, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or other security. The holders of shares of EDI Stock are not entitled to appraisal rights under applicable Law (as hereinafter defined) or the Certificate of Incorporation of EDI. Except as disclosed in the EDI Securities Filings, there are, to the best knowledge of EDI, no restrictions upon the transfer of or otherwise pertaining to the securities (including, but not limited to, the ability to pay dividends thereon) or retained earnings of EDI and the EDI Subsidiaries or the ownership thereof other than those, if any, described on Schedule 2.2 attached hereto or those imposed by the Securities Act, the Securities Exchange Act, applicable state securities Laws or applicable corporate Law. Neither EDI nor any EDI Subsidiary beneficially owns any shares of Bowmar Common Stock.

           2.3 SUBSIDIARIES. Schedule 2.3 attached hereto sets forth the name and jurisdiction of incorporation or organization of each EDI Subsidiary, each of which is wholly owned by EDI except as otherwise indicated on said
Schedule 2.3. Except as set forth on Schedule 2.3 attached hereto, all of the capital stock and other interests of the EDI Subsidiaries so held by EDI are owned by it or an EDI Subsidiary as indicated on said Schedule 2.3, free and clear of any claim, lien, encumbrance, security interest or agreement with respect thereto. All of the outstanding shares of capital stock in each of the EDI Subsidiaries directly or indirectly held by EDI are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable Laws. Except as set forth on Schedule 2.3 attached hereto, there are no irrevocable proxies or similar obligations with respect to such capital stock of the EDI Subsidiaries held by EDI and no equity securities or other interests of any of the EDI Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any EDI Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any EDI Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for such shares.

           2.4 AUTHORIZATION; BINDING AGREEMENT. EDI has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the other agreements and documents referred to herein to which EDI is or will be a party or a signatory (the "EDI Ancillary Agreements") and the consummation of the transactions contemplated hereby and thereby, including, but not limited to, the Merger, have been duly and validly authorized by EDI's Board of Directors and no other corporate proceedings on the part of EDI or any EDI Subsidiary are necessary to authorize the execution and delivery of this Agreement and the EDI Ancillary Agreements or to consummate the transactions contemplated hereby or thereby (other than the adoption of this Agreement and the approval of the Merger by the stockholders of EDI in accordance with the Delaware Code and the Certificate of Incorporation and Bylaws of EDI). This Agreement has been duly and validly executed and delivered by EDI and constitutes, and upon execution and delivery thereof as contemplated by this Agreement, the EDI Ancillary Agreements will constitute, the legal, valid and binding agreements of EDI, enforceable against EDI in accordance with its and their respective terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies ("Enforceability Exceptions").

           2.5 GOVERNMENTAL APPROVALS. No consent, approval, waiver or authorization of, notice to or declaration or filing with ("Consent") any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator and any self-regulatory organization ("Governmental Authority") on the part of EDI or any of the EDI Subsidiaries is required in connection with the execution or delivery by EDI of this Agreement and the EDI Ancillary Agreements or the consummation by EDI of the transactions contemplated hereby or thereby other than (i) the filing of the Certificate of Merger with the Secretary of State of Delaware in accordance with the Delaware Code, (ii) filings with the SEC, state securities laws administrators and the Nasdaq, (iii) filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), if required, (iv) such filings as may be required in any jurisdiction where EDI is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (v) those Consents required by or related to contracts pursuant to which EDI provides, directly or indirectly, goods or services to any Governmental Authority, all as identified on Schedule 2.5 attached hereto; and (vi) those Consents that, if they were not obtained or made, do not or would not have an EDI Material Adverse Effect or materially and adversely affect the ability of EDI to perform its obligations as set forth in this Agreement or to consummate the transactions contemplated hereby.

           2.6 NO VIOLATIONS. Except as set forth on Schedule 2.6 attached hereto, the execution and delivery of this Agreement and the EDI Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby and compliance by EDI with any of the provisions hereof or thereof will not (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws or other governing instruments of EDI or any of the EDI Subsidiaries, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or augment the performance required) under any of the terms, conditions or provisions of any EDI Material Contract (as hereinafter defined),
(iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of

EDI or any EDI Subsidiary, or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.5, above, contravene any applicable provision of any constitution, treaty, statute, law, code, rule, regulation, ordinance, policy or order of any Governmental Authority or other matters having the force of law including, but not limited to, any orders, decisions, injunctions, judgments, awards and decrees of or agreements with any court or other Governmental Authority ("Law") currently in effect to which EDI or any EDI Subsidiary or its or any of their respective assets or properties are subject, except in the case of clauses (ii), (iii) and (iv), above, for any deviations from the foregoing which do not or would not have an EDI Material Adverse Effect.

           2.7 SECURITIES FILINGS AND LITIGATION. EDI has made available to Bowmar true and complete copies of (i) its Annual Reports on Form 10-KSB for the years ended September 30, 1997, 1996 and 1995, as filed with the SEC, (ii) its proxy statements relating to all of the meetings of stockholders (whether annual or special) of EDI since January 1, 1995, as filed with the SEC, and
(iii) all other reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K, as amended) filed by EDI with the SEC since January 1, 1995. The reports and statements set forth in clauses (i) through (iii), above, and those subsequently provided or required to be provided pursuant to this Section, are referred to collectively herein as the "EDI Securities Filings." As of their respective dates, or as of the date of the last amendment thereof, if amended after filing, none of the EDI Securities Filings (including all schedules thereto and disclosure documents incorporated by reference therein), contained or, as to EDI Securities Filings subsequent to the date hereof, will contain any untrue statement of a material fact or omitted or, as to EDI Securities Filings subsequent to the date hereof, will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the EDI Securities Filings at the time of filing or as of the date of the last amendment thereof, if amended after filing, complied or, as to EDI Securities Filings subsequent to the date hereof, will comply in all material respects with the Securities Exchange Act or the Securities Act, as applicable. EDI has timely filed all reports, statements, registration statements and other filings required to be filed by it under the Securities Exchange Act and the Securities Act, as applicable. Except as disclosed in the EDI Securities Filings or on Schedule 2.7, there is no action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by or before any court, tribunal, arbitrator or other Governmental Authority ("Litigation") pending or, to the knowledge of EDI, threatened against EDI or any EDI Subsidiary, any officer, director, employee or agent thereof, in his or her capacity as such, or as a fiduciary with respect to any EDI Benefit Plan, as hereinafter defined, or otherwise relating to EDI or any EDI Subsidiary or the securities of any of them, or any properties or rights of EDI or any EDI Subsidiary or any EDI Benefit Plan which is required to be described in any EDI Securities Filing that is not so described. No event has occurred as a consequence of which EDI would be required to file a Current Report on Form 8-K pursuant to the requirements of the Securities Exchange Act as to which such a report has not been timely filed with the SEC.

           2.8 EDI FINANCIAL STATEMENTS. The audited consolidated financial statements and unaudited interim financial statements of EDI included in the EDI Securities Filings (the


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


"EDI Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and present fairly, in all material respects, the financial position of EDI and the EDI Subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Securities Exchange Act.

           2.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the EDI Securities Filings filed and publicly available prior to the date of this Agreement or in Schedule 2.9 attached hereto or as permitted by Section 4.1, since September 30, 1997, (i) there has not been any event, occurrence, fact, condition, change, development or effect ("Event") that has had or could reasonably be expected to have an EDI Material Adverse Effect; (ii) EDI and the EDI Subsidiaries have operated only in the ordinary course of business and consistent with past practice; and (iii) without limiting the generality of the foregoing, and except as disclosed on Schedule 2.9 attached hereto, there has not been, occurred or arisen:

                     (a) any declaration, payment or setting aside for payment of any dividend (except to EDI or an EDI Subsidiary) or other distribution or any redemption, purchase or other acquisition of any shares of capital stock or securities of EDI by or from EDI;

                     (b) any employment, deferred compensation or other salary, wage or compensation contract entered into between EDI and any EDI employee, except for normal and customary contracts in the ordinary course of business and consistent with past practice; or any increase in the salary, wages or other compensation of any kind, whether current or deferred, of any EDI employee, other than routine increases that were made in the ordinary course of business and consistent with past practices; or any creation of any benefit plan or amendment or modification of any benefit plan; or any election by or on behalf of EDI made pursuant to the provisions of any benefit plan to accelerate any payments, obligations or vesting schedules under any benefit plans;

                     (c) any issuance, sale or disposition by EDI of any debenture, note, stock or other security issued by EDI, or any modification or amendment of any right of the holder of any outstanding debenture, note, stock or other security issued by EDI;

                     (d) any liability involving the borrowing of money by EDI except in the ordinary course of business and consistent with past practices;

                     (e) except for fair value received, in the ordinary course of business and consistent with past practices, any cancellation of any liability owed to EDI by any other person; or

                     (f) any amendment to the Certificate of Incorporation or By-laws of EDI.

           2.10 COMPLIANCE WITH LAWS. The business of EDI and each EDI Subsidiary has been operated in compliance with all Laws, except for any instances of non-compliance which have not had and could not reasonably be expected to have an EDI Material Adverse Effect.

           2.11 PERMITS. (i) EDI and the EDI Subsidiaries have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of their business (collectively, "EDI Permits"),
(ii) neither EDI nor any EDI Subsidiary is in violation of any EDI Permit, and
(iii) no proceedings are pending or, to the knowledge of EDI, threatened, to revoke or limit any EDI Permit, except, in each case, those the absence or violation of which could not reasonably be expected to have an EDI Material Adverse Effect.

           2.12 FINDERS AND INVESTMENT BANKERS. Neither EDI nor any of its officers or directors has entered into any contract, arrangement or understanding with any broker, finder or other person, other than Alliant Partners, or otherwise incurred any liability for any brokerage fees, commissions, finders' fees or like payments in connection with the transactions contemplated hereby.

           2.13 CONTRACTS. Except as set forth in the EDI Securities Filings or in Schedule 2.13 attached hereto, neither EDI nor any of the EDI Subsidiaries is a party or is subject to any note, bond, mortgage, indenture, contract, lease, license, agreement, understanding, instrument, bid or proposal that is material to the business or operations of EDI ("EDI Material Contract"). EDI has made available to Bowmar true and accurate copies of the EDI Material Contracts. All such EDI Material Contracts are valid and binding and are in full force and effect and enforceable against EDI or such subsidiary in accordance with their respective terms, subject to the Enforceability Exceptions and assuming the due authorization of the other party or parties thereto. Except as set forth in Schedule 2.6 attached hereto, (i) no Consent of any person is needed in order that each such EDI Material Contract shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the transactions contemplated by this Agreement, except for Consents the absence of which would not reasonably be expected to have a EDI Material Adverse Effect, and (ii) neither EDI nor any EDI Subsidiary is in violation or breach of or default under any such EDI Material Contract; nor to EDI's knowledge is any other party to any such EDI Material Contract in violation or breach of or default under any such EDI Material Contract in each case where such violation or breach would have an EDI Material Adverse Effect.

           2.14      EMPLOYEE BENEFIT PLANS.  (a) Except as set forth in
Schedule 2.14(a) attached hereto, there are no Benefit Plans (as defined below) maintained or contributed to by EDI or any of its ERISA Affiliates (as defined below) ("EDI Benefit Plan"). A "Benefit Plan" shall include (i) an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, together with all regulations thereunder ("ERISA"), even if, because of some other provision of ERISA, such plan is not subject to any or all of ERISA's provisions, and (ii) whether or not described in the preceding clause, any pension, profit sharing, stock bonus, deferred or supplemental compensation, retirement, thrift, stock purchase or stock option plan, or any other compensation, welfare, fringe benefit or retirement plan,


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


program, policy, course of conduct, understanding or arrangement of any kind whatsoever, providing for benefits for, or the welfare of, any or all of the current or former employees or agents of EDI or any EDI Subsidiary or their beneficiaries or dependents; provided that Benefit Plans shall not include any multiemployer plan, as defined in Section 3(37) of ERISA (a "Multiemployer Plan"). An "ERISA Affiliate" is any Person if it would have ever been considered a single employer with EDI under ERISA Section 4001(b) or part of the same "controlled group" as EDI for purposes of ERISA Section 302(d)(8)(C). No EDI Benefit Plan is a defined benefit pension plan subject to Title IV of ERISA or
Section 412 of the Code. Each of the EDI Benefit Plans has been maintained in material compliance with its terms and all applicable Law, except where the failure to do so would not be reasonably likely to result in an EDI Material Adverse Effect. Neither EDI nor any of its ERISA Affiliates (i) contributes to, has ever contributed to or has any outstanding liability with respect to, any Multiemployer Plan; or (ii) except as identified on Schedule 2.14(a), currently provides any post-employment welfare benefits except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

           (b) Except as set forth in Schedule 2.14(b) attached hereto, the consummation of the transactions contemplated by this Agreement will not (i) entitle any individual to severance pay, or (ii) accelerate the time of payment or vesting of benefits or increase the amount of compensation due to any individual.

           2.15 TAXES AND RETURNS. (a) Except as set forth on Schedule 2.15, EDI and each EDI Subsidiary has timely filed, or caused to be timely filed all material Tax Returns (as defined below) required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the EDI Financial Statements have been established or which are being contested in good faith and with respect to which EDI is maintaining reserves adequate for their payment. There are no claims or assessments pending against EDI or any EDI Subsidiary for any alleged deficiency in any Tax, and EDI has not been notified in writing of any proposed Tax claims or assessments against EDI or any EDI Subsidiary (other than in each case, claims or assessments for which adequate reserves in the EDI Financial Statements have been established or which are being contested in good faith and with respect to which EDI is maintaining reserves adequate for their payment or are immaterial in amount). Neither EDI nor any EDI Subsidiary has any waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. Except as set forth on Schedule 2.15, there are no outstanding requests by EDI or any EDI Subsidiary for any extension of time within which to file any material Tax Return or within which to pay any material amounts of Taxes shown to be due on any return. EDI has taken all steps to ensure it has and, at the Effective Time, shall have full use of all tax loss carryforwards reflected on its Form 10-KSB for the fiscal year ended September 30, 1997.

                     (b) To the best knowledge of EDI, there are no liens for material amounts of Taxes on the assets of EDI or any EDI Subsidiary except for statutory liens for current Taxes not yet due and payable.

                     (c) No examination or audit of any Tax Returns of EDI or any of the EDI Subsidiaries by any Governmental Authority is currently in progress or, to the best knowledge of EDI, threatened or contemplated.

                     (d) EDI has not taken or agreed to take any action that would prevent the Merger from constituting a tax-free reorganization under the provisions of Section 368 of the Code.

                     (e) For purposes of this Agreement, the term "Tax" shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Authority. The term "Tax Return" shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a governmental entity with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

           2.16 FAIRNESS OPINION. EDI has received the opinion of Alliant Partners to the effect that, as of the date hereof, the Merger Consideration is fair to the holders of EDI Stock from a financial point of view.

           2.17 TAKEOVER STATUTES. Assuming Bowmar and its "associates" and "affiliates" (as defined in Section 203 of the Delaware Code) collectively beneficially own and have beneficially owned at all times during the three year period prior to the date hereof less than fifteen percent (15%) of the EDI Shares outstanding, Section 203 of the Delaware Code is, and shall be, inapplicable to the Merger, this Agreement and the transactions contemplated hereby and thereby. The foregoing notwithstanding, the Board of Directors of EDI has approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Merger, this Agreement and the transactions contemplated by this Agreement, the provisions of Section 203 of the Delaware Code.

           2.18 INTELLECTUAL PROPERTY RIGHTS. To the knowledge of EDI, EDI and the EDI Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights (collectively "Intellectual Property Rights") to conduct their respective businesses as now conducted, except to the extent that the failure to possess such rights or licenses would not have an EDI Material Adverse Effect. EDI and the EDI Subsidiaries do not have any knowledge of any infringement by EDI or the EDI Subsidiaries of any Intellectual Property Rights of others, and except as set forth on Schedule 2.18, there is no claim, action or proceeding being made or brought against, or to EDI's knowledge, being threatened against, EDI or any EDI Subsidiary regarding any Intellectual Property Rights or other infringement; and EDI and the EDI Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing, except for such facts and circumstances which would not have, individually or in the aggregate, an EDI Material Adverse Effect.

           2.19 CERTAIN BUSINESS RELATIONSHIPS WITH AFFILIATES. Except as set forth in the EDI Securities Filings, as disclosed on Schedule 2.19 or by virtue of the Merger, since the date of EDI's last proxy statement to its shareholders, no event has occurred that would be required to be reported by EDI as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated under the Securities Act.

           2.20      ENVIRONMENTAL MATTERS.  (a) Except as set forth in Schedule
2.20 hereto and except as to such matters which, individually or in the aggregate, could not reasonably be expected to have an EDI Material Adverse Effect, (i) neither EDI nor any EDI Subsidiary has ever generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as hereinafter defined) in a manner not in compliance with applicable Environmental Law (as hereinafter defined); (ii) to the best knowledge of EDI, no Hazardous Material (as hereinafter defined) has ever been or is threatened to be spilled, released, or disposed of at any site presently or formerly owned, operated, leased, or used by EDI or any EDI Subsidiary, or has ever come to be located in the soil or groundwater at any such site; (iii) no Hazardous Material has ever been transported from any site presently or formerly owned, operated, leased, or used by EDI or any EDI Subsidiary for treatment, storage, or disposal at any other place other than in compliance with applicable Environmental Laws; (iv) neither EDI nor any EDI Subsidiary presently owns, operates, leases, or uses, or previously owned, operated, leased, or used any site on which underground storage tanks are or were located from which a release occurred; and (v) no lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by EDI or any EDI Subsidiary in connection with the presence of any Hazardous Material.

                     (b) Except as set forth in Schedule 2.20 hereto, (i) neither EDI nor any EDI Subsidiary has any material liability under, nor has EDI or any EDI Subsidiary ever violated in any material respect, any Environmental Law (as hereinafter defined); (ii) EDI and each EDI Subsidiary, any property owned, operated, leased, or used by any of them, and any facilities and operations thereon are presently in compliance in all material respects with all applicable Environmental Laws; (iii) neither EDI nor any EDI Subsidiary has ever entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (iv) neither EDI nor any EDI Subsidiary has any reason to believe that any of the items enumerated in clause (iii) of this paragraph will be forthcoming.

                     (c) Except as set forth in Schedule 2.20 hereto, and to the best knowledge of EDI, no site owned, operated, leased, or used by EDI or any EDI Subsidiary contains any asbestos or asbestos-containing material, any polychlorinated biphenyls (PCBs) or equipment containing PCBs, or any urea formaldehyde foam insulation.

                     (d) EDI has provided to Bowmar copies of all material documents, records, and information in EDI's possession or control concerning any environmental or health and safety matter relevant to EDI or any sites formerly or currently owned, operated, leased or used by EDI or any EDI Subsidiary, whether generated by EDI or any EDI Subsidiary, or others, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency. In addition, EDI has disclosed to Bowmar all sites formerly or currently owned, operated, leased or used by EDI or any EDI Subsidiary.

                     (e) For purposes of this Agreement, (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, or contaminant, as defined or regulated under any Environmental Law, or any other substance which may pose a threat to the environment or to human health or safety; (ii) "Hazardous Waste" shall mean and include any hazardous waste as defined or regulated under any Environmental Law; and (iii) "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the foreign, national, state, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted. For the purposes of this Section 2.20, (x) "EDI" shall mean and include EDI, its predecessors and all other entities for whose conduct EDI is or may be held responsible under any Environmental Law; and (y) "EDI Subsidiary" shall mean and include each respective EDI Subsidiary, its predecessors and all other entities for whose conduct such EDI Subsidiary is or may be held responsible under any Environmental Law.

           2.21 LABOR MATTERS. Except as set forth on Schedule 2.21 hereto, neither EDI nor any EDI Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There are no unfair labor practice or labor arbitration proceedings pending or, to the best knowledge of EDI, threatened against EDI or any EDI Subsidiary relating to their business. To the best knowledge of EDI, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of EDI or any EDI Subsidiary.

           2.22 DISCLOSURE. Neither this Agreement nor any certificate required to be furnished by EDI to Bowmar, the Acquisition Subsidiary or any Bowmar Subsidiary in connection with this Agreement or the transactions contemplated hereby contains any untrue statement of a material fact concerning EDI or any EDI Subsidiary or omits to state a material fact concerning EDI or any EDI Subsidiary necessary to make the statements herein or therein not misleading in light of the circumstances in which they were made.

                                   ARTICLE III
                        REPRESENTATIONS, WARRANTIES AND
                          CERTAIN COVENANTS OF BOWMAR

           Bowmar represents, warrants and/or covenants to and with EDI as follows:

           3.1 ORGANIZATION AND GOOD STANDING. Bowmar, Acquisition Subsidiary and each subsidiary of Bowmar (the "Bowmar Subsidiary") is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its


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


incorporation or organization and has all requisite corporate or partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Bowmar and each of the Bowmar Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect on the business, assets (including, but not limited to, intangible assets), condition (financial or otherwise), properties (including, but not limited to, intangible properties), liabilities or the results of operations of Bowmar and the Bowmar Subsidiaries taken as a whole ("Bowmar Material Adverse Effect"). Schedule 3.1 hereto contains a complete and accurate list of the jurisdiction of incorporation or organization and qualification or license of Bowmar and each Bowmar Subsidiary. Bowmar has heretofore made available to EDI accurate and complete copies of the Articles of Incorporation and Bylaws, as currently in effect, of Bowmar and each Bowmar Subsidiary.

           3.2 CAPITALIZATION. As of the date hereof, the authorized capital stock of Bowmar consists of 15,000,000 shares of Bowmar Stock, and 500,000 shares of preferred stock, par value $1.00 per share ("Bowmar Preferred Shares"). As of April 30, 1998, (a) 6,674,492 shares of Bowmar Stock were issued and outstanding, and (b) 119,906 shares of Bowmar Preferred Shares were outstanding. No other capital stock of Bowmar is authorized or issued. All issued and outstanding shares of the Bowmar Stock and Bowmar Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable securities Laws. Except as set forth in the Bowmar Securities Filings (as hereinafter defined) or on Schedule 3.2 attached hereto, or as otherwise contemplated by this Agreement, as of the date hereof there are no outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind to which Bowmar is bound relating to any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of Bowmar, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or other security. Except as disclosed in the Bowmar Securities Filings, there are, to the best knowledge of Bowmar, no restrictions upon the transfer of or otherwise pertaining to the securities (including, but not limited to, the ability to pay dividends thereon) or retained earnings of Bowmar and the Bowmar Subsidiaries or the ownership thereof other than those imposed by the Securities Act, the Securities Exchange Act, applicable state securities Laws or applicable corporate Law. Neither Bowmar nor any Bowmar Subsidiary beneficially owns any shares of EDI Common Stock.

           3.3 SUBSIDIARIES. Schedule 3.3 attached hereto sets forth the name and jurisdiction of incorporation or organization of each Bowmar Subsidiary, each of which is wholly owned by Bowmar except as otherwise indicated on said Schedule 3.3. Except as set forth on Schedule 3.3 attached hereto, all of the capital stock and other interests of the Bowmar Subsidiaries so held by Bowmar are owned by it or a Bowmar Subsidiary as indicated on said
Schedule 3.3, free and clear of any claim, lien, encumbrance, security interest or agreement with respect thereto. All of the outstanding shares of capital stock in each of the Bowmar Subsidiaries held directly or indirectly by Bowmar are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable

Laws. There are no irrevocable proxies or similar obligations with respect to such capital stock of the Bowmar Subsidiaries held by Bowmar and no equity securities or other interests of any of the Bowmar Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any Bowmar Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Bowmar Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for such shares.

           3.4 AUTHORIZATION; BINDING AGREEMENT. Bowmar and Acquisition Subsidiary have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the other agreements and documents referred to herein to which Bowmar or Acquisition Subsidiary is or will be a party or a signatory (the "Bowmar Ancillary Agreements") and the consummation of the transactions contemplated hereby and thereby, including, but not limited to, the Merger, have been duly and validly authorized by the respective Boards of Directors of Bowmar and Acquisition Subsidiary, as appropriate, and no other corporate proceedings on the part of Bowmar, Acquisition Subsidiary or any Bowmar Subsidiary are necessary to authorize the execution and delivery of this Agreement and the Bowmar Ancillary Agreements or to consummate the transactions contemplated hereby or thereby (other than the requisite approval by the Bowmar shareholders of the adoption of this Agreement, the approval of the Merger and of the Bowmar Proposals, and the requisite approval by the sole shareholder of Acquisition Subsidiary of this Agreement and the Merger). This Agreement has been duly and validly executed and delivered by each of Bowmar and Acquisition Subsidiary and constitutes, and upon execution and delivery thereof as contemplated by this Agreement, the Bowmar Ancillary Agreements will constitute, the legal, valid and binding agreements of Bowmar and Acquisition Subsidiary, enforceable against each of Bowmar and Acquisition Subsidiary in accordance with its and their respective terms, subject to the Enforceability Exceptions.

           3.5 GOVERNMENTAL APPROVALS. No Consent from or with any Governmental Authority on the part of Bowmar or any of the Bowmar Subsidiaries is required in connection with the execution or delivery by Bowmar of this Agreement and the Bowmar Ancillary Agreements or the consummation by Bowmar of the transactions contemplated hereby or thereby other than (i) the filing of the Certificate of Merger with the Secretary of State of Delaware in accordance with the Delaware Code; (ii) filings with the SEC, state securities laws administrators, the American Stock Exchange and applicable Indiana Governmental Authorities, (iii) filings under the HSR Act, if required; (iv) those Consents, if any, required by or related to contracts pursuant to which Bowmar provides, directly or indirectly, goods or services to any Governmental Authority, all as identified on Schedule 3.5 attached hereto; and (v) those Consents that, if they were not obtained or made, do not or would not have a Bowmar Material Adverse Effect or materially and adversely affect the ability of Bowmar to perform its obligations set forth herein or to consummate the transactions contemplated hereby.

           3.6 NO VIOLATIONS. Except as set forth on Schedule 3.6 hereto, the execution and delivery of this Agreement and the Bowmar Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby and compliance by Bowmar with any of the provisions hereof or thereof will not
(i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws or other governing instruments of Bowmar or any of the Bowmar Subsidiaries, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or augment the performance required) under any of the terms, conditions or provisions of any Bowmar Material Contract (as hereinafter defined), (iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of Bowmar or any Bowmar Subsidiary, or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.5, above, contravene any Law currently in effect to which Bowmar or any Bowmar Subsidiary or its or any of their respective assets or properties are subject, except in the case of clauses (ii), (iii) and (iv), above, for any deviations from the foregoing which do not or would not have a Bowmar Material Adverse Effect.

           3.7 SECURITIES FILINGS AND LITIGATION. Bowmar has made available to EDI true and complete copies of (i) its Annual Reports on Form 10-K, as amended, for the years ended September 27, 1997, September 28, 1996 and September 30, 1995, or periods included therein, as filed with the SEC, (ii) its proxy statements relating to all of the meetings of shareholders (whether annual or special) of Bowmar since January 1, 1995, as filed with the SEC, and (iii) all other reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by Bowmar with the SEC since January 1, 1995. The reports and statements set forth in clauses (i) through (iii), above, and those subsequently provided or required to be provided pursuant to this Section, are referred to collectively as the "Bowmar Securities Filings." As of their respective dates, or as of the date of the last amendment thereof, if amended after filing, none of the Bowmar Securities Filings (including all schedules thereto and disclosure documents incorporated by reference therein), contained or, as to Bowmar Securities Filings subsequent to the date hereof, will contain any untrue statement of a material fact or omitted or, as to Bowmar Securities Filings subsequent to the date hereof, will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Bowmar Securities Filings at the time of filing or as of the date of the last amendment thereof, if amended after filing, complied or, as to Bowmar Securities Filings subsequent to the date hereof, will comply in all material respects with the Securities Exchange Act or the Securities Act, as applicable. Bowmar has timely filed all reports, statements, registration statements and other filings required to be filed by it under the Securities Exchange Act and the Securities Act, as applicable. Except as disclosed in the Bowmar Securities Filings or on Schedule 3.7, there is no Litigation pending or, to the knowledge of Bowmar, threatened against Bowmar or any Bowmar Subsidiary, any officer, director, employee or agent thereof, in his or her capacity as such, or as a fiduciary with respect to any Bowmar Benefit Plan, as hereinafter defined, or otherwise relating to Bowmar or any Bowmar Subsidiary or the securities of any of them, or any properties or rights of Bowmar or any Bowmar Subsidiary or any Bowmar Benefit Plan which is required to be described in any Bowmar Securities Filing that is not so described. No event has occurred as a consequence of which Bowmar would be required to file a Current Report on Form 8-K pursuant to the requirements of the Securities Exchange Act as to which such a report has not been timely filed with the SEC.

           3.8 BOWMAR FINANCIAL STATEMENTS. The audited consolidated financial statements and unaudited interim financial statements of Bowmar included in the Bowmar Securities Filings (the "Bowmar Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and present fairly, in all material respects, the financial position of Bowmar and the Bowmar Subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Securities Exchange Act.

           3.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Bowmar Securities Filings filed and publicly available prior to the date of this Agreement or in Schedule 3.9 attached hereto or as permitted by Section 5.1, since September 27, 1997, (i) there has not been any event, occurrence, fact, condition, change, development or effect ("Event") that has had or could reasonably be expected to have a Bowmar Material Adverse Effect; (ii) Bowmar and the Bowmar Subsidiaries have operated only in the ordinary course of business and consistent with past practice; and (iii) without limiting the generality of the foregoing and except as disclosed on Schedule 3.9 attached hereto, there has not been, occurred or arisen:

                     (a) any declaration, payment or setting aside for payment of any dividend (except to Bowmar or a Bowmar Subsidiary and dividends required under the present terms of the Bowmar Preferred Stock) or other distribution or any redemption, purchase or other acquisition of any shares of capital stock or securities of Bowmar by or from Bowmar;

                     (b) any employment, deferred compensation or other salary, wage or compensation contract entered into between Bowmar and any Bowmar employee, except for normal and customary contracts in the ordinary course of business and consistent with past practice; or any increase in the salary, wages or other compensation of any kind, whether current or deferred, of any Bowmar employee, other than routine increases that were made in the ordinary course of business and consistent with past practices; or any creation of any benefit plan or amendment or modification of any benefit plan; or any election by or on behalf of Bowmar made pursuant to the provisions of any benefit plan to accelerate any payments, obligations or vesting schedules under any benefit plans;

                     (c) any issuance, sale or disposition by Bowmar of any debenture, note, stock or other security issued by Bowmar, or any modification or amendment of any right of the holder of any outstanding debenture, note, stock or other security issued by Bowmar;

                     (d) any liability involving the borrowing of money by Bowmar except in the ordinary course of business and consistent with past practices;

                     (e) except for fair value received, in the ordinary course of business and consistent with past practices, any cancellation of any liability owed to Bowmar by any other person; or

                     (f) any amendment to the Certificate of Incorporation or By-laws of Bowmar.

           3.10 COMPLIANCE WITH LAWS. The business of Bowmar and each of Bowmar Subsidiary has been operated in compliance with all Laws, except for any instances of non-compliance which have not had and could not reasonably be expected to have a Bowmar Material Adverse Effect.

           3.11 PERMITS. (i) Bowmar and the Bowmar Subsidiaries have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of their business (collectively, "Bowmar Permits"), (ii) neither Bowmar nor any Bowmar Subsidiary is in violation of any Bowmar Permit, and (iii) no proceedings are pending or, to the knowledge of Bowmar, threatened, to revoke or limit any Bowmar Permit, except, in each case, those the absence or violation of which could not reasonably be expected to have a Bowmar Material Adverse Effect.

           3.12 FINDERS AND INVESTMENT BANKERS. Neither Bowmar nor any of its officers or directors has entered into any contract, arrangement or understanding with any broker, finder or other person, other than Needham & Co., or otherwise incurred any liability for any brokerage fees, commissions, finders' fees or like payments in connection with the transactions contemplated hereby.

           3.13 CONTRACTS. Except as set forth in the Bowmar Securities Filings or in Schedule 3.13, neither Bowmar nor any Bowmar Subsidiary is a party or is subject to any note, bond, mortgage, indenture, contract, lease, license, agreement, understanding, instrument, bid or proposal that is material to the business or operations of Bowmar ("Bowmar Material Contract"). Bowmar has made available to EDI true and accurate copies of the Bowmar Material Contracts. All such Bowmar Material Contracts are valid and binding and are in full force and effect and enforceable against Bowmar or such subsidiary in accordance with their respective terms, subject to the Enforceability Exceptions and assuming the due authorization of the other party or parties thereto. Except as referenced in Section 3.6 above, (i) no Consent of any person is needed in order that each such Bowmar Material Contract shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the transactions contemplated by this Agreement, except for Consents the absence of which would not reasonably be expected to have a Bowmar Material Adverse Effect, and (ii) neither Bowmar nor any Bowmar Subsidiary is in violation or breach of or default under any such Bowmar Material Contract, nor to Bowmar's knowledge is any other party to any such Bowmar Material Contract in violation or breach of or default under any such Bowmar Material Contract in each case where such violation or breach would have Bowmar Material Adverse Effect.

           3.14      EMPLOYEE BENEFIT PLANS.  (a) Except as set forth in
Schedule 3.14(a) attached hereto, there are no Benefit Plans maintained or contributed to by Bowmar or any of its ERISA Affiliates ("Bowmar Benefit Plan"). Each of the Bowmar Benefit Plans has been maintained in material compliance with its terms and all applicable Law, except where the failure to do so would not be reasonably likely to result in a Bowmar Material Adverse Effect. Except as set forth on Schedule 3.14(a) attached hereto, no Bowmar Benefit Plan is a defined benefit pension plan subject to Title IV of ERISA or Section 412 of the Code. Except as set forth on Schedule 3.14(a), neither Bowmar nor any of its ERISA Affiliates (i) contributes to, has ever contributed to or has any outstanding liability with respect to, any Multiemployer Plan; or (ii) currently provides any post-employment welfare benefits except as required by COBRA.

                     (b) Except as set forth on Schedule 3.14(b) attached hereto, the consummation of the transactions contemplated by this Agreement will not (i) entitle any individual to severance pay; or (ii) accelerate the time of payment or vesting of benefits or increase the amount of compensation due to any individual.

           3.15 TAXES AND RETURNS. (a) Bowmar and each Bowmar Subsidiary has timely filed, or caused to be timely filed all material Tax Returns required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Bowmar Financial Statements have been established or which are being contested in good faith and with respect to which Bowmar is maintaining reserves adequate for their payment. There are no claims or assessments pending against Bowmar or any Bowmar Subsidiary for any alleged deficiency in any Tax, and Bowmar has not been notified in writing of any proposed Tax claims or assessments against Bowmar or any Bowmar Subsidiary (other than in each case, claims or assessments for which adequate reserves in the Bowmar Financial Statements have been established or which are being contested in good faith and with respect to which Bowmar is maintaining reserves adequate for their payment or are immaterial in amount). Neither Bowmar nor any Bowmar Subsidiary has any waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Bowmar or any Bowmar Subsidiary for any extension of time within which to file any material Tax Return or within which to pay any material amounts of Taxes shown to be due on any return.

                     (b) To the best knowledge of Bowmar, there are no liens for material amounts of Taxes on the assets of Bowmar or any Bowmar Subsidiary except for statutory liens for current Taxes not yet due and payable.

                     (c) No examination or audit of any Tax Returns of Bowmar or any of the Bowmar Subsidiaries by any Governmental Authority is currently in progress or, to the best knowledge of Bowmar, threatened or contemplated.

                     (d) Bowmar has not taken or agreed to take any action that would prevent the Merger from constituting a tax-free reorganization under the provisions of Section 368 of the Code.

           3.16 FAIRNESS OPINION. Bowmar received the opinion of Needham & Co. to the effect that, as of the date hereof, the Merger Consideration is fair to the holders of Bowmar Stock from a financial point of view.

           3.17 TAKEOVER STATUTES. Assuming EDI and its "associates" and "affiliates" (as defined in Section 23-1-43 of the Indiana Business Corporation
Law) collectively beneficially own and have owned at all times during the five year period prior to the date hereof less than ten percent (10%) of the Bowmar Stock outstanding, Section 23-1-43-18 of the Indiana Business Corporation Law is, and shall be, inapplicable to the Merger, this Agreement and the transactions contemplated hereby and thereby. The foregoing notwithstanding, the Board of Directors of Bowmar has approved the Merger, this Agreement, and the agreements contemplated by this Agreement, and such approval is sufficient to render inapplicable to the Merger, this Agreement and the transactions and agreements contemplated by this Agreement, the provisions of Section 23-1-43-18 of the Indiana Business Corporation Law.

           3.18 BOWMAR RIGHTS PLAN. Under the Rights Agreement between Bowmar and American Stock Transfer and Trust Company, dated as of December 6, 1996 (the "Bowmar Rights Agreement"), neither EDI nor any stockholder of EDI or any Affiliate or Associate (as such terms are defined in the Bowmar Rights Agreement) of EDI or any such stockholder of EDI, will become an "Acquiring Person"; no "Share Acquisition Date" or "Distribution Date" (as such terms are defined in the Bowmar Rights Agreement) will occur; and the holders of any rights issued pursuant to the Bowmar Rights Agreement will not be entitled to receive any benefits under the Bowmar Rights Agreement as a result of the approval, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby. From and after the date of this Agreement until the Effective Time, Bowmar shall not take any action that would cause EDI or any stockholder of EDI or any Affiliate or Associate of EDI or any such stockholder to become an "Acquiring Person" under the Bowmar Rights Agreement, or that would cause a "Share Acquisition Date" or "Distribution Date" to occur or give the holders of any Rights any benefits under the Bowmar Rights Agreement, as a result of the Merger or any of the transactions contemplated by this Agreement.

           3.19 INTELLECTUAL PROPERTY RIGHTS. To the knowledge of Bowmar, Bowmar and the Bowmar Subsidiaries own or possess adequate rights or licenses to use all Intellectual Property Rights to conduct their respective businesses as now conducted, except to the extent that the failure to possess such rights or licenses would not have a Bowmar Material Adverse Effect. Bowmar and the Bowmar Subsidiaries do not have any knowledge of any infringement by Bowmar or the Bowmar Subsidiaries of any Intellectual Property Rights of others, and except as set forth on Schedule 3.19, there is no claim, action or proceeding being made or brought against, or to Bowmar's knowledge, being threatened against, Bowmar or any Bowmar Subsidiary regarding any Intellectual Property Rights or other infringement; and Bowmar and the Bowmar Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing, except for such facts and circumstances which would not have, individually or in the aggregate, a Bowmar Material Adverse Effect.

           3.20 CERTAIN BUSINESS RELATIONSHIPS WITH AFFILIATES. Except as set forth in the Bowmar Securities Filing, as disclosed on Schedule 3.20 or by virtue of the Merger, since the date of Bowmar's last proxy statement to its shareholders, no event has occurred that would be required to be reported by Bowmar as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated under the Securities Act.

           3.21      ENVIRONMENTAL MATTERS.  (a) Except as set forth in Schedule
3.21 hereto and except as to such matters which, individually or in the aggregate, could not reasonably be expected to have a Bowmar Material Adverse Effect, (i) neither Bowmar nor any Bowmar Subsidiary has ever generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste in a manner not in compliance with applicable Environmental Law; (ii) to the best knowledge of Bowmar, no Hazardous material has ever been or is threatened to be spilled, released, or disposed of at any site presently or formerly owned, operated, leased, or used by Bowmar or any Bowmar Subsidiary, or has ever come to be located in the soil or groundwater at any such site; (iii) no Hazardous Material has ever been transported from any site presently or formerly owned, operated, leased, or used by Bowmar or any Bowmar Subsidiary for treatment, storage, or disposal at any other place other than in compliance with applicable Environmental Laws; (iv) neither Bowmar nor any Bowmar Subsidiary presently owns, operates, leases, or uses, or previously owned, operated, leased, or used any site on which underground storage tanks are or were located from which a release occurred; and (v) no lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by Bowmar or any Bowmar Subsidiary in connection with the presence of any Hazardous Material.

                     (b) Except as set forth in Schedule 3.21 hereto, (i) neither Bowmar nor any Bowmar Subsidiary has any material liability under, nor has Bowmar or any Bowmar Subsidiary ever violated in any material respect, any Environmental Law; (ii) Bowmar and each Bowmar Subsidiary, any property owned, operated, leased, or used by any of them, and any facilities and operations thereon are presently in compliance in all material respects with all applicable Environmental Laws; (iii) neither Bowmar nor any Bowmar Subsidiary has ever entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (iv) neither Bowmar nor any Bowmar Subsidiary has any reason to believe that any of the items enumerated in clause (iii) of this paragraph will be forthcoming.

                     (c) Except as set forth in Schedule 3.21 hereto, and to the best knowledge of Bowmar, no site owned, operated, leased or used by Bowmar or any Bowmar Subsidiary contains any asbestos or asbestos-containing material, any PCBs or equipment containing PCBs, or any urea formaldehyde foam insulation.

                     (d) Bowmar has provided to EDI copies of all material documents, records, and information in Bowmar's possession or control concerning any environmental or health and safety matter relevant to Bowmar or any sites formerly or currently owned, operated, leased or used by Bowmar or any Bowmar Subsidiary, whether generated by Bowmar or any Bowmar Subsidiary, or others, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of

Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency. In addition, Bowmar has disclosed to EDI all sites formerly or currently owned, operated, leased or used by Bowmar or any Bowmar Subsidiary.

                     (e) For purposes of this Section 3.21, (i) "Bowmar" shall mean and include Bowmar, its predecessors and all other entities for whose conduct Bowmar is or may be held responsible under any Environmental Law and
(ii) "Bowmar Subsidiary" shall mean and include each respective Bowmar Subsidiary, its predecessors and all other entities for whose conduct such Bowmar Subsidiary is or may be held responsible under any Environmental Law.

           3.22 LABOR MATTERS. Except as set forth on Schedule 3.22 hereto, neither Bowmar nor any Bowmar Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There are no unfair labor practice or labor arbitration proceedings pending or, to the best knowledge of Bowmar, threatened against Bowmar or any Bowmar Subsidiary relating to their business. To the best knowledge of Bowmar, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Bowmar or any Bowmar Subsidiary.

           3.23 DISCLOSURE. Neither this Agreement nor any certificate required to be furnished by Bowmar to EDI or any EDI Subsidiary in connection with this Agreement or the transactions contemplated hereby contains any untrue statement of a material fact concerning Bowmar, the Acquisition Subsidiary or any Bowmar Subsidiary or omits to state a material fact concerning Bowmar, the Acquisition Subsidiary or any Bowmar Subsidiary necessary to make the statements herein or therein not misleading in light of the circumstances in which they were made.

                                   ARTICLE IV
                          ADDITIONAL COVENANTS OF EDI

           EDI represents, covenants and agrees as follows:

           4.1 CONDUCT OF BUSINESS OF EDI AND EDI SUBSIDIARIES. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, EDI shall conduct, and it shall cause the EDI Subsidiaries to conduct, its or their businesses in the ordinary course and consistent with past practice, subject to the limitations contained in this Agreement, and EDI shall, and it shall cause the EDI Subsidiaries to, use its or their reasonable business efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with all persons with whom it does business. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or as otherwise set forth in the EDI Disclosure Letter (as hereinafter defined), after the date of this Agreement and prior to the Effective Time, neither EDI nor any EDI Subsidiary will, without the prior written consent of Bowmar:

                     (i) amend or propose to amend its Certificate of Incorporation or Bylaws in any material respect;

                     (ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of EDI or any EDI Subsidiary including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of EDI or any EDI Subsidiary, except for the issuance of shares of EDI Common Stock pursuant to the exercise of stock options or warrants outstanding on the date of this Agreement in accordance with their present terms or pursuant to EDI's employee stock purchase plan;

                     (iii) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

                     (iv) (a) create, incur or assume any debt in excess of $500,000 or obligations in respect of capital leases, except pursuant to existing agreements and pursuant to refinancings of existing obligations on terms that are no less favorable to EDI or the EDI Subsidiaries than the existing terms; (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person; (c) make any capital expenditures in excess of $500,000 or make any loans, advances or capital contributions to, or investments in, any other person (other than to an EDI Subsidiary and customary travel, relocation or business advances to employees made in the ordinary course of business consistent with past practice); (d) acquire the stock or assets of, or merge or consolidate with, any other person; (e) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise); or (f) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties, real, personal or mixed material to EDI and the EDI Subsidiaries taken as a whole other than to secure debt permitted under (a) of this clause (iv);

                     (v) increase in any manner the compensation of any of its officers or employees, hire or solicit for employment any person who is an employee of Bowmar, or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, officer, director, other employee, agent, consultant or affiliate other than as required pursuant to the terms of agreements in effect on the date of this Agreement;

                     (vi) except as disclosed on Schedule 4.1 attached hereto, enter into any lease or amend any lease of real property; or

                     (vii)      agree to do any of the foregoing.


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


           Furthermore, EDI covenants, represents and warrants that from and after the date of this Agreement, unless Bowmar shall otherwise expressly consent in writing, EDI shall, and EDI shall cause each EDI Subsidiary to, use its or their reasonable business efforts to comply in all material respects with all Laws applicable to it or any of its properties, assets or business and maintain in full force and effect all EDI Permits necessary for, or otherwise material to, such business.

           4.2 NOTIFICATION OF CERTAIN MATTERS. EDI shall give prompt written notice to Bowmar if any of the following occur after the date of this
Agreement: (i) any notice of, or other communication relating to, a default or Event which, with notice or lapse of time or both, would become a default under any EDI Material Contract which could reasonably be expected to have an EDI Material Adverse Effect; (ii) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, provided that such Consent would have been required to have been disclosed in this Agreement; (iii) receipt of any material notice or other communication from any Governmental Authority (including, but not limited to, Nasdaq or any securities exchange) in connection with the transactions contemplated by this Agreement; (iv) the occurrence of an Event which could reasonably be expected to have an EDI Material Adverse Effect; (v) the commencement or threat of any Litigation involving or affecting EDI or any EDI Subsidiary, or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of EDI or any EDI Subsidiary which, if pending on the date hereof, would have been required to have been disclosed in this Agreement or which relates to the consummation of the Merger or any material development in connection with any Litigation disclosed by EDI in or pursuant to this Agreement or the EDI Securities Filings; and (vi) the occurrence of any Event that could reasonably be expected to cause a breach by EDI of any provision of this Agreement or an EDI Ancillary Agreement, including such a breach that could occur if such Event had taken place on or prior to the date of this Agreement.

           4.3 ACCESS AND INFORMATION. Subject to the confidentiality obligations of Bowmar as set forth in Section 8.1 of this Agreement, between the date of this Agreement and the Effective Time, EDI and the EDI Subsidiary will give, and shall direct its accountants and legal counsel to give, Bowmar, its lenders and their respective authorized representatives (including, without limitation, financial advisors, accountants and legal counsel) at all reasonable times access as reasonably requested to all offices and other facilities and to all contracts, agreements, commitments, books and records (including, but not limited to, Tax Returns) of or pertaining to EDI and each EDI Subsidiary, will permit the foregoing to make such reasonable inspections as they may require and will cause its officers promptly to furnish Bowmar with (a) such financial and operating data and other information with respect to the business and properties of EDI and each EDI Subsidiary as Bowmar may from time to time reasonably request, and (b) a copy of each material report, schedule and other document filed or received by EDI or any EDI Subsidiary pursuant to the requirements of applicable securities laws or Nasdaq. All such information shall be deemed "Confidential Information" as such term is defined in those certain letter agreements dated March 10, 1997 and April 24, 1997 between EDI and Bowmar (the "Confidentiality Agreements"), except as otherwise provided in such Confidentiality Agreements.

           4.4 STOCKHOLDER APPROVAL. As soon as practicable, EDI will take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving the EDI Proposals and for such other purposes as may be necessary or desirable in connection with effectuating the transactions contemplated hereby. Except in the case where the Board of Directors of EDI determines in good faith, after receiving advice of counsel, that doing so could reasonably be expected to be a breach of the directors' fiduciary duties under applicable Law, the Board of Directors of EDI
(i) will recommend to the stockholders of EDI that they approve the EDI Proposals, and (ii) will use its reasonable best efforts to obtain any necessary approval by EDI's stockholders of the EDI Proposals including, without limitation, voting the EDI Shares held by such Directors for such adoption and approval.

           4.5 REASONABLE BUSINESS EFFORTS. Subject to the terms and conditions herein provided, EDI agrees to use its reasonable business efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and the transactions contemplated by this Agreement including, but not limited to (i) obtaining the Consent of EDI's lenders and others to this Agreement and the transactions contemplated hereby,
(ii) the defending of any Litigation against EDI or any EDI Subsidiary challenging this Agreement or the consummation of the transactions contemplated hereby, (iii) obtaining all Consents from Governmental Authorities required for the consummation of the Merger and the transactions contemplated thereby, and
(iv) timely making all necessary filings under the HSR Act. Upon the terms and subject to the conditions hereof, EDI agrees to use reasonable business efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the closing set forth herein.

           4.6 PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, EDI shall not, and shall cause its affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Merger, the EDI Proposals or the transactions contemplated hereby or thereby without the consent of Bowmar, which consent shall not be unreasonably withheld, except where such release or announcement is required by applicable Law or pursuant to any applicable listing agreement with, or rules or regulations of, Nasdaq, in which case EDI, prior to making such announcement, shall consult with Bowmar regarding the same.

           4.7 COMPLIANCE. In consummating the Merger and the transactions contemplated hereby, EDI shall comply in all material respects with the provisions of the Securities Exchange Act and the Securities Act and shall comply, and/or cause the EDI Subsidiaries to comply or to be in compliance, in all material respects, with all other applicable Laws.

           4.8 NO SOLICITATION. (a) EDI shall, and shall direct and use reasonable efforts to cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a EDI Takeover Proposal (as hereinafter defined). EDI shall not, nor shall it permit any EDI Subsidiary to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any EDI Subsidiary to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or would reasonably be expected to lead to, any EDI Takeover Proposal or (ii) participate in any discussions or negotiations regarding any EDI Takeover Proposal; provided, however, that if, at any time prior to the Effective Time, the Board of Directors of EDI determines in good faith, after consultation with legal and financial advisors, that an EDI Takeover Proposal may reasonably be expected to lead to an EDI Superior Proposal (as defined below), EDI may, in response to an EDI Takeover Proposal which was not solicited, initiated or encouraged subsequent to the date hereof, and subject to compliance with Section 4.8(b), (x) furnish information with respect to EDI to any person pursuant to a customary confidentiality agreement (as determined by EDI after consultation with its outside counsel) and (y) participate in negotiations regarding such EDI Takeover Proposal. "EDI Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 15% or more of the assets of EDI and the EDI Subsidiaries or 15% or more of any class of equity securities of EDI or any EDI Subsidiary, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of EDI or any EDI Subsidiaries, any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving EDI or any EDI Subsidiary, other than the transactions contemplated by this Agreement.

                     (b) In addition to the obligations of EDI set forth in paragraph (a) of this Section 4.8, EDI shall notify Bowmar orally and in writing promptly, but in no event later than 48 hours after receipt by EDI of any request for information or of any EDI Takeover Proposal, the material terms and conditions of such request or EDI Takeover Proposal and the identity of the person making such request or EDI Takeover Proposal.

                     (c) Nothing contained in this Section 4.8 shall prohibit EDI from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2 or any other applicable rule promulgated under the Securities Exchange Act or from making any disclosure to EDI's stockholders if, in the good faith judgment of the Board of Directors of EDI, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to EDI's stockholders under applicable law.

           4.9 SEC AND STOCKHOLDER FILINGS. EDI shall send to Bowmar a copy of all material public reports and materials as and when it sends the same to its stockholders, the SEC or any state or foreign securities commission.

           4.10 TAX OPINION CERTIFICATION. EDI shall execute and deliver a certificate in a form satisfactory to the counsel of both EDI and Bowmar, signed by an officer of EDI setting forth factual representations and covenants that will serve as a basis for the tax opinions required pursuant to Section 6.1.8 of this Agreement ("EDI Tax Opinion Certificate").

           4.11 AFFILIATE AGREEMENTS. EDI shall use reasonable business efforts to ensure that each person who is or may be an "affiliate" of EDI within the meaning of Rule 145 promulgated under the Securities Act shall enter into an agreement in the form attached hereto as Schedule 4.11.

           4.12 TAKEOVER STATUTES. If any "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (each a "Takeover Statute"), including, without limitation, Section 203 of the Delaware Code, is or may become applicable to this Agreement, the Merger or the EDI Proposals, EDI and the members of its Board of Directors will grant such approvals, and take such actions as are necessary so that the transactions contemplated by this Agreement and the EDI Proposals may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated hereby or thereby.

                                   ARTICLE V
                         ADDITIONAL COVENANTS OF BOWMAR

           Bowmar covenants and agrees as follows:

           5.1 CONDUCT OF BUSINESS OF BOWMAR AND THE BOWMAR SUBSIDIARIES. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, Bowmar shall conduct, and it shall cause each Bowmar Subsidiary to conduct, its or their businesses in the ordinary course and consistent with past practice, subject to the limitations contained in this Agreement, and Bowmar shall, and it shall cause each Bowmar Subsidiary to, use its or their reasonable business efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with all persons with whom it does business. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or as otherwise set forth in the Bowmar Disclosure Letter (as hereinafter defined), after the date hereof and prior to the Effective Time, neither Bowmar nor any Bowmar Subsidiary will, without the prior written consent of EDI:

                     (i) amend or propose to amend its Articles of Incorporation or Bylaws (or comparable governing instruments) in any material respect;

                     (ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of Bowmar or any Bowmar Subsidiary including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of Bowmar or any Bowmar Subsidiary, except for the issuance of shares of Bowmar Stock and related Rights pursuant to the conversion of Bowmar Preferred Stock and the exercise of stock options outstanding on the date of this Agreement in accordance with their present terms;

                     (iii) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends payable in the ordinary course in respect of the Bowmar Preferred Stock, which shall not exceed $100,000 per quarter;

                     (iv) (a) create, incur or assume any debt in excess of $500,000 or obligations in respect of capital leases, except pursuant to existing agreements and pursuant to refinancings of existing obligations on terms that are no less favorable to Bowmar or the Bowmar Subsidiaries than the existing terms; (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person; (c) make any capital expenditures in excess of $500,000 or make any loans, advances or capital contributions to, or investments in, any other person (other than to a Bowmar Subsidiary and customary travel, relocation or business advances to employees made in the ordinary course of business consistent with past practice); (d) acquire the stock or assets of, or merge or consolidate with, any other person; (e) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise); or (f) except as set forth on Schedule 5.1 attached hereto, sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties, real, personal or mixed material to Bowmar and the Bowmar Subsidiaries taken as a whole other than to secure debt permitted under (a) of this clause (iv);

                     (v) increase in any manner the compensation of any of its officers or employees, hire or solicit for employment any person who is an employee of EDI, or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, officer, director, other employee, agent, consultant or affiliate other than as required pursuant to the terms of agreements in effect on the date of this Agreement;

                     (vi) except as disclosed on Schedule 5.1 attached hereto, enter into any lease or amend any lease of real property; or

                     (vii)      agree to do any of the foregoing.

           Furthermore, Bowmar covenants, represents and warrants that from and after the date of this Agreement, unless EDI shall otherwise expressly consent in writing, Bowmar shall, and Bowmar shall cause each Bowmar Subsidiary to, use its or their reasonable business efforts to comply in all material respects with all Laws applicable to it or any of its properties, assets or business and maintain in full force and effect all the Bowmar Permits necessary for, or otherwise material to, such business.

           5.2 NOTIFICATION OF CERTAIN MATTERS. Bowmar shall give prompt written notice to EDI if any of the following occur after the date of this
Agreement: (i) any notice of, or other communication relating to, a default or Event which, with notice or lapse of time or both, would become a default under any Bowmar Material Contract which could reasonably be expected to have a Bowmar Material Adverse Effect; (ii) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, provided that such Consent would have been required to have been disclosed in this Agreement; (iii) receipt of any material notice or other communication from any Governmental Authority (including, but not limited to the American Stock Exchange or any other securities exchange) in connection with the transactions contemplated by this Agreement; (iv) the occurrence of an Event which could reasonably be expected to have a Bowmar Material Adverse Effect; (v) the commencement or threat of any Litigation involving or affecting Bowmar or any Bowmar Subsidiary or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of Bowmar or any Bowmar Subsidiary which, if pending on the date hereof, would have been required to have been disclosed in this Agreement or which relates to the consummation of the Merger or any material development in connection with any Litigation disclosed by Bowmar in or pursuant to this Agreement or the Bowmar Securities Filings; and (vi) the occurrence of any Event that could reasonably be expected to cause a breach by Bowmar of any provision of this Agreement or a Bowmar Ancillary Agreement, including such a breach that could occur if such Event had taken place on or prior to the date of this Agreement.

           5.3 ACCESS AND INFORMATION. Subject to the confidentiality obligations of EDI as set forth in Section 8.1 of this Agreement, between the date of this Agreement and the Effective Time, Bowmar and the Bowmar Subsidiaries will give, and shall direct its accountants and legal counsel to give EDI, and their respective authorized representatives (including, without limitation, its lenders, financial advisors, accountants and legal counsel) at all reasonable times access as reasonably requested to all offices and other facilities and to all contracts, agreements, commitments, books and records (including, but not limited to, Tax Returns) of or pertaining to Bowmar and the Bowmar Subsidiaries, will permit the foregoing to make such reasonable inspections as they may require and will cause its officers promptly to furnish EDI with (a) such financial and operating data and other information with respect to the business and properties of Bowmar and the Bowmar Subsidiaries as EDI may from time to time reasonably request, and (b) a copy of each material report, schedule and other document filed or received by Bowmar or any of the Bowmar Subsidiaries pursuant to the requirements of applicable securities laws or the American Stock Exchange. All such information shall be deemed "Confidential Information" as such term is defined in those certain letter agreements dated March 10, 1997 and April 24, 1997 between EDI and Bowmar (the "Confidentiality Agreements"), except as otherwise provided in such Confidentiality Agreements.

           5.4 SHAREHOLDER APPROVAL. As soon as practicable, Bowmar will take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving the Bowmar Proposals, for such other purposes as may be necessary or desirable in connection with effectuating the transactions contemplated hereby and for such other purposes as Bowmar shall determine. Except in the case where the Board of Directors of Bowmar determines in good faith, after receiving advice of counsel, that doing so could reasonably be expected to be a breach of the directors' fiduciary duties under applicable Law, the Board of Directors of Bowmar (i) will recommend to the shareholders of Bowmar that they approve the Bowmar Proposals, and (ii) will use its reasonable best efforts to obtain any necessary approval by Bowmar's shareholders of the Bowmar Proposals, including, without limitation, voting the Bowmar Stock held by such Directors for such approval.

           5.5 REASONABLE BUSINESS EFFORTS. Subject to the terms and conditions herein provided, Bowmar agrees to use its reasonable business efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and the transactions contemplated by this Agreement including, but not limited to (i) obtaining the Consent of Bowmar's lenders to this Agreement and the transactions contemplated hereby, (ii) the defending of any Litigation against Bowmar or any Bowmar Subsidiary challenging this Agreement or the consummation of the transactions contemplated hereby,
(iii) obtaining all Consents from Governmental Authorities required for the consummation of the Merger and the transactions contemplated thereby, and (iv) timely making all necessary filings under the HSR Act. Upon the terms and subject to the conditions hereof, Bowmar agrees to use reasonable business efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the closing set forth herein.

           5.6 PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, Bowmar shall not, and shall cause its affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Merger, the Bowmar Proposals, the EDI Proposals, or the transactions contemplated hereby or thereby without the consent of EDI, which consent shall not be unreasonably withheld, except where such release or announcement is required by applicable Law or pursuant to any applicable listing agreement with, or rules or regulations of, the American Stock Exchange, in which case Bowmar, prior to making such announcement, will consult with EDI regarding the same.

           5.7 COMPLIANCE. In consummating the Merger and the transactions contemplated hereby, Bowmar shall comply in all material respects with the provisions of the Securities Exchange Act and the Securities Act and shall comply, and/or cause the Bowmar Subsidiaries to comply or to be in compliance, in all material respects, with all other applicable Laws.

           5.8 NO SOLICITATION. (a) Bowmar shall, and shall direct and use reasonable efforts to cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Bowmar Takeover Proposal (as hereinafter defined). Bowmar shall not, nor shall it permit any Bowmar Subsidiary to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any Bowmar Subsidiary to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or would reasonably be expected to lead to, any Bowmar Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Bowmar Takeover Proposal; provided, however, that if, at any time prior to the Effective Time, the Board of Directors of Bowmar determines in good faith, after consultation with legal and financial advisors, that a Bowmar Takeover Proposal may reasonably be expected to lead to a Bowmar Superior Proposal (as defined below), Bowmar may, in response to a Bowmar Takeover Proposal which was not solicited, initiated or encouraged subsequent to the date hereof, and subject to compliance with Section 5.8(b), (x) furnish information with respect to Bowmar to any person pursuant to a customary confidentiality agreement (as determined by Bowmar after consultation with its outside counsel) and (y) participate in negotiations regarding such Bowmar Takeover Proposal. "Bowmar Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 15% or more of the assets of Bowmar and the Bowmar Subsidiaries or 15% or more of any class of equity securities of Bowmar or any Bowmar Subsidiary, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of Bowmar or any Bowmar Subsidiary, any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Bowmar or any Bowmar Subsidiary, other than the transactions contemplated by this Agreement.

                     (b) In addition to the obligations of Bowmar set forth in paragraph (a) of this Section 5.8, Bowmar shall notify EDI orally and in writing promptly, but in no event later than 48 hours after receipt by Bowmar of any request for information or of any Bowmar Takeover Proposal, the material terms and conditions of such request or Bowmar Takeover Proposal and the identity of the persons making such request or Bowmar Takeover Proposal.

                     (c) Nothing contained in this Section 5.8 shall prohibit Bowmar from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2 or other applicable rule promulgated under the Securities Exchange Act or from making any disclosure to Bowmar's shareholders if, in the good faith judgment of the Board of Directors of Bowmar, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to Bowmar's shareholders under applicable law.

           5.9 SEC AND SHAREHOLDER FILINGS. Bowmar shall send to EDI a copy of all material public reports and materials as and when it sends the same to its shareholders, the SEC or any state or foreign securities commission.

           5.10 TAX OPINION CERTIFICATES. Bowmar shall execute and deliver a certificate in form satisfactory to the counsel of EDI and Bowmar, signed by an officer of Bowmar setting forth factual representations and covenants that will serve as a basis for the tax opinions required pursuant to Section 6.1.8 of this Agreement ("Bowmar Tax Opinion Certificate").

           5.11 BOARD REPRESENTATION AND OFFICERS. Bowmar's Board of Directors will take action to cause the full Board of Directors of Bowmar (the "Bowmar Board") at the Effective Time to consist of seven directors, three of whom shall be designated by Bowmar, three of whom shall be designated by EDI and one of whom shall be appointed by the six directors so designated. The three directors designated by Bowmar will appoint to the Bowmar Board, effective on the fifth day immediately following the Effective Time, the three nominees designated by EDI. It is the intent of the parties that membership on the compensation and stock option, audit and nominating committees of the Board shall initially consist of an equal number of designees of Bowmar and designees of EDI. The Bowmar Board will take action to cause Donald F. McGuinness to be appointed Chairman of the Board and Hamid Shokrgozar to be appointed as President and Chief Executive Officer of Bowmar. At and after the Effective Time of the Merger, the other officers of Bowmar shall be as set forth on Schedule 5.11 hereto and the Bowmar Board will take all necessary action to cause the individuals set forth on such Schedule 5.11 to serve at the Effective Time in the offices set forth opposite their respective names; provided, however, that the term of office of each individual designated by EDI, including Donald F. McGuinness and Frank D. Edwards, shall commence on the fifth day immediately following the Effective Date.

           5.12 EMPLOYEE BENEFIT PLANS. Benefit Plans. For a period of at least sixty (60) days after the Effective Time, Bowmar shall maintain the Benefit Plans of EDI as are set forth on Schedule 5.12(a) and are in effect on the date hereof. Employees of EDI may continue to receive the same benefits under such Benefit Plans for such period and until the Board of Bowmar shall consolidate the Benefit Plans of Bowmar and EDI; provided, however, that in any event, (i) EDI participants shall receive full credit for years of service with EDI or any EDI Subsidiary prior to the Merger for all purposes (except benefit accrual) for which such service was recognized under the Benefit Plan of EDI or such Subsidiary including recognition of service for eligibility and vesting;
(ii) such participants shall participate in the Benefit Plans of Bowmar on terms no less favorable than those offered by Bowmar to similarly situated employees of Bowmar; and (iii) Bowmar shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under EDI's Benefit Plans) to be waived with respect to such participants and their eligible dependents. Neither Bowmar nor the Surviving Corporation shall treat any employee of EDI as a "new" employee for purposes of any exclusion under any health, dental or vision plan of Bowmar or the Surviving Corporation, as the case may be, for a pre-existing medical condition, except to the extent such EDI employee is a "new" employee of EDI for such purposes.

           5.13 TAKEOVER STATUTES. If any Takeover Statute, including without limitation Section 23-1-43-18 of the Indiana Business Corporation Law, is or may become applicable to the Merger or the Bowmar Proposals, Bowmar and the members of its Board of Directors will grant such approvals, and take such actions as are necessary so that the transactions contemplated by this Agreement and the Bowmar Proposals may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated hereby or thereby.

                                   ARTICLE VI
                                   CONDITIONS

           6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing Date of the following conditions:

                     6.1.1 STOCKHOLDER APPROVAL. The EDI Proposals shall have been approved by the requisite vote of the stockholders of EDI in accordance with the Delaware Code and the Bowmar Proposals shall have been approved by the requisite vote of the shareholders of Bowmar in accordance with applicable Law and the rules and regulations of Nasdaq and the American Stock Exchange, respectively.

                     6.1.2 NO INJUNCTION OR ACTION. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority which prohibits or prevents the consummation of the Merger which has not been vacated, dismissed or withdrawn by the Closing Date. EDI and Bowmar shall use their reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn by the Closing Date.

                     6.1.3 GOVERNMENTAL APPROVALS. All Consents of any Governmental Authority required for the consummation of the Merger and the transactions contemplated by this Agreement shall have been obtained by Final Order (as hereafter defined), except as may be waived by Bowmar and EDI or those Consents the failure of which to obtain could not reasonably be expected to have a Surviving Corporation Material Adverse Effect (as defined below). The term "Final Order" with respect to any Consent of a Governmental Authority shall mean an action by the appropriate Governmental Authority as to which: (i) no request for stay by such Governmental Authority of the action is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it has passed; (ii) no petition for rehearing or reconsideration of the action is pending before such Governmental Authority, and no appeal or comparable administrative remedy with such or any other Governmental Authority is pending before such Governmental Authority, and the time for filing any such petition, appeal or administrative remedy has passed; (iii) such Governmental Authority does not have the action under reconsideration on its own motion and the time for such reconsideration has passed; and (iv) no appeal to a court, or request for stay by a court, of the Governmental Authority action is pending or in effect, and if any deadline for filing any such appeal or request is designated by statute or rule, it has passed.

                     6.1.4 HSR ACT. Any waiting period applicable to the Merger under the HSR Act shall have expired or earlier termination thereof shall have been granted and no action, suit, proceeding or investigation shall have been instituted by either the United States Department of Justice or the Federal Trade Commission to prevent the consummation of the transactions contemplated by this Agreement or to modify or amend such transactions in any material manner, or if any such action, suit, proceeding or investigation shall have been instituted, it shall have been withdrawn or a final judgment shall have been entered against such Department or Commission, as the case may be.

                     6.1.5 REQUIRED CONSENTS. Any required Consents of any person to the Merger or the transactions contemplated hereby, including, without limitation, the Consents of the respective lenders of Bowmar and EDI, shall have been obtained and be in full force and effect, except for those the failure of which to obtain could not reasonably be expected to have a material adverse effect on the business, assets (including, but not limited to, intangible assets), condition (financial or otherwise), properties (including, but not limited to, intangible properties), liabilities or the results of operations of the Surviving Corporation and its subsidiaries taken as a whole ("Surviving Corporation Material Adverse Effect") or a Bowmar Material Adverse Effect.

                     6.1.6 REGISTRATION STATEMENT. The Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no action, suit, proceeding or investigation for that purpose shall have been initiated or threatened by any Governmental Authority.

                     6.1.7 BLUE SKY. Bowmar shall have received all state securities law authorizations necessary to consummate the transactions contemplated hereby.

                     6.1.8 TAX OPINION. Bowmar shall have received an opinion from Bowmar's tax counsel and EDI shall have received an opinion from EDI's tax counsel substantially to the effect that, if the Merger is consummated in accordance with the provisions of this Agreement, under current Law, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

                     6.1.9 LISTING OF BOWMAR STOCK. The shares of Bowmar Stock comprising the Merger Consideration shall have been listed on the American Stock Exchange subject to official notice of issuance.

           6.2 CONDITIONS TO OBLIGATIONS OF EDI. The obligation of EDI to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions, any one or more of which may be waived by EDI:

                     6.2.1 BOWMAR REPRESENTATIONS AND WARRANTIES. The representations and warranties of Bowmar contained in this Agreement that are modified by materiality or Bowmar Material Adverse Effect shall be true and correct in all respects and those that are not so modified shall be true and correct in all material respects, on the date hereof and, except for changes not prohibited by this Agreement, as of the Closing Date as if made at the Closing Date.

                     6.2.2 PERFORMANCE BY BOWMAR. Bowmar shall have performed and complied with all of the covenants and agreements in all material respects and satisfied in all material respects all of the conditions required by this Agreement to be performed or complied with or satisfied by Bowmar at or prior to the Closing Date.

                     6.2.3 NO MATERIAL ADVERSE CHANGE. There shall not have occurred after the date hereof any Event that has or reasonably could be expected to have a

           Bowmar Material Adverse Effect or a Surviving Corporation Material Adverse Effect.

                     6.2.4 CERTIFICATES AND OTHER DELIVERIES. Bowmar shall have delivered to EDI (i) a certificate executed on its behalf by its President or another authorized officer to the effect that the conditions set forth in Subsections 6.2.1, 6.2.2 and 6.2.3, above, have been satisfied; (ii) a certificate of existence from the Secretary of State of the State of Indiana stating that Bowmar is a validly existing corporation in good standing; (iii) a certificate from the Secretary of State of the State of Delaware stating that Acquisition Subsidiary is a validly existing corporation in good standing; (iv) duly adopted resolutions of the Board of Directors of each of Bowmar and the Board of Directors and stockholder of Acquisition Subsidiary approving the execution, delivery and performance of this Agreement, the Bowmar Ancillary Agreements and the instruments contemplated hereby and thereby, and of the Bowmar shareholders approving the Bowmar Proposals, each certified by its Secretary; (v) a true and complete copy of the Articles of Incorporation of Bowmar certified by the Secretary of State of the State Indiana, and a true and complete copy of the Bylaws of Bowmar certified by the Secretary thereof; (vi) a true and complete copy of the Certificate of Incorporation of Acquisition Subsidiary certified by the Secretary of State of the State of Delaware, and a true and complete copy of the Bylaws of Acquisition Subsidiary certified by the Secretary thereof; (vii) the duly executed Bowmar Tax Opinion Certificate; (viii) the supplemental agreements referred to in
           Section 1.6 hereof; and (ix) such other documents and instruments as EDI reasonably may request.

                     6.2.5 ELECTION OF NOMINEES. Bowmar shall have taken all action necessary to cause the EDI Nominees to become members of the Board of Directors of Bowmar and the officers set forth on
           Schedule 5.11 to become officers of Bowmar, in each case subject to
           Section 5.11.

           6.3 CONDITIONS TO OBLIGATIONS OF BOWMAR. The obligations of Bowmar to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions, any one or more of which may be waived by Bowmar:

                     6.3.1 EDI REPRESENTATIONS AND WARRANTIES. The representations and warranties of EDI contained in this Agreement that are modified by materiality or EDI Material Adverse Effect shall be true and correct in all respects, and those that are not so modified shall be true and correct in all material respects, on the date hereof and, except for changes not prohibited by this Agreement, as of the Closing Date as if made at the Closing Date.

                     6.3.2 PERFORMANCE BY EDI. EDI shall have performed and complied with all the covenants and agreements in all material respects and satisfied in all material respects all the conditions required by this Agreement to be performed or complied with or satisfied by EDI at or prior to the Closing Date.

                     6.3.3 NO MATERIAL ADVERSE CHANGE. There shall have not occurred after the date hereof any Event that has or reasonably could be expected to have an EDI Material Adverse Effect or a Surviving Corporation Material Adverse Effect.

                     6.3.4 CERTIFICATES AND OTHER DELIVERIES. EDI shall have delivered, or caused to be delivered, to Bowmar (i) a certificate executed on its behalf by its Chairman or another duly authorized officer to the effect that the conditions set forth in Subsections 6.3.1, 6.3.2 and 6.3.3, above, have been satisfied; (ii) a certificate of good standing from the Secretary of State of the State of Delaware stating that EDI is a validly existing corporation in good standing; (iii) duly adopted resolutions of the Board of Directors and stockholders of EDI approving the execution, delivery and performance of this Agreement, the EDI Proposals, the EDI Ancillary Agreements and the instruments contemplated hereby and thereby, certified by the Secretary of EDI; (iv) a true and complete copy of the Certificate of Incorporation certified by the Secretary of State of the State of Delaware, and a true and complete copy of the Bylaws of EDI certified by the Secretary thereof; (v) the duly executed EDI Tax Opinion Certificate; and (vi) such other documents and instruments as Bowmar reasonably may request.

                     6.3.5 AFFILIATE AGREEMENTS. Each person who is or may be an "affiliate" of EDI within the meaning of Rule 145 of the rules and regulations of the SEC promulgated under the Securities Act shall have entered into an agreement in the form attached hereto as
           Schedule 4.11.

                                  ARTICLE VII
                          TERMINATION AND ABANDONMENT

           7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the stockholders of EDI and the shareholders of Bowmar described herein:

                     (a)        by mutual written consent of Bowmar and EDI;

                     (b)        by either Bowmar or EDI if:

                                (i) the Merger shall not have been consummated
                     on or prior to November 1, 1998 (other than due to a failure of the party seeking to terminate this Agreement to perform its obligations required by this Agreement to be performed at or prior to the Effective Time);

                                (ii) the approval of EDI's stockholders
                     required by Section 6.1.1 shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof;

                                (iii) the approval of Bowmar's shareholders as
                     required by Section 6.1.1 shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof; or

                                (iv) any Governmental Authority shall have
                     issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

                     (c) by Bowmar, if EDI shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 30 days after the giving of written notice to EDI;

                     (d)        by Bowmar, if, notwithstanding the provisions of
           Section 5.8, the Board of Directors of Bowmar, after consultation with legal and financial advisors, determines in good faith that authorizing Bowmar to enter into an agreement with respect to a Bowmar Superior Proposal (a "Bowmar Superior Proposal Agreement") is necessary to comply with the directors' fiduciary duties to stockholders under applicable law and the Board of Directors of Bowmar authorizes or desires to authorize Bowmar to execute a Bowmar Superior Proposal Agreement, provided that Bowmar has, prior to the termination of this Agreement and/or the execution of such Bowmar Superior Proposal Agreement, paid the Termination Fee (as defined in
           Section 7.2(b)). For purposes of this Agreement, a "Bowmar Superior Proposal" means any bona fide Bowmar Takeover Proposal, the terms of which the Board of Directors of Bowmar determines in its good faith judgment, after receiving advice from Needham & Co. or other financial advisor of nationally recognized reputation, to be more favorable from a financial point of view to Bowmar's stockholders than the Merger;

                     (e) by Bowmar, if the Board of Directors of EDI or any committee thereof shall have withdrawn or modified in a manner adverse to Bowmar its approval or recommendation of the EDI Proposals, failed to include such recommendation in the Prospectus/Proxy Statement or failed to reconfirm its recommendation within fifteen business days after a written request to do so, or approved or recommended any EDI Takeover Proposal;

                     (f) by EDI, if Bowmar shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 30 days after the giving of written notice to Bowmar;

                     (g)        by EDI, if, notwithstanding the provisions of
           Section 4.8, the Board of Directors of EDI, after consultation with legal and financial advisors, determines in good faith that authorizing EDI to enter into an agreement with respect to an EDI Superior Proposal (an "EDI Superior Proposal Agreement") is necessary to comply with the directors' fiduciary duties to stockholders under applicable law and the Board of Directors of EDI authorizes or desires to authorize EDI to execute an EDI Superior Proposal Agreement, provided that EDI has, prior to the termination of this Agreement and/or the execution of such EDI Superior Proposal Agreement, paid the Termination Fee. For purposes of this Agreement, an "EDI Superior Proposal" means any bona fide EDI Takeover Proposal, the terms of which the Board of Directors of EDI determines in its good faith judgment, after receiving advice from Alliant Partners or other financial advisor of nationally recognized reputation, to be more favorable from a financial point of view to EDI's stockholders than the Merger;

                     (h) by EDI, if the Board of Directors of Bowmar or any committee thereof shall have withdrawn or modified in a manner adverse to EDI its approval or recommendation of the Bowmar Proposals, failed to include such recommendation in the Prospectus/Proxy Statement or failed to reconfirm its recommendation within fifteen business days after a written request to do so, or approved or recommended any Bowmar Takeover Proposal; or

                     (i) by EDI, if any person shall become an "Acquiring Person" under the Bowmar Rights Plan or a "Share Acquisition Date" or "Distribution Date" otherwise occurs under the Bowmar Rights Plan at any time from and after the date of this Agreement.

           7.2 EFFECT OF TERMINATION AND ABANDONMENT. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article VII, this Agreement (other than as set forth in this Section 7.2 and in Section 7.3, Section 8.1, Section 8.7, Section 8.11 and Section 8.14) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives); provided, however, that no such termination shall relieve any party hereto from any liability for any breach of this Agreement.

                     (b) In the event that EDI desires to terminate this Agreement pursuant to Section 7.1(g), then EDI shall first pay Bowmar a fee equal to $500,000 (the "Termination Fee"), payable by wire transfer of same day funds. In the event that Bowmar terminates this Agreement pursuant to Section 7.1(e), then EDI shall promptly, but in no event later than two business days after the date of such termination, pay Bowmar the Termination fee, payable by wire transfer of same day funds. Notwithstanding anything herein to the contrary, in no event shall EDI be required to pay the Termination fee to Bowmar more than once. EDI acknowledges that the agreements contained in this Section 7.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Bowmar would not enter into this Agreement; accordingly, if EDI fails to promptly pay the amount due pursuant to this
Section 7.2(b), and, in order to obtain such payment, Bowmar commences a suit which results in a judgment against EDI for the Termination Fee set forth in this paragraph (b), EDI shall also pay to Bowmar its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

                     (c) In the event that Bowmar desires to terminate this Agreement pursuant to Section 7.1(d), then Bowmar shall first pay EDI the Termination Fee, payable by wire transfer of same day funds. In the event that EDI terminates this Agreement pursuant to Section 7.1(h), then Bowmar shall promptly, but in no event later than two business days after the date of such termination, pay EDI the Termination Fee, payable by wire transfer of same day funds. Notwithstanding anything herein to the contrary, in no event shall Bowmar be required to pay the Termination Fee to EDI more than once. Bowmar acknowledges that the agreements contained in this Section 7.2(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, EDI would not enter into this Agreement; accordingly, if Bowmar fails to promptly pay the amount due pursuant to this Section 7.2(c), and, in order to obtain such payment, EDI commences a suit which results in a judgment against Bowmar for the Termination Fee set forth in this paragraph (c), Bowmar shall also pay to EDI its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

           7.3 PROCEDURE UPON TERMINATION. If this Agreement is terminated as provided herein, each party shall use its reasonable best efforts to redeliver all documents, work papers and other material (including any copies thereof) of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same.

                                  ARTICLE VIII
                                 MISCELLANEOUS

           8.1 CONFIDENTIALITY. Unless (i) otherwise expressly provided in this Agreement, (ii) required by applicable Law or any listing agreement with, or the rules and regulations of, any applicable securities exchange or Nasdaq, (iii) necessary to secure any required Consents as to which the other party has been advised, or (iv) consented to in writing by Bowmar and EDI, any information or documents furnished by either party to the other, prior to the date hereof pursuant to confidentiality obligations or on or after the date hereof in connection herewith, shall be kept strictly confidential by EDI, Bowmar and their respective officers, directors, employees and agents. Prior to any disclosure pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party regarding the nature and extent of the disclosure. Nothing contained herein shall preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by applicable Law. To the extent required by such disclosure obligations, Bowmar or EDI, after consultation with the other party, may file with the SEC a Report on Form 8-K pursuant to the Securities Exchange Act with respect to the Merger, which report may include, among other things, financial statements and pro forma financial information with respect to the other party. In connection with any filing with the SEC of a registration statement or amendment thereto under the Securities Act, EDI or Bowmar, after consultation with the other party, may include a prospectus containing any information required to be included therein with respect to the Merger, including, but not limited to, financial statements and pro forma financial information with respect to the other party, and thereafter distribute said prospectus. Bowmar and EDI shall cooperate with the other and provide such information and documents as may be required in connection with any such filings. In the event the Merger is not consummated, each party shall return to the other any documents furnished by the other and all copies thereof any of them may have made and will hold in absolute confidence any information obtained from the other party except to the extent (i) such party is required to disclose such information by Law or such disclosure is necessary or desirable in connection with the pursuit or defense of a claim, (ii) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure, or (iii) such information becomes generally available to the public or is otherwise no longer confidential. Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the same in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

           8.2 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by a written agreement among EDI, Bowmar and Acquisition Subsidiary, following action taken by their respective Boards of Directors, but after any stockholder approval contemplated by this Agreement is obtained, no amendment shall be made which by law requires the further approval of stockholders, without obtaining such further approval.

           8.3 WAIVER OF COMPLIANCE; CONSENTS. Any failure of EDI on the one hand, or Bowmar on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Bowmar on the one hand, or EDI on the other hand, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.3.

           8.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations, warranties, covenants and agreements of EDI and Bowmar contained herein or in any certificates or other documents delivered prior to or at the Closing shall survive the execution and delivery of this Agreement, notwithstanding any investigation made or information obtained by the other party, but shall terminate at the Effective Time, except for those contained in Sections 1.5, 1.6, 1.11(a), 1.13, 1.15, 5.11, 5.12, 8.1, 8.3 - 8.8, 8.10 - 8.15,
and except for the agreements delivered pursuant to Section 6.3.5 hereof and the certificates referred to in Sections 6.2.4(vii) and 6.3.4(v) hereof.

           8.5 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                     (i)        if to EDI, to:

                                Electronic Designs, Inc.
                                One Research Drive
                                Westborough, MA 01581
                                Attention:  Donald F. McGuinness
                                Telecopy:  (508) 366-1083

                                with a copy to:

                                Goodwin, Proctor & Hoar LLP
                                Exchange Place
                                Boston, MA  02109
                                Attention:  Thomas P. Storer, P.C.
                                Telecopy:  (617) 523-1231

                     (ii)       if to Bowmar or Acquisition Subsidiary, to:

                                Bowmar Instrument Corporation
                                3601 E. University Drive
                                Phoenix, AZ 85034
                                Attention:  Hamid R. Shokrgozar
                                Telecopy:   (602) 437-1520

                                with a copy to:

                                Bryan Cave LLP
                                700 13th Street, N.W.
                                Washington, D.C.  20005
                                Attention:  LaDawn Naegle, Esq.
                                Telecopy:  (202) 508-6200

           8.6 BINDING EFFECT; ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the Effective Time without the prior written consent of the other parties hereto, except that Acquisition Subsidiary may assign to Bowmar or any other direct wholly owned subsidiary of Bowmar any and all rights, interests and obligations of Acquisition Subsidiary under this Agreement; provided that any assignment by Acquisition Subsidiary of any or all of its rights, interests and obligations under this Agreement to Bowmar shall require that the Merger contemplated by this Agreement shall then be structured as a direct merger of EDI with and into Bowmar or any other structure approved in writing by EDI.

           8.7 EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, subject to the rights of such party contemplated under Section 7.2, above.

           8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of EDI, Bowmar, and Acquisition Subsidiary hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party's agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties' agreement to appoint and maintain an agent for service of process in the State of Delaware, each such party does hereby appoint The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, as such agent.

           8.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           8.10 INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "person " shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity; (ii) the term "affiliate," with respect to any person, shall mean and include any person controlling, controlled by or under common control with such person; and
(iii) the term "subsidiary" of any specified person shall mean any corporation 50 percent or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity 50 percent or more of the total equity interest of which, is directly or indirectly owned by such specified person.

           8.11 ENTIRE AGREEMENT. This Agreement and the documents or instruments referred to herein including, but not limited to, the Schedules attached hereto and the Disclosure Letters referred to herein, which Schedules and Disclosure Letters are incorporated herein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

           8.12 SEVERABILITY. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

           8.13 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order or other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

           8.14 THIRD PARTIES. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto, or, a successor or permitted assign of such a party; provided however, that the parties hereto specifically acknowledge that the provisions of Sections 1.15, 5.11 and 5.12, above, are intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and the employees of EDI and/or the EDI Subsidiaries affected thereby and their heirs and representatives.

           8.15 SCHEDULES AND DISCLOSURE LETTERS. EDI and Bowmar acknowledge that the Schedules to this Agreement, the EDI Disclosure Letter and the Bowmar Disclosure Letter (i) relate to certain matters concerning the disclosures required and transactions contemplated by this Agreement, (ii) are qualified in their entirety by reference to specific provisions of this Agreement, (iii) are not intended to constitute and shall not be construed as indicating that such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to EDI or Bowmar, as the case may be, except to the extent required by this Agreement, and (iv) disclosure of the information contained in one EDI or

Bowmar Schedule shall be deemed as proper disclosure for all EDI or Bowmar Schedules, as the case may be.

           IN WITNESS WHEREOF, Bowmar, Acquisition Subsidiary and EDI have caused this Agreement to be signed and delivered by their respective duly authorized officers as of the date first above written.

                                          BOWMAR INSTRUMENT CORPORATION

                                          By /s/ Hamid Shokrgozar
                                            ------------------------------------
                                            Name:  Hamid Shokrgozar
                                            Title: Chief Executive Officer

                                          BRAVO ACQUISITION SUBSIDIARY, INC.

                                          By /s/ Hamid Shokrgozar
                                            ------------------------------------
                                            Name:  Hamid Shokrgozar
                                            Title: President

                                          ELECTRONIC DESIGNS, INC.

                                          By /s/ Donald F. McGuinness
                                            ------------------------------------
                                            Name:  Donald F. McGuinness
                                            Title: President

                                  AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER


           This Amendment (the "Amendment") to Agreement and Plan of Merger dated as of May 3, 1998 (the "Agreement") is made and entered into as of June 9, 1998 by and among Bowmar Instrument Corporation ("Bowmar"), Bravo Acquisition Subsidiary, Inc. ("Acquisition Subsidiary") and Electronic Designs, Inc. ("EDI"). All capitalized terms used herein and not defined shall have the respective meanings assigned to them in the Agreement.

                                    RECITALS

           A. Pursuant to the Agreement, Bowmar, Acquisition Subsidiary and EDI have made certain representations, warranties and agreements in connection with the Merger.

           B. The respective Boards of Directors of Bowmar, Acquisition Subsidiary and EDI have determined that is in the best interests of their respective corporations and shareholders to modify certain representations, warranties and agreements in the Agreement and, accordingly, have approved this Amendment.

           NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

      1. Section 1.4 of the Agreement is hereby deleted in its entirety and replaced with the following:

           1.4 STOCKHOLDERS' RIGHTS UPON MERGER. Upon consummation of the Merger, the certificates which theretofore represented EDI Shares (other than Dissenting Shares) (the "Certificates") shall cease to represent any rights with respect thereto and, subject to applicable law and this Agreement, shall only represent the right to receive the Merger Consideration payable in lieu of fractional shares of Bowmar Stock into which the EDI Shares have been converted pursuant to this Agreement.

      2. Section 1.11(a)(iii) of the Agreement is hereby deleted in its entirety and replaced with the following: "(iii) holding the meeting of Bowmar's shareholders to approve the amendment of Bowmar's Articles of Incorporation to increase the number of authorized shares of Bowmar Stock and to change Bowmar's name, and to approve the issuance of the Bowmar Stock and other securities in the Merger and the other transactions contemplated hereby and thereby (the "Bowmar Proposals"),".

      3. Section 1.11(e) of the Agreement is hereby amended by adding the following as the third sentence of such Section:

           In the event the parties agree that the Merger shall be accorded pooling of interests accounting treatment in accordance with Accounting Principles Board Opinion No. 16, prior to the filing of the Prospectus/Proxy Statement, it shall be a condition to such filing that Bowmar shall have received the written opinion of the independent certified public accountants of Bowmar that such accountants concur with management's conclusion that, as of the date of the letter, no conditions exist that would preclude accounting for the Merger as pooling of interests in accordance with Accounting Principles Board Opinion No. 16.

      4. Section 1.14 of the Agreement is hereby deleted in its entirety and replaced with the following:

           1.14 AUTHORIZED SHARES. On or prior to the Effective Time, the Articles of Incorporation of Bowmar shall be amended to increase the number of shares of Bowmar Stock that Bowmar shall be authorized to issue to 60,000,000.

      5. A new Section 1.19 is hereby added to Article I of the Agreement as follows:

           1.19 DISSENTING SHARES.

                (a) Notwithstanding any provision of this Agreement to the contrary, any shares of EDI Common Stock held by a holder who has demanded and perfected his demand for appraisal of his shares of EDI Common Stock in accordance with Section 262 of the Delaware Code and as of the Effective Time has neither effectively withdrawn nor lost his right to such appraisal (the "Dissenting Shares"), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 1.3 hereof, but the holder thereof shall be entitled to only such rights as are granted by the Delaware Code.

                (b) Notwithstanding the provisions of subsection (a) of this
           Section 1.19, if any holder of shares of EDI Common Stock who demands appraisal of such shares under the Delaware Code shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's shares of EDI Common Stock shall automatically be converted into and represent only the right to receive the Merger Consideration pursuant to Section 1.3 hereof, without any interest thereon, upon surrender of the certificate or certificates representing such shares of EDI Common Stock.

                (c) EDI shall give Bowmar (i) prompt notice of any written demands for appraisal or payment of the fair value of any shares of EDI Common Stock, withdrawals of such demands, and any other instruments served pursuant to the Delaware Code received by EDI and
           (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware Code.

           EDI shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Bowmar, settle or offer to settle any such demands.

      6.   The following sentence is hereby deleted from Section 2.2 of the
Agreement: "The holders of shares of EDI Stock are not entitled to appraisal rights under applicable Law (as hereinafter defined) or the Certificate of Incorporation of EDI."

           Bowmar hereby waives its right to assert breach of the Agreement by EDI based upon the inaccuracy of this representation prior to the execution of this Amendment.

      7. A new Section 1.20 is hereby added to Article I of the Agreement as follows:

           1.20 BOWMAR CHANGE OF NAME. On or prior to the Effective Time, the Bowmar Articles shall be amended to change the corporate name of Bowmar to such other name as may be mutually agreed upon by EDI and Bowmar prior to the mailing to stockholders of EDI and Bowmar of the Prospectus/Proxy Statement.

      8. A new Section 4.13 is hereby added to Article IV of the Agreement as follows

           4.13 POOLING OF INTERESTS. EDI shall not take, and shall use reasonable best efforts to ensure that none of the EDI Subsidiaries and their respective stockholders, directors, officers or employees takes, any action that would result in the Merger not qualifying for pooling of interests accounting treatment in accordance with Accounting Principles Board Opinion No. 16. In the event that the Merger otherwise qualifies for pooling-of-interests accounting treatment in accordance with Accounting Principles Board Opinion No. 16, EDI shall use reasonable efforts to ensure that each person who is or may be an "affiliate" of EDI within the meaning of Rule 145 promulgated under the Securities Act shall enter into an agreement in substance as provided in the form attached hereto as Schedule 4.13.

     9. A new Section 5.14 is hereby added to Article V of the Agreement as follows:

           5.14 POOLING OF INTERESTS. Bowmar shall not take, and shall use reasonable best efforts to ensure that none of the Bowmar Subsidiaries and their respective stockholders, directors, officers or employees takes, any action that would result in the Merger not qualifying for pooling of interests accounting treatment in accordance with Accounting Principles Board Opinion No. 16.

     10. A new Section 5.15 is hereby added to Article V of the Agreement as follows:

           5.15 AFFILIATE AGREEMENTS. In the event that the Merger otherwise qualifies for pooling of interests accounting treatment in accordance with Accounting Principles Board Opinion No. 16, Bowmar shall use reasonable efforts to ensure that each person who is or may be an "affiliate" of Bowmar within the meaning of Rule 145 promulgated under the Securities Act shall enter into an agreement in substance as provided in the form attached hereto as Schedule 5.15.


      11. Section 6.3.5 of the Agreement is hereby deleted in its entirety and replaced with the following:

           6.3.5. AFFILIATE AGREEMENTS. Each person who is or may be an "affiliate" of EDI within the meaning of Rule 145 of the rules and regulations of the SEC promulgated under the Securities Act shall have entered into an agreement in substance as provided in the form attached hereto as Schedule 4.11; provided, however, that the failure to obtain such an agreement from New York Life Insurance Company shall not be a condition to the obligations of Bowmar to effect the Merger.

      12. A new Schedule 4.13 and a new Schedule 5.15, as each is attached to this Amendment, are hereby made a part of the Agreement.

           IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Agreement as of the date first above written.


                          BOWMAR INSTRUMENT CORPORATION

                          By:  /s/ HAMID SHOKRGOZAR
                               ------------------------------
                               Name:  Hamid Shokrgozar
                               Title: Chief Executive Officer


                          BRAVO ACQUISITION SUBSIDIARY, INC.

                          By:  /s/ HAMID SHOKRGOZAR
                               ------------------------------
                               Name:  Hamid Shokrgozar
                               Title: President


                          ELECTRONIC DESIGNS, INC.

                          By:  /s/ DONALD F. McGUINNESS
                               ------------------------------
                               Name:  Donald F. McGuinness
                               Title: President

                                  SCHEDULE 4.13

                         FORM OF EDI AFFILIATE AGREEMENT

      THIS AFFILIATE AGREEMENT (this "Agreement") is made and entered into as of ___________, 1998, by and between BOWMAR INSTRUMENT CORPORATION, an Indiana corporation ("Parent"), and the stockholder of ELECTRONIC DESIGNS, INC., a Delaware corporation (the "Company"), identified on the signature page hereto (the "Stockholder").

                                    RECITALS:

      A. Parent and the Company are parties to that certain Agreement and Plan of Merger, dated as of May 3, 1998 and as amended (the "Merger Agreement"), which provides for the acquisition of the Company by Parent by means of a merger (the "Merger") of a wholly owned subsidiary of Parent ("Merger Sub") with and into the Company (unless otherwise defined herein as the context otherwise requires, capitalized terms shall have the respective meanings set forth in the Merger Agreement);

      B. Stockholder is the record holder and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of and has the right to vote and dispose of the number of shares of the outstanding capital stock of Parent indicated on the signature page of this Agreement (the "Parent Shares");

      C. Stockholder has been informed and understands that because the Merger will be accounted for using the "pooling of interests" method, and Stockholder may be deemed to be an affiliate of Parent as the term "affiliate" (i) is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), or (ii) is used in and for purposes of Accounting Series, Releases 130 and 135, as amended, of the Commission, the Company Shares or Parent Shares, if any, owned by Stockholder may only be disposed of in conformity with the limitations described herein.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

      1.   Agreement to Retain Shares.

           1.1 Transfer and Encumbrance. Stockholder has not and will not (and has no plan or intention to), without the prior written consent of Parent, offer to sell, sell, hedge or otherwise dispose of (or otherwise reduce Stockholder's interest in or Stockholder's risk relating to) any Parent Shares (or any options or other rights or securities to acquire or convertible into shares of any such common stock) during the period required by Accounting Principles Board Opinion No. 16, which generally includes any time prior to such time as financial statements covering at least thirty (30) days of the combined operations of Parent and the Company after the

Effective Time of the Merger have been published. The restrictions in this paragraph apply to any transfer of any form or nature whatsoever, including transfers pursuant to any securities law exemption. Stockholder has been advised and understands that such restrictions are required for compliance with the rules of the Securities and Exchange Commission relating to pooling of interests accounting treatment. Notwithstanding the foregoing, the Stockholder will not be prohibited by the foregoing from (i) selling or disposing of shares so long as such sale or disposition is in accordance with the "de minimis" test set forth in SEC Staff Accounting Bulletin No. 76, or (ii) providing for the transfer of such shares to the Stockholder's estate or by will upon the Stockholder's death.

           1.2 New Shares. Stockholder agrees that any shares of capital stock of the Company or Parent that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Parent Shares.

      2. Reliance Upon Representations, Warranties and Covenants. Stockholder understands that the representations, warranties and covenants of Stockholder set forth herein will be relied upon by Parent, the Company and their respective counsel and accounting firms.

      3. Representations, Warranties and Covenants of Stockholder. Stockholder represents, warrants and covenants as follows:

           (a) Stockholder has full power and authority to execute this Agreement, to make the representations, warranties and covenants herein contained and to perform Stockholder's obligations hereunder.

           (b) Set forth with the signatures below is the number of Company Shares and Parent Shares, if any, owned by Stockholder, including all Company Shares as to which Stockholder has sole or shared voting or investment power and all rights, options and warrants to acquire the shares of capital stock of the Company or owned or held by Stockholder.

      4. Stop Transfer Instructions. Stockholder understands and agrees that stop transfer instructions shall be given by Parent with respect to Stockholder's Parent Shares for the purpose of facilitating enforcement of the agreements herein, and that in Parent's discretion there may be placed on Stockholder's certificates for such shares a legend reflecting such restrictions.

      5. Counterparts. This Agreement shall be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

      6. Binding Agreement. This Agreement will inure to the benefit of and be including upon and enforceable against the parties and their successors and assigns, including administrators, executors, representatives, heirs, legatees and devisees of Stockholder and pledgees holding Parent Shares as collateral.

      7. Termination. This Agreement shall be terminated and shall be of no further force and effect upon the termination of the Merger Agreement in accordance with the terms thereof.

      8. Waiver. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing and signed by each party hereof.

      9. Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Delaware.

      10. Attorneys' Fees. In the event of any legal actions or proceeding to enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonable attorney's fees, whether or not the proceeding results in a final judgment.

      11. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed, on the day and year first above written.



                               BOWMAR INSTRUMENT CORPORATION



                                       By:
                                          ---------------------------
                                          Name:
                                          Title:




                                       ------------------------------
                                       Stockholder's Name:
                                       Address for Notice:




                                       Company Shares beneficially owned:
                                            Shares of Common Stock:
                                            Shares subject to:
                                                   Options:
                                                   Warrants:
                                                   Other Rights:



                                       Parent Shares beneficially owned:
                                              Shares of Common Stock:
                                              Shares subject to:
                                                     Options:
                                                     Warrants:
                                                     Other Rights:

                                  SCHEDULE 5.15

                       FORM OF BOWMAR AFFILIATE AGREEMENT

      THIS AFFILIATE AGREEMENT (this "Agreement") is made and entered into as of ___________, 1998, by and between BOWMAR INSTRUMENT CORPORATION, an Indiana corporation ("Parent"), and the stockholder of Parent identified on the signature page hereto (the "Stockholder").

                                    RECITALS:

      A. Parent and Electronic Designs, Inc., a Delaware corporation (the "Company") are parties to that certain Agreement and Plan of Merger, dated as of May 3, 1998 and as amended (the "Merger Agreement"), which provides for the acquisition of the Company by Parent by means of a merger (the "Merger") of a wholly owned subsidiary of Parent ("Merger Sub") with and into the Company (unless otherwise defined herein as the context otherwise requires, capitalized terms shall have the respective meanings set forth in the Merger Agreement);

      B. Stockholder is the record holder and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of and has the right to vote and dispose of the number of shares of the outstanding capital stock of Parent indicated on the signature page of this Agreement (the "Parent Shares");

      C. Stockholder has been informed and understands that because the Merger will be accounted for using the "pooling of interests" method, and Stockholder may be deemed to be an affiliate of Parent as the term "affiliate" (i) is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), or (ii) is used in and for purposes of Accounting Series, Releases 130 and 135, as amended, of the Commission, the Parent Shares owned by Stockholder may only be disposed of in conformity with the limitations described herein.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

      1.   Agreement to Retain Shares.

           1.1 Transfer and Encumbrance. Stockholder has not and will not (and has no plan or intention to), without the prior written consent of Parent, offer to sell, sell, hedge or otherwise dispose of (or otherwise reduce Stockholder's interest in or Stockholder's risk relating to) any Parent Shares (or any options or other rights or securities to acquire or convertible into shares of any such common stock) during the period required by Accounting Principles Board Opinion No. 16, which generally includes any time prior to such time as financial statements covering at least thirty (30) days of the combined operations of Parent and the Company after the Effective Time of the Merger have been published. The restrictions in this paragraph apply to any transfer of any form or nature whatsoever, including transfers pursuant to any securities law exemption. Stockholder has been advised and understands that such restrictions are required for compliance with the rules of the Securities and Exchange Commission relating to pooling of interests accounting treatment. Notwithstanding the foregoing, the Stockholder will not be prohibited by the foregoing from (i) selling or disposing of shares so long as such sale or disposition is in accordance with the "de minimis" test set forth in SEC Staff Accounting Bulletin No. 76, or (ii) providing for the transfer of such shares to the Stockholder's estate or by will upon the Stockholder's death.

           1.2 New Shares. Stockholder agrees that any shares of capital stock of Parent that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Parent Shares.

      2. Reliance Upon Representations, Warranties and Covenants. Stockholder understands that the representations, warranties and covenants of Stockholder set forth herein will be relied upon by Parent, the Company and their respective counsel and accounting firms.

      3. Representations, Warranties and Covenants of Stockholder. Stockholder represents, warrants and covenants as follows:

           (a) Stockholder has full power and authority to execute this Agreement, to make the representations, warranties and covenants herein contained and to perform Stockholder's obligations hereunder.

           (b) Set forth with the signatures below is the number of Parent Shares owned by Stockholder, including all Parent Shares as to which Stockholder has sole or shared voting or investment power and all rights, options and warrants to acquire the shares of capital stock of Parent owned or held by Stockholder.

      4. Stop Transfer Instructions. Stockholder understands and agrees that stop transfer instructions shall be given by Parent with respect to Stockholder's Parent Shares for the purpose of facilitating enforcement of the agreements herein, and that in Parent's discretion there may be placed on Stockholder's certificates for such shares a legend reflecting such restrictions.

      5. Counterparts. This Agreement shall be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

      6. Binding Agreement. This Agreement will inure to the benefit of and be including upon and enforceable against the parties and their successors and assigns, including administrators, executors, representatives, heirs, legatees and devisees of Stockholder and pledgees holding Parent Shares as collateral.

      7. Termination. This Agreement shall be terminated and shall be of no further force and effect upon the termination of the Merger Agreement in accordance with the terms thereof.

      8. Waiver. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing and signed by each party hereof.

      9. Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Indiana.

      10. Attorneys' Fees. In the event of any legal actions or proceeding to enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonable attorney's fees, whether or not the proceeding results in a final judgment.

      11. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed, on the day and year first above written.



                                       BOWMAR INSTRUMENT
                                       CORPORATION



                                       By:
                                          ---------------------------
                                          Name:
                                          Title:




                                       ------------------------------
                                       Stockholder's Name:
                                       Address for Notice:




                                       Company Shares beneficially owned:
                                            Shares of Common Stock:
                                            Shares subject to:
                                                   Options:
                                                   Warrants:
                                                   Other Rights:

                                                                     APPENDIX II







                                   May 3, 1998


Board of Directors
Bowmar Instrument Corporation
3601 E. University Drive
Phoenix, Arizona 85034

Gentlemen:

            We understand that Bowmar Instrument Corporation ("Bowmar"), Electronic Designs, Inc. ("EDI") and Bravo Acquisition Subsidiary, Inc., a wholly-owned subsidiary of Bowmar ("Acquisition Sub"), propose to enter into an Agreement and Plan of Merger (the "Merger Agreement") whereby Acquisition Sub will be merged with and into EDI and EDI will become a wholly-owned subsidiary of Bowmar (the "Merger"). The terms of the Merger will be set forth more fully in the Merger Agreement.

            Pursuant to the proposed Merger Agreement, we understand that at the Effective Time (as defined in the Merger Agreement), each share of common stock, par value $.01 per share, of EDI will be converted into the right to receive 1.375 shares (the "Exchange Ratio") of common stock of Bowmar, stated value $.10 per share ("Bowmar Common Stock"), together with the associated stock purchase rights issued under the Bowmar Rights Agreement (as defined in the Merger Agreement).

            You have asked us to advise you as to the fairness, from a financial point of view, of the Exchange Ratio to the stockholders of Bowmar. Needham & Company, Inc., as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. We have acted as financial advisor to Bowmar in connection with the Merger and will receive a fee for our services, a portion of which is contingent on the execution of the Merger Agreement and none of which is contingent on the consummation of the Merger. In addition, Bowmar has agreed to indemnify us for certain liabilities arising from our role as financial advisor and out of the rendering of this opinion.

--------------------------------------------------------------------------------
BOARD OF DIRECTORS
BOWMAR INSTRUMENT CORPORATION
MAY 3, 1998
PAGE 2
--------------------------------------------------------------------------------
                                                         NEEDHAM & COMPANY, INC.



            For purposes of this opinion we have, among other things: (i) reviewed a draft of the Merger Agreement dated April 30, 1998; (ii) reviewed certain publicly available information concerning Bowmar and EDI and certain other relevant financial and operating data of Bowmar and EDI made available from the internal records of Bowmar and EDI; (iii) reviewed the historical stock prices and trading volumes of Bowmar's and EDI's common stock; (iv) held discussions with members of senior management of Bowmar and EDI concerning their current and future business prospects; (v) reviewed certain financial forecasts and projections prepared by the respective managements of Bowmar and EDI; (vi) compared certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed relevant to similar data for Bowmar; (vii) reviewed the financial terms of certain other business combinations that we deemed generally relevant; and (viii) performed and/or considered such other studies, analyses, inquiries and investigations as we deemed appropriate.

            In connection with our review and in arriving at our opinion, we have assumed and relied on the accuracy and completeness of all of the financial and other information publicly available or furnished to or otherwise reviewed by or discussed with us for purposes of rendering this opinion and have neither attempted to verify independently nor assumed responsibility for verifying any of such information. In addition, we have assumed, with your consent, that (i) the Merger will constitute a tax-free reorganization, (ii) any material liabilities (contingent or otherwise, known or unknown) of Bowmar and EDI are as set forth in the consolidated financial statements of Bowmar and EDI, respectively, and (iii) the terms set forth in the executed Merger Agreement will not differ materially from the proposed terms provided to us in the draft Merger Agreement dated April 30, 1998. With respect to Bowmar's and EDI's financial forecasts provided to us by their respective managements, we have assumed for purposes of our opinion that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements, at the time of preparation, of the future operating and financial performance of Bowmar and EDI. We express no opinion with respect to such forecasts or the assumptions on which they were based. We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of Bowmar or EDI. Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the stockholders of Bowmar of the Exchange Ratio and does not address Bowmar's underlying business decision to engage in the Merger. Our opinion does not constitute a recommendation to any stockholder of Bowmar as to how such stockholder should vote on the proposed Merger.

            We are not expressing any opinion as to what the value of Bowmar Common Stock will be when issued to the stockholders of EDI pursuant to the Merger or the prices at which Bowmar Common Stock will actually trade at any time.

--------------------------------------------------------------------------------
BOARD OF DIRECTORS
BOWMAR INSTRUMENT CORPORATION
MAY 3, 1998
PAGE 3
--------------------------------------------------------------------------------
                                                         NEEDHAM & COMPANY, INC.


            In the ordinary course of our business, we may actively trade the equity securities of Bowmar or EDI for our own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

            This letter and the opinion expressed herein are provided at the request and for the information of the Board of Directors of Bowmar and may not be quoted or referred to or used for any purpose without our prior written consent, except that this letter may be disclosed in connection with any registration statement or proxy statement used in connection with the Merger so long as this letter is quoted in full in such registration statement or proxy statement.

            Based upon and subject to the foregoing, it is our opinion that as of the date hereof the Exchange Ratio is fair to the stockholders of Bowmar from a financial point of view.

                                           Very truly yours,

                                           /s/ Needham & Company, Inc.

                                           NEEDHAM & COMPANY, INC.

                                                                    APPENDIX III


                                ALLIANT PARTNERS



May 29, 1998

Board of Directors
Electronic Designs, Inc.
One Research Drive
Westborough, MA  01581

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Electronic Designs, Inc. ("EDI") of the merger of EDI into an acquisition subsidiary of Bowmar Instruments Corporation ("Bowmar") for the merger consideration of 1.375 Bowmar shares for each issued and outstanding EDI share and for the conversion of all EDI options and warrants exercisable for EDI stock into warrants and options exercisable for Bowmar stock.

Alliant Partners, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with private placements, mergers and acquisitions, and corporate partnering transactions.

In arriving at our opinion, we have reviewed financial and other information that was publicly available or furnished to us by EDI and Bowmar. We also have reviewed certain internal financial reports and forecasts for EDI and Bowmar prepared by their respective managements and have held discussions with members of the senior management of both EDI and Bowmar regarding the historic and current business operations and future prospects of the merged entities including the expectations for certain strategic benefits of the transaction. In addition, we have compared certain financial data of EDI with those of various other companies engaged in businesses we considered comparable and whose securities are traded in public markets, analyzed the acquisition premiums paid for similar companies, reviewed the overall risks presented by the business plan, reviewed prices paid in certain other similar business transactions, analyzed projected cash flows, reviewed the current market value of EDI, analyzed the relative contribution of each firm to the merger and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

We have assumed, without independent verification, the accuracy, completeness and fairness of all of the financial and other information regarding EDI and Bowmar that has been provided to us by them and their representatives. We did not make any independent evaluation of EDI's or Bowmar's businesses nor did we review any of their corporate records.

Based on the foregoing and such other factors as we deem relevant, we are of the opinion as of the date hereof, that the exchange of 1.375 shares of Bowmar stock for each issued and outstanding share of EDI stock and the conversion of EDI options and warrants to be exercisable in Bowmar shares is fair, from a financial point of view, to the EDI shareholders as of May 29, 1998.

Sincerely yours,

/s/ Alliant Partners

Alliant Partners

                                                                     APPENDIX IV

                  DELAWARE GENERAL CORPORATION LAW SECTION 262


            262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

            (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

            (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

            (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

            (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

            (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

            (d) Appraisal rights shall be perfected as follows:

            (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the


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

meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

            (2) If the merger or consolidation was approved pursuant to
Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the second of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall not be more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

            (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

            (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the



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

Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

            (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

            (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

            (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

            (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

            (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.


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

            (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Under Sections 23-1-37-9 and 23-1-37-13 of the Indiana Business Corporation Law (the "Indiana Law"), unless a corporation is limited by it articles of incorporation, it shall indemnify a director or officer of the corporation who was wholly successful on the merits or otherwise, in the defense of any proceeding to which the director or officer was a party because the director or officer is or was a director or officer of the corporation against reasonable expenses incurred by the director or officer in connection with the proceeding.

         Sections 23-1-37-8 and 23-1-37-13 of the Indiana Law provide that a corporation may indemnify a director, officer, employee or agent of the corporation against liability incurred in a proceeding if authorized in the specific case after determination in accordance with Section 23-1-37-12 of the Indiana Law that such individual met the standard of conduct set forth in
Section 23-1-37-8 and explained below. Liability means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses (including attorneys' fees) incurred with respect to the proceeding. The standard of conduct set forth in Section 23-1-37-8 requires that an individual made a party to a proceeding because the individual is or was a director, officer, employee, or agent of the corporation must have acted in good faith and in a manner such person reasonably believed to be (i) in the case of conduct in the individual's official capacity with the corporation, in the corporation's best interests; and
(ii) in all other cases (including a director's conduct with respect to an employee benefit plan for a purpose the director reasonably believes to be in the participants' and beneficiaries' best interests), in (or at least not opposed to) the best interests of the corporation. In the case of any criminal proceeding, such individual must have had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful.

         Bowmar's Articles of Incorporation and Bylaws provide for indemnification of directors, officers, employees and agents on generally the same terms as permitted by the Indiana Law. Bowmar maintains insurance on behalf of its directors and officers against liability asserted against them in their capacities as directors or officers or arising from their status as directors or officers of Bowmar.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits.

           2.1 Agreement and Plan of Merger, dated May 3, 1998, between Bowmar Instrument Corporation, Electronic Designs, Inc. and Bravo Acquisition Subsidiary, Inc. (incorporated herein by reference to Exhibit 2 to the Registrant's Current Report on Form 8-K filed on May 6, 1998).

           2.1A  Amendment to Agreement and Plan of Merger, dated June 9,
                 1998.**

           3.1 Amended and Restated Articles of Incorporation of Bowmar Instrument Corporation (incorporated herein by reference to Exhibit A to the Registrant's definitive Proxy Statement prepared in connection with the 1993 Annual Meeting of Shareholders).

            3.2 Amended and Restated Code of By-Laws of Bowmar Instrument Corporation.**

            3.3 Form of Amendment to Amended and Restated Articles of Incorporation of Bowmar Instrument Corporation.**




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                                                            PRELIMINARY COPIES


            4.1 Rights Agreement, dated December 6, 1996, between Bowmar Instrument Corporation and American Stock Transfer and Trust Company, as Rights Agent (incorporated herein by reference to Exhibit 5C to the Registrant's Current Report on Form 8-K filed on December 19, 1996).

            4.2  Specimen Stock Certificate of the Combined Company.*

            4.3 Amendment No. 1 to Rights Agreement, effective as of May 3, 1998.**

            5.1 Opinion of Bryan Cave LLP, counsel to the Registrant, as to the legality of the securities being registered.*

            8.1 Opinion of Bryan Cave LLP, with respect to certain tax matters.**

            9.1 Amended and Restated Voting Agreement, dated June 9, 1998, between Registrant and Technology Funding Partners
                 Limited III L.P.**

            9.2 Amended and Restated Voting Agreement, dated June 9, 1998, between Electronic Designs, Inc. and Edward A. White.**

           10.1 Agreement to be Bound by Registration Rights Agreements, dated as of May 3, 1998, by and between Bowmar Instrument Corporation and Electronic Designs, Inc.**

           10.2 Agreement to be Bound by Severance Agreements and Employment Agreement, dated as of May 3, 1998, by and between Bowmar Instrument Corporation and Electronic Designs, Inc.**

           21.1  Subsidiaries of Bowmar Instrument Corporation.**

           23.1  Consent of Coopers & Lybrand, L.L.P.**

           23.2  Consent of Price Waterhouse, LLP**

           23.3 Consent of Bryan Cave LLP (included in the legal opinion filed as Exhibit 5.1 hereto).*

           24.1 Powers of Attorney (included on the signature page to the Registration Statement).**

           27.1  Financial Data Schedule.**

           99.1  Proxy Card of Bowmar Instrument Corporation.**

           99.2  Proxy Card of Electronic Designs, Inc.**

           99.3 Director Nominee Consents for Electronic Designs, Inc. Nominees for Director.**

           99.4  Consent of Needham & Company, Inc.**

           99.5  Consent of Alliant Partners.**

----------

     * To be filed by Amendment.

    ** Filed herewith.


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

                                                            PRELIMINARY COPIES


    (b) Financial Statement Schedules.

       None.

ITEM 22.  UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.


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                                                            PRELIMINARY COPIES


(5) That every prospectus: (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirement of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) The undersigned Registrant undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


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                                                            PRELIMINARY COPIES


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, (the "Securities Act") the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Phoenix, Arizona, on June 10, 1998.

                                   BOWMAR INSTRUMENT CORPORATION


                                   By:  /s/ Hamid R. Shokrgozar
                                       ------------------------------
                                       HAMID R. SHOKRGOZAR
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each of such persons appoints Hamid R. Shokrgozar or Joseph G. Warren, Jr., or each of them with full power to act without the other, his true and lawful attorneys-in-fact and agents of him and on his behalf and in his name, place and stead, and in any and all capacities, with full and several power of substitution, to sign and file with the proper authorities any and all documents in connection with this registration statement, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.


                 SIGNATURES                                    TITLE                             DATE

 /s/ Hamid R. Shokrgozar
---------------------------------------------
Hamid R. Shokrgozar                           President, Chief Executive Officer and    June 10, 1998
                                              Director


 /s/ Joseph G. Warren, Jr.
---------------------------------------------
Joseph G. Warren, Jr.                         Vice President, Finance, Chief            June 10, 1998
                                              Financial Officer, Secretary and
                                              Treasurer


 /s/ Thomas K. Lanin
---------------------------------------------
Thomas K. Lanin                               Director                                  June 10, 1998


 /s/ Steven P. Matteucci
---------------------------------------------
Steven P. Matteucci                           Director                                  June 10, 1998


 /s/ Dan L. McGurk
---------------------------------------------
Dan L. McGurk                                 Director                                  June 10, 1998


 /s/ Thomas M. Reahard
---------------------------------------------
Thomas M. Reahard                             Director                                  June 10, 1998


 /s/ Edward A. White
---------------------------------------------
Edward A. White                               Director and Chairman of the Board        June 10, 1998

                                                            PRELIMINARY COPIES


                                  EXHIBIT INDEX

           2.1 Agreement and Plan of Merger, dated May 3, 1998, between Bowmar Instrument Corporation, Electronic Designs, Inc. and Bravo Acquisition Subsidiary, Inc. (incorporated herein by reference to Exhibit 2 to the Registrant's Current Report on Form 8-K filed on May 6, 1998).

          2.1A  Amendment to Agreement and Plan of Merger, dated June 9,
                1998.**

           3.1 Amended and Restated Articles of Incorporation of Bowmar Instrument Corporation (incorporated herein by reference to Exhibit A to the Registrant's definitive Proxy Statement prepared in connection with the 1993 Annual Meeting of Shareholders).

           3.2 Amended and Restated Code of By-Laws of Bowmar Instrument Corporation.**

           3.3 Form of Amendment to Amended and Restated Articles of Incorporation of Bowmar Instrument Corporation.**

           4.1 Rights Agreement, dated December 6, 1996, between Bowmar Instrument Corporation and American Stock Transfer and Trust Company, as Rights Agent (incorporated herein by reference to Exhibit 5C to the Registrant's Current Report on Form 8-K filed on December 19, 1996).

           4.2  Specimen Stock Certificate of the Combined Company.*

           4.3  Amendment No. 1 to Rights Agreement, effective as of May 3,
                1998.**

           5.1 Opinion of Bryan Cave LLP, counsel to the Registrant, as to the legality of the securities being registered.*

           8.1 Opinion of Bryan Cave LLP, with respect to certain tax matters.**

           9.1 Amended and Restated Voting Agreement, dated June 9, 1998, between Registrant and Technology Funding Partners Limited III L.P.**

           9.2 Amended and Restated Voting Agreement, dated June 9, 1998, between Electronic Designs, Inc. and Edward A. White.**

          10.1 Agreement to be Bound by Registration Rights Agreements, dated as of May 3, 1998, by and between Bowmar Instrument Corporation and Electronic Designs, Inc.**

          10.2 Agreement to be Bound by Severance Agreements and Employment Agreement, dated as of May 3, 1998, by and between Bowmar Instrument Corporation and Electronic Designs, Inc.**

          21.1  Subsidiaries of Bowmar Instrument Corporation.**

          23.1  Consent of Coopers & Lybrand, L.L.P.**

          23.2  Consent of Price Waterhouse, LLP**

          23.3 Consent of Bryan Cave LLP (included in the legal opinion filed as Exhibit 5.1 hereto).*

                                                            PRELIMINARY COPIES


          24.1 Powers of Attorney (included on the signature page to the Registration Statement).**

          27.1  Financial Data Schedule.**

          99.1  Proxy Card of Bowmar Instrument Corporation.**

          99.2  Proxy Card of Electronic Designs, Inc.**

          99.3 Director Nominee Consents for Electronic Designs, Inc. Nominees for Director.**

          99.4  Consent of Needham & Company, Inc.**

          99.5  Consent of Alliant Partners.**
----------

    *   To be filed by Amendment.

    **  Filed herewith.